   As filed with the Securities and Exchange Commission on September 17, 1999
                                            Registration Statement No.    -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                       HEURISTIC DEVELOPMENT GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                                ----------------

           Delaware                         7371                        95-4491750
 (State or other jurisdiction   (Primary Standard industrial         (I.R.S. Employer
     of incorporation or
         organization)          Classification Code Number)        Identification No.)

                                                                     Gregory L. Zink, President
                                                                 Heuristic Development Group, Inc.
      1219 Morningside Drive, Suite 102                          1219 Morningside Drive, Suite 102
      Manhattan Beach, California 90266                          Manhattan Beach, California 90266
               (310) 378-1749                                              (310) 378-1749
 (Address, including zip code, and telephone
            number, including area             (Name, address, including zip code, and telephone number,
  code, of Registrant's principal executive
                   offices)                           including area code, of agent for service)

                                ----------------
                        Copies of all communications to:
                              Gary N. Jacobs, Esq.
         Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
                      2121 Avenue of the Stars, 18th Floor
                         Los Angeles, California 90067
                                 (310) 553-3000
                                ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions under the agreement and plan of merger (described in the Proxy Statement/Prospectus herein) are satisfied or waived.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                Proposed maximum   Amount of
   Title of each class of     Amount to be          aggregate     registration
 securities to be registered  registered(1)     offering price(2)    fee(3)
------------------------------------------------------------------------------
Common Stock, par value $.01
 per share..................   15,443,820           $1,134.53          $0
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) The number of shares of common stock of Heuristic Development Group, Inc. (the "Registrant") to be registered has been determined based on (a) the sum of (i) 11,345,280 shares of common stock of Virtual Communities, Inc. outstanding and not held by the registrant or its subsidiaries and (b) a maximum exchange ratio of 1.361 shares of registrant's common stock for each share of Virtual Communities common stock, as provided in the agreement and plan of merger.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457, with respect to the shares of registrant's common stock being exchanged pursuant to the agreement and plan of merger, the maximum aggregate offering price is the par value of the maximum number of shares of Virtual Communities common stock expected to be acquired by the registrant or cancelled pursuant to the agreement and plan of merger.
(3) Calculated pursuant to Section 6(b) of the Securities Act and Rule 457 thereunder. A fee of $100 was paid on July 26, 1999 in connection with the filing of a preliminary proxy statement/prospectus pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. Pursuant to Rule 457(b) under the Securities Act and Section 14(g)(2) of the Securities Exchange Act of 1934 and Rule 0-11 thereunder, the amount of such previously paid fee has been credited against the registration fee payable in connection with this filing.

                                ----------------
   The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
   Pursuant to Exemption Application 91/99 filed by Heuristic Development Group, Inc., the Israeli Securities Authority decided, on May 30, 1999, in accordance with its authority under Section 41 of the Israel Securities Law, 5728-1968, to exempt Heuristic Development Group, Inc. from publishing a prospectus approved by the Authority, with respect to the offering of securities of Heuristic Development Group, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. The           +
+preliminary prospectus is not an offer to sellthese securities and is not + +soliciting an offer to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 1999

                                     [LOGO]

                       HEURISTIC DEVELOPMENT GROUP, INC.

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

  The Boards of Directors of Heuristic Development Group, Inc. ("HDG") and Virtual Communities, Inc. ("VCI") have approved a merger agreement that will result in the merger of a wholly owned subsidiary of HDG into VCI.

  If the merger is completed:

  . HDG stockholders will continue to own their existing shares.

  . Each share of VCI common stock will be converted in the merger into shares of HDG common stock based on a conversion formula. The conversion formula provides that the total number of shares of HDG common stock to be issued in the merger to the holders of VCI common stock will be determined by dividing $22,000,000 plus the amount of equity capital raised by VCI between June 2, 1999 (the date as of which the merger agreement was signed) and the date the merger is completed, by a fraction, the numerator of which equals the amount of HDG's cash and cash equivalents (times a multiplier that varies depending on the amount of such cash and cash equivalents), and the denominator of which equals the number of HDG common shares outstanding immediately prior to the merger. The per share conversion ratio is determined by dividing the total number of shares of HDG common stock to be issued in the merger by the total number of shares of VCI common stock which are issued and outstanding immediately prior to the merger (including for this purpose issued and outstanding VCI preferred stock assuming conversion into VCI common stock).

  Accordingly, the number of shares of HDG common stock to be issued to holders of VCI common stock in the merger will vary based on changes in the relative valuations of VCI and HDG and the relative number of shares of VCI and HDG which are issued and outstanding at the effective date of the merger. For example:

  . If at the effective time of the merger, the VCI valuation is $23,032,500
    (based on $1,032,500 of equity capital raised by VCI since the date of the merger agreement), there are 10,836,947 shares of VCI common stock outstanding, HDG's cash value is $2,700,000, the multiplier is 1.15, and there are 1,602,056 shares of HDG common stock outstanding, the conversion ratio will be 1.097, and the holders of VCI shares will receive approximately 11,883,850 shares of the HDG stock in the merger, representing approximately 88% of the outstanding shares of HDG common stock immediately after the merger.

  . Applying the same formula, if at the effective date of the merger, the VCI valuation is $24,100,000 (based on $2,100,000 of equity capital raised by VCI since the date of the merger agreement), there are 11,345,280 shares of VCI common stock outstanding, HDG's cash value is $2,499,000, the multiplier is 1.00, and there are again 1,602,056 shares of HDG common stock outstanding, the conversion ratio will be 1.361, and the holders of VCI shares will receive approximately 15,443,820 shares of HDG stock in the merger, representing approximately 91% of the outstanding shares of HDG common stock immediately after the merger.

  These examples are provided to you for explanatory purposes only, as the actual calculation of the conversion ratio cannot be provided in advance of the effective date of the merger. However, HDG believes that the actual conversion ratio should fall within the range of these examples.

  The Board of Directors of HDG has determined that the merger is advisable and in the best interests of its stockholders, and unanimously recommends voting FOR adoption of the merger agreement.

   HDG and VCI cannot complete the merger unless the stockholders of each company approve it. HDG has scheduled a meeting of its stockholders to vote on the merger agreement. The exact conversion ratio will not be determined by the date of the meeting. VCI will seek to obtain shareholder approval of the merger agreement by obtaining written consent from its stockholders.

   HDG stockholders will vote on the merger at our upcoming annual meeting. Your vote is very important. Whether or not you plan to attend the HDG annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR adoption of the merger agreement. If your shares are held in "street name," you must instruct your broker in order to vote. If you fail to vote or to instruct your broker to vote your shares, the effect will be the same as a vote against the merger agreement.

   The HDG annual meeting will be held at the offices of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, 2121 Avenue of the Stars, Eighteenth
Floor, Los Angeles, California, on [October]   , at 10:00 a.m., local time.

   This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this document carefully.

                                          Gregory L. Zink,
                                          President and Acting Chief Executive
                                           Officer
                                          Heuristic Development Group, Inc.

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved of the HDG common stock to be issued in the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

               Proxy Statement/prospectus dated           , 1999
           and first mailed to HDG stockholders on             , 1999

   We have not authorized anyone to give any information or make any representation about the merger, VCI or HDG that differs from, or adds to, the information in this proxy statement/prospectus or in our documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

   If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement/prospectus does not extend to you.

   The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Certain information in this proxy statement/prospectus about VCI has been supplied by VCI.

   VCI is a privately held company and its securities are not registered under the Securities Act of 1933 or the Securities Exchange Act of 1934. Accordingly, this proxy statement/prospectus is a proxy statement only with respect to HDG and does not contain information addressed to VCI's stockholders in connection with VCI's stockholder vote on the merger, except insofar as it is a prospectus with respect to the issuance of HDG common stock in connection with the merger.

                       HEURISTIC DEVELOPMENT GROUP, INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on       , 1999

                               ----------------

To the Stockholders of Heuristic Development Group, Inc.:

   Heuristic Development Group, Inc., a Delaware corporation ("HDG," "we" or "our"), will hold its annual meeting of stockholders at the offices of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, 2121 Avenue of the
Stars, Eighteenth Floor, Los Angeles, California, on [October]   , at 10:00
a.m., local time, to vote on:

     1. Approval of the Agreement and Plan of Merger, dated as of June 2, 1999 and as amended on September 8, 1999 by and among HDG, HDG Acquisition Sub, Inc., and Virtual Communities, Inc.

     2. Reelection of the existing eight directors to the Board to serve pending consummation of the merger and, if the merger is not approved, until their successors are duly elected.

     3. Election of seven directors to serve on HDG's Board of Directors after the merger, effective upon the merger being consummated.

     4. Amendment of HDG's Certificate of Incorporation, effective upon the merger being consummated, to, among other things: (1) authorize additional shares of HDG common stock to be issued in connection with the merger, and
  (2) change the name of HDG to "Virtual Communities, Inc."

     5. Amendment of HDG's Bylaws, effective upon the merger being consummated.

     6. Approval of Arthur Andersen, LLP as HDG's independent auditors, effective upon the merger being consummated. (In the event the merger is not consummated, Richard A. Eisner & Company, LLP will remain our independent auditors.)

     7. Approval and adoption of the 1999 Stock Incentive Plan, effective upon the merger being consummated.

     8. Any other matters that properly come before the HDG meeting, or any adjournments or postponements of the HDG meeting.

   Record holders of HDG common stock at the close of business on September 21, 1999, will receive notice of and may vote at the meeting, including any adjournments or postponements. A list of these stockholders will be available for inspection for ten days before the meeting at the offices of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, 2121 Avenue of the Stars, Eighteenth Floor, Los Angeles, California.

   The approval and adoption of the merger agreement and amendment of our certificate of incorporation will require the affirmative vote of the holders of a majority of the shares of HDG common stock outstanding on the record date. Election of directors will require the affirmative vote of a plurality of the votes cast at the annual meeting. Amendment of the Bylaws, adoption of the 1999 Stock Incentive Plan and approval of the independent auditors will require the affirmative vote of a majority of the votes cast at the annual meeting.

                                          Gregory L. Zink
                                          President and Acting Chief Executive
                                           Officer

September   , 1999

    Your vote is important. Please mark, sign, date and return your proxy promptly, whether or not you plan to attend our annual meeting. Our Board of Directors unanimously recommends that you vote FOR approval of the matters that you will vote on at our annual meeting.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE HDG/VCI MERGER...........................    1

SUMMARY..................................................................    3
The Companies............................................................    3
The Merger...............................................................    3
What Holders of VCI Stock Will Receive in the Merger.....................    3
Reasons for the Merger...................................................    4
Recommendations to HDG Stockholders......................................    5
Share Ownership by Directors and Officers and Votes Required for Approval
 of the Merger...........................................................    5
Opinion of Financial Advisor.............................................    5
Interests of Persons Involved in the Merger..............................    6
Board of Directors and Management of HDG Following the Merger............    6
Dissenters' Rights of Appraisal..........................................    6
Federal Income Tax Consequences..........................................    6
Exchange of Stock Certificates...........................................    7

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION...................    8

COMPARATIVE PER SHARE INFORMATION........................................    8

RISK FACTORS.............................................................   10

THE HDG ANNUAL MEETING...................................................   28
Purpose, Time and Place..................................................   28
Record Date; Voting Power................................................   28
Votes Required...........................................................   28
Voting of Proxies........................................................   29
Revocability of Proxies..................................................   29
Solicitation of Proxies and Consents.....................................   30
Share Ownership of Management and Certain Stockholders...................   31

THE MERGER (Proposal Number One).........................................   35
General..................................................................   35
Background of the Merger.................................................   35
Recommendations of Our Board of Directors and Reasons for the Merger.....   35
Opinion of Financial Advisor.............................................   36
Terms of the Merger Agreement............................................   40
Material Federal Income Tax Consequences.................................   48
Directors and Principal Officers of HDG after the Merger.................   49
Interests of Certain Persons in the Merger...............................   52
Accounting Treatment.....................................................   53
Restrictions on Resales by Affiliates....................................   53
Dissenters' Rights of Appraisal..........................................   53

DESCRIPTION OF HDG SECURITIES............................................   56

COMPARATIVE RIGHTS OF STOCKHOLDERS OF HDG AND VCI........................   58

PRO FORMA FINANCIAL INFORMATION..........................................   62

INFORMATION ABOUT HDG....................................................   67
Business.................................................................   67
Property.................................................................   67
Legal Proceedings........................................................   67
Market for Common Equity and Related Stockholder Matters.................   67
Dividends................................................................   68

                                                                           Page
                                                                           ----
Financial Statements.....................................................   68
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of HDG....................................................   69

INFORMATION ABOUT VCI....................................................   70
Business Overview........................................................   70
Industry Background......................................................   70
VCI's Strategy...........................................................   72
VCI's Revenue Sources....................................................   73
VCI's Marketing Efforts..................................................   74
Competition..............................................................   75
VCI Currently Operates Three Web Sites...................................   76
Content Partners.........................................................   80
VCI's Efforts to Accumulate Registered Users.............................   81
Future Communities and Projects..........................................   81
The Modules..............................................................   82
Community Content Server.................................................   83
Licenses, Service Agreements and Trademarks..............................   84
Technology Acquisitions..................................................   87
Employees and Facilities.................................................   88
Legal Proceedings........................................................   88
Financial Statements.....................................................   88
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of VCI....................................................   89
Recently Issued Accounting Standards and Pronouncements Not Yet Adopted..   97

ELECTION OF DIRECTORS TO SERVE UNTIL CONSUMMATION OF THE MERGER
 (Proposal Number Two)...................................................   98
Information Concerning Existing HDG Directors............................   98
Executive Compensation...................................................   99
Directors Compensation...................................................   99

ELECTION OF DIRECTORS EFFECTIVE UPON CONSUMMATION OF THE MERGER
 (Proposal Number Three).................................................  100
Information Concerning Nominees..........................................  100
Executive Compensation...................................................  100
Option Grants............................................................  101
Fiscal Year End Option Values............................................  101
Director Compensation....................................................  101
Employment Agreement.....................................................  102
Stock Option Plans.......................................................  102
Certain Relationship and Related Transactions............................  104

AMENDMENT OF HDG'S CERTIFICATE OF INCORPORATION (Proposal Number Four) ..  106

AMENDMENT OF HDG'S BYLAWS (Proposal Number Five).........................  107

APPROVAL OF ARTHUR ANDERSEN, LLP AS HDG'S INDEPENDENT AUDITORS
 (Proposal Number Six)...................................................  109

APPROVAL AND ADOPTION OF THE 1999 STOCK INCENTIVE PLAN
 (Proposal Number Seven).................................................  110

TRADEMARK MATTERS........................................................  114

LEGAL MATTERS............................................................  114

EXPERTS..................................................................  114

                                                                            Page
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION.......................................  114

APPENDICES
APPENDIX A--Agreement and Plan of Merger..................................  A-1
APPENDIX B--Opinion of Duff & Phelps, LLC.................................  B-1
APPENDIX C--Section 262 of Delaware General Corporation Law...............  C-1
APPENDIX D--Amended and Restated Certificate of Incorporation of HDG
              (proposed)..................................................  D-1
APPENDIX E--Amended and Restated Bylaws of HDG (proposed).................  E-1
APPENDIX F--HDG Financial Statements for the year ending December 31, 1998 and for the period from July 20, 1994 through December 31,
              1998........................................................  F-1
APPENDIX G--HDG Financial Statements for the period ending June 30, 1999 and for the period from July 20, 1994 through June 30,
              1999........................................................  G-1
APPENDIX H--VCI Consolidated Financial Statements for the year ending
              December 31, 1998...........................................  H-1
APPENDIX I--VCI Condensed Interim Consolidated Financial Statements for
              the period ending June 30, 1999.............................  I-1
APPENDIX J--1999 Stock Incentive Plan.....................................  J-1
APPENDIX K--Form of Proxy.................................................  K-1
APPENDIX L--Amendment to Agreement and Plan of Merger.....................  L-1

                          QUESTIONS AND ANSWERS ABOUT

                               THE HDG/VCI MERGER

Q: Why are the two companies proposing to merge?

A: Having focused its efforts on a merger with an existing public or private company, we believe that the consummation of the merger presents an opportunity for our stockholders to participate in the fastest growing sector of commerce--the Internet. The merger will afford VCI access to HDG's cash without some of the costs and uncertainties attendant in VCI making its own public offering of its securities. To review our reasons for the merger in greater detail, see pages 44 to 45.

Q: Will the merger have any effect on the currently outstanding shares of HDG?

A: No. The merger will not have any effect on the HDG common shares that HDG stockholders currently own. Of course, the number of outstanding shares of HDG common stock will increase from approximately 1.6 million shares to a number estimated to be between approximately 13.4 million and 17.0 million shares because of the HDG common stock to be issued to VCI's stockholders in connection with the merger.

Q: Who needs to approve the merger?

A: Holders of 70% or more of VCI's outstanding common stock (including VCI's
   Series A Preferred Stock and Series B Preferred Stock on an "as converted" basis) and holders of a majority of HDG's outstanding common stock need to approve the proposed merger.

Q: What does a holder of HDG common stock need to do now?

A: After reading this proxy statement/prospectus, such holders need to indicate on their proxy card how they want to vote their shares and sign and mail the completed proxy card in the enclosed return envelope as soon as possible so that their shares can be represented and voted at the HDG annual meeting.

Q: If you own shares of our common stock held in "street name" by a broker, can that broker vote those shares for you?

A: Brokers that hold shares of our common stock will not be able to vote those shares without instructions from the owner of those shares. Therefore, owners of our common stock should instruct their broker to vote their shares, following the procedure provided by the broker.

Q: Can a holder of our common stock change their vote after signing their proxy card?

A: Yes. A holder of our common stock can change their vote at any time before their proxy card is voted at our annual meeting. This can be done in one of three ways. First, by sending a written notice to Theodore Lanes, Secretary of HDG (at the address set forth below), stating that the proxy should be revoked. Second, a new proxy card may be completed and submitted to Mr. Lanes in the same manner. Third, our stockholders may attend our annual meeting and vote in person. Attendance alone will not, however, revoke a proxy. If a broker has been instructed to vote HDG shares, the broker's procedures must be followed to change those instructions.

Q: When do we expect the merger to be completed?

A: We expect to complete the merger in the fourth quarter of 1999. We are working toward completing the merger as quickly as possible.
Q: Will the composition of HDG's Board of Directors change after the merger?

A: Yes. As a condition to the consummation of the merger, HDG stockholders must approve a new Board of Directors of HDG, consisting of three existing directors of VCI and four nominees of VCI. For information regarding the election of these directors to the HDG Board, see "Election of Directors Effective Upon Consummation of the Merger" at pages 121 to 128.

Q: What other matters will be voted on at the meeting?

A: In addition to approving the merger agreement, the HDG stockholders will also be asked to vote on the following proposals in connection with the merger, each of which, other than the first one noted, if approved by our stockholders, would become effective upon the merger being consummated:

  . Reelect the current eight directors to serve on the HDG Board of Directors pending the consummation of the merger and, if the merger is not consummated, until their successors are duly elected.

  . Elect seven directors to serve on the HDG Board of Directors after the merger.

  . Amend our certificate of incorporation to, among other things: (1) authorize additional shares of HDG common stock to be issued in connection with the merger, and (2) change the name of HDG to "Virtual Communities, Inc."

  . Amend our bylaws.

  . Approve Arthur Andersen, LLP as our independent auditors.

  . Approve and adopt the 1999 Stock Incentive Plan.

   When casting their votes on these additional proposals, HDG stockholders desiring to approve the merger should bear in mind that stockholder approval of each of these proposals, other than the reelection of HDG's current Board, is a condition which must be met by HDG before VCI is obligated to consummate the merger.

Q: Where can more information about HDG be found?

A: HDG files periodic reports and other information with the Securities and Exchange Commission. This information may be read or copied at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the SEC's Internet site (http://www.sec.gov) and the offices of the National Association of Securities Dealers. For a more detailed description of information available, see "Where You Can Find More Information" at page 137.

Q: Who can help answer any questions?

A: If you are an HDG stockholder and have more questions about the merger, you can contact:

     Theodore Lanes
     Chief Financial Officer
     Heuristic Development Group, Inc.
     1219 Morningside Drive, Suite 102
     Manhattan Beach, California 90266
     Telephone: (310) 378-1749

A: If you are a VCI stockholder and have more questions about the merger, you can contact:

     Michael Harwayne
     Vice President of Business Development
     Virtual Communities, Inc.
     589 Eighth Avenue
     New York, New York 10018
     Telephone: (212) 931-8600

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which we refer. Together, these documents will give you a more complete description of the transactions we are proposing.

The Companies

Heuristic Development Group, Inc.

1219 Morningside Drive, Suite 102
Manhattan Beach, California 90266
(310) 378-1749

   HDG is a development stage company originally organized to research, develop, design and market fitness-related products. Our primary product is the IntelliFit System, a proprietary computerized system which generates personalized exercise prescriptions and tracks and records fitness programs. Due to disappointing acceptance of the IntelliFit System, we decided to pursue a strategy of investment in or acquisition of an existing company.

Virtual Communities, Inc.

589 Eighth Avenue
New York, New York 10018
(212) 931-8600

   VCI was organized to develop, acquire and operate online communities on the World Wide Web (the "Web") that aggregate and publish various news, media and entertainment content targeted to specific demographic groups. These online communities also provide e-commerce and advertising services. VCI currently operates three online communities: Virtual Jerusalem, Virtual HolyLand and Virtual Ireland. VCI also recently began offering Web site design and development services to Web site publishers.

The Merger

   The merger agreement is the document that governs the acquisition of VCI by HDG. It is attached to this proxy statement/prospectus as Appendix A. A subsequent amendment to the merger agreement is attached as Appendix L. We encourage you to read these documents, as they are the legal documents that govern the merger.

What Holders of VCI Stock Will Receive in the Merger

   Each share of VCI common stock will be exchanged for the right to receive a number of shares of HDG common stock at the effective date of the merger using a conversion ratio determined by the following formula:

                 "VCI Valuation"/VCI common shares outstanding
               --------------------------------------------------
       (HDG "Cash Value" x a "multiplier")/HDG common shares outstanding

   The "VCI Valuation" amount equals $22,000,000 plus any gross proceeds raised by VCI from the sale of stock between June 2, 1999 (the date as of which the merger agreement was signed) and the date the merger is completed. We anticipate that the VCI Valuation will be between $23,032,500 and $24,100,000 and the number of shares of VCI common stock outstanding immediately prior to the merger will be between 10,836,947 and 11,345,280 shares. (VCI's outstanding shares give effect to the conversion of its outstanding preferred stock into common stock.)

   HDG's "Cash Value" is the total amount of our cash and cash equivalent assets (with certain defined adjustments) at the effective time of the merger. The "multiplier" will depend on the amount of our Cash Value as described below:

       If our Cash Value equals:                    then the multiplier will be:
       -------------------------                    ----------------------------
       $2,500,000 or more..........................             1.15
       less than $2,500,000........................             1.00

   We anticipate that our Cash Value will be between $2.5 million and $2.7 million.

For Example
-----------

  . If at the effective time of the merger, the VCI valuation is $23,032,500
    (based on $1,032,500 of equity capital raised by VCI since the date of the merger agreement), there are 10,836,947 shares of VCI common stock outstanding, HDG's cash value is $2,700,000, the multiplier is 1.15, and there are 1,602,056 shares of HDG common stock outstanding, the conversion ratio will be 1.097, and the holders of VCI shares will receive approximately 11,883,850 shares of the HDG stock in the merger, representing approximately 88% of the outstanding shares of HDG common stock immediately after the merger.

  . Applying the same formula, if at the effective date of the merger, the VCI valuation is $24,100,000 (based on $2,100,000 of equity capital raised by VCI since the date of the merger agreement), there are 11,345,280 shares of VCI common stock outstanding, HDG's cash value is $2,499,000, the multiplier is 1.00, and there are again 1,602,056 shares of HDG common stock outstanding, the conversion ratio will be 1.361, and the holders of VCI shares will receive approximately 15,443,820 shares of HDG stock in the merger, representing approximately 91% of the outstanding shares of HDG common stock immediately after the merger.

   The examples are provided to you for explanatory purposes only, as the actual calculation of the conversion ratio cannot be determined in advance of the effective date of the merger.

   We anticipate that the conversion ratio will be between 1.097 and 1.361. This means that we anticipate exchanging between 11,883,850 and 15,443,820 shares of HDG common stock for the VCI common stock exchanged in the merger, and that accordingly, the HDG common stock received by the VCI stockholders in the merger will represent between approximately 88% and 91% of the outstanding HDG common stock immediately after the merger. However, in addition to the various factors described in the examples above, the conversion ratio could also change based on changes in the shares outstanding of either company due to exercises of outstanding options and warrants.

Reasons for the Merger

   We believe that merging with VCI offers our stockholders the ability to participate in the fastest growing sector of commerce and the economy--the Internet. By developing a group of online communities that act as portals for targeted affinity groups, VCI has a business model that can be replicated across various demographic groups. In addition, we believe that VCI is an attractive opportunity for the following reasons:

  . VCI has demonstrated significant growth in Web site traffic in spite of minimal advertising and marketing expenses.

  . VCI's Web sites appeal to specific ethnic and religious groups, which represent attractive markets for advertisers.

  . The negotiated valuation for VCI is modest relative to other online companies offering similar services and products.

  . VCI created the infrastructure to enhance its existing online communities and offer new online communities to new affinity groups.

  . VCI plans to leverage the expertise and technology it developed in creating its own Web sites by offering Web site design and development services for other Web site publishers.

Recommendations to HDG Stockholders

   Our Board of Directors believes that the merger is fair to our stockholders and in their best interests, and unanimously recommends that the HDG stockholders vote "FOR" the proposal to adopt and approve the merger agreement. The HDG Board also unanimously recommends that the HDG stockholders vote "FOR" the following items:

  . reelection of the existing eight directors to serve as our Board of Directors pending consummation of the merger and, if the merger is not consummated, until their successors are duly elected;

  . election of seven directors to serve as our Board of Directors after the merger, effective upon the merger being consummated;

  . amendment of our certificate of incorporation to, among other things, increase the number of shares of our authorized common stock and change our name to "Virtual Communities, Inc.", effective upon the merger being consummated;

  . amendment of our bylaws, effective upon the merger being consummated;

  . approval of Arthur Andersen, LLP as our independent auditors, effective upon the merger being consummated; and

  . approval and adoption of the 1999 Stock Incentive Plan, effective upon the merger being consummated.

Share Ownership by Directors and Officers and Votes Required for Approval of Merger

  HDG

   HDG's directors and officers, and their affiliates, own approximately 34% of HDG's outstanding common stock. Holders of more than 50% of HDG's outstanding common stock need to approve the proposed merger.

  VCI

   VCI's directors and officers, and their affiliates, own approximately 13% of VCI's outstanding common stock. Holders of 70% or more of VCI's outstanding common stock (assuming conversion of VCI's outstanding preferred stock) need to approve the proposed merger.

Opinion of Financial Advisor

   Duff & Phelps, LLC provided a written opinion to our Board of Directors as to the fairness of the merger to our stockholders from a financial point of view. We attached this written opinion as Appendix B to this document. You should read this entire opinion carefully, as well as the additional information set forth under the heading "THE MERGER--Opinion of Financial Advisor" at pages 45 to 49, to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Duff & Phelps in providing its opinion. This opinion is directed to our Board of Directors and does not constitute a recommendation to any of our stockholders as to how such stockholders should vote at our annual meeting.

Interests of Persons Involved in the Merger

   In considering the recommendation of our Board to approve the merger, HDG stockholders should be aware that certain of our executive officers and directors and current officers and directors of VCI who will become directors after the merger have interests in the merger that are different from their interests. For example, certain of our directors and officers will receive warrants to purchase shares of our common stock post-merger in exchange for certain shares of our common stock that they currently own, but are presently held in escrow until the occurrence of certain events. Under the escrow arrangements, if such events do not occur by March 31, 2001, such shares will be canceled. The warrants will not be subject to such a contingency. Also, present and former officers and directors of VCI and HDG will be entitled to certain indemnification and insurance rights. See "The Merger--Interests of Certain Persons in the Merger" at pages 64 to 65 for more information concerning these arrangements benefitting our officers and directors and those of VCI.

Board of Directors and Management of HDG Following the Merger

   The Board of Directors. Upon consummation of the merger, our Board of Directors will initially consist of seven directors elected by our stockholders at our annual meeting. All of these directors have been nominated by VCI pursuant to the merger agreement and three of such nominees are currently directors of VCI. No current HDG directors are anticipated to continue as directors after the merger.

   Management. The present management team of VCI will serve as our management team after the merger, including Avi Moskowitz, Chairman of the Board, Chief Executive Officer and President of VCI.

Dissenters' Rights of Appraisal

  HDG Stockholders

   Holders of our common stock do not have dissenters' rights of appraisal in connection with the merger.

  VCI Stockholders

   Holders of each of the outstanding classes of VCI stock have the right to seek an appraisal of, and to be paid in cash an amount that the Delaware Court of Chancery decides is the fair value of, their shares. This amount may be more or less than the value of the shares of the HDG common stock you would receive pursuant to the merger agreement.

   Section 262 of the Delaware General Corporation Law, which governs the rights of stockholders of Delaware companies who wish to seek appraisal of their shares, is discussed under the heading "The Merger--Dissenters' Rights of Appraisal" at pages 66 to 69, and is attached to this proxy statement/prospectus as Appendix C. If you wish to exercise your dissenter's rights of appraisal, you must not vote in favor of the merger and must take a series of steps which are set out in full in Appendix C.

Regulatory Approval

   No submissions to the Antitrust Division of the Department of Justice and the Federal Trade Commission are required of either HDG or VCI pursuant to the Hart-Scott-Rodino Antitrust Improvements Act.

Federal Income Tax Consequences

   The merger has been structured so that neither we nor VCI nor either company's stockholders will recognize any gain or loss for United States Federal income tax purposes in the merger, except for tax payable because of cash received in lieu of fractional shares by VCI's stockholders or because of cash received due to VCI's stockholders exercising their appraisal rights.

   For a description of certain federal income tax consequences of the transaction to holders of the HDG and VCI common stock, see page 59, "Material Federal Income Tax Consequences."

Exchange of Stock Certificates

  VCI Stockholders

   After the merger is completed, you will be sent written instructions for exchanging your VCI stock certificates for new HDG stock certificates.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

   The following table shows the financial results actually achieved by each of HDG and VCI (the "historical figures) as well as the results as if the companies had been combined for the period shown (the "pro forma combined" figures) under the following circumstances: (1) that no VCI Shareholder dissents the merger and the minimum of 75% of HDG Escrowed Share and Option holders convert their Escrowed Shares and Options into Warrants and (2) that the maximum of 7% of VCI Shareholders dissent from the merger and that the maximum of 100% of HDG Escrowed Share and Option holders convert their Escrowed Shares and Options into Warrants. You should not assume that HDG and VCI would have achieved the combined pro forma results if they had actually been combined during the periods shown.

   HDG's and VCI's six months' historical figures for 1999 are unaudited, but HDG and VCI each believes that its own figures reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for that period. You should not assume that the results for a portion of 1999 will be repeated in later periods.

           Selected Historical and Pro Forma Data as of June 30, 1999
                          (U.S. Dollars in thousands)

                                                 Pro Forma      Pro Forma
                                                 Equivalent     Equivalent
                            HDG        VCI     (No dissenting (7% dissenting
                         Historical Historical    shares)        shares)
                         ---------- ---------- -------------- --------------
Total assets............   2,931       1,153        3,731          2,636
Cash and cash
 equivalents............   2,819         368        2,834          1,739
Total liabilities.......     105       1,544        1,649          1,649
Shareholders equity.....   2,826        (391)       2,082            987
Net loss................    (382)     (1,839)      (1,924)        (1,924)

Comparative per share information

   The following table sets forth unaudited data concerning the net loss, dividends and book value per share for HDG and VCI on a pro forma basis after giving effect to the merger.

                          No dissenting shares        7% dissenting shares
                         --------------------------- ---------------------------
                         Six Months                  Six Months
                           Ended         Year Ended    Ended         Year Ended
                          June 30,      December 31,  June 30,      December 31,
                            1999            1998        1999            1998
                         ----------     ------------ ----------     ------------
Net loss per weighted
 average common share
 (basic and diluted)....      (0.14)          (0.18)      (0.15)          (0.19)
Weighted average common
 shares outstanding..... 13,825,445      13,951,503  12,969,808      13,095,866
Dividends declared per
 share..................        --              --          --              --
Book value per share at
 end of period(1),(2)...       0.15 (3)         N/A        0.08 (4)         N/A

--------
(1) The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding.
(2) The information is not presented for the year ended December 31, 1998 as a pro forma balance sheet was not prepared as of this date.

(3) Gives effect to the issuance of approximately 12,223,389 shares of HDG Common Stock to the VCI Shareholders in connection with the merger assuming no VCI shareholder dissents to the merger.
(4) Gives effect to the issuance of approximately 11,367,752 shares of HDG Common Stock to the VCI Shareholders in connection with the merger assuming 7% of VCI shareholders dissent to the merger.

   The following tables set forth data concerning the historical net income
(loss), dividends and book value per share for HDG and VCI.

HDG historical per share data

                         Six Months Ended June 30,     Year Ended December 31,
                         ----------------------------  ------------------------
                             1999           1998          1998         1997
                         -------------  -------------  -----------  -----------
Net loss per weighted
 average common share
 (basic and diluted)....         (0.24)         (0.13)       (0.59)       (0.91)
Weighted average common
 shares outstanding.....     1,602,056      1,751,956    1,728,114    1,581,160
Dividends declared per
 share..................           --             --           --           --
Book value per share at
 end of period(1).......          1.76           2.38         1.83          2.5

--------
(1) The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding

VCI historical per share data

                         Six Months Ended June 30,     Year Ended December 31,
                         ----------------------------  ------------------------
                             1999           1998          1998         1997
                         -------------  -------------  -----------  -----------
Net loss per weighted
 average common share
 (basic and diluted)....         (0.22)         (0.12)       (0.19)       (0.35)
Weighted average common
 shares outstanding.....     8,515,975      3,891,667    7,372,636    3,190,824
Dividends declared per
 share..................           --             --           --           --
Book value per share at
 end of period(1).......         (0.05)         (0.31)       (0.09)       (0.22)

--------
(1) The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding

                                  RISK FACTORS

   In addition to the other information contained in this proxy statement/prospectus, shareholders of HDG and VCI should carefully review the following factors in deciding whether to vote in favor of approval of the merger agreement. The risks and uncertainties described below are not the only ones facing HDG and VCI. Additional risks and uncertainties not presently known to us or risks that we do not consider significant may also impair either HDG or VCI. If any of the following risks materialize, our business, financial condition or results of operations could be materially adversely affected. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Particular to VCI

We cannot assure you that VCI will be profitable because its online community and Web site design and development businesses have operated for a short period of time.

   HDG is not actively pursuing its historic business. VCI was founded in August 1996 and has a limited operating history. When voting on the merger agreement, you should consider the risks and difficulties frequently encountered by companies like VCI, an early stage company involved in acquiring, operating and developing online communities and Web site design and development. These risks include:

  . the level of use and consumer acceptance of the Internet, online services and the online community model;

  . VCI's inability to generate significant advertising revenue or e-commerce revenue;

  . VCI's inability to maintain and increase levels of traffic on its Web sites, including virtualjerusalem.com, virtualholyland.com and virtualireland.com;

  . the failure of VCI's servers, networking systems and server administrators to efficiently handle its Web traffic;

  . VCI's failure to continue to develop, operate or acquire future Web sites;

  . VCI's inability to attract or retain users and registrants;

  . VCI's inability to meet minimum guaranteed Web site impressions under its advertising agreements;

  . VCI's inability to attract or retain content and other strategic partners to its Web sites;

  . VCI's inability to attract or retain Web site design and development clients;

  . VCI's inability to license, and to obtain the right to sublicense, the software necessary to develop and maintain its own Web sites and its clients' Web sites;

  . VCI's inability to integrate its own technology and know-how with licensed technology in both the development and maintenance of its own Web sites and its clients' Web sites;

  . VCI's failure to anticipate and adapt to a developing demographic market or the Internet industry;

  . VCI's inability to identify other Web sites or technologies for acquisition, and if consummated, its inability to efficiently integrate those acquisitions into its existing operations;

  . VCI's inability to upgrade and develop its systems and infrastructure and attract and hire new personnel in a timely and effective manner; and

  . VCI's inability to effectively manage rapidly expanding operations and limited working capital.

   VCI cannot be certain that its business strategy will be successful or that it will successfully address these risks.

   In April 1999, we terminated all of our prior operations, and following the merger our operations will consist solely of VCI's operations which we are acquiring in the merger. Although VCI experienced growth in revenues, users and registrants in recent periods, these growth rates may not be sustainable and may decrease in the future.

   To date, neither HDG nor VCI has been profitable on either a quarterly or an annual basis, and, following the completion of the merger, we expect to incur net losses in the future. We expect VCI's operating expenses to increase significantly, especially in the areas of sales and marketing, the development of future communities, and the expansion of its Web site design and development business, and, as a result, VCI will need to increase its revenue substantially to become profitable. If VCI's revenue does not grow as expected or increases in VCI's expenses are not in line with its forecasts, we will continue to incur net losses following the completion of the merger.

VCI's quarter-to-quarter results may fluctuate significantly which may adversely effect the market price of our shares.

   VCI's operating results have fluctuated in the past and will likely continue to do so in the future. Some of the factors that cause VCI's operating results to fluctuate are:

  . the demand for the services and products offered on or through its Web sites and its ability to meet the demand in a timely manner;

  . consumers' receptiveness to the content VCI publishes on its Web sites and the e-commerce offerings available through its strategic partners' Web sites;

  . timely availability of content suitable for publishing on VCI's Web sites, and its existing and future content partners' interest in publishing suitable content on VCI's Web sites;

  . developments relating to advertising and e-commerce on the Web;

  . new services and products offered by VCI's competitors that affect the traffic on VCI's Web sites and the number of users and registrants of its Web sites;

  . VCI's ability to predict demand for products and services it offers, identify markets for future communities and create or find suitable content for its existing and future Web sites;

  . the sales and marketing costs and other operating expenses necessary to maintain and attract new advertisers, users, registrants, and content and e-commerce partners;

  . the loss of key business relationships or personnel;

  . seasonal fluctuations in revenues from, and traffic on, VCI's Web sites;

  . changes in Internet industry trends regarding Web-based e-commerce and advertising;

  . the costs of acquiring technology or businesses and VCI's ability to integrate them into its operations; and

  . economic conditions generally, as well as those specific to the Internet and related industries.

   To respond to these and other factors, VCI may need to make business decisions that could have a material adverse effect on its quarterly operating results.

   In addition, most of our revenue following the merger will come from VCI's Web site operations and a majority of that revenue will come from advertising contracts that are usually six to twelve months in length and are often cancelable upon three months notice. That means our quarterly revenue is a function of the contracts VCI will attract and/or retain within the quarter and its ability to adjust spending in light of any revenue shortfalls. To date, the advertising revenue from VCI's Web sites comes from a small group of customers whose composition periodically changes. For example, during the year ended December 31, 1998, the five largest advertisers accounted for approximately 51% of the total advertising revenue. As a result, the cancellation of even a small number of these advertising contracts could affect VCI's operating results.

   Advertising revenue is also linked to the level of traffic on VCI's Web sites, so if traffic is less than the level expected by its advertising customers, VCI's advertising revenue could be adversely affected. Under most advertising contracts, VCI guarantees its advertisers a minimum number of impressions on its Web sites. Reduced traffic on these Web sites would cause VCI to fall short in meeting this minimum requirement and, as a result, VCI may be required to extend the length of time that an advertiser may advertise on VCI's Web sites without a concurrent increase in advertising revenue. This kind of extension would reduce the availability of space for other advertisers, which would lead to a reduction in advertising revenue.

   Moreover, the Internet has not been available for a sufficient period of time to gauge its effectiveness as an advertising medium when compared with traditional media and there is intense competition among sellers of advertising space on the Web. This makes it difficult to project pricing models or to anticipate whether VCI will be successful in selling advertising space and relying on advertising as a substantial source of revenue.

   Due to the foregoing factors, we believe that period-to-period comparisons of VCI's operating results are not necessarily meaningful, and we do not think they are reliable indicators of VCI's future performance. Regardless, if, following the merger, VCI's operating results in any period fall below the expectations of securities analysts and investors, the market price of our shares would likely decline.

Following the merger, if our capital is insufficient to promote VCI's business and we cannot obtain needed financing, we will not be able to promote VCI's Web sites, exploit acquisition opportunities and remain competitive.

   Since VCI's current revenues are insufficient to pay for its current operating expenses, following the merger, we will depend on additional investments to fund VCI's existing and future operations as well as to execute its acquisition and business plans, launch additional Web sites and expand its marketing and sales efforts. We think that our available cash, together with the proceeds from VCI's Series B Preferred Stock offering prior to the merger, will be sufficient to support our current operations through December 31, 1999. Notwithstanding, we will need to raise additional funds to maintain and develop VCI's position in the marketplace. It may be difficult or impossible for us to obtain financing on favorable terms. Raising funds by issuing equity securities or convertible debt securities will dilute the percentage ownership of our current stockholders. Also, if we issue new securities they may have rights senior to the rights of our common stock. If we cannot obtain needed financing, we will be unable to execute VCI's business plans and may be forced to liquidate our assets or file for bankruptcy.

VCI's independent auditors expressed doubt over VCI's ability to continue as a going concern.

   The report of independent public accountants on VCI's December 31, 1998 consolidated financial statements includes an explanatory paragraph stating that the recurring losses incurred from operations and a net capital deficiency raise substantial doubt about VCI's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because VCI's business model is unproven, we do not know whether its business will ultimately be profitable.

   VCI's business model relies on using its existing Web sites and future Web sites to retain, attract and expand its user and registrant base in order to generate revenues from different sources. To be profitable, VCI will need to provide content, goods and services that are attractive to its existing and future users, registrants, advertisers, content partners and vendors. VCI relies on its content partners to develop, supply and maintain substantial portions of its Web sites. A decline in the creative development or interest of VCI's existing or future content partners to supply content to its Web sites could make these Web sites less attractive. VCI cannot be sure that Internet users will continue to be interested in communities on the Web, in general, or in its Web sites specifically, and any lack of interest could have a material adverse effect on VCI's ability to generate revenue.

   VCI's business model also relies on its ability to identify and acquire or license additional Web sites, Internet technologies and Internet related companies. In order for any acquisitions or licenses to be profitable, VCI will need to successfully assimilate the personnel, operations, technology or software of these acquisitions or licenses. If key personnel from these acquisitions decide not to work for VCI or VCI cannot successfully integrate these operations, technologies or software, or VCI cannot sublicense these technologies or software as needed, then VCI may experience a material adverse effect on its ability to grow its business.

   VCI's business model also relies on its future plans to develop and effectuate e-commerce through its existing and future Web sites. VCI's ability to develop e-commerce systems and generate e-commerce revenue will depend upon its ability to:

  . generate or raise sufficient capital to develop e-commerce systems;

  . acquire or develop technologies to competitively operate and improve these systems;

  . address its users' and registrants' security and privacy concerns; and

  . gain the acceptance and confidence of its users and registrants, content partners, advertisers and vendors so that it may successfully provide large scale e-commerce systems on its Web sites.

   VCI's business model also relies on its ability to identify and enter into strategic and joint venture relationships with other online information and service providers. VCI depends upon these relationships for the volume and quality of the content on its Web sites. In some cases, VCI also depends on exclusive agreements underlying these relationships to develop and maintain content that is unique to its Web sites. VCI's inability to identify, attract and maintain these relationships, or enter into these exclusive agreements may have a material adverse effect on its ability to increase traffic on its Web sites.

   VCI's future success also depends on the continued growth in the use of the Internet and the Web. Use of the Internet for entertainment, information gathering, advertising and retail transactions is a recent development, and the continued demand and growth of a market for services and products via the Internet is uncertain. For the year ended December 31, 1998, advertising and e-commerce referral revenue was the source of approximately 67% of VCI's total revenue. The Internet may ultimately prove not to be a viable commercial marketplace for a number of reasons, including:

  . unwillingness of individuals and entities to advertise, market and sell their products and services online;

  . unwillingness of consumers to shift their purchasing from traditional retailers to online purchases;

  . lack of acceptable security for data and concern for privacy of personal information;

  . limitations on access and ease of use;

  . inadequate development of Web infrastructure to keep pace with increased levels of use leading to delayed or extended response times;

  . increased or excessive government regulation; and

  . problems regarding intellectual property ownership.

   Because of these factors, we do not know whether VCI's business model will ultimately be profitable.

VCI is substantially dependent on the virtualjerusalem.com Web site for its revenues.

   While VCI currently operates three Web sites (virtualjerusalem.com, virtualholyland.com and virtualireland.com), approximately 99% of its revenues are generated directly or indirectly from virtualjerusalem.com. Although VCI plans to market and develop virtualholyland.com and virtualireland.com, and launch or acquire additional Web site communities, we cannot assure you that VCI will successfully complete these plans, or if it completes these plans, that these Web sites will generate significant revenues. VCI's inability to complete these plans or generate substantial revenue from other sources would have a material adverse effect on VCI's ability to generate revenue.

The political and economic stability of the State of Israel and VCI's plans to create or acquire additional Web sites with international community content are subject to risks that could adversely effect VCI's ability to operate its business and expand internationally.

   Two of VCI's subsidiary companies, Virtual Communities Israel Ltd. and V.C.I. Internet Properties Ltd., which are integral to its success, are located in the State of Israel. In addition, a significant number of VCI's content partners and certain of its advertisers are based in Israel. Accordingly, VCI is directly influenced by the political, economic and military conditions affecting Israel. Any military or terrorist action or threat or other significant hostilities involving Israel, the interruption or curtailment of trade between Israel and its present trading partners or a significant downturn in the economy or financial conditions in Israel could have a material adverse effect on VCI's ability to operate its business. Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. Recently, the Israeli economy experienced recessionary trends, including growing unemployment and a general decline in economic activity. If such trends continue in 1999, they may have a material adverse effect on VCI's business, financial condition and results of operations.

   In addition, since the establishment of the State of Israel in 1948, significant hostilities exist, varying in degree and intensity, between and Israel and certain Arab countries. Although Israel entered into various agreements with certain Arab countries and the Palestine Liberation Organization, and various declarations were signed to resolve some of the economic and political problems in the Middle East, VCI cannot predict if a full resolution of these problems will be achieved, or the form of any resolution. Furthermore, all non-exempt male adult permanent residents of Israel under the age of 50, including certain of VCI's employees, are obligated to perform military reserve duty and are subject to being called into active duty under emergency circumstances. While VCI operated despite these conditions in the past, VCI cannot predict the likelihood of emergency circumstances occurring in the future or the impact of these conditions on its operations in the future.

   In addition, VCI's plans to create or acquire additional Web sites with international community content, and its plans to form strategic and joint venture relationships in other parts of the world, will increase its exposure to other risks and problems inherent in international operations, including:

  . the impact of recessions in economies outside the United States and Israel;

  . greater difficulty in accounts receivable collections;

  . unexpected changes in regulatory requirements;

  . difficulties and costs of staffing, maintaining effective communications and managing foreign operations due to distance, language and cultural barriers or otherwise;

  . reduced protection for intellectual property rights;

  . political and economic instability;

  . the introduction of the Euro; and

  . fluctuations in currency exchange rates.

   Some or all of the above factors could have a material adverse effect on VCI's ability to expand its business into international markets. In addition, even if VCI's future plans are successful, it cannot be certain that its investment in establishing operations in other countries will produce the desired levels of revenue.

Any failure of VCI's network infrastructure could adversely effect its operations.

   VCI's success depends upon the capacity, reliability and security of its networking hardware and software infrastructure. VCI developed a hardware and software system that is designed for reliability. The system integrates Web site management, network monitoring, quality assurance, transaction processing and fulfillment services. In addition, the VCI system, which includes all of VCI's Web sites and its servers in Israel and the United States, emphasizes extensive automation and a high degree of redundancy. The system is designed to minimize single points of failure.

   The VCI system, when completed in November 1999, will have 500 gigabytes of disk space, which should support over 70 million Web page views per month. VCI is continuing to expand and adapt its system infrastructure to keep pace with the increase in the number of users and registrants who use the free Internet services VCI provides. Demands on VCI's infrastructure that exceed its current forecasts could result in technical operating difficulties with its Web sites. Any system failure that interferes with the access to VCI's Web sites, and the use by its users and registrants of the free Internet services that VCI provides, could diminish the level of traffic on VCI's Web sites. Continuing or repeated system failures could impair VCI's reputation and brand name and reduce its e-commerce referral and advertising revenue.

   At present, VCI does not know that it will be able to scale its systems to handle a larger amount of traffic at higher transmission speeds. Further, any expansion of VCI's network infrastructure will require substantial financial, operational and management resources, all of which could affect the results of VCI's operations by diverting these resources from other areas of VCI's business that it may seek to develop.

User access to, and the functionality of, VCI's Web sites are highly dependent on third parties, including Global Center Inc. and Netvision Ltd., and other factors beyond the control of VCI.

   VCI uses its own network servers that are housed at Global Center Inc.'s ("Global Center") facilities in Virginia and New York, and at VCI's facility in Israel. VCI's Web sites are connected to the Internet by Global Center in the United States and by Netvision Ltd. ("Netvision") in Israel via multiple DS-3, OC-3, and 128Kbs links on a continuous basis. Global Center is responsible for ensuring that all of VCI's servers have power and connectivity to the Internet. VCI manages and monitors its servers and network remotely from VCI's facility in Israel and, in addition, Global Center monitors VCI's Web sites on a continuous basis.

   Although the agreements VCI has with Global Center and Netvision provide VCI with remedies for service interruptions, VCI cannot assure you that it will have uninterrupted access to the Internet for its Web sites, or that its users and registrants will be able to access its Web sites.

   Any disruption in the Internet access provided to VCI by Global Center or Netvision, any interruption in the service that Global Center or Netvision receives from other providers, or any failure of Global Center or Netvision to handle higher volumes of Internet users to VCI's Web sites could have a material adverse effect on VCI's business, results of operations and financial condition by reducing the level of traffic on VCI's Web sites.

   Despite precautions taken by VCI and by Global Center and Netvision, VCI's system is susceptible to natural and man-made disasters such as earthquakes, fires, floods, power loss and sabotage.

   VCI's system is also vulnerable to disruptions from computer viruses and attempts by hackers to penetrate VCI's network security. Hackers have succeeded in penetrating VCI's network security in the past, and VCI expects these attempts to continue from time to time. Breaches of VCI's network security could also disrupt the operation of VCI's Web sites and jeopardize the security of confidential information stored in its servers. VCI has recently started implementing "Firewall" network security in its Israel facility and at Global Center's United States facilities. "Firewall" is an industry standard product, manufactured by CheckPoint and installed for VCI by industry experts, that is designed to prevent unauthorized entry into network security systems. Although VCI believes that Firewall will prevent unauthorized entry to its network security in most instances, VCI cannot assure you that computer viruses and hackers will not penetrate its systems in the future.

   Any of the events listed above could cause VCI interference, delays, or service interruptions and adversely affect its business and results of operations. The success of VCI is dependent upon, among other things, its ability to deliver uninterrupted Web site service to the users and registrants of the VCI Web sites. As a result, VCI must protect its computer equipment and the information stored in its servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events.

   Web site services and other services based on software and computer systems often encounter development and completion delays and the underlying software may contain undetected errors or failures. In the case of Web sites, these problems are heightened when the volume of traffic on a site increases. Such delays and errors and other electronic or telecommunications failures are generally beyond the control of VCI. In addition, VCI cannot assure you that errors will not be found in the software underlying VCI's Web sites or a Web site developed by VCI for a third party. These errors might include bugs in the code of standard "off the shelf" software product releases, and may result in delays in the completion or launch of a Web site or other project. Other similar factors include the timing of the commercial release of particular services or products and the market acceptance thereof, unanticipated costs to cure any defect if it is subject to cure, the need to refund money paid to VCI or to pay for damages caused by the delay or defect.

VCI depends on its content partners and suppliers to attract users and registrants to its Web sites.

   VCI's future success depends largely on its ability to attract and maintain a large base of users and registrants because the larger its base the more likely commercial enterprises are willing to advertise and sell their products and services on VCI's Web sites. Moreover, certain advertisers pay VCI based upon the number of times a registrant views a particular advertisement. The volume of users who view VCI's Web sites and the size of its registrant base depends largely on the ability of VCI's current and future content partners, who supply content to its Web sites, to attract and retain users and registrants. While no single content partner is material to VCI's operations, VCI may not be able to maintain or expand its base of content partners. If VCI is unable to obtain content from content partners, VCI would be unable to create significant content to attract and maintain its users and registrants and would likely lose significant advertising and other revenue.

VCI depends on a variety of third parties for the Internet services it provides to its registrants to encourage these registrants to visit and use its Web sites, and for the services it requires to operate its Web sites.

   VCI relies on the following companies for certain of the Internet services it provides to its registrants:

       Company                                   Service
       -------                                   -------
       CommTouch Software Ltd.                   E-mail and personal Web pages
       Accuweather, Inc.                         Weather
       NetGravity, Inc.                          Advertising management
       Talk City, Inc.                           Chat
       The Gilad Group--Computer Systems         Programming and development
        Integration, Ltd.
       Homestead, Inc.                           Personal Homepages
       Fairmarket, Inc.                          Auction services
       Reuters Limited                           News services and photographs

   If VCI's relationship with any of these companies were to terminate without sufficient advance notice, and VCI were unable to establish relationships with comparable service providers, VCI's ability to provide Internet services to its registrants, and to operate its own Web sites, would be adversely affected.

The loss of Avi Moskowitz or other key personnel, or the inability to attract and retain additional, qualified personnel in both the United States and Israel, could adversely effect VCI's ability to manage and grow its businesses.

   VCI's success depends to a significant degree upon the continued contributions of its executive management team, most of whom have worked together only for a short time. VCI does not carry key man life insurance on the lives of any of its employees except for Avi Moskowitz, VCI's Chairman of the Board, Chief

Executive Officer and President. VCI's success will also depend upon the continued service of its management team as well as technical, marketing and sales personnel, graphic artists and editorial staff. Although VCI has entered into employment contracts with certain members of its management team, including Mr. Moskowitz, all of VCI's employees may voluntarily terminate their employment at any time. VCI's success also depends upon its ability to attract, hire and retain additional highly qualified management, technical, sales and marketing and customer support personnel both in the United States and Israel. Locating personnel with the combination of skills and attributes required to carry out VCI's strategy is often a lengthy process and competition for qualified employees in the Internet industry, both in the United States and Israel, is intense. The loss of key personnel, or the inability to attract, hire and retain additional, qualified personnel, could have a material adverse effect on VCI's ability to manage and grow its businesses.

VCI's operations could be adversely affected if its investments in its Web sites do not generate a corresponding increase in net revenue.

   As the number of Web sites grow, brand and site recognition will play an increasingly important role. Establishing, developing and promoting VCI's Web sites in the face of pressures from its competitors will be critical to developing its registered user base, content and strategic partners and commercial relationships. VCI will be required to continue to devote substantial financial and other resources to maintaining the unique content of its Web sites through:

  . Web advertising and marketing;

  . traditional media advertising campaigns in print, radio and billboards;
    and

  . providing a high quality online community experience.

   The results of VCI's operations could be adversely affected if its investment of financial and other resources in developing and promoting its Web sites does not generate a corresponding increase in net revenue, or if the expense of promoting its Web sites becomes excessive. Changes in the quality and type of services VCI offers and the character of VCI as perceived by its registered users could make its Web sites less attractive to its users, registrants, advertisers, content and strategic partners, all of which would have a material adverse effect on VCI's ability to increase its registered user base and to generate revenue.

VCI may not be able to earn enough advertising revenue to support its planned expenditures.

   Historically, VCI derived a material portion of its revenue from the sale of advertisements on its Web sites. For the year ended December 31, 1998, advertising revenue represented 62% of VCI's total revenue. During the same period, VCI's five largest advertising customers accounted for approximately 51% of advertising revenue (or approximately 32% of VCI's total revenue). VCI intends to continue relying on advertising as a significant source of revenue in the future.

   It is uncertain whether Web advertising will continue to grow at a rate that will support VCI's revenue projections. The Internet as a marketing and advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional media. Many of VCI's advertisers have only limited experience with the Web as a sales and advertising medium. In general, advertisers have not yet devoted a significant portion of their advertising budgets to Web based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. For 1997, a report by Jupiter Communications states that advertising on the Web represented less than 0.5% of overall advertising revenue in the United States according to industry sources.

   It is also possible that in the future certain Internet access providers will act to block or limit the use of advertisements. Moreover, "filter" software programs that limit or remove advertising from a Web user's desktop are currently available. If these programs become popular, there could be a material adverse effect upon the viability of advertising on the Web and on VCI's ability to generate sufficient advertising revenue to support its planned expenditures.

Part of VCI's business depends on the growing demand for Web site design and development services.

   Because VCI is in the business of providing Web site design and development services, its future success depends, in part, on the continued expansion of, and reliance of consumers and businesses on, the Internet. The Internet may not be able to support an increased number of users or an increase in the volume of data transmissions. As a result, the performance or reliability of the Internet may be adversely affected as use increases. The improvement of the Internet in response to increased demand will require timely improvement of the high speed modems and other communications equipment that form the Internet infrastructure. The Internet has already experienced outages and delays as a result of damage to portions of its infrastructure.

   The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. We cannot assure you that the infrastructure, products or services necessary to maintain and expand the Internet will be developed, and without these developments, there will be limited, if any, demand for VCI's Web site design and development services.

Because competition in the online community and Web site design and development businesses is intense, and many of VCI's competitors have greater resources than VCI, VCI's ability to maintain or improve its position in these markets could be harmed.

   The market for community content aggregators on the Internet is new and rapidly evolving. Competition for registrants, consumers, users and advertisers is intense and is expected to increase over time. Barriers to entry are relatively low. Other companies that are primarily focused on creating online communities and with whom VCI competes are:

  . competitors to virtualjerusalem.com include: Jewish Communities On-Line
    (located at America Online), JCN (www.jcn18.com; general commercial Jewish Web sites), Shamash (www.shamash.org; a non-profit Jewish communal network), Shema Yisrael (www.shemayisrael.co.il; a non-profit ultra Orthodox Web site), and the Jerusalem Post (www.jpost.co.il; the online edition of the newspaper);

  . competitors to virtualholyland.com include: crosswalk.com (published by Didax, Inc.), Jesus2000.com, the Christian Broadcasting Network (wwww.cbn.com), and other Web sites published by ministries and evangelists worldwide; and

  . competitors to virtualireland.com include: The Irish Times
    (www.ireland.com), Local Ireland (www.local.ie; a quasi-governmental Web site financed in part by Telecom Eireann), Ask Ireland
    (www.askireland.com); published by the government of Ireland), Touchtel's tourist information site (www.goireland.com), paddynet.com, irishabroad.com and celtic.com.

   VCI also faces competition and competes for users and traffic with Web directories, search engines, shareware archives, other content Web sites, online service providers, and traditional media companies such as ABC, America Online, CBS, CNET, Excite, Infoseek, Lycos, NBC, Microsoft, Time Warner and Yahoo!. Increased competition from these and other sources could require VCI to respond to competitive pressures by establishing pricing, marketing and other programs, or seeking out additional strategic alliances or acquisitions that may be less favorable to it than VCI could otherwise establish or obtain.

   Substantially all of VCI's current advertising customers and content partners also have established collaborative relationships with some of VCI's competitors or other Web sites. VCI's advertising customers might also conclude that other Internet businesses, such as search engines, commercial online services and Web sites that offer professional editorial content, are more effective sites for advertising. Moreover, VCI may be unable to maintain the traffic on its Web sites or sustain or increase the size of its registered user base, which would make VCI's Web sites less attractive than those of its competitors. Any of these factors could adversely affect VCI's ability to maintain or improve its competitive position.

   VCI recently started offering third parties, other than its content partners, Web site design and development services that focus on Web site content management. The market for these services is relatively new, intensely competitive and subject to rapid technological change. VCI expects competition not only to persist, but to increase. Increased competition may result in price reductions, reduced margins and loss of market share. VCI's competitors fall into several categories, including Internet service firms, technology consulting firms, technology integrators, strategic consulting firms, and in-house information technology, marketing and design departments of VCI's potential clients. These competitors include Vignette Ltd. and Futuretense, Inc.

   The barriers to entry for Web site design and development of content management systems are also relatively low, although higher than less specialized areas of Web site design and development. As a result, VCI expects to face additional competition from new market entrants in these businesses in the future. Since the market for these services is rapidly evolving, VCI's competitors may be better positioned to service clients. VCI competes on the basis of a number of factors, including the breadth and quality of the services offered, creative design and systems engineering expertise, pricing, technological innovation, and understanding clients' strategies and needs. Many of these factors are beyond VCI's control, therefore, existing or future competitors may develop or offer services that provide significant advantages over the services offered by VCI.

   Many of VCI's competitors have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater resources. In addition to current competitors, it is likely that additional competitors will enter VCI's markets in the future, and that many of these competitors will have substantially greater resources than VCI. VCI cannot assure you that it will be able to compete successfully in any of its current markets.

VCI could be liable for legal proceedings that would injure its business reputation or result in substantial damages against it.

   Certain of VCI's engagements involve the design and development of Web sites that are important to their clients' businesses. VCI's failure or inability to meet a client's expectations in the performance of services could injure either VCI's or the client's business reputation or result in a claim for substantial damages regardless of VCI's responsibility for such failure. In addition, the services VCI provides to its clients may include access to confidential or proprietary client information. Although VCI has implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against VCI for substantial damages. VCI's contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect it from liability for damages. Moreover, VCI does not currently have errors and omissions insurance.

If VCI cannot integrate future acquisitions into its existing operations, then VCI may be unable to manage its operations and expand its business.

   VCI has been approached from time to time to consider and evaluate potential business combinations, both involving its acquisition of other companies and potential investments in VCI or other business combinations. VCI may engage in discussions relating to similar transactions in the future. Although VCI expects to grow, in part, through business combinations, it is uncertain whether VCI will decide to enter into any transaction. If VCI does enter into a transaction, VCI cannot be certain what the terms of the transaction or its timing will be.

   Acquiring complementary businesses, products and technologies is an integral part of VCI's business strategy. Some of the risks attendant to this acquisition strategy are:

  . difficulties and expenses of integrating the operations and personnel of acquired companies into VCI's operations while preserving the goodwill of the acquired entity;

  . the additional financial resources that may be needed to fund the operations of acquired companies;

  . the potential disruption of VCI's business;

  . VCI management's ability to maximize its financial and strategic position by incorporating acquired technology or businesses;

  . the difficulty of maintaining uniform standards, controls, procedures and policies;

  . the potential loss of key employees of acquired companies;

  . the impairment of relationships with employees, content partners, advertisers and customers as a result of changes in management; and

  . increasing competition with other entities for desirable acquisition targets.

   Any of the above risks could prevent VCI from realizing significant benefits from its acquisitions. In addition, following the merger, the issuance of our common stock, options or other securities in acquisitions will dilute our stockholders' interests, while the use of cash will deplete our cash reserves. Finally, if VCI is unable to account for its acquisitions under the "pooling of interests" method of accounting, VCI may incur significant, one-time write-offs and amortization charges. These write-offs and charges could decrease VCI's future earnings or increase its future losses.

If VCI's important strategic relationships are discontinued for any reason, our ability to generate revenue from advertising and e-commerce referrals would be adversely effected.

   Although VCI's strategic relationships with its content partners and Internet services providers are a key factor in VCI's overall business strategy, its strategic partners may not view their relationships with VCI as significant to their own business. There is a risk that parties with whom VCI has strategic alliance agreements may not perform their obligations as agreed. VCI's arrangements with strategic partners generally do not establish minimum performance requirements but instead rely on the voluntary efforts of its partners. In addition, most of VCI's agreements with strategic partners may be terminated by either party with little notice. If important strategic relationships are discontinued for any reason, VCI's ability to generate revenue from advertising and e-commerce referral revenues may be adversely affected.

Risks Typical of the Internet Industry

Privacy concerns, government regulation and legal uncertainties could adversely effect activity on the Internet, including VCI's Web sites.

   Laws and regulations that apply directly to communications or commerce over the Internet are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws that govern intellectual property, privacy, libel and taxation apply to the Internet. The development of laws governing these areas may decrease the growth in the use of the Internet, including VCI's Web sites, or give rise to claims by VCI's clients for whom it develops or designs Web sites or other third parties. In addition, the growth and development of the e-commerce market may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of these laws or regulations could adversely affect VCI's ability to generate e-commerce referral revenue.

   The Federal Communications Commission is currently reviewing its regulatory positions on data transmissions over telecommunications networks and could seek to impose some form of telecommunications carrier regulation on telecommunications functions of information services. State public utility commissions generally have declined to regulate information services, although the public service commissions of some states continue to review potential regulation of such services. Future regulation or regulatory changes could have an adverse effect on VCI's business and results of operations.

Imposition of new taxes or fees by the United States Federal government, state governments or foreign governments on Internet transactions or on the use of the Internet as a means of communication could adversely effect VCI's advertising or e-commerce revenue.

   Imposition of sales or other taxes on sales of merchandise purchased by users of VCI's Web sites from its strategic partners' Web sites by states or countries where these goods are shipped could have a material adverse effect on the amount of referral fees VCI receives from these sales. Imposition of new taxes or fees by the Federal government of the United States or by foreign governments on Internet transactions or on the use of the Internet as a means of communication could also adversely effect VCI's advertising or e-commerce revenue.

VCI could be liable for online content not covered by VCI's insurance.

   The nature and breadth of information disseminated on VCI's Web sites could expose it to liability in various areas, including claims relating to:

  . the content and publication of various materials based on defamation, libel, negligence, personal injury and other legal theories;

  . copyright or trademark infringement and wrongful action due to the actions of third parties;

  . use of third party content made available through its Web sites via links to its content partners or other Web sites or through content and material posted by members in chat rooms and on bulletin boards;

  . damages arising from the use or misuse of the free e-mail services that VCI offers; and

  . product information and reviews that VCI offers.

   In the past, these types of claims have been made, sometimes successfully, against online service providers and other print publications. Claims of these kinds against VCI would result in VCI incurring substantial costs and would also be a drain on its financial and other resources. If there were a sufficient number or several severe claims of this nature, VCI would need to implement measures to reduce its exposure and potential liability. In addition to being a drain on VCI's resources, this may also require taking measures that could make VCI's Web sites or services less attractive to its registrants and users. This in turn could reduce traffic on VCI's Web sites, negatively impact the size of its registered user base, and reduce its advertising and e-commerce revenues. VCI carries general liability insurance in the aggregate amount of $2 million and umbrella coverage in an aggregate amount of $2 million. This coverage may be insufficient to cover expenses and losses arising in connection with any claims against VCI. To the extent VCI's insurance coverage does not cover liability or expenses it incurs, VCI's financial and other resources could be strained.

VCI's inability to protect its intellectual property rights could adversely effect VCI's ability to operate its businesses.

   VCI considers its names, logos and designs as proprietary and tries to protect them under existing United States and international laws relating to protection of intellectual property. VCI also developed internal procedures to control access and dissemination of proprietary information. Despite VCI's precautions, third parties may succeed in misappropriating its intellectual property or independently developing similar intellectual property. Protecting VCI's intellectual property against infringement could result in substantial legal and other costs and could divert VCI's limited management resources and attention from its business plans.

   Some of the technology incorporated in VCI's Web sites, and offered to VCI's content partners and clients of its Web site design and development services, is based on technology licensed from third parties. As VCI continues to introduce new services, VCI may need to license additional technology. If VCI is unable to timely license needed technology on commercially reasonable terms, it could experience delays and reductions in the quality of its services, all of which could adversely affect its business and results of operations. VCI's reputation and the value of its proprietary information could also be adversely affected by actions of third parties to whom VCI licenses its proprietary information and intellectual property. If someone asserts a claim relating to proprietary information against VCI, VCI may seek licenses to this intellectual property. VCI may not, however, be able to obtain licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could prevent or limit VCI's ability to develop its Web sites.

   Although VCI does not believe it infringes the proprietary rights of any third parties, VCI may be subject to claims from third parties in the future. These claims, whether or not meritorious, could result in litigation and become a drain on VCI's management and financial resources. If successful, claims of this nature could subject VCI to liability, injunctive relief restricting its use of intellectual property important to its operations, and could ultimately cause VCI to lose rights to some of its intellectual property.

VCI's inability to incorporate certain content management software from a third party into its own Web sites and the Web sites of its Web site design and development clients, could adversely effect VCI's ability to develop content on its own Web sites and to expand its Web site design and development business.

   In July 1999, VCI acquired a license to certain content management software for use by VCI in maintaining content on its own Web sites. VCI is also intending to use this software in the design and development of the Web sites of its clients. VCI cannot assure you that it will be able to successfully integrate this software into its own Web sites and the Web sites of its clients. If VCI is unable to integrate the software into its own, and its clients' Web sites, VCI's ability to develop content on its own Web sites and to expand its Web site design and development business could be adversely affected.

Year 2000 issues could negatively affect VCI's business.

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results causing disruptions of operations, including an inability to process transactions, send invoices, publish content on VCI's Web sites or engage in other business activities.

   VCI's applications operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. VCI is unable to predict to what extent its business may be affected if its systems or the systems that operate in conjunction with its systems experience a material Year 2000 failure. VCI is also subject to the Year 2000 risks affecting the Internet as a whole.

   Known or unknown errors or defects that affect the operation of VCI's software and systems could result in delay or loss of revenue, interruption of services, cancellation of contracts and registrants, diversion of development resources, damage to VCI's reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect VCI's business, financial condition and results of operations.

   One of the most likely worst case scenarios for VCI due to a Year 2000 failure is that access to VCI's Web sites through the Internet would be limited or impossible due to a telecommunications problem beyond VCI's control. In such a scenario, VCI would be dependent on third party telecommunications providers to remedy the problem.

   Another likely worst case scenario for VCI is the failure of a VCI server to function properly due to a Year 2000 issue. VCI believes that such a failure could be remedied within 24 hours by its staff or the staff of its service providers.

Risks Relating to Your Investment in HDG

Our stock price has been and may continue to be volatile following the merger.

   The trading price of our common stock has been, and following the merger is likely to be, highly volatile due to a variety of factors, including:

  . actual or anticipated variations in quarterly operating results and changes in financial estimates by securities analysts;

  . announcements of technological innovations;

  . new products or services offered by VCI or its competitors;

  . conditions or trends in the advertising or e-commerce market;

  . our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments (or the absence of the same);

  . additions or departures of key personnel;

  . sales of common stock or the exercise of our outstanding options, warrants, Class A or B Warrants, Unit Purchase Options or Escrowed Shares or Options; and

  .  other events or factors beyond our control.

   In addition, the Nasdaq SmallCap Market, where many publicly held Internet companies are traded, has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated or disproportionate to the operating performance of these companies. The trading prices of many Internet companies' stocks were recently at or near historical highs and these trading prices and price to earnings multiples are substantially above historical levels. These trading prices and multiples may not be sustainable. These broad market and Internet industry factors may materially adversely affect the market price of our common stock, warrants, and units regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against that company. Similar litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Your investment in our stock may become illiquid and you may lose your entire investment.

   Moreover, under the Nasdaq Stock Market Marketplace Rules, Nasdaq requires Nasdaq SmallCap Market issuers to comply with applicable requirements for initial inclusion (versus continued listing) where such issuer merges with a non-Nasdaq entity which results in a change of control and a change in the business of such issuer. Accordingly, following the merger we are subject to Nasdaq's initial inclusion requirements which require us to meet all of the following requirements upon completion of the merger:

  . we have net tangible assets (total assets, excluding goodwill, minus total liabilities) of at least $4 million, or a market capitalization exceeding $50 million, or

   net income (in the latest fiscal year or two of the last three fiscal years) exceeding $750,000;

  . we have a public float of at least 1 million shares (not including shares held directly or indirectly by any of our officers or directors or by any other person who beneficially owns more than ten percent of our total outstanding shares);

  . the market value of our public float is at least $5 million;

  . the minimum bid price of our common stock is $4 per share;

  . we have at least three market makers for our common stock;

  . we have at least 300 shareholders of our common stock (each of which hold at least 100 shares of common stock);

  . we have an operating history of at least one year; and

  . we meet certain corporate governance tests promulgated by Nasdaq.

   We cannot assure you that we will meet all of these requirements following the completion of the merger, and even if we do, Nasdaq may, in its sole discretion, still deny inclusion of any of our securities on the Nasdaq SmallCap Market or apply additional or more stringent criteria for the inclusion of any of our securities on the Nasdaq SmallCap Market. Accordingly, we cannot assure you that our securities will retain their current Nasdaq SmallCap listings. Regardless if our listings are maintained, we cannot assure you that any trading market for our securities will exist. Consequently, you may not be able to liquidate your investment in the future, if at all, and as a result may lose a significant portion, or all, of your investment.

Penny stock regulations may affect your ability to sell our securities.

   As part of the merger, we must apply for listing of our securities, including our common stock, on the Nasdaq SmallCap Market. If our common stock is not quoted on the Nasdaq SmallCap Market or listed on another exchange, trading in our common stock would be covered by the Exchange Act's "penny stock" rules if our common stock is deemed a penny stock (as defined below). Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and "accredited investors" must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from these rules if the market price is at least $5.00 per share.

   The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These exceptions include an equity security listed on the Nasdaq SmallCap Market, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

   If our securities were to become subject to the regulations applicable to penny stocks, the market liquidity for these securities would be severely affected, limiting the ability of broker-dealers to sell these securities and your ability to sell our common stock in the public market.

Anti-takeover provisions in our post-merger charter could negatively impact our stock's trading price.

   Following the merger, our Board of Directors will have the authority to issue up to 5,000,000 shares of preferred stock without the need for stockholder approval. The Board may also determine the economic and voting rights, of this preferred stock. The holders of our common stock could be adversely affected by the issuance of preferred stock. Issuance of preferred stock could impede or prevent transactions that would cause a change in control of our company. This might discourage bids for our common stock at a premium over the market price of our common stock and adversely affect the trading price of our common stock. We have no current plans to issue shares of preferred stock.

Approximately 11,999,293 million, or 70%, of our total outstanding shares will be restricted from immediate resale following the merger, but may be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is profitable.

   Upon completion of the merger, we will have outstanding approximately 17,133,219 shares of common stock, based on shares outstanding as of June 30, 1999 and assuming (which assumptions shall apply to the entire discussion under this risk factor):

  1. a conversion ratio of 1.361, as described in the second example on page 2 of this proxy statement/prospectus;

  2. the conversion of all of VCI's Series A Preferred Stock and Series B Preferred Stock into VCI common stock concurrent with the merger;

  3. the exchange of all outstanding VCI common stock into our common stock upon completion of the merger;

  4. no exercise of any of the outstanding options to purchase approximately 2,024,000 shares of VCI common stock, the outstanding warrants to purchase approximately 1,558,936 shares of VCI common stock (not including warrants to be issued to Jesup & Lamont in connection with the merger), or the outstanding options to purchase approximately 185,674 shares of our common stock, or the outstanding Class A or Class B warrants or Unit Purchase Options to purchase approximately 5,620,000 shares of our common stock;

  5. no conversion of the $150,000 loan made to VCI which is convertible into approximately 258,621 shares of VCI common stock; and

  6. the holders of 75% of the Escrowed Shares and Options (see "Share Ownership of Management and Certain Stockholders--Escrowed Shares and Options" for a more detailed description of the Escrowed Shares and Options) convert such shares into three year warrants to purchase shares of our common stock.

   Of these 17,133,219 shares that will be outstanding, approximately 5,133,926 shares, or 30%, will be freely tradable without restriction under the Securities Act.

   Of the remaining 11,999,293 shares that will be outstanding, these shares will become available for resale in the public market as described below.

   Approximately 11,111,726 of these shares are subject to tiered lock-up agreements that the shareholders signed with VCI and HDG prior to the merger. These lock-up agreements generally prohibit the sale of these shares as follows:

   Number of months following merger        What is permitted under lock-up agreement
   ---------------------------------        -----------------------------------------
   up to 3 months                      No sales.
   3-6 months                          Sale of up to 25% of shares held at merger closing.
   6-9 months                          Sale of up to 50% of shares held at merger closing.
   after 9 months                      Sale of up to 100% of shares held at merger closing.

   In addition, the remaining 887,567 restricted shares of our common stock will be subject to lock-up agreements which generally prohibit the sale of these shares for six months following the completion of the merger.

   Upon the expiration in whole or in part of the restrictions imposed by the lock-up agreements described above, the persons party to those agreements will be able to sell their shares subject to the restrictions imposed by the federal securities laws.

   As restrictions on resale end, the market price could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

   In addition, the holders of VCI warrants exercisable, upon completion of the merger, into approximately 1,126,429 shares of our common stock are subject to the tiered lock-up agreements described above. However, all of these warrant holders may exercise their warrants prior to the completion of the merger, and in exchange would receive registered shares of our common stock not subject to such lock-up agreements.

   In addition, following the merger, we plan to register VCI's options which would be exercisable into approximately 2,754,664 shares of our common stock after the completion of the merger. These options were issued under VCI stock plans that we will assume in the merger. This registration will permit these option holders to freely trade our common stock which they receive upon exercise of their options, subject to any lock-up agreements they have signed and the restrictions imposed by the federal securities laws. Of these options, employees holding 100% of these options signed lock-up agreements which generally prohibit the sale of the underlying shares for six months following the completion of the merger.

   In September 1999, we filed a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable pursuant to outstanding options and all shares of common stock reserved for issuance under our 1996 Stock Option Plan. This registration statement would become effective immediately upon filing, and shares covered by this registration statement therefore would be eligible for sale in the public markets, subject to options becoming exercisable, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. As of September 10, 1999 there were outstanding options to purchase up to 107,000 shares of common stock that will be eligible for sale in the public market following the effectiveness of the registration statement from time to time subject to becoming exercisable and the expiration of the lock-up agreements following the consummation of the merger, out of a total of 250,000 shares of common stock reserved for issuance under the 1996 Stock Option Plan.

Following the merger, we may not receive all of the tax benefits from our accumulated net operating losses.

   As a result of the merger, the combined company may be required to pay federal income taxes because of limitations on the use of net operating loss carryforwards. Currently, HDG has approximately $4.2 million in loss carryforwards, of which it may use approximately $210,000 each year as associated with approximately $1.7 million of such loss carryforwards and of which it may use approximately $2.5 million of the remaining loss carryforwards each year subject to certain other limitations, with any unused portion being carried forward to the next year. The merger will result in an ownership change of HDG for purposes of the Internal Revenue Code and the combined company's use of HDG net operating loss carryforwards may be limited to approximately $242,000 each year with any unused portion carried forward.

No dividends will be paid in the near future.

   Neither we nor VCI has ever paid dividends on its common stock. Following the merger, we do not anticipate paying dividends in the future. We intend to reinvest any funds that might otherwise be available for the payment of dividends in further development of our business following the merger.

The forward looking statements made in this proxy statement/prospectus might prove inaccurate, resulting in a material difference between such statements and our actual results.

   Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this proxy statement/prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements following the merger to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this proxy statement/prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "thinks," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

                             THE HDG ANNUAL MEETING

Purpose, Time and Place

   We are furnishing this proxy statement/prospectus to the holders of shares of our common stock in connection with the solicitation of proxies by our Board
of Directors for use at our annual meeting to be held on        , 1999. Our
annual meeting will be held at the offices of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, 2121 Avenue of the Stars, Eighteenth
Floor, Los Angeles, California, on [October]   , 1999, at 10:00 a.m. local time
and at any adjournments or postponements thereof.

   At our annual meeting, the holders of our common stock will be asked to vote on proposals to:

  . adopt and approve the agreement and plan of merger, dated as of June 2, 1999, by and among HDG, HDG Acquisition Sub, Inc. and VCI and the transactions contemplated thereby;

  . reelect the existing eight directors to serve as our Board of Directors pending consummation of the merger and, in the event that the merger is not consummated, until such time as their successors are duly elected;

  . elect the seven directors nominated by VCI pursuant to the merger agreement to serve as our Board of Directors effective upon consummation of the merger;

  . amend our Certificate of Incorporation, effective only upon consummation of the merger, to, among other things, increase the number of authorized shares of HDG common stock to 45,000,000 shares and change our name to "Virtual Communities, Inc.";

  .  amend our bylaws effective upon consummation of the merger;

  . approve Arthur Andersen, LLP as our independent auditors effective upon consummation of the merger; and

  . approve and adopt the 1999 Stock Incentive Plan, effective upon consummation of the merger.

Record Date; Voting Power

   Our Board of Directors has fixed the close of business (5:00 p.m., Los Angeles time) on September 21, 1999 as the record date for determining the holders of shares of our common stock entitled to notice of, and to vote at, our annual meeting. Only holders of record of HDG common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

   At the close of business on the record date, [1,951,426] shares of HDG common stock were issued and outstanding and entitled to vote at our annual meeting. Holders of record of HDG common stock are entitled to one vote per share on any matter which may properly come before our meeting. Votes at our annual meeting may be cast in person or by proxy.

   The presence at our annual meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum in order to transact business at the meeting. However, in the event that a quorum is not present at the annual meeting, we expect to adjourn or postpone the meeting in order to solicit additional proxies.

Votes Required

   Approval by our stockholders of our Board of Directors' proposal to adopt and approve the merger agreement and the transactions contemplated thereby and the amendment to our certificate of incorporation will require the affirmative vote of a majority of the outstanding shares of our common stock outstanding on the record date. Under applicable Delaware law, in determining if our Board's proposal to adopt and approve the merger agreement and the transactions contemplated thereby and the amendment to our certificate of incorporation have been approved by our stockholders, abstentions by our stockholders will have the same effect as a vote against the proposals, although they will count toward the presence of a quorum.

   Brokers who hold shares of HDG common stock as nominees, in the absence of instructions from the beneficial owners thereof, will not have discretionary authority to vote for approval and adoption of the merger agreement, but brokers who hold shares of HDG common stock as nominees will have such authority to vote such shares for the approval of the other proposals. Any shares which are not voted because the nominee-broker lacks discretionary authority will have the same effect as a vote against the proposals. Accordingly, any beneficial owner of our common stock whose stock is held by a broker as a nominee should instruct their broker as to how to vote their shares. See "Voting of Proxies" below.

   The affirmative vote of a plurality of the votes cast at our annual meeting will be required for the election of directors. For purposes of the election of directors, abstentions will not be treated as votes cast and will have no effect on the result of the vote. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be treated as voted with respect to the directors indicated, although it will be counted for purposes of determining whether there is a quorum.

   The affirmative vote of the majority of shares present in person or represented by proxy at our annual meeting and entitled to vote on the matter is required for approval of the proposals to amend our bylaws and approve the independent auditors. For purposes of voting on these proposals, abstentions and broker non-votes will not be counted as votes cast or as votes entitled to be cast on the matter and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at our annual meeting and entitled to vote on the matter is required for approval of the proposed Stock Incentive Plan. For purposes of the voting on the proposed plan, abstentions will have the same effect as votes against the proposed plan and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. Both abstentions and broker non-votes will count toward the presence of a quorum.

Voting of Proxies

   Shares of our common stock represented by properly executed proxies that we receive prior to the start of our annual meeting will be voted at the annual meeting in the manner specified by such proxies. HDG stockholders should be aware that, if their proxy is properly executed but does not contain voting instructions, their proxy will be voted FOR adoption and approval of each of the proposals before the annual meeting. HDG stockholders should also be aware that, if their proxy is not submitted or is improperly executed, their proxy will be voted against adoption and approval of each of the proposals.

   We do not expect that any matter other than as described herein will be brought before our annual meeting. If other matters are properly presented before the meeting, the persons named in a properly executed proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting; provided, that a properly executed proxy that has been designated to vote against the adoption and approval of the merger agreement will not be voted, either directly or through a separate proposal, to adjourn the meeting to solicit additional votes.

Revocability of Proxies

   The grant of a proxy on the enclosed proxy card or a vote by telephone, does not preclude a stockholder from voting in person. Also, a stockholder of HDG may revoke or change their vote on a proxy at any time prior to its exercise by:

  . delivering, prior to the start of our annual meeting, to Theodore Lanes, Secretary of HDG, 1219 Morningside Drive, Suite 102, Manhattan Beach, California 90266, a written notice of revocation bearing a later date or time than the proxy previously delivered to us,

  . delivering to the Secretary of HDG, at the prior address, a duly executed proxy with different instructions bearing a later date or time than the proxy previously delivered to us, or

  . attending our annual meeting and voting in person.

   We do not expect to adjourn our annual meeting for a period of time long enough to require the setting of a new record date for such meeting. If an adjournment occurs, it will have no effect on the ability of our stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

Solicitation of Proxies and Consents

   HDG. HDG will bear the cost of the solicitation of proxies from its own stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

   VCI. VCI will bear the cost of the solicitation of consents from its own stockholders, except that the cost of printing this proxy statement/prospectus will be borne by us as provided for in the merger agreement. See "THE MERGER-- Expenses". VCI has three classes of outstanding voting securities which will be entitled to vote on the merger by written consent. Those classes, the number of shares outstanding in each class and the number of votes to which each class is entitled is described below:

                                  Number of        Total Number of
                              Shares Outstanding   Votes Per Class
                                (Per Class/As       (Per Class/As
                              Converted Into VCI    Converted Into
   Class of Voting Security     Common Stock)      VCI Common Stock)
   ------------------------   ------------------   ----------------
   VCI Common Stock........           8,538,276           8,538,276
   VCI's Series A Preferred
    Stock..................    14,550/1,807,004(1) 14,550/1,807,004(1)
   VCI's Series B Preferred
    Stock..................      10,325/491,667(2)   10,325/491,667(2)

--------
Notes:

(1) Each share of VCI's Series A Preferred Stock is convertible into approximately 124 shares of VCI common stock based on a conversion ratio of $0.8052 as provided in the Certificate of Designation for such Stock.

(2) Each share of VCI's Series B Preferred Stock is convertible into approximately 48 shares of VCI common stock based on a conversion ratio of $2.10 as provided in the Certificate of Designation for such Stock. This conversion ratio is subject to adjustment as provided in the Certificate of Designation.

   In accordance with, and subject to, Section 228 of the Delaware General Corporation Law, the record date for the VCI stockholder vote by written consent shall be the date on which VCI receives the last of the signed consents from those holders of VCI's outstanding stock having the minimum number of votes necessary to authorize the merger.

Share Ownership of Management and Certain Stockholders

 VCI

   The following table sets forth, as of September 15, 1999, information as to:
(a) the beneficial ownership of VCI common stock by (i) each person serving VCI as a director on such date, (ii) each person who qualifies as a "named executive officer" as defined in Item 402(a)(2) of Regulation S-B under the Exchange Act, and (iii) all of such directors and executive officers of VCI as a group; and (b) each person known to VCI as having beneficial ownership of more than 5% of VCI common stock.

                                    Name and Address             Number of Shares  Percentage of Shares
     Title of Class              of Beneficial Owner(2)         Beneficially Owned Beneficially Owned(1)
     --------------              ----------------------         ------------------ ---------------------
Common Stock............ Avi Moskowitz(3)                             429,000               4.0%
                         Peter A. Jacobs(4)                           159,462               1.5%
                         David Morris(5)                              132,977               1.2%
                         Sonja Simon(6)                                16,667                .2%
                         All Directors and Executive Officers         766,961               7.9%
                         Paul and Hannah Lindenblatt(7)               721,500               6.2%
                         Roth Trust(8)                              1,721,500              16.0%
                         Net Results Holdings, LLC(9)               1,454,000              13.5%
                         Line Holdings Ltd.(10)                       693,791               6.4%
Series A Preferred
 Stock(11).............. Howard F. Curd(12)                             1,000               6.9%
                         Howard R. Curd(13)                             1,000               6.9%
                         A.F. Lehmkuhl(14)                              1,000               6.9%
Series B Preferred
 Stock(15).............. Steven B. Leed & Elizabeth Leed(16)              500               5.4%
                         Frank A. Cieri(17)                               500               5.4%
                         Lawrence W. Cohen & Lynn L. Cohen(18)            500               5.4%
                         Back Bay Capital Partners, LLC(19)               500               5.4%
                         Robert J. Levenson & Mira Levenson(20)         1,000              10.7%
                         Joseph Hoenig(21)                                500               5.4%
                         Walter E. Scott(22)                              500               5.4%
                         Hasanain Panju(23)                             1,500              16.1%

--------
 (1) Percentage of VCI common stock shares beneficially owned is based upon 10,836,947 shares of VCI common stock outstanding prior to the merger, which number includes 8,538,276 shares of VCI common stock outstanding, plus 1,807,004 shares of VCI common stock reserved for issuance upon conversion of the 14,550 shares of VCI Series A Preferred Stock outstanding, plus 491,667 shares of VCI common stock reserved for issuance upon conversion of the 10,325 shares of VCI Series B Preferred Stock outstanding. See Note (16).

 (2) Except as otherwise provided, the address for all beneficial owners is c/o Virtual Communities, Inc., 589 Eighth Avenue, New York, NY 10018. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the beneficial owners have sole voting and investment power with respect to all shares of VCI common stock set forth opposite their names.

 (3) Includes options exercisable for 161,333 shares of VCI common stock exercisable within 60 days after September 15, 1999. Also includes warrants exercisable for 140,000 shares of VCI common stock exercisable within 60 days after September 15, 1999. Does not include 1,721,500 shares of VCI common stock held by the Roth Trust, of which Mr. Moskowitz is a potential beneficiary. Mr. Moskowitz disclaims beneficial ownership of these shares.

 (4) Includes options exercisable for 16,667 shares of VCI common stock exercisable within 60 days after September 15, 1999.

 (5) Includes options exercisable for 16,667 shares of VCI common stock exercisable within 60 days after September 15, 1999. Also includes warrants exercisable for 116,310 shares of VCI common stock exercisable within 60 days after September 15, 1999. Does not include 674,098 shares of VCI common stock held by Line Holdings Ltd., which is controlled by a discretionary settlement of which Mr. Morris is a potential beneficiary. Also does not include 248,723 shares of VCI common stock held by Business Systems Consultants Ltd., which is controlled by a discretionary settlement of which Mr. Morris is a potential beneficiary. Also does not include warrants exercisable for 19,693 shares of VCI common stock exercisable within 60 days after September 15, 1999, held by Line Holdings Ltd., which is controlled by a discretionary settlement of which Mr. Morris is a potential beneficiary. Also does not include warrants exercisable for 196,700 shares of VCI common stock exercisable within 60 days after September 15, 1999, held by Business Systems Consultants Ltd., which is controlled by a discretionary settlement of which Mr. Morris is a potential beneficiary. Mr. Morris disclaims beneficial ownership of the VCI common stock held by Line Holdings Ltd. and Business Systems Consultants Ltd., and the warrants to purchase shares of VCI common stock held by Line Holdings Ltd. and Business Systems Consultants Ltd. The address for Line Holdings Ltd. is 57-63 Line Wall Road, Gibraltar, and the address for Business Systems Consultants Ltd. is 31-33 Le Pollet Street, Peterport, Guernsey, Channel Islands GY1 4JG. Does not include warrants exercisable for 125,595 shares of VCI common stock, exercisable 60 days after September 15, 1999.

 (6) Includes options exercisable for 16,667 shares of VCI common stock exercisable within 60 days after September 15, 1999.

 (7) Sister and brother-in-law of Mr. Moskowitz. Mr. Moskowitz disclaims beneficial ownership of these shares.

 (8) The address of the Roth Trust is c/o Line Holdings Ltd., 57-63 Line Wall Road, Gibraltar.

 (9) The address of Net Results Holdings, LLC is 151 West 25th Street, New York, New York 10001.

(10) Includes warrants exercisable for 19,693 shares of VCI common stock exercisable within 60 days after September 15, 1999, which is controlled by a discretionary settlement.

(11) There are 14,550 shares of Series A Preferred Stock outstanding which will automatically convert into 1,807,004 shares of VCI common stock upon consummation of the merger.

(12) Mr. Curd's address is c/o Jesup & Lamont Securities Corp., 650 Fifth Avenue, 3rd Floor, New York, NY 10019.

(13) Mr. Curd's address is 2 North Tamiami Trail, Suite 900, Sarasota, Florida 34228.

(14) Mr. Lehmkuhl's address is 102 Larkspur Terrace, Bellevue, Ohio 44811.

(15) There are 21,000 shares of Series B Preferred Stock authorized. VCI sold 9,325 shares of such stock in June 1999. These shares of Series B Preferred Stock will automatically convert into 444,048 shares of VCI common stock upon consummation of the merger.

(16) Mr. and Mrs. Leed's address is 22 William Street, Andover, MA 01845.

(17) Mr. Cieri's address is 58 Old Village Lane, North Andover, MA 01845.

(18) Mr. and Mrs. Cohen's address is 42 Fern Drive East, Jericho, NY 11753.

(19) Back Bay Capital Partners, LLC's address is 25 Holly Lane, #1C, Chestnut Hill, MA 02467.

(20) Mr. and Mrs. Levenson's address is 39 Hawthorne Road, Essex Falls, NJ
     07021.

(21) Mr. Hoenig's address is 287 Narragansett Avenue, Lawrence, NY 11559.

(22) Mr. Scott's address is 1343 East 62nd Street, #54, Tulsa, Oklahoma 74136.

(23) Mr. Panju's address is 9015 Roussin, Brossard, Quebec, Canada J4X 2K3.

HDG

   The following table sets forth, as of September 13, 1999, information as to:
(a) the beneficial ownership of HDG common stock by (i) each person serving HDG as a director on such date; (ii) each person who qualifies as a "named executive officer" as defined in Item 402(a)(2) of Regulation S-B under the Exchange Act; and (iii) all of such directors and executive officers of HDG as a group; and (b) each person known to HDG as having beneficial ownership of more than 5% of HDG common stock.

 Name and Address of Beneficial         Number of Shares    Percent of Shares
 Owner                                Beneficially Owned(1) Beneficially Owned
 ------------------------------       --------------------  ------------------
Nautilus Group Japan, Ltd.(2)........       366,515                18.8%
Jonathan Seybold(3)..................       157,464                 8.0%
Gregory L. Zink(4)...................       403,409                20.4%
Brian Wasserman(5)...................         9,800                 0.5%
Theodore Lanes(6)....................        32,500                 1.6%
William Blase(7).....................        14,140                 0.7%
Kenneth W. Krugler(8)................        28,108                 1.4%
M. Caroline Martin(9)................         7,000                 0.4%
Allan Dalfen(10).....................         7,000                 0.4%
All Directors and Named Executive
 Officers............................       659,421                32.0%

--------
 (1) Includes such individuals' Escrowed Shares (see "Escrowed Shares and Options" below) and options exercisable within 60 days. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

 (2) The address of such company is c/o Clark Management Co. Inc., P.O. Box 3090, Boynton Beach, Florida 33424.

 (3) Includes 141,464 shares, 70,732 of which are Escrowed Shares, held by the Seybold Family Trust and options to purchase 16,000 shares of our common stock. Mr. Seybold is a trustee of such Trust, the beneficiaries of which are his wife and his children. The address of such trust is P.O. Box 1315 East Sound, Washington 98245. The address of Mr. Seybold is c/o Heuristic Development Group, Inc., 1219 Morningside Drive, Suite 102, Manhattan Beach, CA 90266.

 (4) Includes 366,515 shares held by Nautilus Group Japan, Ltd., 183,258 of which are Escrowed Shares. Mr. Zink is the Chief Operating Officer of Nautilus Group Japan, Ltd. Mr. Zink disclaims beneficial ownership of these shares. Also includes 6,697 Escrowed Shares and options to purchase 23,500 shares of our common stock held by Mr. Zink. The address of such individual is c/o Clark Management Co. Inc., P.O. Box 3090, Boynton Beach, Florida 33424.

 (5) Includes options to purchase 7,000 shares of our common stock and 700 unit purchase options obtained from the initial public offering. The address of such individual is c/o Heuristic Development Group, Inc., 1219 Morningside Drive, Suite 102, Manhattan Beach, CA 90266.

 (6) Includes options to purchase 32,500 shares of our common stock. The address of such individual is c/o Heuristic Development Group, Inc., 1219 Morningside Drive, Suite 102, Manhattan Beach, CA 90266.

 (7) Includes 7,140 Escrowed Shares held by the Blase Family Trust, of which Dr. Blase is Trustee, and options to purchase 7,000 shares of our common stock held by Dr. Blase. The address of such individual is c/o California Eye Care, 2390 East Florida Avenue, Suite 207, Hemet, CA 92544.

 (8) Includes 21,108 shares of common stock, 10,554 of which are Escrowed Shares held by Transpac Software, Inc., and options to purchase 7,000 shares of our common stock held by Mr. Krugler. Mr. Krugler is the President of Transpac Software, Inc. The address of such company and such individual is 467 Saratoga Avenue, Suite 550, San Jose, California 95129.

 (9) Includes options to purchase 7,000 shares of our common stock. The address of such individual is c/o Riverside Health System, 606 Denbigh Boulevard, Suite 604, Newport News, Virginia 23608.

(10) Includes options to purchase 7,000 shares of our common stock. The address of such individual is c/o Heuristic Development Group Inc., 1219 Morningside Drive, Suite 102, Manhattan Beach, CA 90266.

Escrowed Shares and Options

   In connection with our initial public offering in 1997, the holders of 349,370 shares of our common stock (the "escrowed shares") and options to purchase 50,630 shares of our common stock were placed into escrow pursuant to an escrow agreement. The escrowed shares and options are not transferable or assignable except upon death, by operation of law, to family members of the holders or to a trust for the benefit of a holder, provided that any transferee of escrowed shares or options agrees to be bound by the escrow agreement. The escrowed shares may be voted by their holders. Holders of escrowed options may exercise their options prior to their release from escrow, however, the shares issuable upon such exercise will continue to be held by the escrow agent as escrowed shares subject to the escrow agreement.

   The escrowed shares and options will be released from escrow only if one or more of the following conditions is met:

  . our net income before provision for income taxes and exclusive of any extraordinary earnings (as audited by our independent public accountants) for the fiscal year ending December 31, 1999 amounts to at least $4.5 million;

  . such net income for the fiscal year ending December 31, 2000 amounts to at least $5.7 million;

  . the "bid price" (as defined in the escrow agreement) of the common stock averages in excess of $16.75 per share for 30 consecutive business days during the 18-month period commencing with the nineteenth month from February 11, 1997.

   If none of the applicable net income or bid price levels set forth above have been met by March 31, 2001, the escrowed shares and options, together with any dividends or distributions made with respect thereto, will be canceled and returned to HDG's treasury stock and capital, respectively.

   The consummation of the merger is conditioned upon the holders of a minimum of 75% of the aggregate of all our outstanding escrowed shares and options agreeing to convert their escrowed shares and options into three-year warrants, exercisable six months after issuance, with each such warrant having the right to purchase one share of our common stock at a price equal to the "transaction price" of the merger (or, in the case of the warrants to be issued in respect of the escrowed options, at an exercise price equal to 125% of the "transaction price"),. (See "THE MERGER--Interests of Certain Persons in the Merger-- Escrowed Shares and Options" for a description of the terms and conditions of such conversion of the escrowed shares and options, including the transaction price.)

   No escrowed options are presently held by any officers, directors or principal stockholders of HDG.

                              Proposal Number One

                                   THE MERGER

General

   This proxy statement/prospectus is being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors from holders of the shares of our common stock for use at our annual stockholders'
meeting to be held on         , 1999. This proxy statement/prospectus also
constitutes our prospectus, which is part of a registration statement on Form S-4 we filed with the Securities and Exchange Commission under the Securities Act, in order to register the shares of our common stock to be issued to the holders of shares of VCI common stock in the merger.

Background of the Merger

   Since late 1997, when HDG's Board of Directors determined it was not advisable to proceed with IntelliFit, we actively sought advantageous opportunities to acquire other companies. During this time, we reviewed numerous potential transactions.

   Our primary objective was to identify an opportunity for HDG shareholders to realize both short and long term value greater than our cash value per share. Secondly, we sought to identify transactions that would result in our continued listing on the Nasdaq SmallCap Market. However, we did not eliminate potential opportunities solely on these criteria.

   Consistent with these objectives, we focused our efforts on two fundamental strategies: a merger with an existing public company or a merger with a private company. While we realized that advantages and disadvantages were associated with each strategy, we believed that a merger with certain types of private companies offered our shareholders the greatest potential for enhanced shareholder value relative to cash value per share.

   In December 1998, we retained Jesup & Lamont Capital Markets, Inc. ("Jesup & Lamont") as HDG's non-exclusive financial advisor. Our primary goals in retaining Jesup & Lamont were to receive professional advisory services in connection with potential transactions presented to us by Jesup & Lamont, and to increase the total number of quality opportunities available to us via Jesup & Lamont's search for potential acquirers and target companies.

   In early March 1999, Jesup & Lamont introduced us to VCI. Shortly thereafter, we met with VCI in New York City to discuss VCI's business and the terms of a potential transaction between the parties. On April 6, 1999, we announced that we had entered into a letter of intent to merge with VCI. Following execution of the letter of intent, the parties conducted intensive negotiations which resulted in the execution of the merger agreement as of June 2, 1999.

   We terminated our financial advisory agreement with Jesup & Lamont on March 31, 1999. However, pursuant to the merger agreement, Jesup & Lamont is entitled to a financial advisory fee in connection with the merger as follows: (i) an amount of cash equal to 8% of our "cash value" (as defined in the merger agreement), and (ii) a warrant to purchase 10% of the total number of shares of HDG common stock outstanding immediately prior to the effective time of the merger (excluding the Escrowed Shares), for a period commencing on the closing date of the merger and ending on the fifth anniversary of the closing date, at a price equal to a multiple of our "cash value" divided by the number of HDG shares outstanding immediately prior to the effective time of the merger, with certain exclusions. This fee will be paid by HDG after the merger.

Recommendations of our Board of Directors and Reasons for the Merger

   Our Board of Directors believes that the merger is fair to, and in the best interests of, HDG and our stockholders. Accordingly, our Board has unanimously approved the merger agreement and recommends that our stockholders vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

   Our Board believes that the consummation of the merger presents an opportunity for our stockholders to participate in the fastest growing sector of commerce and the economy--the Internet.

   In reaching its decision to approve the merger agreement and recommend its approval to our stockholders, our Board consulted with our management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

  . By developing a group of Web based communities that act as portals for targeted affinity groups, VCI has a business model that may be replicated across various demographic groups.

  . VCI demonstrates strong growth in Web site traffic and revenue in spite of minimal advertising and marketing expenses.

  . VCI has a business model appealing to specific ethnic and religious groups, which are desirable demographics to advertisers.

  . The negotiated valuation of VCI is modest relative to other online companies offering similar services and products.

  . VCI created the infrastructure to enhance its existing online communities and offer new communities to new affinity groups.

  . The written opinion of Duff & Phelps, LLC that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the conversion ratio is fair, from a financial point of view, to our stockholders. A copy of such opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference.

  . The structure and terms of the merger agreement, which, among other things: is substantially reciprocal in nature as to representations, warranties and covenants; provides for a conversion ratio that will not fluctuate in the event that there are any increases or decreases in the price of our common stock (provided the price of the HDG common stock remains above the transaction price as defined in the merger agreement); and permits us to terminate the merger agreement for a certain fee under circumstances where our Board receives a competing proposal which our Board determines is more advantageous to our stockholders than the acquisition of VCI.

  . The ability to obtain a premium to our cash in the form of a lower conversion ratio under certain circumstances.

  . Our evaluation of other potential transactions, particularly in light of the difficulties we faced in commanding value in such transactions due to our relatively small size and modest amount of cash.

   The above discussion of the information and factors considered by our Board is not intended to be exhaustive, but includes all material factors considered by our Board. In reaching its determination to approve and recommend the merger, our Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Our Board unanimously recommends that our stockholders vote FOR adoption and approval of the merger agreement.

Opinion of Financial Advisor

   We retained Duff & Phelps, LLC to act as our financial advisor to render a fairness opinion in connection with the merger, based on Duff & Phelps's qualifications, expertise and reputation. A copy of the engagement letter with Duff & Phelps is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. On July 16, 1999 Duff & Phelps rendered to our Board its written opinion that, as of such date and based upon the considerations set forth in the opinion, the merger transaction was fair from a financial point of view to the holders of the shares of our common stock. The full text of the Duff & Phelps opinion is attached as Appendix B to this proxy statement/prospectus.

   Our stockholders are urged to read the opinion carefully and in its entirety. The Duff & Phelps opinion is directed to our Board, addressed only the fairness of the merger transaction from a financial point of view to the holders of the shares of our common stock, and does not address any other aspect of the merger or constitute a recommendation to any of our stockholders or the stockholders of VCI as to how such stockholders should vote on the merger. This summary is qualified in its entirety by reference to the full text of such opinion.

   Pursuant to an engagement agreement dated May 4, 1999, Duff & Phelps was engaged by our Board of Directors to render an opinion as to whether a contemplated transaction (the "Proposed Transaction") was fair to the shareholders of HDG from a financial point of view. In rendering the opinion, it was Duff & Phelps' understanding that the Proposed Transaction is HDG's merger with VCI whereby HDG would acquire VCI in an all stock transaction. HDG's existing common stock and Class A and Class B warrants would remain outstanding. VCI's shareholders would receive approximately 11.9 million to
15.4 million shares of HDG common stock representing approximately 88 percent to 91 percent of HDG's common stock after the merger (assuming no exercise of HDG warrants and options). Duff & Phelps further understood that the Proposed Transaction will be submitted to the shareholders of HDG for approval at an annual meeting of the HDG stockholders.

   Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. Duff & Phelps has previously not provided any financial advisory services to HDG.

   Duff & Phelps' opinion is directed to the Board of Directors of HDG only and is directed only to the fairness of the Proposed Transaction to the shareholders of HDG from a financial point of view and does not constitute a recommendation to any of HDG's shareholders as to how such shareholders should vote on any matter at the annual meeting.

   For purposes of its opinion and in connection with its review of the Proposed Transaction, Duff & Phelps reviewed and analyzed, among other things, the following: (a) draft of this proxy statement/prospectus dated as of July 12, 1999; (b) the merger agreement; (c) Letter of Intent, Re: Proposed Merger with Heuristic Development Group, Inc., dated March 31, 1999, as prepared by Avi Moskowitz, President and Chairman of VCI; (d) Heuristic Development Group, Inc., A Proposal: The Virtual Communities Business Combination, dated March 1999, as prepared by Jesup & Lamont Capital Markets, Inc.; (e) Virtual Communities, Inc., Confidential Information Memorandum, Series B Preferred Stock, dated April 20, 1999, as prepared by Jesup & Lamont Securities Corporation; (f) current financial projections for VCI, as prepared by VCI management; (g) unaudited financial statements for VCI for the three months ended March 31, 1999, and audited financial statements for VCI for the years ended December 31, 1997 and 1998; and (h) unaudited financial statements for HDG for the three months ended March 31, 1999, and audited financial statements for HDG for the years ended December 31, 1997 and 1998.

   Duff & Phelps considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Duff & Phelps also had discussions with certain officers and employees of HDG and VCI to review the foregoing as well as other matters it believes relevant to its analysis.

   In connection with its opinion, with HDG's permission and without any independent verification, Duff & Phelps relied on the accuracy and completeness of all the financial and other information reviewed by Duff & Phelps, furnished, or otherwise communicated to Duff & Phelps by HDG or obtained by Duff & Phelps from publicly available sources. Duff & Phelps did not make an independent valuation or appraisal of the assets or liabilities of HDG and was not furnished with any such valuation or appraisal. Any inaccuracies in the information on which Duff & Phelps relied could materially affect its opinion.

   In conjunction with rendering its written opinion dated July 16, 1999, to the Board of Directors of HDG, Duff & Phelps presented a summary of its analysis to the Board on July 16, 1999. Set forth below is a brief summary of the analyses performed by Duff & Phelps in reaching its July 16, 1999, opinion.

  Market Reaction. Duff & Phelps considered the public market's reaction to the announcement of the Proposed Transaction. The publicly traded stock of HDG rose substantially after the announcement of the Proposed Transaction, indicating that the market views the Proposed Transaction favorably. The price of HDG common stock increased from 1 15/32 on March 31, 1999, two days before the announcement of the Proposed Transaction, to 3 21/32 on April 7, 1999, two days after the announcement of the Proposed Transaction, and closed at 3 1/8 on July 13, 1999. In addition to the rise in the stock price of HDG, trading volume increased substantially. Additionally, HDG's publicly traded Class A Warrants, Class B Warrants and Unit Options all rose in value upon the announcement of the Proposed Transaction.

  HDG Valuation at a Premium to Cash. Duff & Phelps considered the valuation of the assets of HDG, which consist of substantially all cash, in the Proposed Transaction. The Proposed Transaction is likely to value the cash value of HDG at a premium, depending on the amount of cash at the closing. This premium will range from zero if the cash value is below $2.55 million, to 15% if the cash value is $2.65 or more million. The cash value of HDG is expected to be above $2.55 million at the time of the closing, which indicates an expected premium on the valuation of HDG in the Proposed Transaction.

  Allows HDG Shareholders to Invest in the Internet. Duff & Phelps considered the fact that the Proposed Transaction allows existing HDG shareholders to participate in what may be the fastest growing industry today, the Internet.

  Historical Pricing of VCI. Duff & Phelps considered previous value indications for VCI including private placements. In February, 1999, a private placement of preferred stock valued the common equity of VCI at approximately $0.81 per share, and a separate private placement of preferred stock in June, 1999, valued the common equity of VCI at $2.10 per share. These values compare with the implied value of $2.12 per share for the common stock of VCI in the Proposed Transaction.

  Comparable Companies Analysis. Duff & Phelps compared selected financial and other operating ratios for VCI to the corresponding ratios of certain Internet portal companies, Internet e-commerce companies and other Internet community-based companies. These comparable public companies are as follows: Alloy Online, Amazon.com, America Online, At Home Corp., Broadcast.com, CDNow Inc., CNET, Crosswalk.com, Earthweb, eBay, GO2NET, Infoseek Corp., iTurf Inc., Lycos, Marketwatch.com, Sportsline USA, theglobe.com, Ticketmaster Online-CitySearch, VerticalNet, Xoom.com, and Yahoo! Inc.

   Such ratios included value to sales, value to projected sales and value per unique monthly user. Other commonly used valuation multiples such as enterprise value to cash flow and equity value to net income are not appropriate since VCI and the majority of the comparable companies have negative cash flow and negative earnings. The statistics were generally based on financial and operating data up to, at or for the twelve months ended March 31, 1999, and market prices as of June 18, 1999.

   Duff & Phelps compared the typical range of valuation multiples for the comparable public companies with the valuation multiples for VCI that were implied by the Proposed Transaction. Capitalized value as a multiple of latest twelve months' revenues ranged from 5.9x to 267.2x for the comparable companies. The Proposed Transaction values VCI at approximately $22.9 million, or 16.8x the latest twelve months' revenues, which is toward the lower end of the range seen for the comparable public companies and below 19 of the 21 comparable companies. Capitalized value as a multiple of projected revenues ranged from 1.6x to 97.6x for the comparable companies. The Proposed Transaction values VCI at approximately 3.0x projected revenues, toward the lower end of the range and below 19 of the 20 comparable companies for which data was available. Capitalized value as a multiple of monthly unique users ranged from 68.6x to 2,557.4x for the comparable companies. The Proposed Transaction values VCI at approximately 73.0x monthly unique users, once again toward the lower end of the range and below 13 of the 14 comparable companies for which data was available.

  Discounted Cash Flow Analysis. Duff & Phelps performed a discounted cash flow analysis of VCI based on the forecasted information provided by VCI's management. The terminal value of VCI was estimated by applying a range of multiples to VCI's projected 2001 revenues. The projected cash flows and terminal value were discounted to present values as of July 1999, using discount rates ranging from 40% to 60%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of VCI common stock. The range of present values per share of VCI common stock resulting from this analysis was $1.87 to $4.53, compared with a value of approximately $2.12 per share implied in the Proposed Transaction.

   No company or transaction used in the above analyses is identical to HDG, VCI or the Proposed Transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

   The material analyses performed by Duff & Phelps have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Duff & Phelps. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. Duff & Phelps did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Duff & Phelps considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Duff & Phelps did not place a particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as whole, supported its determination.

   In performing its analyses, Duff & Phelps made numerous assumptions with respect to HDG's performance, general business and economic conditions and other matters. The analyses performed by Duff & Phelps are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Duff & Phelps used in its analyses various projections of future performance prepared by the management of VCI. The projections were based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Duff & Phelps' opinion does not address the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for HDG or the effect of any other business combination in which HDG might engage.

   Pursuant to the terms of Duff & Phelps' engagement, HDG has agreed to pay Duff & Phelps for its financial advisory services in connection with the fairness opinion an aggregate fee of $65,000. HDG also has agreed to reimburse Duff & Phelps for reasonable out-of-pocket expenses incurred by it in performing its services, including fees and expenses for legal counsel and other advisors, and to indemnify Duff & Phelps and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of Duff & Phelps's engagement. In the ordinary course of its business, Duff & Phelps and its affiliates may actively trade the debt and equity securities of both HDG for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

Terms of the Merger Agreement

   This section of the proxy statement/prospectus describes material provisions of the merger agreement. The description of the merger agreement contained in this proxy statement/prospectus does not purport to be complete. For a complete understanding of the terms and conditions of the merger agreement, all of our stockholders and the stockholders of VCI are urged to read the merger agreement, attached as Appendix A to this proxy statement/prospectus, and the amendment to the merger agreement, attached as Appendix L to this proxy statement/prospectus, carefully and in their entirety.

 Closing; Effective Time

   The closing of the merger will take place at 10:00 a.m. Eastern Standard Time on the third business day after satisfaction or waiver of all of the conditions set forth in the merger agreement, unless another time or date is agreed to by VCI and HDG. Subject to the provisions of the merger agreement, as soon as practicable on or after the closing date, VCI and HDG will file a certificate of merger or other appropriate documents with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware corporations statutes, as a result of which, HDG Acquisition Sub, Inc. will merge with and into VCI and VCI will become a wholly owned subsidiary of HDG. The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of Delaware.

 HDG Certificate of Incorporation

   As a result of the filing of the certificate of merger, our certificate of incorporation will be amended and restated to change our name to "Virtual Communities, Inc." and to increase the number of authorized shares of our stock to 45,000,000 shares of common stock and 5,000,000 shares of preferred stock. The amended and restated certificate of incorporation will be our certificate of incorporation until changed or amended as provided therein or by applicable law.

 The Merger Consideration

   Each share of VCI common stock will be exchanged for the right to receive a number of shares of HDG common stock at the effective date of the merger using a conversion ratio determined by the following formula:

                 "VCI Valuation"/VCI common shares outstanding
            ------------------------------------------------------
       (HDG "Cash Value" x a "multiplier")/HDG common shares outstanding

   The "VCI Valuation" amount equals $22,000,000 plus any gross proceeds raised by VCI from the sale of stock between June 2, 1999 (the date as of which the merger agreement was signed) and the date the merger is completed. We anticipate that the VCI Valuation will be between $23,032,500 and $24,100,000 and the number of shares of VCI common stock outstanding immediately prior to the merger will be between 10,836,947 and 11,345,280 shares.

   HDG's "Cash Value" is the total amount of our cash and cash equivalent assets (with certain defined adjustments) at the effective time of the merger. The "multiplier" will depend on the amount of our Cash Value as described below:

     If our Cash Value equals:                      then the multiplier will be:
     -------------------------                      ----------------------------
     $2,500,000 or more............................             1.15
     less than $2,500,000..........................             1.00

   We anticipate that our Cash Value will be between $2.5 million and $2.7 million.

For Example

  . If at the effective time of the merger, the VCI valuation is $23,032,500
    (based on $1,032,500 of equity capital raised by VCI since the date of the merger agreement), there are 10,836,947 shares of VCI common stock outstanding, HDG's cash value is $2,700,000, the multiplier is 1.15, and there are 1,602,056 shares of HDG common stock outstanding, the conversion ratio will be 1.097, and the holders of VCI shares will receive approximately 11,883,850 shares of the HDG stock in the merger, representing approximately 88% of the outstanding shares of HDG common stock immediately after the merger.

  . Applying the same formula, if at the effective date of the merger, the VCI valuation is $24,100,000 (based on $2,100,000 of equity capital raised by VCI since the date of the merger agreement), there are 11,345,280 shares of VCI common stock outstanding, HDG's cash value is $2,499,000, the multiplier is 1.00, and there are again 1,602,056 shares of HDG common stock outstanding, the conversion ratio will be 1.361, and the holders of VCI shares will receive approximately 15,443,820 shares of HDG stock in the merger, representing approximately 91% of the outstanding shares of HDG common stock immediately after the merger.

   The examples are provided to you for explanatory purposes only, as the actual calculation of the conversion ratio cannot be determined in advance of the effective date of the merger.

   We anticipate that the conversion ratio will be between 1.097 and 1.361. This means that we anticipate exchanging between 11,883,850 and 15,443,820 shares of HDG common stock for the VCI common stock exchanged in the merger, and that accordingly, our common stock received by the VCI stockholders in the merger will represent between approximately 88% and 91% of the outstanding HDG stock immediately after the merger. However, in addition to the various factors described in the examples above, the conversion ratio could also change based on changes in the shares outstanding of either company due to exercises of outstanding options and warrants.

 Exchange of Certificates; Fractional Shares

   At or before the completion of the merger, we will deposit, or cause to be deposited, with American Stock Transfer & Trust Company, as exchange agent for the merger, for the benefit of the holders of certificates of VCI common stock, certificates representing the shares of our common stock to be issued in the merger.

   As soon as is practicable after the merger is completed, the exchange agent will mail a form of transmittal letter to the holders of shares of VCI common stock. The form of transmittal letter will contain instructions on how to surrender the VCI certificates in exchange for certificates representing shares of our common stock (and cash in lieu of fractional shares, if applicable).

   No certificates representing fractional shares of our common stock will be issued upon the surrender of the VCI stock certificates. In lieu of issuing certificates for fractional shares, HDG will instruct the exchange agent to pay an amount in cash (without interest) equal to the average of the last reported closing bid prices of our common stock on the Nasdaq SmallCap Market for each of the twenty consecutive trading days ending with the third trading prior to the closing date of the merger multiplied by such fractional interest in a share of our common stock. For purposes of determining to what extent a particular stockholder is entitled to receive cash in lieu of fractional shares, shares held of record by such holder and represented by two or more stock certificates will be aggregated.

 Representations and Warranties

   Each of VCI, HDG Acquisition Sub, Inc. ("HDG Acquisition Sub") and HDG have made certain customary representations and warranties in the merger agreement relating to, among other things:

  . its organization and the organization of its subsidiaries;

  . its capital structure;

  . the authorization, execution, delivery and enforceability of the merger agreement and related matters;

  . the absence of conflicts under its charter, bylaws and material agreements;

  . material contracts;

  . litigation;

  . taxes and tax returns;

  . employee benefit plans;

  . compliance with laws;

  . title to assets and properties;

  . the accuracy of information supplied by it contained in this proxy statement/prospectus and other registration statements filed with the SEC;

  . its business activities;

  . its financial statements and the accuracy of the information contained therein;

  . the absence of certain material changes and events;

  . the accuracy of books, records, accounts and internal accounting controls;

  . broker's and finder's fees;

  . insurance;

  . labor matters and relations;

  . employees;

  . intellectual property and software;

  . business locations; and

  . compensation of officers, directors and employees.

   The merger agreement also contains representations and warranties of HDG relating to:

  . registration of its securities and filing of documents with the SEC;

  . listing of its securities on the Nasdaq SmallCap Market; and

  . its bank accounts.

   The merger agreement also contains representations and warranties made by VCI relating to its compliance with laws in connection with private placements of its securities.

 Certain Covenants

   HDG's and HDG Acquisition Sub's Conduct of Business Prior to the Merger. HDG and HDG Acquisition Sub have agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, they will:

  . carry on their business in the ordinary course;

  . not incur debts or liabilities other than in the ordinary course or in order to further the merger;

  . not split, combine or reclassify their outstanding capital stock, set aside or pay any dividend or distribution in respect of their capital stock, spin off or sell any of their assets or businesses (other than the IntelliFit software, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of HDG--Plan of Operation"), or engage in any transaction for the purpose of effecting a recapitalization;

  . not issue, sell, pledge or dispose of any additional shares of, options, warrants or rights of any kind to acquire it capital stock, or any securities convertible into shares of its capital stock, other than upon exercise of its existing options and warrants, and in connection with the warrants to be issued with respect to certain escrowed shares and options (see "Share Ownership of Management and Certain Beneficial Owners-- Escrowed Shares and Options");

  . not redeem, purchase, acquire or offer to purchase or acquire any shares of their capital stock, take any action which would jeopardize the treatment of the merger as a "reorganization" within the meaning of
    Section 368(a) of the Internal Revenue Code, take or fail to take any action which would cause VCI or its stockholders to recognize gain or loss for federal income tax purposes as a result of the merger (except to the extent that the VCI stockholders receive cash in lieu of fractional shares), or make any acquisitions of any assets or businesses;

  . use their best efforts to preserve intact their present businesses, assets and goodwill, keep available the services of their present officers, and preserve their relationships with suppliers, distributors, customers and others with whom they have business relationships;

  . confer on a regular basis with representatives of VCI to report on the general status of their businesses and alert VCI to any events that may have an adverse effect on HDG or HDG Acquisition Sub or the merger;

  . file with the SEC all documents required by the Exchange Act;

  . prepare and issue press releases, public announcements and other news and information as reasonably requested and approved by VCI;

  . not amend their certificates of incorporation or bylaws;

  . not acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any of their assets; incur, assume or prepay any indebtedness or obligation, or issue any debt securities; assume or guarantee any obligations of another person or entity; or make loans, contributions or investments in any other person or entity;

  . pay their debts and taxes when due, subject to good faith disputes;

  . not make any capital expenditures, additions or improvements; and

  . use their best efforts to maintain HDG's current Nasdaq SmallCap Market listings.

   VCI's Conduct of Business Prior to the Merger. VCI has agreed that, until the earlier of the termination of the merger agreement or the effective time of the merger, it will:

  . carry on its business in the ordinary course;

  . not incur debts or liabilities other than in the ordinary course or in order to further the merger, except for certain acquisitions consummated prior to the filing of this proxy statement/prospectus;

  . not split, combine or reclassify its outstanding capital stock, set aside or pay any dividend or distribution in respect of its capital stock, spin off any of its assets or businesses, or engage in any transaction for the purpose of effecting a recapitalization;

  . not issue, sell, pledge or dispose of any additional shares of, options, warrants or rights of any kind to acquire its capital stock, or any securities convertible into shares of its capital stock, other than:
     (i) upon exercise of its existing options and warrants, (ii) pursuant to its existing stock option plans, (iii) in connection with certain private placements or (iv) pursuant to certain acquisitions consummated prior to the filing of this proxy statement/prospectus;

  . not take any action which would jeopardize the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, or take or fail to take any action which would cause VCI or its stockholders to recognize gain or loss for federal income tax purposes as a result of the merger (except to the extent that the VCI stockholders receive cash in lieu of fractional shares);

  . use its best efforts to preserve intact its present business, assets and goodwill, keep available the services of its present officers, and preserve its relationships with suppliers, distributors, customers and others with whom it has business relationships; and

  . confer on a regular basis with representatives of HDG to report on the general status of its business and alert HDG to any events that may have an adverse effect on VCI or the merger.

 No Solicitation

   Each of HDG and VCI have agreed that, prior to the earlier of the termination or effective time of the merger, neither will solicit, initiate, facilitate, encourage, entertain or consider any inquiries or proposals regarding:

  . any merger, consolidation, stock exchange, tender offer or other business combination;

  . any disposition, sale or transfer of all or any substantial portion of its assets, or more than 25% of the total voting power of its capital stock; or

  . any debt or equity financing other than the merger, except for certain allowed capital-raising activities of VCI (see "--Certain Covenants" above).

   Each of HDG and VCI may furnish information to, or enter into discussions or negotiations with third parties with respect to the types of transactions listed above prior to the stockholders approval of the merger, if and to the extent that:

  . such third party has made an unsolicited bona fide written proposal to the company's Board of Directors which identifies a price or range of values to be paid;

  . the subject company's Board of Directors determines in good faith, after consultation with its advisors, that the proposed transaction is reasonably likely of being consummated and would result in greater value to its stockholders than the merger; and

  . the Board of Directors is advised by independent counsel that failure to enter into negotiations regarding the proposed transaction would be reasonably likely to be inconsistent with the board's fiduciary duties under applicable law.

   Each of HDG and VCI have agreed to promptly notify the other orally and in writing of any such proposed transaction, and the identity of the offeror and the terms and conditions of its proposal.

 Conditions to the Consummation of the Merger

   The respective obligations of HDG, HDG Acquisition Sub and VCI to consummate the merge are subject to the satisfaction or waiver of several conditions, including:

  . the stockholders of HDG and VCI shall have approved and adopted the merger agreement;

  . the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part, and a companion registration statement on Form SB-2 with respect to certain securities underlying outstanding warrants of HDG, shall have become effective and no stop order suspending such effectiveness shall be in effect;

  . no injunction, order or decree of any federal or state court which prevents consummation of the merger shall be in effect, and no statute, rule or regulation of any state, federal or foreign governmental agency which prevents consummation of the merger shall have been enacted;

  . all governmental and third-party consents required for consummation of the merger shall have been obtained;

  . all "blue sky" and comparable foreign jurisdiction securities filings shall have been made in full compliance with all applicable state and foreign securities laws;

  . HDG and VCI shall have received the fairness opinion of Duff & Phelps, LLC that the conversion ratio and the merger are fair, from a financial point of view, to HDG's stockholders;

  . all of VCI's preferred stock shall have been converted or shall convert into VCI common stock prior to or concurrent with the merger; and

  . no more than 7% of VCI's capital stock eligible to vote on the merger shall have demanded and perfected appraisal rights under Delaware law and not withdrawn or forfeited such appraisal rights.

   Except as may be waived by VCI, the obligation of VCI to consummate the merger is also subject to satisfaction of several conditions, including:

  . the representations and warranties of HDG and HDG Acquisition Sub contained in the merger agreement shall be true and correct in all material respects as of the closing date of the merger, and HDG and HDG Acquisition Sub shall have performed in all material respects their obligations under the merger agreement as of the closing date;

  . since the date of the merger agreement, there shall not have occurred any material adverse effect (as that term is defined in the merger agreement) on the financial condition, assets, business or operations of HDG or HDG Acquisition Sub;

  . at the effective time of the merger, HDG shall have a cash value of not less than $2,000,000;

  . immediately prior to the effective time, the HDG common stock shall by publicly traded on the Nasdaq SmallCap Market under the trading symbol "IFIT" and HDG shall be in full compliance with all Nasdaq SmallCap Market continued listing requirements;

  . the average share price of the HDG common stock, as calculated by the closing bid prices on the Nasdaq SmallCap Market for the twenty consecutive trading days ending two trading days prior to the effective time of the merger, shall be at or above the "transaction price" (as that term is defined in the merger agreement);

  . each HDG and HDG Acquisition Sub director, officer and employee shall resign effective as of the effective time of the merger;

  . the holders of a minimum of 75% of the aggregate of all escrowed shares and options shall have signed letter agreements agreeing to convert their escrowed shares and options into three-year warrants to purchase HDG common stock at the transaction price, in the case of each escrowed share, and at 125% of the transaction price, in the case of each escrowed option;

  . HDG shall have replaced all certificates evidencing HDG securities subject to lock-up agreements with certificates containing a restrictive legend and shall have delivered copies of all such legended certificates to VCI;

  . VCI shall have received a letter from American Stock Transfer Company that it holds the escrowed shares and options pursuant to the terms and conditions of the escrow agreement;

  . the HDG stockholders shall have elected the nominees of VCI to the HDG
    Board of Directors effective upon consummation of the merger;

  . the HDG Board of Directors and stockholders shall have approved the amendment and restatement of HDG's certificate of incorporation and bylaws, effective upon consummation of the merger;

  . HDG shall have paid all of its costs and expenses as of the effective time of the merger, and deducted all such costs and expenses from the HDG cash value;

  . the HDG Board of Directors and stockholders shall have approved the selection of Arthur Andersen, LLP as the independent auditors of HDG effective upon consummation of the merger;

  . our Board of Directors and stockholders shall have approved a stock plan in form reasonably satisfactory to VCI, effective upon consummation of the merger; and

  . HDG shall have held its annual meeting of stockholders;

  . VCI shall have received from HDG satisfactory documentation to terminate access of HDG officers to HDG's bank and investment accounts; and

  . VCI shall have received from each of our, and HDG Acquisition Sub's, directors, officers, employees and holders of 5% or more of our capital stock a release letter in the form attached as Exhibit X to the merger agreement.

   Except as may be waived in writing by HDG and HDG Sub, the obligation of HDG and HDG Sub to consummate the merger is subject to several conditions, including:

  . the representations and warranties of VCI contained in the merger agreement shall be true and correct in all material respects as of the closing date of the merger, and VCI shall have performed in all material respects its obligations under the merger agreement as of the closing date;

  . the VCI stockholders shall have approved and adopted the merger agreement on or before October 8, 1999; and

  . since the date of the merger agreement, there shall not have occurred any material adverse effect (as that term is defined in the merger agreement) on the financial condition, assets, business or operations of VCI.

 Indemnification and Insurance

   After the effective time of the merger, HDG will indemnify and hold harmless each present and former officer and director of VCI and its subsidiaries against any costs or expenses pertaining to any matter existing or occurring before or after the effective time of the merger to the fullest extent permitted by Delaware law. Also, the parties have agreed that the rights of present and former VCI and HDG directors and officers to indemnification under the respective companies' certificate of incorporation, bylaws and similar documents will continue in force for a period of six years after the effective time of the merger. For a period of six years after the effective time of the merger, post-merger HDG will maintain in effect policies of directors' and officers' liability insurance covering acts and omissions occurring prior to the effective time of the merger for the benefit of present and former VCI and HDG directors and officers, on terms no less favorable than those presently provided by the companies.

 Termination

   The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the adoption thereof by the stockholders of VCI or HDG:

  . by mutual consent in writing HDG and VCI;

  . unilaterally by HDG upon the occurrence of a defined material adverse effect in the business, operations or financial condition of VCI;

  . unilaterally by HDG in the event that the HDG Board of Directors receives and approves an offer of a transaction superior to the merger, as discussed in the "No Solicitation" section above;

  . unilaterally by VCI upon the occurrence of a defined material adverse effect on the business, operations or financial conditions of HDG;

  . unilaterally by VCI in the event that the VCI Board of Directors receives and approves an offer of a transaction superior to the merger, as discussed in the "No Solicitation" section above;

  . unilaterally by HDG in the event that VCI materially breaches any of its representations, warranties or covenants in the merger agreement, or fails to obtain the approval of the VCI stockholders on or before October 8, 1999;

  . unilaterally by VCI, in the event that HDG or HDG Acquisition Sub materially breaches any of their representations, warranties or covenants in the merger agreement, fails to obtain the approval of the HDG stockholders or required approvals in connection with federal, state and Israeli securities laws; and

  . unilaterally by either HDG or VCI if the merger is not consummated by 5 p.m. Eastern Standard Time on October 31, 1999.

 Expenses

   Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, except that:

  . the financial advisory fee of Jesup & Lamont will be paid by us or the surviving corporation as a transaction expense after the closing of the merger;

  . all costs and expenses incurred in connection with this proxy statement/prospectus, the registration statement of which it is a part, a certain companion registration statements set forth in the merger agreement, the fairness opinion of Duff & Phelps, and related expenses, fees and disbursements of our advisors will be paid by us, except for certain defined expenses;

  . HDG has agreed to pay VCI a termination fee of $300,000 in the event that VCI terminates the agreement due to the occurrence of a defined material adverse effect with respect to HDG or HDG Acquisition Sub, or in the event that HDG terminates the agreement due to its acceptance of a superior transaction proposal.

  . VCI has agreed to pay HDG a termination fee of $300,000 in the event that HDG terminates the agreement due to the occurrence of a defined material adverse effect with respect to VCI, or in the event that VCI terminates the agreement due to its acceptance of a superior transaction proposal.

 Amendment; Extension and Waiver

   HDG and VCI may amend the merger agreement at any time, but, after approval of the merger agreement by either company's stockholders, no amendment that requires further approval of such stockholders under applicable law may be made without such further approval of such holders.

   At any time prior to the effective time of the merger, HDG and VCI may:

  . extend the time for performance of any of the obligations or other acts required by the merger agreement;

  . waive any inaccuracies in the representations and warranties contained in the merger agreement or other documents; and

  . waive compliance with any of the agreements or conditions contained in the merger agreement.

   Extensions and waivers must be in writing and signed by the party granting such extension or waiver.

Material Federal Income Tax Consequences

   The following discussion summarizes the material federal income tax consequences of the merger of HDG Acquisition Sub into VCI pursuant to the merger agreement that are applicable to VCI stockholders. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus, and all of which are subject to change, including changes with retroactive effect. The discussion below does not address any state, local or foreign tax consequences of the merger. Each VCI stockholder=s tax treatment may vary depending upon the particular situation of such stockholder. Each VCI stockholder may also be subject to special rules not discussed below if such stockholder is a certain kind of stockholder of VCI, including:

  . an individual who holds options or warrants for VCI common stock;

  . an insurance company;

  . a tax-exempt organization;

  . a financial institution or broker-dealer;

  . a person who is neither a citizen nor resident of the United States; or

  . a holder of VCI stock as part of a hedge, straddle or conversion transaction.

   The following discussion assumes that a VCI stockholder holds the VCI common stock (and held any VCI preferred stock converted into VCI common stock) as a capital asset at the time of the merger and that such stock does not constitute "section 306 stock".

   Neither HDG nor VCI has requested, or will request, an advance ruling from the Internal Revenue Service as to the tax consequences of the merger or any related transaction. The Internal Revenue Service may adopt positions contrary to that discussed below and such positions could be sustained.

   VCI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN APPLICABLE TAX LAWS.

   It is the intention of HDG and VCI that the merger be treated as a tax-free reorganization under Section 368(a) of the Code (and that each of VCI, HDG and HDG Acquisition Sub will be parties to the reorganization). Provided that the merger so qualifies:

   (i) Except for any cash received in lieu of fractional shares, VCI stockholders will not recognize any gain or loss as a result of the receipt of HDG common stock pursuant to the merger.

   (ii) A VCI stockholder's aggregate tax basis for the shares of HDG common stock received pursuant to the merger, including any fractional share interest for which cash is received, will equal such stockholder's aggregate tax basis in shares of VCI common stock held immediately before the merger.

   (iii) A VCI stockholder's holding period for the shares of HDG common stock received pursuant to the merger, including any fractional share interest for which cash is received, will include the period during which the shares of VCI common stock are held.

   (iv) Cash received by a VCI stockholder in lieu of a fractional share interest in HDG common stock will be treated as having been received in exchange for such fractional share interest, and capital gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the portion of the stockholder's tax basis allocable to that fraction share interest.

   (v) A dissenting VCI stockholder who receives payment for all of his or her shares of VCI common stock in cash will, in general, recognize capital gain or loss equal to the difference between the cash received and the stockholders' tax basis in such shares, provided that, under all the facts and circumstances, the payment is not treated as a dividend. A sale of shares pursuant to an exercise of dissenter rights will not be treated as a dividend if, after the exercise, the stockholder owns no shares of HDG common stock, either actually or constructively.

   If the merger fails to qualify as a tax-free reorganization and fails to qualify as tax-free under any other provision of the Code, a VCI stockholder will recognize gain or loss with respect to each share of VCI common stock exchanged. This gain or loss would equal the difference between such stockholder's tax basis in the share exchanged and the fair market value, at the time of the merger, of the HDG common stock received. A VCI stockholder's tax basis in the HDG common stock received would equal its fair market value on the date of receipt, and the holding period for the HDG common stock would begin on the day after the merger.

 Limitation of Utilization of Net Operating Loss Carryforwards

   Section 382 of the Code generally limits a corporation's use of its net operating loss carryforwards and certain built-in losses if the corporation undergoes an "ownership change." An ownership change generally occurs when a percentage of the corporation's stock held by certain persons, identified in Code Section 382 as "5% shareholders," increases in the aggregate by more than 50 percentage points over the lowest level held by such persons during a three-year testing period. If an ownership change occurs, the corporation's annual use of its net operating loss carryforwards is limited to the product of the corporation's equity value immediately before the ownership change multiplied by the applicable long-term federal tax-exempt rate. The merger will result in an ownership change of HDG for purposes of Section 382 of the Code. As a result, HDG's ability to use net operating loss carryforwards after the merger may be limited to approximately $4.2 million of net operating losses, of which approximately $242,000 is expected to be available each year, with any unused portion carried forward to the following year.

 Backup Withholding

   Any cash received in the merger by a VCI stockholder may be subject to backup withholding at a rate of 31%. Backup withholding will not apply, however, to a taxpayer who (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on IRS Form W-9 (or an appropriate substitute form), (ii) provides a certificate of foreign status on IRS Form W-8 (or an appropriate form), or (iii) is otherwise exempt from backup withholding. The IRS may impose a $50 penalty upon any taxpayer who fails to provide the correct taxpayer identification number, as required.

   THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A VCI STOCKHOLDER'S DECISION WHETHER TO VOTE IN FAVOR OF THE MERGER. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH VCI STOCKHOLDER, EACH VCI STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Directors and Principal Officers of HDG after the Merger

   In accordance with the merger agreement, all of the current members of our Board will resign immediately prior to the effective time. Immediately following the merger, the five current directors of VCI, along with two directors nominated by VCI, will become the sole members of the HDG Board. In addition, all of HDG's executive officers and employees will resign as of the effective time, to be replaced by VCI's current executive officers and employees.

   The following table sets forth the names, ages (as of September 15, 1999) and positions of all directors, executive officers, nominees and key personnel of HDG after the merger.

         Name          Age                      Position
         ----          ---                      --------
                            Chairman of the Board, Chief Executive Officer,
 Avi Moskowitz........ 35   President and Director
                            Vice President of Business Development and
 Michael S. Harwayne.. 29   Marketing
 Sonja Simon.......... 65   Secretary and Director
 Peter A. Jacobs...... 55   Director
 David Morris......... 29   Director
 Robert J. Levenson... 55   Nominee for Director
 Fred S. Lafer........ [  ] Nominee for Director
 [Nominee]............ [  ] Nominee for Director
 [Nominee]............ [  ] Nominee for Director
 David L. Kahn........ 43   Executive Vice President--VClL
 Ellen Cohl........... 32   Controller--VCIL
 David Cavenor........ 30   Chief Operating Officer--VCIL
 Suzanne Cotton Levy.. 31   Director of Community Development--VCIL

   Avi Moskowitz founded VCI in August 1996 and served as Chairman of the Board, Chief Executive Officer, President and Director ever since. In January 1996, Mr. Moskowitz also founded Virtual Communities Israel Ltd and served as the entity's sole Director and Chief Executive Officer until May 1999. From 1994 until 1996, Mr. Moskowitz was a principal of NetMedia, Ltd., an Israel Internet service provider. From 1986 through 1994, Mr. Moskowitz was President of MedPlus Inc., a New York-based value-added reseller of healthcare software systems. Mr. Moskowitz attended Yeshiva College of Yeshiva University. Mr. Moskowitz is the son-in-law of Sonja Simon who will be a director of HDG after the merger (see below).

   Michael S. Harwayne joined VCI in February 1999. From 1995 to 1999, Mr. Harwayne was employed at McKinsey & Company, Inc. where he was an Associate until 1997, when he was promoted to Engagement Manager. From 1991 to 1993, he held several positions at the International Data Group, including account representative and management associate to PC World magazine and circulation manager of Multimedia World. Mr. Harwayne received a Bachelor of Arts degree, magna cum laude, from Harvard College in 1991 and received his MBA at Harvard's Graduate School of Business in 1995.

   Peter A. Jacobs has been a Director of VCI since April 1998. Since December 1998, he has been a director of Hillsdown Holdings PLC, a publicly traded U.K. food and furniture company, and he has also been Chairman of Hillsdown since March 1999. In December 1998, Mr. Jacobs became Chairman of Healthcall, Ltd., a doctor's deputizing service, and in November 1998, he became a director of Bank Leumi U.K. Since March 1998, Mr. Jacobs has been a director of Allied Domecque, Ltd., a U.K.-based food, beverage and spirits company. From May 1991 until August 1999, Mr. Jacobs was Chief Executive Officer of BUPA, the U.K.'s largest private health care provider and health insurer. Mr. Jacobs received a BSC in Mechanical Engineering in 1966 and a DMS in Management Studies in 1969 from Aspon University, Birmingham, England.

   Robert J. Levenson is a nominee for Director who, upon the affirmative vote of HDG shareholders, will become a director of HDG after the merger. Since 1992, he has been a Director of First Data Corp. ("FDC"), a company whose shares are listed on the New York Stock Exchange, and an Executive Vice President of FDC since July 1993. He formerly served as Senior Executive Vice President, Chief Operating Officer, and Member of the Office of the President of Medco Containment Services, Inc., a provider of managed care prescription benefits. Mr. Levenson was a Director of Medco Containment Services, Inc. from October 1990 until December 1992. From 1985 until October 1990, Mr. Levenson was Group President and Director of ADP. Mr. Levenson is a director of Vestcom International, Inc., Superior Telecom, Inc. and Emisphere Technologies, Inc.

   Fred S. Lafer is a nominee for Director who, upon the affirmative vote of HDG shareholders, will become a director of HDG after the merger. From 1994 to the present, Mr. Lafer has been President of the Taub Foundation, a charitable foundation. Prior thereto, until 1996, Mr. Lafer was Senior Vice President and

Secretary of Automatic Data Processing, Inc., a provider of employer, financial and data services. He is also a member of the Board of Vestcom International.

   David Morris has been a Director of VCI since April 1998. Since May 1998, he has been a director of ENG Ltd., a U.K. computer maintenance company. Since February 1998, he has been a director of Vanco Ltd., a provider of wide area management network systems. Since June 1997, Mr. Morris has been an employee of Monhouse Ltd., a U.K.-based management company and, since June 1998, he has been a director of Monhouse. He has also been a director of Oldstone Properties, a property investment/development company since June 1997, and a director of Voyeur Ltd. and PC Cloths, Ltd., two U.K.-based clothing companies since February 1998. From 1996 through 1997, Mr. Morris restructured closed-end investment trusts for Brewin Dolphin Ltd., a U.K. stock brokerage firm. From January 1995 to December 1995, Mr. Morris was employed by Net Media Ltd., an Israeli Internet service provider, partially owned by Mr. Moskowitz. Mr. Morris received a Bachelor of Arts degree from University of Westminster, London in 1993.

   Sonja Simon has been a Director of VCI since September 1996. Ms. Simon intends to resign as a director following the merger. Since 1997, Ms. Simon has been a consultant to Global Computer Associates, Inc., a privately held company based in New York, which provides computer consulting services to Chase Manhattan Bank. From 1994 through 1996, she was a consultant for Parsee Information Corp. which provides computer consulting services to Citibank, N.A. From 1991 to 1994, Mrs. Simon was a data processing consultant for FYI Systems, New York, which provides services to Simon & Schuster. Prior to 1991, Ms. Simon worked for IBM in engineering and sales for over 30 years. Ms. Simon is the mother-in-law of Avi Moskowitz, the Chairman of the Board.

   David L. Kahn has been the Executive Vice President of one of VCI's subsidiaries, Virtual Communities Israel Ltd. since October 1996. From 1990 to 1996, Mr. Kahn was an associate of Corrine Davar Property Consultants, a Jerusalem real estate firm. Mr. Kahn received a Bachelors Degree in Political Science from Yeshiva University, New York in 1978 and a J.D. Degree from Benjamin N. Cardozo School of Law, New York in 1981.

   David Cavenor became the Chief Operating Officer of VCIL in April 1999. From 1997 through 1999, Mr. Cavenor was the Chief Technology Officer of Electronic Publishing for the Jerusalem Post, published by the Holinger Group in Jerusalem. From 1995 to 1997, he was Project Manager and Software Engineer for Quadranet International, a software development and consulting company which is a wholly owned subsidiary of Amdahl, Inc. Mr. Cavenor received a Bachelors of Science degree in Computer Science and Information Technology from University of Western Australia, Perth in 1990, and a law degree (LLB) from University of Sydney in 1993.

   Ellen Cohl became the Controller of VCIL in August 1997. From 1995 through 1997, she was a Senior Auditor with Luboshitz Kasierer & Co., the Israeli affiliate of Arthur Andersen & Co., the accountants for VCI, VCIL and VCIIP. During 1994, Mrs. Cohl was a Special Project Leader at Deloitte & Touche LLP, New York. From July 1992 through April 1994 she was a Senior Auditor with Bank Leumi Trust Company. Mrs. Cohl is a Certified Public Accountant and received a Bachelor of Science Degree from New York University in 1988, and a Masters Degree in Business Administration from Baruch College, The City University of New York in 1995.

   Suzanne Cotton Levy became the Director of Community Development of VCIL in February 1998. From 1991 to December 1997, she was a director, producer and writer for the British Broadcasting Corporation (BBC) in London. Ms. Cotton Levy received a Bachelor of Arts degree and a Masters of Arts degree in English Literature from Cambridge University in 1989, and a Post-Graduate Diploma in Broadcast Journalism from London's City University in 1990.

   All of the above directors and nominees will hold office from the effective time until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. All of the above executive officers will be elected by and serve at the direction of the Board of Directors of HDG after the merger.

   There are no family relationships among any of the directors or executive officers other than between Mr. Moskowitz and Ms. Simon, who is Mr. Moskowitz's mother-in-law.

Interests of Certain Persons in the Merger

   You should be aware that, as described below, certain executive officers and directors of HDG and VCI have interests in the merger that are different from, or in addition to, your interests and that may create potential conflicts of interest.

   Except as described in "Proposal Number Three--Election of Directors Effective Upon Consummation of The Merger" at pages 121 to 129, VCI is not aware of any material interest in the merger of its executive officers and directors, other than as VCI stockholders generally.

   Except as described below, we are not aware of any material interest in the merger of our executive officers and directors, other than those as stockholders of HDG generally.

   Executive officers and directors of HDG own options to purchase shares of HDG common stock, as more fully described in "Election of Directors to Serve until Consummation of the Merger" at pages 118 to 120.

 Warrants for Escrowed Shares

   It is a condition to the consummation of the merger that the holders of at least 75% of the aggregate of all the escrowed shares and escrowed options of HDG sign letter agreements to exchange their escrowed shares and/or options for warrants to purchase HDG common stock. The form of such letter agreement can be found in Exhibit VI of the merger agreement.

   The warrants will be exercisable for a period commencing six months from the closing date of the merger and ending three years from the closing date of the merger. Each holder of escrowed shares or escrowed options who elects to exchange his or her escrowed shares or options will receive a warrant to purchase one share of HDG common stock for each escrowed share or share of our common stock underlying an escrowed option held by such holder.

   The exercise price of such warrants will be based on the "transaction price" of the merger (that term is defined in the merger agreement as an amount equal to the value of HDG's cash and cash equivalent assets at the effective time of the merger divided by the number of shares of our common stock outstanding at that time). Warrants issued in exchange for escrowed shares will have an exercise price equal to the transaction price. Warrants issued in exchange for escrowed options will have an exercise price equal to 125% of the transaction price.

   As set forth more fully in "Share Ownership of Management and Certain Stockholders" at pages 37 to 43, several executive officers and directors of HDG own escrowed shares. The consummation of the merger will enable these officers and directors to receive the warrants which, when exercised, may allow those officers and directors to receive shares of our common stock under circumstances where the escrowed shares held by those officers and directors would not have been released from escrow. In exchange, directors and officers receiving such warrants will give up their rights as holders of the escrowed shares and will be required to pay the exercise price of the warrants in the event they wish to obtain the shares of our common stock underlying the warrants.

 Indemnification and Insurance

   Pursuant to the merger agreement, we have, for the time specified in the merger agreement, agreed to:

  . indemnify each present and former director and officer of VCI and HDG and their subsidiaries against liabilities, costs and expenses incurred in connection with claims arising both before and after the effective time of the merger, to the fullest extent permitted by Delaware law; and

  . maintain in effect directors' and officers' liability insurance covering acts and omissions occurring prior to the effective time of the merger for the benefit of the present and former directors and officers of VCI and HDG on terms no less favorable to those persons that are presently contained in VCI and HDG insurance policies.

   See "THE MERGER--Terms of the Merger agreement--Indemnification and Insurance."

Accounting Treatment

   The merger will be accounted for as a capital transaction, which is equivalent to the issuance of stock by VCI for HDG's net monetary assets, accompanied by a recapitalization of VCI. Accordingly, the historical financial information of the merged entity will reflect that of VCI.

Restriction on Resales by Affiliates

   The shares of HDG common stock to be issued to VCI stockholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of HDG or VCI, as that term is defined under the Securities Act. An affiliate of HDG or VCI is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, HDG or VCI, as the case may be. Any subsequent transfer by an affiliate of HDG or VCI must be permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of persons who become affiliates of HDG after the merger) or as otherwise permitted under the Securities Act, or that are not subject to any lock-up agreement among such stockholders, VCI and HDG. These restrictions are expected to apply to the directors and executive officers of VCI.

   Certain current officers, directors and stockholders of HDG and VCI have entered into such lock-up agreements. (For a more detailed description of these agreements, see "RISK FACTORS" at pages 32 to 33.)

Dissenter's Rights of Appraisal

   VCI. Pursuant to Section 262 of the General Corporation Law of the State of Delaware ("DGCL"), the holder of record of any shares of VCI common stock, Series A Preferred Stock or Series B Preferred Stock, who does not vote such holder's shares in favor of adoption and approval of the merger may assert appraisal rights and elect to have the "fair value" of such holder's shares of VCI common stock determined and paid to such holder, provided that such holder complies with the requirements of Section 262 of the DGCL, summarized below. All references to and summaries of the rights of VCI dissenting shareholders are qualified in their entirety by reference to the text of Section 262 of the DGCL which is attached to this proxy statement/prospectus as Appendix C.

   Any stockholder entitled to vote on the merger who desires that VCI purchase the shares of VCI common stock, Series A Preferred Stock or Series B Preferred Stock held by such stockholder (the "dissenting shares") must not vote in favor of adoption and approval of the merger. Shares of VCI common stock, Series A Preferred Stock or Series B Preferred Stock voted in favor of adoption and approval of the merger will be disqualified as dissenting shares.

   Stockholders whose shares are not voted in favor of adoption and approval of the merger and who, in all other respects, follow the procedures specified in
Section 262 of the DGCL, will be entitled to have their VCI common stock, Series A Preferred Stock or Series B Preferred Stock appraised by the Delaware Court of Chancery (the "Court") and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court. The procedures set forth in Section 262 of the DGCL must be strictly complied with. Failure to follow any such procedures will result in a termination or waiver of the stockholders appraisal rights under Section 262 of the DGCL.

   Under Section 262 of the DGCL, a holder of VCI common stock, Series A Preferred Stock or Series B Preferred Stock electing to exercise appraisal rights must:

     (1) Deliver to VCI, before taking of the vote on the merger, a written demand for appraisal of such holder's VCI common stock, Series A Preferred Stock or Series B Preferred Stock which reasonably informs VCI of the identity of the stockholder of record and that such record stockholder intends to demand appraisal of such holder's shares. Such written demand is in addition to and separate from any consent or vote with respect to the merger. Neither a vote against, nor abstention from voting with respect to the merger, nor a failure to consent to the merger, will satisfy the requirement that a written demand for appraisal be delivered to VCI before the vote on the merger. Such written demand for appraisal should be delivered either in person to the Secretary of VCI, or by mail to 589 Eighth Avenue, New York, New York 10018, Attention: Secretary of VCI, prior to October 7, 1999; and

     (2) Not vote in favor of, or consent in writing to, the merger. A failure to vote against the merger, or not respond to a request for written consent, will not constitute a waiver of appraisal rights.

   The written demand for appraisal must be made by or for the holder of record of shares of VCI common stock, Series A Preferred Stock or Series B Preferred Stock. Accordingly, such demand must be executed by or for such stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates representing the shares. If the applicable shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity, and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

   A record owner, such as a broker, who holds shares as nominee for other persons may exercise appraisal rights with respect to the shares held for all or less than all of such other persons. In such case, the written demand should set forth the number of shares covered by it. Where no number of shares expressly is mentioned, the demand will be presumed to cover all shares standing in the name of such record owner.

   Within 10 days after the effective time of the merger, VCI is required to, and will, notify each stockholder who has satisfied the foregoing conditions of the date on which the effective time occurred and that appraisal rights are available with respect to shares for which a demand has been submitted. Within 120 days after the effective time, VCI, or any such stockholder who has satisfied the foregoing conditions and otherwise is entitled to appraisal rights under Section 262 of the DGCL, may file a petition in the Court demanding a determination of the value of the shares held by all stockholders entitled to appraisal rights. If no such petition if filed, appraisal rights will be lost for all stockholders who previously had demanded appraisal of their shares. Stockholders of VCI seeking to exercise appraisal rights should not assume that VCI will file a petition with respect to the appraisal of the value of their shares or that VCI will initiate any negotiations with respect to the "fair value" of such shares. Accordingly, such stockholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262 of the DGCL.

   Within 120 days after the date of the effective time, any stockholder who has complied with the applicable provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from VCI a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal were received by VCI, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by VCI or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

   If a petition for an appraisal is timely filed, at the hearing on such petition the Court will determine the stockholders of VCI entitled to appraisal rights. After determining the stockholders entitled to an appraisal, the Court will appraise the value of the shares of VCI common stock, Series A Preferred Stock and Series B

Preferred Stock owned by such stockholders, determining the "fair value" of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. The Court will direct payment by VCI of the fair value of such shares together with a fair rate of interest, if any, on such fair value to stockholders entitled thereto upon surrender to VCI of stock certificates. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

   Although VCI believes that the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court, and stockholders should recognize that such appraisal could result in a determination of a value higher or lower than, or the same as, the consideration to be received in the merger. Moreover, VCI does not presently anticipate offering cash consideration in excess of the fair market value of such merger consideration (calculated as of the completion of the merger) to any stockholder exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL the "fair value" of a share of VCI common stock, Series A Preferred Stock and Series B Preferred Stock is less than the fair market value of such merger consideration (calculated as of the completion of the merger) that would otherwise be received by such stockholder. In determining the "fair value" of shares of VCI common stock, Series A Preferred Stock and Series B Preferred Stock, the Court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations other than, or in addition to, the price paid for shares and the asset value of shares of VCI common stock, including, without limitation, the market value of shares and the asset values and earning capacity of VCI. In Weinberger vs. UOP, Inc., et al., 457 A.2d 701, 713 (Del. 1983), the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Section 262 of the DGCL provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Id.

   Any holder of shares of VCI common stock, Series A Preferred Stock or Series B Preferred Stock who has demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote such holder's shares for any purpose nor be entitled to the payment of dividends or other distributions on such shares other than those payable to stockholders of record as of a date prior to the effective time of the merger.

   If no petition for an appraisal is filed within 120 days after the date of the effective time, or if a holder of shares delivers to VCI a written withdrawal of such holder's demand for an appraisal and an acceptance of the merger either within 60 days after the effective time or with the written approval of VCI after such period, then the right of such stockholder to an appraisal will cease and such stockholder will receive the merger consideration for their VCI shares and become a stockholder of HDG. VCI reserves the right to give or withhold such written approval in its sole discretion. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deemed just.

   One of the conditions to closing the merger, that must be either fulfilled or waived by all parties to the merger agreement prior to such closing, is that no more than 7% of VCI's capital stock eligible to vote on the merger may be dissenting shares. See "The Merger--Terms of the Merger Agreement--Conditions to the Consummation of the Merger" on page 56 of this proxy statement/prospectus.

   HDG. Under the DGCL, the holders of shares of our common stock are not entitled to any appraisal rights with respect to the merger.

                         DESCRIPTION OF HDG SECURITIES

   As of the date of this proxy statement/prospectus, HDG's authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of "blank check" preferred stock, par value $.01 per share. No other classes of capital stock are authorized under our certificate of incorporation.

Common Stock

   The issued and outstanding shares of our common stock are duly authorized, validly issued and nonassessable. Holders of the our common stock have no preemptive, redemption, conversion, subscription or sinking fund rights. The holders are entitled to receive dividends when and as declared by the HDG Board of Directors out of funds legally available for payment. Upon HDG's liquidation, dissolution or winding up, the holders of the HDG common stock may share ratably in HDG's assets, subject to the rights and preferences of any outstanding preferred stock.

   Each holder of HDG common stock is entitled to one vote per share of common stock held of record by such holder. Our common stockholders do not have any right to cumulate votes for the election of our Directors.

Preferred Stock

   The HDG Board of Directors has the power, without further vote of the stockholders, to authorize the issuance of up to 5,000,000 shares of HDG preferred stock and to fix the terms, limitations, rights, privileges and preferences of any of these shares of preferred stock. This power includes the ability to establish voting, dividend, redemption, conversion, liquidation and other rights and preferences for any or these shares. There are presently no shares of HDG preferred stock outstanding.

Redeemable Warrants

  Class A Warrants. Each Class A Warrant entitles the registered holder to purchase one share of Common Stock and one Class B Warrant at an exercise price of $6.50 at any time until 5:00 P.M., New York City time, on February 10, 2002. The Class A Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class A Warrant if the "closing price" of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on NASDAQ or otherwise or the closing sale price if listed on the NASDAQ National Market or a national securities exchange. All Class A Warrants must be redeemed if any are redeemed.

  Class B Warrants. Each Class B Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $8.75 at any time after issuance until 5:00 P.M. New York City Time, on February 10, 2002. The Class B Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class B Warrant, if the closing price (as defined above) of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $12.25 per share. All Class B Warrants must be redeemed if any are redeemed.

  General. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.

   The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon the exercise of the Class A Warrants and the Class B Warrants. Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

   For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

   The Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

Unit Purchase Options

   The Company granted to the underwriter and a finder in connection with its initial public offering a Unit Purchase Option and a Finder's Unit Purchase Option, respectively, to purchase up to an aggregate of 120,000 Units. These Units consist of one share of Common Stock, one redeemable Class A Warrant and one redeemable Class B Warrant. The Class A Warrants and the Class B Warrants included in the Unit Purchase Option and the Finder's Unit Purchase Option will only be subject to redemption by the Company at any time after the Unit Purchase Option and the Finder's Unit Purchase Option have been exercised and the underlying Warrants are outstanding. The Unit Purchase Option and the Finder's Unit Purchase Option are exercisable during the three-year period commencing February 11, 1999 at an exercise price of $6.00 per Unit (120% of the initial public offering price) subject to adjustment in certain events to protect against dilution.

Transfer Agent

   American Stock Transfer & Trust Company, New York, New York, serves as transfer agent for the shares of Common Stock and warrant agent for the Warrants.

Registration Rights

   HDG has agreed upon request to register under the Securities Act during the four-year period commencing February 11, 1998, on two separate occasions, the securities issuable upon exercise of the Unit Purchase Option and the Finder's Unit Purchase Option, the initial such registration to be at HDG's expense and the second at the expense of the holders. HDG has also granted certain "piggy-back" registration rights to holders of the Unit Purchase Option and Finder's Unit Purchase Option.

               COMPARATIVE RIGHTS OF STOCKHOLDERS OF HDG AND VCI

   The following is a summary of the material differences between the current rights of VCI stockholders and the rights they will have as HDG stockholders after the merger. Since both VCI and HDG are organized under the laws of the State of Delaware, the differences arise from differences between various provisions of the respective certificates of incorporation and bylaws of the companies. The discussion of provisions of the HDG certificate of incorporation and bylaws contained in this section assumes the amendment of those documents in connection with the merger as provided in the merger agreement.

   The following discussion is not intended to be complete and is qualified in its entirety by reference to the certificate of incorporation and bylaws of VCI and HDG. Our proposed amended and restated certificate of incorporation and amended and restated bylaws are attached as Appendices D and E, respectively, to this proxy statement/prospectus. The certificate of incorporation and bylaws of VCI are available to VCI stockholders directly from VCI upon request. See "Description of HDG Securities" at page 69 for a summary of a number of rights relating to the HDG common stock.

Authorized and Outstanding Share Capital

   VCI. The authorized capital stock of VCI consists of 19 million shares of common stock, par value $.0001 per share, and 1 million shares of preferred stock, par value $.0001 per share. As of September, 1999, there were 8,538,276 shares of VCI common stock outstanding, 14,550 shares of Series A Preferred Stock outstanding, and 10,325 shares of Series B Preferred Stock outstanding.

   HDG. After the merger, the total authorized capital stock of HDG will consist of 45 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share. As of the record date, the total authorized capital stock of HDG consisted of 20 million shares of common stock, par value $.01 per share, and five million shares of preferred stock, par value $.01 per share, of which 1,946,426 shares of common stock and no shares of preferred stock were issued and outstanding.

Board of Directors

   VCI. The VCI bylaws provide that the number of directors of VCI shall be no less than two and no more than five. The act of the majority of the directors present at a meeting at which a quorum is present is the act of the VCI Board. Each director shall hold office until the annual meeting of the stockholders next succeeding his election and until his successor is elected and qualified, or until his prior death, resignation or removal.

   HDG. The HDG bylaws provide that the number of directors of HDG may not be less than three nor more than nine, with the precise number to be fixed from time to time by a bylaw or amendment of the certificate of incorporation duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote, or by the Board. Subject to the foregoing provisions for changing the number of directors, the number of directors has been fixed at five. Elected directors shall hold office until the annual meeting for the year in which their term expires and until successors are elected and qualified, subject to earlier death, resignation, incapacity or removal from office. Pursuant to the HDG bylaws, special meetings of the HDG Board may be called by the Chairman of the Board, the President or a majority of the HDG Board.

 Newly Created Directorships and Vacancies

   VCI. The VCI bylaws provide that any vacancy in the Board occurring by reason of an increase in the number of directors, or by reason of the death, resignation, disqualification, removal (unless such removal shall be filled by the stockholders at the meeting at which the removal was effected), inability to act of any director, or otherwise, shall be filled for the unexpired portion of the term by the vote of not less than 70% of the remaining directors then holding office, at any regular meeting or special meeting of the Board called for that purpose.

   HDG. The HDG bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant, and until his successor shall have been duly elected and qualified. A vacancy in the Board shall be deemed to exist in the case of the death, removal, incapacity or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole Board.

 Removal of Directors

   VCI. The VCI bylaws provide that any director may be removed, with or without cause at any time by the affirmative vote of the stockholders of VCI as provided for in the certificate of incorporation.

   HDG. The HDG bylaws provide that at a special meeting of stockholders called for the purpose of removal of directors, the Board or any individual director may be removed from office, with or without cause, and a new director or directors elected by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

Special Meetings of Stockholders

   VCI. The VCI bylaws provide that special meetings of VCI stockholders may be called either by the President or by a majority of the VCI Board.

   HDG. The HDG certificate of incorporation provides that special meetings of the stockholders of HDG may be called by the Chairman of the Board, the President or by a majority of the HDG Board.

Stockholder Action by Written Consent

   VCI. The VCI bylaws provide that whenever the vote of the stockholders at a meeting is required with respect to taking any action, the stockholders may act without a meeting if the majority of the stockholders entitled to vote on the action consent in writing.

   HDG. The HDG bylaws provide that any action required or permitted to be taken at any meeting of the stockholders may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all the shares entitled to vote thereon were present and voted.

Stockholder Proposal and Nomination Procedure

   VCI. The VCI bylaws and certificate of incorporation are silent on the issue of advance notice of stockholder proposals and director nominations at annual meetings. The Delaware General Corporation Law does not explicitly require that stockholder proposals be the subject of an advance notice to stockholders.

   HDG. The HDG bylaws provide that at any annual meeting of stockholders, only such business shall be conducted as shall have been: (i) specified in the notice of the meeting given by or at the direction of the HDG Board; (ii) otherwise properly brought before the meeting by or at the direction of HDG Board; or (iii) otherwise properly brought before the annual meeting by a stockholder. The stockholder must give notice of the business proposed to be brought before the annual meeting to the secretary of HDG not less than forty-five (45) days nor more than seventy-five (75) days prior to the date on which we first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year we did not hold an annual meeting or if the date of the annual meeting was changed more than thirty (30) days from the prior year).

   A stockholder's notice to HDG's Secretary must describe each matter the stockholder proposes to bring before the annual meeting, the name and record address of the stockholder proposing such business, the class and number of our shares which are beneficially owned by the stockholder, and any material interest of the stockholder in such business.

   Similarly, any stockholder desiring to nominate a person to stand for election to our Board of Directors must make a written nomination to our Secretary not less than 45 days nor more than 75 days prior to the date on which we first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which we mail our proxy materials for the current year if during the prior year we did not hold an annual meeting or if the date of the annual meeting was changed more than thirty (30) days from the prior year). The notice must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address, and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of our shares which are beneficially owned by the nominee, and (iv) any other information about the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act; and (b) as to the stockholder giving notice, (i) the name and record address of the stockholder, and (ii) the class and number of our shares beneficially owned by the stockholder.

Amendment to Governing Documents

   VCI. The VCI Certificate of Amendment to its Certificate of Incorporation provides that the bylaws shall be subject to alteration or repeal, and new bylaws may be made, by the affirmative vote of stockholders holding of record in the aggregate at least 70% of the votes of the outstanding shares entitled to vote in the election of directors at any annual or special meeting of stockholders as required by VCI's certificate of incorporation, provided that the notice or waiver of notice of such meeting shall have summarized or set forth in full therein the proposed amendment.

   HDG. The HDG bylaws provide that the bylaws may be repealed, altered or amended or new bylaws adopted by written consent of stockholders (i) by setting forth the action so taken and are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote thereon were present and voted, (ii) or at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by our bylaws or the certificate of incorporation. Our Board is also authorized by the certificate of incorporation and bylaws to repeal, alter or amend the bylaws or adopt new bylaws by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such bylaws and provided that our Board shall not make or alter any bylaws fixing the qualifications, classifications, or term of office of directors.

Antitakeover Provisions

   VCI. The VCI bylaws provide that in order to authorize the sale of 10% or more of the assets of VCI or the sale of any portion of VCI's business that generated 10% or more of VCI's gross revenues in its last fiscal year, or could be reasonably expected to generate 10% or more of VCI's gross revenues in its current fiscal year, requires the action of not less than 70% of VCI's Directors then holding office.

   HDG. Our certificate of incorporation and bylaws do not contain any provisions with respect to business combinations. Under the DGCL, an agreement of merger, or the sale, lease or exchange of all or substantially all of a corporation's assets, must be approved by the corporation's Board of Directors and the holders of a majority of the outstanding shares of stock entitled to vote thereon. As discussed above, the amended and restated certificate of incorporation will provide that the Board of Directors will have the authority to issue preferred stock without stockholder approval. Issuance of preferred stock could impede or prevent transactions that would result in a change of control of our company.

                 VIRTUAL COMMUNITIES, INC. (VCI) AND HEURISTIC
                         DEVELOPMENT GROUP, INC. (HDG)

Introduction to Pro Forma Financial Statements (Unaudited)

   The accompanying unaudited pro forma balance sheet presents the financial position of VCI and HDG as of June 30, 1999, assuming the merger has been completed as of the balance sheet date. The pro forma statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 for VCI and HDG, respectively, reflect the merger, as if the merger had occurred on the first day of the fiscal year presented and carried forward to the interim period presented, taking into effect certain events that occurred subsequent to the periods presented.

   Separate combined balance sheets have been presented for each of the following circumstances: (1) adjusted to reflect pro forma activity, with the assumptions that no VCI stockholder dissents the merger and that the minimum of 75% of HDG Escrowed Share and Escrowed Option holders, combined convert their Escrowed Shares and Options into Warrants, and (2) adjusted to reflect pro forma activity, with the assumptions that the maximum of 7% VCI stockholder dissent to the merger and that maximum of 100% of HDG Escrowed Share and Escrowed Option holders convert their Escrowed Shares and Options into Warrants. Should more than 7% of VCI stockholders vote against the proposed transaction, or should less than 75% of the HDG Escrowed share and Escrowed Option holders not convert their Escrowed Shares and Options into Warrants, the transaction may not be consummated.

   In the proposed merger, each outstanding share of VCI Common Stock will be exchanged for HDG Common Stock, at an exchange ratio of approximately 1.13 of a share of HDG Common Stock to one share of VCI Common Stock. As a result of the merger, the VCI Shareholders will collectively acquire approximately 12,223,389 shares of HDG Common Stock or approximately 88% of the then outstanding HDG Common Stock excluding Escrow Shares and Treasury Stock. The merger will be accounted for as a capital transaction, which is equivalent to the issuance of stock by VCI for HDG's net monetary assets of approximately $3,000,000, accompanied by a recapitalization of VCI.

   The calculation of the exchange ratio of 1.13 was made on the assumption that HDG will have a Cash Value of $2,625,000 at the time of the merger. If the cash value falls below $2,500,000 the conversion ratio would be above 1.36. As a result, the VCI stockholders would collectively acquire at least approximately 14,759,748 shares of HDG Common Stock or at least approximately 90% of the then outstanding HDG Common Stock. In addition for purposes of calculating the exchange ratio, HDG Escrow Shares and Treasury Stock were excluded.

   Further, the calculation of the exchange rate of 1.13 assumes a conversion price of $2.10 for each share of VCI's Series B Preferred Stock. For example, one share of Series B Preferred Stock purchased for $100 will convert into approximately 47.6 shares of VCI common stock. This conversion price will automatically reset to $1.45 per share in the event that the merger is not consummated by September 30, 1999, provided, however, that such date may be extended to October 31, 1999 upon the receipt of a letter from VCI's outside counsel stating that the closing has been delayed for certain reasons beyond VCI's control. If the conversion price is reset to $1.45, the exchange ratio would decrease.

   The pro forma financial information does not purport to be indicative of the results which would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented or which may be obtained in the future.

                 VIRTUAL COMMUNITIES, INC. (VCI) AND HEURISTIC
                         DEVELOPMENT GROUP, INC. (HDG)

                            PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1999
                          (U.S. Dollars in thousands)
                                  (Unaudited)

                                                                                      Additional Pro
                                 VCI         HDG                Pro Forma                 Forma
                             (Unaudited) (Unaudited) Combined  Adjustments   Combined  Adjustments         Combined
                             ----------- ----------- --------  -----------   -------- --------------      ------------
                                                                (no dissent shares    (7% dissenting shares and
                                                                  and 75% Escrow          100% Escrow shares
                                                                shares converted)             converted)
          ASSETS
          ------

Current Assets
  Cash and cash
   equivalents.............       368       2,819      3,187       (353)(c)    2,834          (1,095)(f)          1,739
  Trade receivables........       249                    249                     249                                249
  Other receivables........        81          62        143                     143                                143
                               ------      ------    -------                  ------                       ------------
   Total current assets....       698       2,881      3,579                   3,226                              2,131
                               ------      ------    -------                  ------                       ------------
Fixed Assets, Net..........       398         --         398                     398                                398
                               ------      ------    -------                  ------                       ------------
Severance Pay Deposits.....        57         --          57                      57                                 57
                               ------      ------    -------                  ------                       ------------
Other Assets...............       --           50         50                      50                                 50
                               ------      ------    -------                  ------                       ------------
   Total assets............     1,153       2,931      4,084                   3,731                              2,636
                               ======      ======    =======                  ======                       ============

      LIABILITIES AND
   SHAREHOLDERS' EQUITY
       (DEFICIENCY)
   --------------------

Current Liabilities
  Short-term bank
   borrowings..............        59         --          59                      59                                 59
  Shareholders' loans......       150         --         150                     150                                150
  Payables and accrued
   expenses................     1,232         105      1,337                   1,337                              1,337
                               ------      ------    -------                  ------                       ------------
   Total current
    liabilities............     1,441         105      1,546                   1,546                              1,546
                               ------      ------    -------                  ------                       ------------
Long-Term Liabilities
  Accrued severance pay ...       103         --         103                     103                                103
                               ------      ------    -------                  ------                       ------------
   Total long-term
    liabilities............       103         --         103                     103                                103
                               ------      ------    -------                  ------                       ------------
   Total liabilities.......     1,544         105      1,649                   1,649                              1,649
                               ------      ------    -------                  ------                       ------------
Shareholders' Equity
 (Deficiency)
  Share Capital............         1          21         22         (3)(d)      140              (1)(e)            130
                                                                    121 (a)                       (9)(f)
  Treasury Stock...........       --         (150)      (150)       150 (b)      --                                 --
  Additional paid-in
   capital.................     4,373       8,441     12,814     (5,607)(a)    6,866               1 (e)          5,781
                                                                   (150)(b)                   (1,086)(f)
                                                                   (194)(c)
                                                                      3 (d)
  Accumulated deficit......    (4,765)     (5,486)   (10,251)     5,486 (a)   (4,924)                            (4,924)
                                                                   (159)(c)
                               ------      ------    -------                  ------                       ------------
   Total shareholders'
    equity (deficiency).......   (391)      2,826      2,435                   2,082                                987
                               ------      ------    -------                  ------                       ------------
   Total liabilities and
    shareholders' equity
    (deficiency)...........     1,153       2,931      4,084                   3,731                              2,636
                               ======      ======    =======                  ======                       ============

                 VIRTUAL COMMUNITIES, INC. (VCI) AND HEURISTIC
                         DEVELOPMENT GROUP, INC. (HDG)

                       PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
          (U.S. Dollars in thousands, except share and per share data)
                                  (Unaudited)

                              VCI          HDG
                          For the six  For the six    Pro Forma                       Pro Forma
                          months ended months ended  Adjustments      Combined       Adjustments      Combined
                            June 30,     June 30,   (no dissenting (no dissenting   (7% dissenting (7% dissenting
                              1999         1999        shares)        shares)          shares)        shares)
                          ------------ ------------ -------------- --------------   -------------- --------------
                                 (Unaudited)
REVENUES................        345           --                            345                             345
                             ------     ---------                    ----------          ---         ----------
COST AND EXPENSES
Cost of revenues........        556           --                            556                             556
Selling, general and
 administrative
 expenses...............      1,329           389                         1,718                           1,718
Financing expenses
 (income), net..........         58           (63)                           (5)                             (5)
Expenses of merger......        241            56        (297)(i)           --                              --
                             ------     ---------                    ----------          ---         ----------
                              2,184           382                         2,269                           2,269
                             ------     ---------                    ----------          ---         ----------
  Net loss..............     (1,839)         (382)                       (1,924)                         (1,924)
                             ======     =========                    ==========          ===         ==========
Net Loss per share......                    (0.24)                        (0.14)                          (0.15)
                                        =========                    ==========          ===         ==========
Weighted average number
 of shares outstanding..                1,602,056                    13,825,445 (g)                  12,969,808 (h)
                                        =========                    ==========          ===         ==========

                 VIRTUAL COMMUNITIES, INC. (VCI) AND HEURISTIC
                         DEVELOPMENT GROUP, INC. (HDG)

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
          (U.S. Dollars in thousands, except share and per share data)
                                  (Unaudited)

                                                 Pro Forma                       Pro Forma
                                                Adjustments      Combined       Adjustments      Combined
                             VCI       HDG     (no dissenting (no dissenting   (7% dissenting (7% dissenting
                          (Audited) (Audited)     shares)        shares)          shares)        shares)
                          --------- ---------  -------------- --------------   -------------- --------------
REVENUES................      819         --                           819                             819
                           ------   ---------                   ----------          ---         ----------
COST AND EXPENSES
Cost of revenues........      721         --                           721                             721
Selling, general and
 administrative
 expenses...............    1,341       1,201                        2,542                           2,542
                           ------   ---------                   ----------                      ----------
Financing expenses
 (income), net..........      191        (173)                          18                              18
                           ------   ---------                   ----------          ---         ----------
                            2,253       1,028                        3,281                           3,281
                           ------   ---------                   ----------          ---         ----------
  Net loss..............   (1,434)     (1,028)                      (2,462)                         (2,462)
                           ======   =========                   ==========                      ==========
Net Loss per share......                (0.59)                       (0.18)                          (0.19)
                                    =========                   ==========          ===         ==========
Weighted average number
 of shares outstanding..            1,728,114                   13,951,503 (g)                  13,095,866 (h)
                                    =========                   ==========          ===         ==========

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                       (In thousands, except share data)
                                  (Unaudited)


(1) Basis of Presentation

   The pro forma balance sheet combines the balance sheets of VCI and HDG as of June 30, 1999, assuming the merger has been completed as of the balance sheet date. The pro forma statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 for VCI and HDG, respectively, reflect the merger, as if the merger had occurred on the first day of the fiscal year presented and carried forward to the interim period presented, taking into effect certain events that occurred subsequent to the periods presented.

   Separate combined balance sheets have been presented for each of the following circumstances: (1) adjusted to reflect pro forma activity, with the assumptions that no VCI stockholder dissents the merger and the minimum of 75% of HDG Escrowed Share and Escrowed Option holders convert their Escrowed Shares and Escrowed Options into Warrants, and (2) adjusted to reflect pro forma activity, with the assumptions that the maximum of 7% VCI stockholders dissent the merger and that the maximum of 100% of HDG Escrowed Share and Escrowed Option holders convert their Escrowed Shares and Escrowed Options into Warrants. Should more than 7% of VCI stockholders vote against the proposed transaction, or should less than 75% of the HDG Escrowed Shares and Escrowed Options holders not convert their Escrowed Shares and Options into Warrants, the transaction may not be consummated.

   No pro forma adjustments have been provided for (1) any Options or Warrants held for conversion into VCI and HDG shares, or (2) payments in lieu of fractional shares.

   The historical balance sheets used in the presentation of the pro forma financial statements have been derived from VCI's unaudited and HDG's unaudited financial statements as of June 30, 1999. The historical statements of operations for the year ended December 31, 1998 and six months ended June 30, 1999 have been derived from the VCI's audited and unaudited statements of operations, respectively, and from HDG's audited and unaudited statements of operations, respectively.

(2) Unaudited Pro Forma Adjustments

   A description of the adjustments included in the unaudited pro forma financial statements are as follows:

  (a) Reflects the recapitalization of VCI through the elimination of HDG's accumulation deficit and the adjustment of equity accounts upon the exchange of VCI Common Stock into 12,223,389 shares of HDG Common Stock.

  (b) Reflects the elimination of HDG's Treasury Stock.

  (c) Reflects the payment of an estimated $194 in connection with HDG expenses, and reflects the payment of an estimated $159 in connection with VCI expenses for professional services and other expenses in connection with the merger.

  (d) Reflects 75% of HDG Escrow Shares and Options converted into Warrants.

  (e) Reflects an additional 25% of HDG Escrow Shares and Options converted into Warrants.

  (f) Reflects 7% of the shares of the VCI common stock are not converted into shares of HDG common stock due to dissenting votes. Accordingly it is assumed that these VCI stockholders will receive payment at a per share value of approximately $1.45 instead of HDG shares. The number of shares not converted represents the maximum number of VCI Common Stock that may dissent to the merger without precluding the consummation of the merger.

  (g) Reflects the weighted average shares outstanding for HDG of 1,728,114 and 1,602,056, respectively for the year ended December 31, 1998 and the six months ended June 30, 1999, plus the number of HDG shares issued to VCI upon consummation of the merger, in the estimated amount of 12,223,389, assuming no VCI stockholder dissents the merger.

  (h) Reflects the weighted average shares outstanding for HDG of 1,728,114 and 1,602,056, respectively for the year ended December 31, 1998 and the six months ended June 30, 1999, plus the number of HDG shares issued to VCI upon consummation of the merger, in the estimated amount of 12,223,389, less 855,637, the maximum number of VCI Common Stock that may dissent the merger without precluding the consummation of the merger.

  (i) Reflects elimination of merger costs recorded in the period presented, assuming the merger had occurred on the first day of the period.

                             INFORMATION ABOUT HDG

Business

   We are a development stage company formed in 1994 to research, develop, design and market fitness-related products. Our sole product has been IntelliFit, a proprietary computerized system which generates personalized exercise prescriptions and tracks and records fitness programs.

   Based on feedback from test sites and beta customers, and the disappointing acceptance of the IntelliFit product, we revamped our business model in the second half of 1997. We no longer believe that we can be successful in selling or licensing the IntelliFit product to customers and supporting the product in the field. We still believe, however, that the IntelliFit software may be a viable product for a company which has complementary products or an existing field sales organization, and plan to pursue licensing or selling the IntelliFit system to such a buyer.

   In parallel, we have been pursuing a strategy of investment in or acquisition of an existing company, culminating in our decision to enter into the merger agreement.

Property

   HDG does not currently own or lease any property. It maintains a mailing address at 1219 Morningside Drive, Suite 102, Manhattan Beach, California 90266.

Legal Proceedings

   HDG is not a party (nor is any of its property subject) to any pending legal proceedings. HDG is unaware of any proceedings contemplated by any governmental authority.

Market for Common Equity and Related Stockholder Matters

   HDG common stock is traded on the Nasdaq SmallCap Market under the trading
symbol "IFIT." As of [            ,] 1999, HDG had [            ] stockholders
of record. The following table sets forth the high and low bid quotations for HDG, as well as the closing bid quotation, as reported on the Nasdaq SmallCap Market for the periods indicated.

                                                              High   Low  Close
                                                             ------ ----- ------
   1999
   1st Quarter.............................................. $1.625 $0.75 $1.469
   2nd Quarter..............................................  5.125  1.50  3.188

   1998
   1st Quarter..............................................   2.25  .875   .875
   2nd Quarter..............................................   .875   .50   .688
   3rd Quarter..............................................  1.125   .50   .688
   4th Quarter..............................................   1.50  .981   1.00

   1997
   1st Quarter..............................................   4.50  3.50   3.50
   2nd Quarter..............................................  3.625  2.75  3.625
   3rd Quarter..............................................  3.625 2.625   2.75
   4th Quarter..............................................   2.75 1.875  1.875

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Dividends

   HDG has not paid any dividends since its inception, and we do not expect that the post-merger company will pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the HDG Board of Directors, and will be dependent on HDG's future results of operations, financial conditions, capital expenditures, working capital requirements and other relevant factors.

Financial Statements

   The audited balance sheet of HDG as of December 31, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (our inception) through December 31, 1998, is attached to this proxy statement/prospectus as Appendix E. The unaudited balance sheet of HDG as of June 30, 1999 and related statements of operations, changes in stockholders' equity and cash flows for each of the quarterly periods ending on those dates and for the period from July 20, 1994 through June 30, 1999, is attached to this proxy statement/prospectus as Appendix F.

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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF HDG

 Results of Operations

   From its inception in 1994 through the second quarter of 1997, our efforts had been principally devoted to research, development and design of products, marketing activities and raising capital in connection with the IntelliFit system. HDG has generated only nominal revenues to date from the placement of test products and has incurred substantial operating losses.

   HDG has been unsuccessful in arranging licensing agreements for the IntelliFit system. Prior to the second quarter of 1999, HDG had believed that licensing or entering into a joint venture for the IntelliFit software was viable. While HDG still believes that the software has value, it does not believe that it is likely to conclude such a transaction in the near term. As such, HDG will continue to value the capitalized software at its estimated net realizable value of $50,000. HDG will still pursue licensing or purchase agreements for the IntelliFit system.

   From inception through June 30, 1999, HDG sustained cumulative net losses of approximately $5,364,000 primarily as a result of general and administrative expenses, including salaries, marketing, and professional fees which have aggregated $3,844,000 since inception. During the three months ended June 30, 1999, HDG incurred net losses of $382,000, while during the same six-month period during 1998, HDG incurred net losses of $225,000. The increased net losses during 1999 were a direct result of reduced interest income and increase general and administrative expenses incurred in connection with the merger.

   HDG has reduced current cash use to approximately $10,000 per month, not including transaction expenses being incurred in connection with the merger. HDG has interest income of approximately $10,000 per month. The ongoing expenses are expected to remain at current levels through the consummation of the merger, except for expenses incurred in connection with the merger.

   During the six months ended June 30, 1999 and 1998, HDG recognized interest income of $63,000 and $96,000 respectively. The reduction in 1999 interest income is as a result of lower interest rates and a reduction in our working capital.

 Plan of Operation

   Based on feedback from test sites and beta customers and the disappointing acceptance of the IntelliFit product, HDG has revamped its going forward business model. HDG no longer believes that it can be successful in selling or licensing the IntelliFit System to consumers and supporting the system in the field. As such, HDG has written off capitalized software costs of $456,000 representing all but the salvage value of the IntelliFit software on our balance sheet. We still believe that the IntelliFit software is a viable product for a company which has complementary products or which has an existing field sales and support organization. Accordingly, we will still entertain discussions with respect to possible licensing or sales arrangements, or selling or licensing the IntelliFit software to customers for incorporation into existing or new product lines. No assurances can be given that any such discussions will result in any agreements being reached. Additionally, because the IntelliFit software operates on a Macintosh OS operating system, we believe that the IntelliFit software has no exposure to the year 2000 problem that may result from the date change at the end of 1999. However, because there are currently no operations using the IntelliFit software, we are unable to assess whether the IntelliFit software would have any year 2000-related problems when installed or operated in conjunction with other non-Macintosh OS networks and systems.

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                             INFORMATION ABOUT VCI

Business Overview

   Virtual Communities, Inc., a Delaware corporation ("VCI"), was incorporated in August 1996 as Virtual Jerusalem Ltd. VCI was founded to develop, acquire and operate online communities on the World Wide Web (the "Web") targeted to members of demographic groups with interests in their historical ethnic backgrounds and who want to share information with other members with like interests. In June 1997, VCI acquired substantially all of the assets and outstanding shares of Virtual Jerusalem Ltd., an Israeli corporation formed by the founders of VCI, that developed and published an Internet Web site called Virtual Jerusalem. VCI currently operates three online communities: Virtual Jerusalem (www.virtualjerusalem.com), Virtual HolyLand (www.virtualholyland.com) and Virtual Ireland (www.virtualireland.com). Rather than create its own content, VCI's Web sites aggregate comprehensive news and a variety of interactive and community-building elements selected from existing online entities (called "content partners") with which VCI enters into relationships, the majority of which are exclusive. VCI wraps the content it obtains from these content partners with additional features and services to create a cohesive Web environment targeted to a specific demographic profile. In consideration for the use of such content, VCI provides its content partners with a variety of benefits, including links to their Web sites, a portion of advertising revenues and interactive Web services on co-branded pages created by VCI.

   As a result of its experience in developing its three online communities and the creation of over one hundred Web sites for its content partners, VCI began offering its Web site design and development services to unrelated third party Web site publishers. Although VCI had historically provided these services only to its content partners in exchange for access to content, offering these custom services to third parties for a fee represents a new business for VCI. These services, which VCI offers to its content partners and other third parties in the form of "modules", include content management technologies and numerous interactive elements described in more detail below. VCI has entered into one agreement with a third party to date for the provision of these services, and is currently negotiating with another such third party to provide these services on a fee basis and has received interest from several other entities for similar services. (See "Web Site Design and Development".)

Industry Background

 Growth of the Internet

   The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation ("IDC") estimates that the number of Web users will grow from approximately 97 million worldwide in 1998 to approximately 320 million worldwide by the end of 2002. This growth is expected to be driven by the large and growing number of personal computers ("PCs") installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity with and acceptance of the Internet by businesses and consumers. The Internet possesses a number of unique characteristics that differentiate it from traditional media: lack of geographic or temporal limitations; real-time access to dynamic and interactive content; and instantaneous communication with a single individual or with groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow rapidly. The proliferation of users, combined with the Web's reach and lower cost of marketing, has created a powerful channel for conducting commerce, marketing and advertising.

 The growth of online communities and other free Internet services

   Traditional use of the Web has consisted largely of one-way communications in which users self select and view different Web sites containing professionally-created content on topics of general interest such as news, sports and weather. However, there is a growing demand for online community sites where users can publish content and engage in community activities including home page building, and interactive discussion or

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"chat" forums. In addition, many users are interested in gaining access to other free services for entertainment, such as interactive games or video, or for their utility to the end user, such as e-mail. Online communities provide a medium for such access and interaction. These communities generate significant volumes of traffic, as visitors tend to return to those sites where they have established an online presence or have become familiar with the services. According to statistics published by Media Metrix, online community sites have recently been one of the fastest growing sectors of the Web.

 E-commerce and advertising

   The growing acceptance of the Web represents a significant opportunity for businesses to conduct electronic commerce ("e-commerce") over the Internet. The Internet allows companies to develop one-to-one relationships with customers worldwide without making significant investments in traditional infrastructure such as retail outlets, distribution networks and sales personnel. The Internet is an increasingly significant global medium for e-commerce. According to IDC, transactions on the Internet are expected to increase from approximately $32 billion in 1998 to approximately $426 billion in 2002, with the number of users that are buyers of products and services rising from 26% to 40% in the same period.

   Increases in consumer purchases on the Internet are expected to be a significant factor in the growth of e-commerce. Online shopping is a shopping experience that offers convenience to the shopper. An online consumer's ability to quickly comparison shop is greatly enhanced by the ability to quickly access multiple retailers via the Internet. Products commonly sold on the Internet include items such as software, books, music CDs, videocassettes, and airline tickets. More recently, businesses have begun selling specialty retail products, service items and large ticket household consumer goods, as Internet usage and familiarity has increased.

   According to Forrester Research, total online retail sales in the U.S. are expected to increase from $7.8 billion in 1998 to $76.3 billion in 2002, representing a compound annual growth rate of 76.9%. Forrester Research also projects that the number of U.S. households that shop online will increase from
8.7 million in 1998 to 30.3 million in 2002.

   Growth in the Web has also created an important new advertising channel. Tools not available in traditional advertising media, such as real-time measurement of "click-throughs" on advertising banners, further increase the attractiveness of Web advertising by giving advertisers instant feedback on campaigns. Jupiter Communications projects that the dollar value of advertising on the Web is expected to increase from approximately $3.0 billion in 1999 to approximately $7.7 billion in 2002. To date, businesses and advertisers have typically used traditional navigational sites and professionally-created content sites for the sale and marketing of their products and services online. Online community sites, however, provide more detailed demographic data and self-selected groups of consumers with an affinity for particular products. Advertisers can thus more easily deliver targeted messages in a cost-effective manner on online community sites.

 Web site design and development

   VCI's management believes that as competition for Internet viewers increases, Web site publishers will need to add increasing amounts of content, services and interactive elements to their Web sites to attract and maintain viewers. Increased competition also may require Internet sites to offer a wider array of services that enable its users to interact with other users, such as chat rooms, message boards, games, free e-mail services and personal home pages. VCI's management believes that adding such services will result in Web sites that are complex and difficult to manage. Managing these Web sites will likely require sophisticated software and Web maintenance technologies, including content management systems, Web site registration elements, statistical reporting services and advertising management and placement software.

   Based on VCI's projection of the increased complexity of Web publishers' sites, VCI believes that a growing number of such publishers will prefer a "one stop shop" solution for their Web sites' needs that offers a comprehensive package of enabling and enhancing tools, including redevelopment and maintenance options,

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content management systems and a flexible choice of interactive elements. VCI believes that companies offering such services will provide Web publishers with the ability to avoid the relatively high cost associated with entering into numerous individual license and service agreements with multiple parties to obtain such services.

VCI's Strategy

   VCI's strategy is to create or acquire Web site communities targeted to affinity groups that provide "Best of the Web" content, interactive elements, e-commerce and comprehensive portals to existing Internet sites related to that community. Initially VCI's management thought that this strategy would most appeal to demographic groups who are passionate about issues relating to their community are focused on their historical backgrounds and homelands, identify with other members of their community and are interested in the success of their communities. VCI's management now recognizes that this strategy can be applied equally as well to Web sites for a specific business discipline, religion, country or ethnicity.

   VCI's selects its target groups around which to build or acquire communities based on their overall size, Internet use and socioeconomic level. These elements help ensure that the group will be attractive to potential online advertisers, sponsors and e-commerce vendors. VCI's management thinks that there is a substantial opportunity to generate revenue from e-commerce and advertising that is focused on target groups with these characteristics.

   VCI's strategy entails aggregating content appearing on disparate Web sites on the Internet into well-defined online communities targeted to these specific demographic groups. VCI's management thinks that successful Web site communities must have the following characteristics:

  . a large target market with at least 2 million Internet users;

  . appeal to potential e-commerce partners, sponsors and advertisers;

  . interest in major events that will draw the attention of the community
    (for example, the Millennium for the Christian community); and

  . a sufficient number of related content Web sites that will provide VCI with aggregating potential from which to cull a critical mass of content.

   In selecting a large target market, VCI's management thinks that the members of that demographic group must have the following characteristics:

  . a strong interest and passion for a topic, including a continued interest in news, features and related services; and

  . high Internet usage as determined by Internet advertisers (e.g., upper middle class, and well-educated).

   Based on these characteristics, VCI is currently identifying professional and expatriate groups in the United States and elsewhere for whom to develop or acquire online communities. Such virtual expatriate communities may be targeted to members of the Italian, Indian, Asian, African and Spanish communities residing in the United States and other English speaking countries. The contemplated Web sites will deliver news and information from such expatriates' former homelands, offer features on their current lifestyles and customs and provide an opportunity to interact with other community members. Content for such Web communities would be derived from local and foreign media content partners with which VCI would enter into agreements.

   VCI's management thinks that its strategy of developing and acquiring online communities will position it as an attractive portal or portal link for major Internet companies such as America Online, Yahoo/Geocities or Excite/@Home. Such entities may be interested in VCI's online communities because of their substantial aggregated content or their ability to deliver strong demographic audiences well suited for targeted advertising

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and e-commerce. Other potential links include magazine publishers and other media entities interested in targeting niche communities on the Web.

VCI's Revenue Sources

   VCI's revenues increased from $402,000 in 1997 to $819,000 in 1998, an increase of over 104%. VCI recorded revenue of approximately $345,000 for the first six months of 1999. While advertising revenues contributed approximately $512,000 to revenue for 1998 (or 63% of this revenue), and 54% of first half of 1999 revenues, VCI anticipates that the majority of its revenues after 1999 will be derived from e-commerce. VCI projects that its e-commerce revenues will grow from approximately $0.1 million in 1999 (9% of anticipated total revenues) to approximately $1.3 million in 2000 (17% of anticipated total revenues) and approximately $6.8 million in 2001 (25% of anticipated total revenues). In addition, VCI anticipates that a significant portion of its revenues in the future will be derived from its Web site design and development services. VCI projects that its Web site design and development services revenues will grow from approximately $500,000 in 1999 (37% of anticipated total revenues) to $2.5 million in 2000 (33% of anticipated total revenues) and $4.9 million in 2001 (18% of anticipated total revenues). Below is a more detailed description of VCI's three projected revenue streams.

 E-commerce

   To generate e-commerce revenue, VCI enters into agreements with vendors that offer online sales capabilities, and establish links from VCI's Web sites to the vendor's Web sites. VCI has several of these agreement in place for the sale of products on the Virtual Jerusalem Web site and the Virtual HolyLand Web site and plans to enter into additional relationships for each of its existing and future Web sites. VCI receives commissions, calculated as a percentage of the total transaction amount, from its e-commerce partners every time a VCI Web site user purchases an e-commerce partners' product or service through a VCI Web site. VCI receives commissions ranging from 20% to 30% from its local or specialized e-commerce partners, such as Mesorah/Art-Scroll, Dvir Software and Encyclopedia Judaica, and 5% to 25% from larger online vendors, such as Amazon.com, e-toys.com, reel.com and ArtSelect.com. VCI anticipates that each Web site community's e-commerce opportunities will derive from both global vendors, such as Amazon.com, as well as local vendors that are particularly focused on individual communities, such as Encyclopedia Judaica on the Virtual Jerusalem Web site.

   E-commerce vendors are attracted to VCI's Web site communities since each community targets a well defined, passionate demographic group. At the same time, VCI's users know the desired e-commerce vendors will be attracted to their community due to its unique content and forum. VCI intends to create stronger e-commerce relationships with its members by gathering information about registered users' personal buying habits and "purchase events", such as birthdays, anniversaries and holidays, and targeting those users with direct e-mails sent in advance of the purchase events.

 Web site design and development

   In implementing its strategy as discussed above, VCI developed three online communities of its own and has designed and developed Web sites for many of its content partners in exchange for their content. In addition, to leverage the know-how and technologies VCI obtained in this process, VCI is offering Web site design and development services to third party Web publishers on a fee basis. VCI offers these services on a flexible or "modular" basis, allowing Web site publishers to select individual modules for their specific needs. To provide these modules to Web site publishers, VCI sublicenses modules that it previously licensed from Internet service providers with which it has formed prior relationships, or alters programs that VCI created for its own online communities. VCI also intends to license additional modules from entities with whom it is currently in negotiations or from entities which produce attractive new technologies. In order to deliver its services to its content partners and potential third party clients using these licensed technologies, one of VCI's subsidiaries, VCIL, maintains a staff of Web site designers and programmers who create, update and maintain

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Web sites. In exchange for services rendered to its content partners, VCI receives content. In exchange for services rendered to third parties, VCI plans to charge a one time flat fee of approximately $250,000 to $300,000, depending upon certain factors such as the number of modules to be provided, VCI's level of participation in a particular Web site's advertising and e-commerce revenues and VCI's access to such site's user registration data.

   In August 1999, the Company, through a wholly owned subsidiary established in August 1999 named VCI Community Solutions, Inc., entered into a web design and development agreement with Tromaville.com, Inc., a subsidiary of Troma, Inc., a New York company ("Tromaville"), for the provision of certain design, development and maintenance services for a web site to be produced by VCI on behalf of Tromaville. Pursuant to the agreement, VCI granted to Tromaville a limited, non-exclusive, worldwide, perpetual royalty-free, non-transferable license to use the Company's Community Management Solution ("CMS") which shall be installed on the Tromaville site. VCI shall provide a variety of CMS elements to Tromaville including registered user, sweepstakes, greeting card, email a friend, games, polls, and statistic modules. VCI shall also provide certain services for the Tromaville site including, but not limited to free email for registered users, email list server, advertising management system, e-commerce solution, on-line classifieds system, chat services, and user created home pages. The Tromaville site will reside on two separate redundant VCI servers and VCI shall submit all components of the site to appropriate search engines and directory listings. The term of the agreement is for one year and is automatically renewed for two additional one-year terms unless either party elects to terminate the agreement. In addition to a web design and development fee, VCI will receive a yearly maintenance service fee commencing with the second year of the term and a percentage of advertising and e-commerce revenues derived from the Tromaville site. In the event Tromaville elects to terminate the agreement, VCI shall be entitled to a buy-out amount based on a formula that takes into consideration revenues then derived from the Tromaville site and the number of registered users of such site.

 Advertising

   VCI's management thinks that its Web communities have an advertising advantage over general Web sites in that their target audiences are clearly defined, well-educated and have excess disposable income. These characteristics are the type of demographic profile that advertisers traditionally seek. VCI currently has agreements with a number of advertisers, including: Continental Airlines, Econophone, Advanced Telecom Systems and Vitamin Shoppe.

   Current average advertising prices on the Virtual Jerusalem Web site are approximately $10 to $25 cost-per-thousand page views ("CPM"), depending upon the length of the advertisement. To date, VCI's typical advertisement agreement provides for a three to six month term, with total advertising revenue per agreement of $1,500 to $5,000 per month.

   VCI recently shifted its advertising focus by trying to gather sponsor advertisers who would sponsor a whole page or channel. These sponsors would enter into a year long commitment, rather than the short term advertisement contracts currently provided by VCI. VCI's management thinks that these sponsors should be attracted to these sponsorship offerings since they do not have to share VCI advertising space with other advertisers. In addition, this format provides increased click-through rates while providing more brand building opportunities for the sponsor. Several of VCI's most recent advertisers entered into six to twelve month sponsor agreements with VCI.

VCI's Marketing Efforts

   VCI markets its Web sites by:

  . entering into agreements with leading public relations firms and advertising agencies that have specific knowledge of VCI's target audiences, including A. Larry Ross & Associates, Inc., a Dallas based public relations firm with extensive contacts in the Christian market;


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  . engaging in comprehensive advertising campaigns, including print advertisements, radio spots and online advertising, designed to introduce each of its Web sites to its targeted audience in the United States;

  . disseminating press releases to announce the launch of its new Web sites, additional features and the addition of new content partners; and

  . contracting with its content partners to publicize their affiliation with VCI's Web sites to their constituent organizations and members, and encouraging these partners to link their Web sites to VCI's Web sites (e.g., the International Christian Embassy in Jerusalem created a link to Virtual HolyLand).

   In the future, VCI intends to supplement the activities of its outside agencies by indexing its Web sites on the Internet's major search engines and by further encouraging its content partners to publicize VCI's Web sites in their print and online publications through the use of stories and advertisements prepared by VCI.

 Specific marketing efforts for Virtual Jerusalem

   Previously, marketing activities for the Virtual Jerusalem Web site were limited to VCI's representation at large gatherings of Jewish organizations (e.g., the General Assembly of Jewish Federations in North America), popular Jewish events (e.g., parades in the United States) and the placement of print advertisements in Virtual Jerusalem's content partners' print publications. In March 1999, VCI launched a multi-month significant keyword campaign for the Virtual Jerusalem Web site on Yahoo! and began a major print campaign that includes the placement of full page advertisements in most major Jewish weekly and monthly publications across the United States. The print campaign, called "This Week on VJ", highlights Virtual Jerusalem's Holidays sites, new and existing content partners and interactive elements on Virtual Jerusalem, e-commerce specials and sweepstakes and promotions designed to encourage Virtual Jerusalem user registration.

 Specific marketing efforts for Virtual HolyLand

   The marketing campaign for Virtual HolyLand includes online, print and radio advertisements with an emphasis on introducing this Web site to the Evangelical community during the third and fourth quarters of 1999. VCI is also seeking to promote Virtual HolyLand by contacting media that target the Evangelical market and by entering into relationships with entities that have relationships with Evangelical ministries.

 Specific marketing efforts for Virtual Ireland

   The marketing campaign for Virtual Ireland includes online, print and television advertisements in an effort to introduce this Web site to the Irish community in the U.S. during the third and fourth quarters of 1999. VCI also sponsors sweepstakes on the Virtual Ireland site for free trips to Ireland in order to encourage registration on the site.

 Web site design and development

   Although VCI has not yet engaged in any formal marketing activities to offer its Web site design and development services to Web site publishers who are not content partners, it intends to do so in the near future.

Competition

   As described below, VCI has a variety of competitors for each of its Web sites and for each of the markets in which its businesses operate.

   In addition, VCI acknowledges that there are many other Internet companies, such as theglobe.com, Geocities and Xoom.com, that attract significant numbers of registered users to their "community" Web sites which may compete for VCI's potential users, registrants, content partners, advertisers, e-commerce vendors and sponsors. However, VCI's management thinks that most of these Web sites focus primarily on providing free personal web pages to their users and do not offer the same level of a targeted demographics and information that VCI's Web sites offer. Moreover, VCI's management thinks that Web sites like ivillage.com target communities that are so broad (e.g., women) that focused e-commerce and advertising may become difficult.

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 Competitors to Virtual Jerusalem

   VCI has numerous competitors in the Jewish and Israeli Web markets, including, but not limited to: Jewish Communities On-Line (on America OnLine); JAN (www.jcn18.com; general commercial Jewish Web sites); Shamash (www.shamash.org; a non-profit Jewish communal network); Shema Yisrael (www.shemayisrael.co.il; a non-profit Ultra Orthodox site); and the Jerusalem Post (jpost.co.il; the on-line edition of the newspaper). In addition, this Web site competes against other Web sites that simply offer a shopping Channel focused on the Jewish market. Although VCI's management acknowledges that each of such entities compete with Virtual Jerusalem in particular markets, VCI's management believes that none of these competitors cater to as broad a market and that none have reached the critical mass of content and feature services of Virtual Jerusalem.

 Competitors to Virtual HolyLand

   In the Evangelical Christian market, VCI's primary competitors are crosswalk.com (published by Didax, Inc.), Jesus2000.com, cbn.com (published by the Christian Broadcasting Network) and other Web sites published by ministries and evangelists.

 Competitors to Virtual Ireland

   VCI's competition for Virtual Ireland include The Irish Times Web site (www.ireland.com), Local Ireland (www.local.ie; a governmental Web site financed in part by Telecom Eireann), Ask Ireland (sponsored by the Irish government) and Touchtel's tourist information site (www.goireland.com). Other competitive Web sites include paddynet.com, irishabroad.com and celtic.com containing local news and free e-mail services.

 Competitors to VCI's Web site design and development services

   VCI faces competition from a number of sources, including potential clients that perform Web site development services in-house or contract with others for such services. These sources include Web site service boutique firms, including Vignette Ltd., a British company, and FutureTense, Inc., a Massachusetts company, on-line services companies, advertising agencies, direct access Internet and Internet-services and access providers as well as specialized and integrated marketing communication firms, all of which are entering the Web site design and development market in varying degrees. Many of VCI's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technological, development, sales, marketing and other resources than VCI.

 Potential future competitors

   In addition to current competitors, given the low barriers to entry, it is likely that additional competitors will enter VCI's markets in the future, and that many of such competitors will have substantially greater financial, management, technological, sales, marketing and other resources than VCI. VCI cannot assure you that in the future it will be able to compete successfully in any of its current markets, and its inability to do so would have a material adverse impact on VCI's business, financial condition and operating results.

VCI Currently Operates Three Web Sites

   VCI currently operates three Web sites: Virtual Jerusalem, Virtual HolyLand and Virtual Ireland. A brief description of each is provided below.

 Virtual Jerusalem

   Virtual Jerusalem, located on the Web at www.virtualjerusalem.com, aggregates a variety of Jewish and Israel related content from the Web as well as offering interactive features and services. This Web site includes a portal, called the Maven Index, to over 10,000 Jewish related Web sites. Popular elements include the Kotel

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Kam (an Internet zoom camera which transmits live pictures of the Western
Wall), "Send a Prayer to the Western Wall" (permitting members to post a message online that is downloaded by VCI and placed in the Western Wall) and "Time Travel Through Jerusalem" (which features multi-media tours by historical figures). Virtual Jerusalem also contains a series of Jewish Holiday Web pages with games, quizzes and a variety of educational content. The Web Site also offers members a range of community features and services including forums, free e-mail, personal Web pages, interactive guest book, global weather forecasts and classified advertisements.

   Virtual Jerusalem also contains several channels ("Channels"), each of which features topical content that is updated daily. These Channels, and their descriptions, include:

  . News contains content from Israel and Jewish newswire services, leading
    Israel and United States based local newspapers and radio stations;

  . Travel features Israel travel information from major Israel tourist information providers, interactive tours of Jerusalem, information on immigration to Israel, study programs and an online Hebrew language course;

  . Torah is a repository of educational and religious material, including online courses in Judaism, interactive elements for children and adults, weekly bible lessons and resource materials;

  . Living contains sections on health and parenting, food, books, films, Jews in sports, music, dance, humor, art, drama and self-improvement;

  . Shop features sites that market and sell books, Judaica, multimedia products, food, music, art and other products;

  . History contains historical content related to Israel, the Holocaust and Diaspora Jewry through interactive features such as a timeline and virtual exhibits; and

  . VJTeens contains links to many of the pages currently contained on Virtual Jerusalem that are suitable for young adults, including a homework helper feature, pen pals, bulletin boards and build your own Web pages.

 Virtual Jerusalem's target market, registered user base, user demographics and traffic statistics

   According to the 1998 American Jewish Yearbook (published by the American Jewish Committee), the Jewish population in the United States is approximately 6 million, as compared to a world Jewish population of 13 million. According to Jupiter Communications, approximately 38% of Americans currently use the Internet. Assuming the same Internet usage by the Jewish population as the general population, the current number of Jewish Internet users based in the United States is approximately 2.3 million. VCI's management thinks that based on the relatively high socio-economic profile of this population relative to the general population as a whole, the number of Jewish Internet users based in the United States could be as much as 50% more than this figure, or up to approximately 3.4 million people. Since its introduction, VCI's management believes that Virtual Jerusalem has attracted over 350,000 unique users, of which approximately 128,000 have registered as of September 15, 1999. According to VCI's tracking of the number of registrants to Virtual Jerusalem, this Web site adds approximately 6,000 new registered users each month. VCI's management thinks that with increased promotion and marketing of Virtual Jerusalem, the number of registered users will increase to 170,000 and 430,000 by the end of 1999 and 2000, respectively.

   According to the 1997 Annual Survey of American Jewish Opinion (conducted for the American Jewish Committee by Market Facts, Inc.), 55% of American Jews claimed that being Jewish is very important in their lives and 34% percent of American Jews claimed it was "fairly" important. According to this same survey, American Jews rated being part of the Jewish people as the quality most important for personal Jewish identity, and the celebration of Jewish holidays as the activity most important for personal Jewish identity. Virtual Jerusalem focuses on both these elements by offering comprehensive news and features relating to the Jewish

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community and Israel and a comprehensive selection of Jewish holiday
"megasites" containing a host of interactive elements and activities geared to all ages.

   Virtual Jerusalem's registered user base provides VCI with a profile of demographic information. VCI records and maintains real time statistics of its registered users. Although these statistics are self-reported by the registrants, and subject to errors in reporting, imperfect survey samples, data gathering, tabulation and statistical analysis, these statistics reveal the following demographic information about the Web site's registrants:

  . the average annual salary is $57,000;

  . 45% are employed full-time, 13% are students, 5% are self-employed and 4% are retired;

  . the average age is 39, with 67% between the ages of 20 and 60, and 10% are between the ages of 10 and 19;

  . 60% are male;

  . 67% are from North America, 6% are from Israel and 3% from the United
    Kingdom;

  . 15% of the North American registrants are from New York, 7.1% are from California, 5% are from New Jersey, and 5% are from Florida; and

  . 22% are non-Jewish.

   VCI's management thinks that these demographics are favored by the advertisers, sponsors, content partners and e-commerce partners which it solicits for revenues, content and features.

   According to Nielson/IPro's monthly reports, Virtual Jerusalem's traffic has generally grown in the number of visits per month, average length per visit and monthly page views, as follows:

  . Total visits increased 109% from 436,017 in December 1997 to 909,764 in
    December 1998 and to 1,261,760 in June 1999;

  . Average length per visit (in minutes) was 6:13 in December 1997, 9:11 in December 1998; and 8:37 in June 1999; and

  . Monthly page views increased 225% from approximately 1.6 million in December 1997 to approximately 5.2 million in December 1998 and approximately 5.9 million in June 1999.

 Virtual HolyLand

   Virtual HolyLand, located on the Web at www.virtualholyland.com, was launched on Christmas Day 1998 and aggregates content from a variety of Christian Web sites on the Internet. Virtual HolyLand offers visitors a wide range of community features and services including chat rooms and forums, free e-mail, personal Web pages, interactive guest book, global weather forecasts, classified advertisements, virtual tours of Christian places of interest and a planned online shopping experience. The Web site also offers Channels featuring up-to-the-minute news from Israel, Millennium-related activities, prayer, travel information and interactive elements. These Channels, and their descriptions, include:

  . Israel Now offers the latest news from Israel's leading news providers and Israel English language radio;

  . ZionTraveler assists tourists planning a trip to Israel, provides a database of more than 2,000 Israeli tourist sites and provides a special comprehensive Millennium section covering events occurring in Israel during the year 2000;

  . Prayer features an inspirational site including interactive access to several of Jerusalem's and Israel's most awe-inspiring holy sites and churches, recordings of church services, texts of some of the world's most famous prayers and a miracles section with true stories of recovery and healing;

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  . CyberPilgram includes a collection of interactive features that deliver the Holy Land through the computer including online pilgrimages using 360-degree pictures and Internet zoom cameras, video and sound, personal tours through the Holy City, the opportunity to plant a tree in a special Millennium Forest near Nazareth or the Sea of Galilee and the ability to send greeting cards;

  . Land of Promise allows visitors to explore the history of the Holy Land in an exciting and interactive way including a 2,000 year time line and "news" from the time of the Bible;

  . Kids Club is geared toward children and teenagers with features and activities including Bible Questions and Bible News, exploration of sites in the Holy Land, opinion polls, greeting cards and other family-safe entertainment material; and

  . Online Shopping Mall will feature a secure environment in which shoppers can purchase religious products from Israel, including artifacts, keepsakes, publications, tapes or videos. VCI intends to partner with established online merchants for the sale of these products.

   Virtual HolyLand has agreements with several major content partners, including Bridges for Peace, International Christian Embassy and Friends of Israel Gospel Ministry. Responses to VCI's requests for additional content from Christian-related Web sites has been favorable.

 Virtual HolyLand's target market and user demographics

   According to the National Survey of Religion and Politics, the number of evangelicals in the United States, as determined by assessing denominational affiliation, including membership in evangelical churches and ministries, totals approximately one quarter of the United States population, or approximately 70 million people. Virtual HolyLand is targeted at these estimated 70 million potential users.

   Evangelicals believe in a diversity of religious movements. According to estimates of the National Survey of Religion and Politics ("NSRP"), approximately 35% of the population of the United States identify themselves as evangelical Christians. Baptists, Methodists, Assembly of God followers, and Pentecostal followers are included in these estimates. According to the NSRP, three quarters of evangelicals in the United States do not identify with a specific religious movement and may relate to specific personalities or ministries such as the Reverends Billy Graham, Oral Roberts, Pat Robertson, John Haggert, Jack Halyford, Kenneth Hagan, Jimmy Swaggert and Chuck Smith.

   In demographic terms, evangelicals closely resemble the population of the United States at large with regards to gender and age, and trail the average population only modestly in education and income. SOMA Communications, Inc., a Christian broadcast market research firm, estimates that over 70% of Christians in the United States who use the Internet have annual incomes in excess of $75,000, and Christianity Today, a publisher of Christian periodicals, estimates that American Christians are 25% more likely to own a computer and 15% more likely to own a modem than the general population of the United States. Although their demographics indicate higher levels of religious commitment, their profile largely resembles that of the rest of the population of the United States. Based on estimates of the current Internet usage in the United States of 38% of the population, VCI's management estimates that there are approximately 27 million potential users of Virtual HolyLand from this target community alone. VCI's goal is to register 95,000 and 410,000 users on Virtual HolyLand by the end of 1999 and 2000, respectively. As of September 15, 1999, in excess of 11,000 persons registered on the Virtual HolyLand site. In March 1999, VCI hired a major Dallas-based public relations firm that specializes in targeting the Evangelical Christian community with the specific mission of developing and servicing the Virtual HolyLand community and achieving this goal.

 Virtual Ireland

   Virtual Ireland, located on the Web at www.virtualireland.com, was launched on Saint Patrick's Day 1999 and aggregates content from a variety of Irish Web sites on the Internet. Virtual Ireland offers members a range

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of interactive elements, community features and services including bulletin boards, free e-mail, global weather forecasts, pen pals, video and audio files, a shopping center and greeting cards. The Web Site also offers or will offer seven Channels including:

  . News featuring content from online news providers in Ireland, the United
    Kingdom and the United States, updated headlines, opinion pieces and analysis, live radio broadcasts from Dublin, features from the more whimsical side of life in "Irish Gems", an interactive poll and site-wide bulletin boards;

  . The Craic contains the very best of Irish arts with a music section featuring folk, classical and traditional Irish music, reviews and literary features, humor and an arts section full of the best in Irish visual art, film, dance, theatre and photography;

  . To Ireland! will feature interactive activities including tours, online images, hotels, restaurants and heritage sites, topical information on current events posted daily, a guestbook with tips and hints from other visitors and Irish study programs;

  . Living contains lifestyle features, Irish recipes, the best Irish eateries in the United States, personals, emigration, parenting and self help;

  . Sports features full news and results services covering amateur and professional league sports, including Gaelic football, hurling, soccer and rugby; and

  . TimeTravel will explore Irish history in an interactive manner.

   To date, VCI has entered into agreements with seventeen content partners for Virtual Ireland. These partners include Appletree Press--Ireland's Eye (one of Ireland's largest book publishers), Swift Communications (publishers of one of the leading Irish search engines on the Web), IAIS (Irish American Information Service), The Irish Emigrant (an Irish newspaper), Irishfood.com (a Web site featuring foods from Ireland), Irishradio.com, Regional Media Bureau of Ireland (a publisher of 27 local Irish newspapers), The Irish World Online, Gathering of the Irish (irishclans.com), Boston Irish Pub and Restaurant Guide, CELT (Corpus of Electronic Texts) and The Wild Geese Today + Erin's Far Flung Exiles.

 Virtual Ireland's target market, registered user base, user demographics and traffic statistics

   There is an estimated world Irish Diaspora of approximately 70 million people. In the United States, according to the United States Census Report for 1998, 39 million people consider themselves to be of Irish descent. This report also estimates that Irish families comprise approximately 9% of the total population of the United States, but account for approximately 12% of households with a net worth of more than $1 million. VCI's management thinks that the strong ties of Irish descents to their heritage represent a significant potential demographic market. VCI is currently running numerous print, radio and television media directed towards this large American Irish population. Over 20,000 users have registered on Virtual Ireland since its launch in March 1999. VCI recently hired an Editor for the Virtual Ireland site who is currently hiring additional editorial staff for this site. In the future, VCI plans to develop a marketing team specifically devoted to the Irish community.

Content Partners

   A key component of VCI's aggregation business strategy is its relations with its content partners. VCI leverages existing online content by developing "supersites" that serve as anchors for its content partners. VCI's management thinks that these content partners recognize the benefits of being anchored to a "supersite" which include:

  . exposure of their Web content to a significantly larger readership than their Web site alone could attract;

  . increased traffic on their Web sites generated by the links that the content partners place on VCI's Web sites;

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  . the opportunity to earn revenues from e-commerce sales marketed on and originated from VCI's shopping Channels or from shared advertising on co-branded Web pages;

  . the receipt of Internet services from VCI such as user profiling technology, advertising management software, guest books, online forums and e-mail lists that would otherwise require expensive and multiple licenses and technology; and

  . interactive Web services on co-branded pages created by VCI.

   VCI "wraps" the content it obtains from these content partners with an array of its own additional features and interactive services to create a cohesive Web environment targeted to a specific demographic profile. VCI recently acquired a license (see "Technology Acquisitions") which will allow its content partners to quickly and easily place excerpts from their own Web sites on VCI's Web sites. This will facilitate the continual update of VCI's Web communities with minimal maintenance or supervision by VCI's editorial staff.

VCI's Efforts to Accumulate Registered Users

   VCI encourages user registration on its Web sites in several ways. VCI offers its content partners the ability to create interactive features, such as guestbooks, bulletin boards and donor forms for placement on a co-branded "partner page" which includes multiple links to select features on VCI Web sites. These partner pages require registration in order for users to access the select features. VCI also encourages visitors to register by offering sweepstakes for valuable prizes, including weekly trips to Israel (on the Virtual Jerusalem and Virtual HolyLand Web sites) and trips to Ireland (on the Virtual Ireland Web site). Entry to the sweepstakes requires registration. VCI also requires registration for some of its more popular Web features, including a user-controlled Web camera situated in Jerusalem with views of the Western Wall and the Temple Mount, free e-mail and personal Web pages.

   To encourage registration on specific Web sites, VCI undertakes various activities. For example, to attract registrants for Virtual HolyLand, VCI has begun to enter into agreements with publishers and ministries with extensive contacts in the Evangelical Christian market. These agreements require VCI to pay these parties a nominal fee for each person who registers on Virtual HolyLand based upon such parties recommendation, as recorded by the registrant at the time they register.

Future Communities and Projects

   VCI plans to develop or acquire additional Web sites in 1999 and 2000, which target ethnic groups with attractive demographics. Such online expatriate communities may include members of the Italian, Indian, Asian, African and Spanish expatriate communities residing in the United States and other English speaking countries. VCI's plans for the themes of its future Web sites may also include topics unrelated to ethnic subjects, including accounting, medical, legal and other professional target audiences as well as Web sites appealing to teenagers.

   In developing its own Web sites, VCI's management seeks opportunities where they can aggregate a sufficient number of content partners to create an online community that will attract enough members of the sites' target audience to appeal to advertisers and generate advertising and e-commerce revenue. VCI's plans support this objective by:

  . providing and developing efficient methods for its content partners to publish varied content on VCI's Web sites;

  . adding additional services and features to the Web site for the purpose of creating an anchor "supersite" that will attract additional members and generate e-commerce and advertising revenue;

  . offering numerous benefits to its content partners; and

  . developing attractive interactive elements for its users.

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   In acquiring additional Web sites, VCI's management seek opportunities where an existing site on the Internet offers substantial content and services to a defined, specific readership.

   In September 1999, VCI launched vjradio.com, a Web site on which 24 hour audio programming is available via real-time streaming technology. Programming includes regularly scheduled Israel news, music and audio features from Virtual Jerusalem's content partners and others with whom VCI intends on entering into content relationships for use of their audio content on the Internet.

The Modules

   VCI's management believes that based on its existing licenses, future licenses that it obtains from Internet service providers, certain equipment it has acquired and VCIL's programming staff, it will be able to offer an array of interactive modules to Web site publishers through its Community Management Solution (CMS). Many of these modules are already used successfully by VCI on its own online communities. The modules which VCI either currently licenses, or is trying to secure licenses for, include:

  . Site Search and Polling Engines;

  . Sweepstakes Modules;

  . Greeting Cards;

  . Weather Services;

  . E-mail an Article to a Friend;

  . Free User E-mail Services;

  . Registered User Databases;

  . E-mail List Servers;

  . Advertising Management Systems;

  . Bulletin Boards / Forums;

  . Comprehensive Statistics and Traffic Measurement Modules;

  . Site Indexing;

  . E-Commerce Solutions;

  . Chat Services;

  . Online Classifieds Advertising;

  . Free User Created Home Pages;

  . Games Modules;

  . Calendars; and

  . Auctions.

   (See "Proprietary Technology, Trademarks and Licenses" for a description of licenses presently owned by VCI.)

   To create a Web site for a Web site publisher, VCI first creates a design template for the publisher's Web site. Content appropriate to the publisher's Web site is then "plugged' into the design template. A design template could potentially include multimedia (video or audio), graphics or text components, as required. Headlines, search boxes or Web links to other content stories can be included on each Web page. Additional modules, including poll questions, quizzes, greeting cards, chat and other interactive features may also be

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added. By integrating data and design, VCI provides Web site publishers with complete control over the presentation of their content on the Internet.

   To complete its Web design and development services, VCI's technical and support services include system administration, programming integration of all components of a Web site, project management and hosting of Web sites on VCI's servers. VCI's servers are monitored continuously for connectivity and power by Global Center pursuant to an agreement with VCI. In addition, VCI maintains Firewall protection and other security services such as secure servers for financial transactions.

Community Content Server

   In addition to the above, VCI plans to offer Web site publishers another module called the Community Content Server ("CCS") (see "Technology Acquisitions"). CCS provides Web site publishers with the tools required for creating and maintaining a continually generated Internet Web site. CCS consists of a suite of products designed to solve the complex problems of creating and maintaining Web site publishing by aiding in the following:

  . management of data flow from text form to published Web site form through to data archiving;

  . editing data at each stage of the publishing process;

  . creating attractive and sophisticated designs in HTML language;

  . publishing a Web site as required (up to several times a day); and

  . technical administration.

   CCS can be use to build, edit and manage Web sites of all sizes and requires little technical experience to permit flexible development of Web sites. CCS manages the publication of large quantities of data from PCs to Internet sites. The application program for CCS is written in open source code Perl language software and uses industry standard databases. To help ensure the longevity of CCS as a publishing tool, CCS was developed with an open industry standard development platform and development tools to reduce development risks. Moreover, Perl language software engineers are available in Israel and the U.S. for development and support in coordination with VCI.

 How CCS Works

   CCS prompts a user for data on a "User Entry Screen" which is a data entry screen on a database. This screen allows for the simultaneous entry, modification and deletion of data while immediately and automatically updating the associated Web pages of a Web site. By utilizing CCS, Web site publishers can directly interact with the database screens via the Internet. Once data reaches the Web site by means of a standard database, CCS allows for the further editing of the published data by enabling the user to select the articles, stories, graphics, or other components to be published on the Internet. The remainder of the data may be kept or archived to be used at a later date. The selected information is then transferred from the database and published "live" on the Internet by simply selecting the "publish" key. The publishing process can take place as many times as required, making it convenient to publish information that changes daily or even hourly, such as breaking news.

   CCS also allows for the easy removal of content published on the Internet. Content may be saved for future use, by moving it to a viewable and searchable archive or by simply removing it from the database altogether.

   VCI's database would support all of its existing modules and CCS, and would also support the entering, modifying, searching, deleting, placement time and archival of any content that a Web site publisher wants to publish. CCS is designed to make it relatively easy and efficient for Web site publishers to alter their content

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contributions and dynamically update their Web sites as often as they wish while providing a powerful search and archiving tool that does not require programming or production resources.

   CCS is also designed to allow the loading of existing text files and graphics, in any format, to a database Web site, via an Internet browser. This freely available Web interface allows for this function to be done from one's office, home or abroad with password security protection.

   In July 1999, VCI entered into a software license agreement with Cortext Ltd., an Israeli company that develops content management software ("Cortext"). Pursuant to the agreement, Cortext licensed to VCI, on a worldwide, royalty free, non-exclusive, transferable, perpetual and sublicenseable basis, certain web publishing tool kit software developed by Cortext. The software may be used by VCI and its subsidiaries for its online communities and for web sites maintained by VCI's content partners. The agreement also allows VCI to resell and distribute the software to third parties under certain conditions. The agreement also calls for Cortext to provide support services for the software and upgrades to the same if and when developed by Cortext. In addition, Cortext shall provide development services for the software to VCI for a period of six months from the completion of certain milestones set forth in the license agreement. The Company uses such software as part of its CCS.

Licenses, Service Agreements and Trademarks

 Community Content Server

   For a detailed description of CCS, see "Community Content Server," and "Technology Acquisitions."

 Weather Services

   VCI has a license agreement with Accuweather, Inc., a Pennsylvania company ("Accuweather") that provides online weather services. The agreement, as amended, requires that Accuweather make available to VCI selected weather forecasts, satellite images and other weather services for VCI's three existing online communities, including forecasts for cities of specific interest to each community and general weather information for over 450 cities around the world. The term of the agreement is for 18 months starting December 22, 1998, and Accuweather may terminate the agreement on 30 days written notice in the event of a breach of the agreement by VCI. VCI pays Accuweather a monthly fee for such services, but is entitled to 25% of any revenues received by Accuweather from users of VCI's Web sites who independently subscribe for additional Accuweather services.

 E-mail List Services

   VCI has a license agreement with Revnet Systems, Inc., an Alabama company ("Revnet") that provides software for e-mail list processing applications. The agreement is a license for a product developed by Revnet called "Unity Mail Server" that enables the licensee to establish and manage information distribution lists or groups while allowing participation by third party subscribers. The license provides for unrestricted subscriber capacity for a period of one year starting December 31, 1998, and includes free upgrades and technical support.

 Free E-mail Services

   VCI has a custom e-mail service agreement with CommTouch Software, Inc., a California company ("CommTouch") that provides Web-based e-mail products and services. The agreement requires CommTouch to provide VCI with a customized e-mail service, including upgrades hosted on CommTouch servers. These services are available for VCI's Web sites and other Web sites residing on VCI's servers. These services allow VCI to provide users of its online communities with free e-mail addresses and allows VCI to advertise on the e-mail messages mailed by its users. Per the agreement, CommTouch is required to customize the e-mail services to each of VCI's own Web sites and provide continuous customer support service. The agreement also obligates VCI to place certain Web links on the custom e-mails back to CommTouch's service pages, to

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actively promote CommTouch's service on VCI's Web sites and in other media in order to attract end users to the service, to use commercially reasonable efforts to market and sell advertisements for the custom e-mail service, and to pay CommTouch a quarterly fee according to certain revenue sharing arrangements. The term of the agreement is for one year starting June 30, 1999.

 Free Home Pages

   In August 1999, VCI entered into an agreement with Homestead Technologies, Inc., a California company ("Homestead") that develops co-branded sites where Internet users may create free personal homepages. Pursuant to the agreement, Homestead and VCI will create sites co-branded using technology developed by Homestead. Homestead will provide VCI with all necessary hardware, software, and bandwidth necessary for the co-branded sites. VCI is obligated to promote such site on its communities and email newsletters to its registered database and maintain links to the co-branded sites from its communities. In consideration for VCI providing Homestead with access to its registered user base and collective statistical data on users of the co-branded sites, Homestead creates the co-branded sites and pays VCI a portion of revenues from advertisements placed on the user homepages. VCI may also place banners on the co-branded site pages and retain a percentage of revenues collected from the same. The parties also agree to create an integrated registration process for the free home page service.

 Auction Services

   In July 1999, VCI entered into an agreement with FairMarket, Inc., a Massachusetts company ("Fairmarket") that develops and operates Internet auction sites. Pursuant to the agreement, Fairmarket provides VCI with the use of a co-branded branded turnkey online auction service known as the FairMarket Auction Place and support services. The auction service shall be available from each of VCI's communities and Fairmarket may distribute product and related pricing information for products located on VCI's auction service throughout Fairmarket's network of auction sites. VCI is entitled to determine the transaction fees for users of the auction service including listing and merchandising fees. In addition to a set-up fee for each community, VCI pays a monthly hosting fee to Fairmarket for each VCI community using the auction service and a percentage of transaction and bidder bounty fees. VCI is entitled to retain all advertising revenues received from ads placed on the auction service page. FairMarket also provides VCI with continuous support and software upgrades. The agreement is for a period of one year with automatic renewal for additional one-year terms unless terminated by either party on 30 days written notice.

 News Services

   In September 1999, VCI entered into an agreement with Reuters Limited, a U.K. company, for the supply of Reuters' online media services for distribution on VCI's communities. The agreement calls for Reuters to supply VCI its world news services, including a certain number of daily print and audio stories and photographs and a license for software designed to receive, classify and manage the news stories, photos and graphics transmitted from Reuters to VCI. VCI pays a monthly service fee for these news services. The agreement is for a period of two years.

 Chat Services

   VCI has an agreement with Talk City, Inc., a California company ("Talk City") which provides supporting software that enable Web sites to offer chat services to their users. Per the agreement, Talk City provides VCI with all necessary facilities, servers, connectivity, related equipment and technology to host chat rooms on VCI's servers. Talk City is responsible for continuous coverage of the chat rooms to ensure the enforcement of their Code of Conduct. Talk City is responsible for selling and managing advertising on the chat room sites, however VCI may also sell advertising but must pay a percentage of gross revenues collected by it to Talk City. The agreement requires VCI to pay Talk City an annual fee for VCI's three online communities and up to a an

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additional fifteen Web sites. The term of the agreement is for one year starting June 17, 1999 and is automatically renewed for additional one year terms unless cancelled on thirty days notice by either party.

 Advertising Management System

   VCI has a license agreement with NetGravity, Inc., a California company ("NetGravity") that provides software enabling licensees to manage advertising on their Web sites. VCI's license is a perpetual, worldwide, non-exclusive and non-transferable license that enables VCI to manage advertising on its own Web sites and on Web sites of VCI's content partners as well as any other Web sites residing on VCI's servers. In exchange for this license VCI pays NetGravity a one-time license fee for the first year plus an additional fee for support services during the first and successive years of the license. An optional subscription maintenance for the second year of the license is also available for an additional fee. The license may be terminated by NetGravity upon thirty days notice to VCI if VCI is delinquent in its payments to NetGravity.

 OnLine Bulletin Boards/Forums

   VCI has a perpetual, non-exclusive, worldwide license from Infopop Corporation (formerly Madrona Park, Inc.), a Virginia internet software company ("Infopop") for a popular online discussion forum program called the "Ultimate Bulletin Board" which VCI uses on its online communities. VCI paid Infopop a flat fee for such license. Infopop provided source code to VCI which VCI integrated with its user registration system. The license permits VCI to modify the source code for its own use, however, this license may not be resold or distributed.

 Internet Camera

   VCI has a non-exclusive, non-transferable license agreement with Perceptual Robotics, Inc., an Illinois company that provides the software, maintenance and support required to manipulate an interactive camera on the Internet. The software allows up to twenty simultaneous users to control a telerobotic camera and view certain panoramic images within Jerusalem. The license's term is for one year starting September 3, 1998, for which VCI paid a flat fee excluding annual software support and upgrades.

 NT Server Licenses and Microsoft Office Software

   VCI has approximately forty licenses from Microsoft for the use of its Microsoft Office software on PCs and the PCs of its subsidiaries' employees in the U.S. and Israel. VCI also has twenty client access licenses from Microsoft for its Windows NT server software, required for the operation of its computer servers on which the VCI Web sites and the Web sites of many of VCI's content partners reside. VCI's management believes that it has acquired a sufficient number of licenses from Microsoft for its current needs.

 Maven Index and Search Engine

   VCI has an agreement with Matthew Album, an individual ("Album") who developed a comprehensive, proprietary database of over 10,000 Jewish related Web sites known as the "Maven Index" which resides at www.maven.co.il ("Maven"). Per the agreement, VCI provides Maven with technical, Web site design, hosting, marketing and e-mail services and Album, in exchange, updates the Maven database regularly and provides certain technical services required to operate the database. The term of the agreement is three years starting March 9, 1998, and contains a license that permits VCI to publish Maven on the Virtual Jerusalem site while requiring Album to place Web links on Maven to that site's homepage. VCI and Album evenly split revenues from advertisements placed on Maven. In the event the agreement is terminated by VCI for cause, or by Album without cause, VCI receives a non-exclusive right to use Maven. For five years following such termination (provided that Maven remains on the Virtual Jerusalem site), VCI is obligated to pay Album a decreasing portion of the advertising revenues that VCI derives from Maven.


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 Classifieds Advertising

   VCI has an agreement with CabiNet Systems Ltd., an Israeli company ("CabiNet") that develops Internet matching service technology called Teleboard. Per the agreement, CabiNet set up a server at VCI's server maintenance facility on which its Teleboard Web site is located. This site includes a database, search and virtual agent program which allows users to access anonymous messaging services for communication between registrants on the Teleboard Site. Registration for the Teleboard site is free. VCI provides links to a Teleboard site which was co-branded with VCI's online communities. VCI and CabiNet share advertising revenue on the co-branded Teleboard service on a split basis with the higher amount going to the party that locates the advertiser. If and when the parties agree to charge a fee for use of the Teleboard service, the parties agreed to share revenues on an even basis. The agreement was for a period of one year, starting March 4, 1998, which was extended for an additional year, but may be terminated on 60 days notice by either party.

 Server Maintenance and Support

   VCI has a Master Service Agreement with Global Center Inc., a California internet service provider ("Global Center"), that provides VCI with hosting services and connectivity to the Internet for VCI's servers on which VCI's own Web sites and the Web sites of its content partners reside. Global Center also provides continuous supervision of VCI servers ensuring that such servers are connected to power sources and viewable on the Internet. Global Center also assists in correcting any possible malfunctions of VCI's servers, which are housed at Global Center's server installations in Herndon, Virginia and New York City. For these services, VCI pays a monthly fee. Per the agreement, Global Center is not liable for injury to VCI's business, lost revenues or profits resulting from any negligence on their part at its server maintenance facilities. The initial term was for a period of six months starting September 4, 1997 which term has been extended for several additional six month periods.

 Trademarks

   In April 1999, VCI filed five service mark applications with the Assistant Commissioner for Trademarks in the United States for the following names and designs used by VCI: Virtual Communities, Inc., Virtual Jerusalem, Virtual HolyLand, Virtual Ireland and IsraelWire, together with designs for each of them. The applications are currently under review by the U.S. Trademark Office. These names and service marks for these sites are currently used in VCI's business. VCI intends to file additional applications for other online communities and Web properties that it may establish in the future, including an application for vjradio.com. There is no assurance that the VCI will be successful in obtaining approval of such applications, and if obtained, of enforcing such service marks. VCI is aware of the fact that there are a number of entities incorporated in a number of states in the U.S. that currently use the name "Virtual Communities" and that at least one such entity has filed an application for protection for such name, although such entity provides somewhat different Internet services than VCI. VCI's management cannot assure you if and when such application will be ruled on by the U.S. Trademark Office, or that such applications will ever be granted or enforceable.

Technology Acquisitions

   VCI recently received a license from an Israeli software development company for Web publishing software that will form the basis of VCI's Community Content Server (CCS) module (see "Community Content Server" for a description of the software). This module would be sublicensed by VCI to Web site publishers as part of VCI's Community Management Solution services (see "The Modules") and used for its own online communities.

   In May 1999, VCI signed a term sheet with this entity which contemplates that VCI would acquire 60% of this entity's equity over time. Although VCI is still negotiating the terms of the stock purchase agreement with this entity, employees of VCIL have already begun working with this entity's programmers to configure and integrate the licensed software for VCI's online communities and for sublicense to third parties. VCI anticipates the stock purchase agreement could be finalized in the fourth quarter of 1999. VCI anticipates that it will be able to supply its CCS to Web site publishers by late 1999.

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Employees and Facilities

   VCI, together with its Israeli subsidiaries, Virtual Communities Israel Ltd. ("VCIL") and V.C.I. Internet Properties Ltd. ("VCIIP"), employ 50 full-time employees, 36 of whom are located in VCIL's offices in Jerusalem, Israel, 2 of whom are located in VCIIP's offices in Eli, Israel, and 12 of whom are based in VCI's offices in New York, New York. Over the next several months, VCI intends to retain an additional 11 persons for VCIL's Jerusalem office where such personnel will be engaged in Web site production, programming, editorial services, client services and administration. In addition, Avi Moskowitz, VCI's Chief Executive Officer and President, relocated from Israel to the U.S. in June 1999 and divides his time equally between VCI's U.S. and Israeli facilities.

   VCI's Web site servers are housed in server parks in Herndon, Virginia and in New York, New York where they receive 24-hour maintenance and back-up services pursuant to an agreement with Global Center, Inc.

   The offices of VCI and VCI's Israeli subsidiaries, VCIL and VCIIP, are located at 589 Eighth Avenue, New York, New York 10018, Jerusalem Technology Park, Malcha, Jerusalem, Israel 91481 and Yishuv Eli 37, Eli, Israel 44828, respectively.

Legal Proceedings

   VCI is not a party to any material legal proceedings.

Financial Statements

   The audited consolidated balance sheet of VCI as of December 31, 1998 and the related statements of operations, changes in stockholders' deficiency and cash flows for each of the years in the two-year period then ended is attached to this proxy statement/prospectus as Appendix H The unaudited condensed interim consolidated balance sheet of VCI as of June 30, 1999 and related statements of operations, changes in stockholders' deficiency and cash flows for each of the quarterly periods ending on those dates is attached to this proxy statement/prospectus as Appendix I.

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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VCI

   The following description of VCI's financial condition and results of operations should be read in conjunction with the information included in this proxy statement/prospectus. The description contains forward-looking statements that involve risks and uncertainties. VCI's actual results could differ significantly from the results discussed in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this proxy statement/prospectus.

Overview

   VCI's business involves the development and operation of Internet communities as well as providing technical, marketing and advertising services to over 150 content partners who supply VCI with content for such communities. VCI currently operates three online communities: Virtual Jerusalem (www.virtualjerusalem.com), Virtual HolyLand (www.virtualholyland.com) and Virtual Ireland (www.virtualireland.com). Rather than create its own content, VCI aggregates content, including news and features, from its content partners' Web sites. In consideration for VCI's use of their content, VCI offers its content partners a variety of benefits such as a portion of advertising revenues, links back to their sites, interactive elements, Web site hosting and other Internet services. VCI supplements the content on its Web sites by adding a variety of interactive and community enhancing elements, such as free e-mail, weather, bulletin boards and chat services. VCI obtains the rights to use these elements or "modules" by licensing the technologies from Internet service providers. VCI's communities are presented in an easy to use channel format and are designed to create a cohesive and comprehensive Web environment targeted to specific demographic profiles. Based on its expertise in designing and developing Web sites for its content partners, VCI also recently began offering Web site design and development services to others on a fee for services basis.

   VCI's first online community, Virtual Jerusalem, was launched in May 1996 by VCIL. Substantially all of the assets and stock of VCIL was acquired by VCI in June 1997. Virtual Jerusalem contains content from over 100 Jewish and Israel-related news providers and content partners, many of whom VCI entered into exclusive relationships with for the use of their content on the Internet. In addition, Virtual Jerusalem contains many interactive elements designed to encourage users to return to the site on a regular basis, and access to over 10,000 other Jewish related Web sites.

   In December 1998, VCI launched its second online community, Virtual HolyLand, which is targeted to Evangelical Christians, and in March 1999 VCI launched its third online community, Virtual Ireland, which is targeted to people of Irish descent. VCI anticipates launching at least two additional online communities during the third and fourth quarters of 1999 and additional communities in the year 2000.

   In the third quarter of 1999, VCI launched vjradio.com, a Web site on which 24 hour audio programming is available via real-time streaming technology. Programming includes regularly scheduled Israel news, music and audio features from the Virtual Jerusalem's content partners and others with whom VCI intends on entering into content relationships for use of their audio content on the Internet. VCI anticipates incurring additional administrative and licensing costs related to the establishment of this site but believes that this project will provide VCI with sufficient revenues from online advertising to offset the increased costs.

   Revenues from banner advertising, most of which were placed on Virtual Jerusalem, accounted for approximately 44% and 62% of VCI's total revenue for fiscal years ended December 31, 1997 and 1998, respectively. VCI's remaining revenues were derived from commissions on sales of products marketed through VCI's online communities and from Web production and hosting service fees. Advertising is offered to VCI's advertisers at rates that are based upon an industry accepted CPM (cost per thousand page views delivered) basis. Discounts of up to 20% from VCI's advertising rates, are offered to certain advertisers based on several factors, including the duration and gross dollar amount of advertising campaigns. VCI currently sells banner ads for six to twelve month periods, although in many instances such contracts are cancelable by an

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advertiser after a three-month period. Cancellations by advertisers have been negligible. Barter advertising accounted for approximately 15% and 28% of VCI's advertising revenues for the fiscal years ended December 31, 1997 and 1998, respectively. Revenue from barter transactions is calculated based upon the fair market value of the goods or services received.

   VCI projects increased revenues from banner advertising sales as VCI continues to expand its advertising sales staff, add online communities and solicit advertisers which seek the types of Web sites developed by VCI since such sites deliver an audience comprised of a specific demographic profile to which such advertisers can tailor a targeted campaign.

   VCI is also expanding its current e-commerce programs on the Virtual Jerusalem and introducing similar programs for its other online communities. VCI currently enters into agreements with online sellers of books, multimedia products and other goods related to the theme of its online communities from which VCI receives a percentage of gross sales ranging from 5% to 30%. VCI provides links to these third party Web sites for which it receives a percentage of sales from users who make purchases on those third party sites where such users originated from VCI's sites. VCI expects e-commerce transactions to generate a significant percentage of VCI's revenues in the future. To the extent that the number of anticipated users on VCI's online communities is less than anticipated, that such users do not engage in e-commerce transactions or that VCI does not establish attractive e-commerce programs on its communities, revenues generated from e-commerce will be less than projected.

   VCI also anticipates deriving additional significant revenue from its entry into the fee-based Web design and development business. VCI began offering these services in June 1999. These services include web design, programming and the development and sublicensing of interactive elements and a content management system for which VCI has received a license from a software developer. VCI believes there is a significant market among Web site publishers for these Web services which would allow such Web publishers to reduce their operating costs and administrative overhead and expand the interactive services available on their Web sites.

   VCI believes that the continued expansion of its operations and marketing efforts is essential to achieving its financial goals. VCI therefore intends to continue to substantially increase expenditures in all areas of its operations, resulting in continued increases in cost of revenues and selling, general and administrative expenses. To the extent that such expenses precede or are not subsequently followed by increased revenues, VCI's business, financial condition and operating results will be materially adversely affected.

   VCI was incorporated in August 1996 as a Delaware corporation and commenced operations in June 1997 when it acquired substantially all of the assets and equity of VCIL. VCIL develops and maintains VCI's online communities and, in some instances, the Web sites of VCI's content partners, pursuant to a Cost Plus Agreement and a Financial Services Agreement which VCIL entered into with VCI in July 1997 and amended in September 1999.

Historical Results of Operations

Historical Comparison of Six Months Ended June 30, 1999 and 1998

 Revenue

   Revenue to date has almost exclusively been generated by the Virtual Jerusalem site. Revenues from Virtual HolyLand and Virtual Ireland are expected to increase in the fourth quarter 1999.

   Total revenues for the six months ended June 30, 1999 were $345,000, a decrease of $169,000 or 33% from the same period in 1998. VCI's primary source of revenue to date derives from banner advertising fees. Revenues from banner advertising amounted to $299,000, or 58%, and $187,000, or 54%, of VCI's total revenues for the six months ended June 30, 1998 and June 30, 1999, respectively. To date, VCI has signed banner advertising contracts for revenues expected to be recognized in the third and fourth quarters of 1999 amounting to $332,000 and $145,000 in 2000. Of the 26 new advertising clients that VCI retained in 1999, ten clients have entered into annual advertising contracts.

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   Although quarterly banner advertising revenues have increased consistently over the four quarters ended June 30, 1999, the decrease from the first half of 1998 resulted essentially from two sources. First, the first half of 1998 had benefited from a special Passover promotion, which was not repeated in the first half of 1999. Second, almost no revenue was recorded in the first half of 1999 for Tower Air, as their advertising contract was completed on December 31, 1998. Through its completion, the Tower Air contract had contributed an average revenue of $36,000 per quarter in 1998. In May 1999, however, VCI signed a barter advertising agreement with Continental Airlines in which VCI received airline tickets, equivalent in value to $160,000, in exchange for advertising placements on the Virtual Jerusalem for equivalent value commencing in the second quarter of 1999. Revenue from barter transactions is calculated based upon the fair market value of the goods or services received.

   VCI also earns revenue from Web site hosting, Web links to and promotion of its content partner's Web sites on VCI's online communities and from Web site production services. In general, these hosting, Web link and promotion revenues are recognized ratably over the service period, pursuant to annual agreements which provide for annual fees. Therefore, these revenues were fairly consistent between the periods of comparison. Hosting, Web link and promotion revenues accounted for 26% and 29% of total revenue for the quarters ended June 30, 1998 and 1999, respectively. Production revenue is recognized upon performance of production services. Production revenues accounted for 12% and 9% of total revenue for the quarters ended June 30, 1998 and 1999, respectively.

   The five largest advertising clients in the first half of 1999 accounted for 22% of total revenue. Due to the relative importance of advertising revenue to its total revenue, as well as the significance of total advertising revenue that VCI realizes from its five largest advertising clients, VCI's success will depend largely upon its ability to broaden and diversify its advertising base. If VCI loses advertisers, fails to attract new advertisers or is forced to reduce advertising rates in order to retain or attract advertising clients, VCI's business, financial condition and operating results will be materially adversely affected.

 Cost of Revenue

   Cost of revenue consists primarily of expenditures for technical support of VCI's online communities, Internet access and connectivity, Web site production, content development and maintenance and client services. Cost of revenue amounted to $327,000, or 64%, and $556,000, or 161% of revenue for the six months ended June 30, 1998 and 1999, respectively. This increase is primarily due to the 92% increase in the hiring of additional technical and Web site support personnel from January 1, 1999 to June 30, 1999, and the increased overhead and support services necessary to support expanded operations.

   In addition, a significant portion of Cost of Revenue relates to bartered content material expense, which includes content used by VCI on its online communities. Bartered content material expense amounted to $32,000, or 6% of revenue, in the first half of 1998, and $29,000, or 8% of revenue, in the first half of 1999. Bartered content material expense is recorded concurrently with revenue.

 Selling, General and Administrative

   Selling and marketing expenses consist of salaries, travel expenses for sales staff, sales commissions, advertising revenue sharing with content partners, marketing expenses for VCI's online communities, marketing materials and promotions. Sales and marketing amounted to $177,000, or 34% of revenue, for the six months ended June 30, 1998, and $575,000, or 167% of revenue, for the six months ended March 31, 1999. The increase is consistent with VCI's plan, which commenced during the first half of 1999, to market its online communities aggressively, in order to increase the numbers of users and encourage their registration on its online communities.

   General and administrative expenses consist primarily of salaries and legal and professional services. In addition, VCI's rent, utilities and administrative employee benefits are included in general and administrative

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expenses. General and administrative expenses accounted for $429,000, or 83% of revenue, for the six months ended June 30, 1998, and $754,000, or 219% of revenue for the six months ended June 30, 1999. This increase is primarily due to the hiring of additional personnel between January 1, 1999 and June 30, 1999, and the increase in overhead and support services necessary to support expanded operations.

Historical Comparison of Years Ended December 31, 1998 and 1997

 Revenue

   Total revenues for fiscal years ended December 31, 1997 and December 31, 1998 were $402,000 and $819,000, respectively. Revenue to date has almost exclusively been generated by the Virtual Jerusalem.

   VCI's primary source of revenue to date derives from banner advertising fees. Revenues from banner advertising accounted for approximately 44% and 62% of total revenues for fiscal years ended December 31, 1997 and 1998, respectively.

   Of the total banner advertising revenue earned, barter advertising accounted for 14% and 28% of such revenues for fiscal years ended December 31, 1997 and 1998, respectively. Revenue from barter transactions is calculated based upon the fair market value of the goods or services received.

   To date, VCI has not derived significant revenue from e-commerce commissions. E-commerce commission revenues accounted for 5% of total revenues for both 1997 and 1998 fiscal years. VCI expects e-commerce transactions to generate a significant percentage of VCI's revenues in the future as e-commerce partners are added to its online communities. VCI is currently researching the availability of e-commerce programs to support its projected expanding e-commerce business.

   VCI also earns revenue from Web site hosting, Web links and promotion of content partner Web sites on VCI's online communities and from Web site production services. These hosting, Web link and promotion revenues are recognized ratably over the service period pursuant to annual agreements which provide for annual fees. Production revenue is recognized upon performance of production services. Hosting, Web link and promotion revenues accounted for 27% and 21% for fiscal years ended December 31, 1997 and December 31, 1998, respectively. Production revenues accounted for 12% for both 1997 and 1998 fiscal years.

   The five largest advertising clients in 1998 accounted for over 30% of total revenue in 1998, with Tower Air accounting for approximately 16% of such total revenue. In the first half of 1999, almost no revenue was recorded for Tower Air, however, total revenue did continue to rise over preceding quarters. In May 1999, VCI signed a barter advertising agreement with Continental Airlines largely for airline tickets, equivalent in value to $160,000, in exchange for advertising placements on the Virtual Jerusalem for equivalent value. Due to the relative importance of advertising revenue to its total revenues as well as the significance of total advertising revenue that VCI realizes from its five largest advertising clients, VCI's success will depend largely upon its ability to broaden and diversify its advertising base. If VCI loses advertisers, fails to attract new advertisers or is forced to reduce advertising rates in order to retain or attract advertising clients, VCI's business, financial condition and operating results will be materially adversely affected.

 Cost of Revenue

   Cost of revenue consists primarily of expenditures for technical support of VCI's online communities, Internet access and connectivity, Web site production, content development and maintenance and client services. Cost of revenue amounted to $602,000, or 150% of revenue, in 1997, $721,000, or 88% of revenue, in 1998.

   In addition, a significant portion of Cost of Revenues is bartered content material expense. Content barter expenses amounted to $100,000 in 1998, or 12% of revenue. Bartered content material expense is recorded concurrent with revenue recognition. There was no recording of bartered content material expense in 1997, as the revenue recognition policy of VCI changed as of January 1998 to be in line with the industry standard.

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 Selling, General and Administrative

   Selling and marketing expenses consist of salaries, travel expenses for sales staff, sales commissions, advertising revenue sharing with content partners, marketing expenses for VCI's online communities, marketing materials and promotions. VCI plans to market its online communities aggressively going forward, in order to increase the numbers of users and encourage their registration on its online communities. Sales and marketing amounted to $192,000, or 48% of revenue, in 1997, and $451,000, or 55% of revenue, in 1998.

   General and administrative expenses consist primarily of salaries and legal and professional services. In addition, VCI's rent, utilities and administrative employee benefits are included in general and administrative expenses. General and administrative expenses accounted for $657,000, or 163% of revenue, in 1997, and $890,000, or 109% of revenue, in 1998. This increase was primarily due to the increase in hiring of additional personnel between January 1, 1998 and December 31, 1998, and the increase in overhead and support services necessary to support expanded operations.

 Financing Expenses

   VCI incurred significant financing charges in 1998, primarily in the fourth quarter, as a result of financing through loans, and the issuance of shares and warrants in consideration of interest. The method of obtaining capital in 1999 changed, and currently consists of the sale of equity by a placement agent that charges an 8% cash fee on proceeds raised on behalf of VCI, plus a warrant to purchase that number of shares of VCI's common stock equal to 10% of the total number of shares of such common stock sold by the agent, calculated on an as converted basis.

Provision for Income Taxes

   At December 31, 1998, VCI had approximately $2.1 million in federal net operating loss carryforwards. The federal net operating loss carryforwards will expire between calendar years 2012 and 2018 if not utilized. In addition, the Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available for use in any given period upon the occurrence of various events, including a significant change in ownership interests. To date, VCI has not utilized any portion of its net operating loss carryforwards to reduce its overall income tax liability.

Liquidity and Capital Resources

   Prior to 1999, VCI funded its operations, working capital needs and capital expenditures primarily through private placements of its common stock, cash flow from operations and the issuance of short-term convertible loans and notes. On February 17, 1999, VCI received $815,000 in net proceeds from the sale of 9,550 shares of its Series A Preferred Stock. At the same time VCI issued 5,000 shares of its Series A Preferred Stock upon the conversion of a $500,000 convertible secured promissory note issued by VCI on December 31, 1998. As of December 31, 1998, VCI had cash and cash equivalents of $574,000 as compared to total liabilities of $1,732,000.

   In June 1999, VCI received net proceeds of $757,000 from the sale of 9,325 shares of its Series B Preferred Stock. As of June 30, 1999, VCI had cash and cash equivalents of $368,000 as compared to total liabilities of $1,544,000.

   In June 1999, VCIL, one of VCI's Israeli subsidiaries, entered into a three-year lease for approximately 10,000 square feet of office space in Jerusalem for approximately $45,000 in quarterly leasehold costs which payments will start in December 1999. In July 1999, VCI entered into a five-year lease for approximately 5,000 square feet of office space in New York City for a rental fee of approximately $22,500 per quarter. Cash outlays, excluding rent and deposits, expected prior to the pending merger with HDG, for both leaseholds, including leasehold improvements, furniture, technical systems and professional fees, amount to approximately

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$225,000. VCI also expects to apply $435,000 of the HDG cash from the merger to complete payment of additional commitments generated by these leaseholds. In addition, the lessor of the new Jerusalem premises is contributing $236,500 in buildout costs which VCIL is obligated to repay over the course of the lease term. In January 1999, VCIL entered into a three-year lease for approximately 3,800 square feet of office space in Jerusalem which it vacated upon its move to new premises in August 1999 and which it intends to sublet. Although VCIL believes that it will be able to sublet such space, VCI's management cannot assure you that it will be successful in doing so, and in the event such space cannot be sublet, VCI would be obligated to pay approximately $15,000 in quarterly leasehold fees in addition to the lease costs for its new premises until December 2001.

   VCI anticipates that it will continue to increase its capital expenditures in the near future due to anticipated growth in its operations, infrastructure, and personnel. In addition to the commitments relating to the new leaseholds, improvements to infrastructure, additional licenses for interactive elements (including content management software) and Web site security are expected to amount to approximately $115,000 monthly through the first quarter of the year 2000.

   Marketing expenditures are expected to approach $65,000 per month per each of VCI's Web sites by the fourth quarter of 1999 in order to reach projected levels of registered users, traffic, and revenue from banner advertisements and e-commerce transactions on such online communities.

   VCI maintains an operating line of credit with Israel General Bank in the amount of $560,000. As of September 15, 1999, the amount outstanding on this line of credit totaled $322,000. Israel General Bank has also provided VCI with a $58,000 guarantee for three months rent on the leaseholds occupied by VCIL.

   Without accounting for cash held by HDG that will be available for use by the combined entity following the merger, VCI anticipates that its existing cash balance combined with the net proceeds which may be realized from the sale of additional shares of its Series B preferred stock and anticipated revenue from operations will be sufficient to meet VCI's working capital and capital expenditure needs through October 31, 1999. In the event the merger with HDG is not consummated, or if the cash that VCI generates from its operations is insufficient to satisfy its liquidity requirements after this period, then VCI may need to sell additional securities. The sale of additional equity or convertible debt securities may result in additional dilution to VCI's and HDG's shareholders. VCI will need to obtain additional capital or modify its growth strategy. VCI may not be able to raise any additional capital or obtain such capital on acceptable terms. In September 1999, VCI entered into a Note Purchase Agreement with HDG to issue up to $750,000 in 12% Senior Convertible Notes (the "Notes") to HDG. $250,000 of such Notes were issued in September 1999 and an additional $500,000 in Notes is anticipated to be issued to HDG by October 8, 1999 upon written demand by VCI at any time after VCI has secured the approval of its shareholders of its proposed Merger with HDG. In the event that VCI does not obtain shareholder approval on or before October 8, 1999 HDG shall not be obligated to purchase the additional $500,000 of Notes. Pursuant to a Security Agreement between HDG and VCI, the Notes are secured by a security interest in all of VCI's assets, including all of the stock of its three subsidiaries. All principal plus all accrued interest shall be due and payable on the termination of the Merger Agreement between VCI and HDG. In the event the merger is consummated, the Notes will be deemed automatically redeemed and the principal and accrued interest on the Notes will be added to the cash value of HDG immediately prior to closing of the merger.

   In connection with the Notes, the Company issued to HDG a Warrant exercisable for a period of five years for the purchase of 500,000 shares of its Common Stock. In the event that the Merger closes pursuant to the Merger Agreement, the Warrant shall expire immediately. The Warrant shares are exercisable immediately at a price of $1.45 per share subject to adjustment. The Notes are also convertible at a rate of $1.45 per share of Common Stock in VCI in the event the anticipated merger does not close.


The "Year 2000" Issue

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may

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not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results causing disruptions of operations, including an inability to process transactions, send invoices, publish content on VCI's Web sites or engage in other business activities.

State of Readiness

   The following outlines VCI's state of readiness as to the Year 2000 issue with respect to each section of its operations.

   Infrastructure. The Year 2000 problem could affect the systems, transaction processing computer applications and devices used by VCI to operate and monitor all major aspects of its business, including financial systems, customer services, infrastructure and networks.

   VCI believes that it has identified and has, where appropriate, modified substantially all of the major systems, software applications and related equipment used in connection with its internal operations that needed to be modified or upgraded in order to minimize the possibility of a material disruption to its business due to the Year 2000 problem.

   Facility Systems. Systems such as heating, sprinklers, test equipment and security systems at VCI's facilities also may be affected by the Year 2000 problem. VCI currently is assessing the potential effect of, and costs of remedying, the Year 2000 problem on its facility systems. VCI estimates that the total cost to VCI of completing any required modifications, upgrades or replacements of these systems will not have a material adverse effect on VCI's business or results of operations, as these facility systems are currently being built or installed in VCI's Israel and United States facilities by vendors with a full understanding of Year 2000 compliance.

   Software. VCI is conducting an internal review of the software systems it uses for site management, network monitoring, quality assurance and transaction processing. VCI is also reviewing its computer infrastructure, including network equipment and servers. VCI does not anticipate material problems with network equipment, as its current configuration was installed within the last three years. Similarly, VCI purchased most of its servers in 1998 and 1999. With this relatively current equipment, VCI does not anticipate material Year 2000 compliance problems, and expects to replace any servers that cannot be updated either in the normal replacement cycle or on an accelerated basis. VCI also internally standardized its personal computers on Windows 98, using reasonably current service packs. VCI was advised by its vendors that these packs are Year 2000 compliant. VCI uses multiple software systems for internal business purposes, including accounting, e-mail, development, human resources, customer service and support and sales tracking systems. All of these applications have been purchased within the last three years, and VCI's vendors have advised VCI that these applications are Year 2000 compliant. For those applications that may prove problematic with respect to the Year 2000 issue, such as MS Excel and Access, VCI has developed a process to check and remedy these applications by the end of September 1999.

   Hardware. VCI has made verbal inquiries of vendors of, and has reviewed the relevant vendor documentation for, those VCI systems that VCI believes to be mission critical to its business with respect to the Year 2000 readiness of such systems. VCI has received various verbal assurances of Year 2000 readiness from certain of its vendors, and has received written assurance from both Compaq (servers) and IBM (personal computers).

   VCI is currently performing further operational tests on all hardware, despite vendor assurances. VCI generally does not have contractual rights to assert against its vendors should their equipment or software fail due to Year 2000 issues.

   If any of VCI's third party equipment or software does not operate properly with regard to the Year 2000 issue, VCI may incur unexpected expenses to remedy any problems. These expenses could potentially include purchasing replacement hardware and software.

   Other third-parties. VCI has received assurances from Global Center and Netvision, its United States and Israeli internet service providers respectively, that VCI's internet services will not be disrupted due to a Year 2000 issue.

   VCI has not determined the state of Year 2000 compliance of certain third-party suppliers of services such as VCI's content partners, marketing and advertising partners, telephone companies, long distance carriers, financial institutions and electric companies, as each relates to VCI's business. The failure of any of these service suppliers to timely remedy any Year 2000 issues in a manner compatible with VCI's systems could severely disrupt VCI's ability to carry on its business.

 Costs

   VCI anticipates that its review of Year 2000 issues and any remedial efforts will continue throughout 1999. The costs incurred to date to remedy VCI's Year 2000 issues have not been material. If any Year 2000 issues are uncovered with respect to VCI's systems, VCI believes that it will be able to resolve these problems without material difficulty, as replacement systems should be generally available on commercially reasonable terms. VCI presently estimates that the total remaining cost of addressing any Year 2000 issues will not exceed $10,000.

 Risks

   VCI's applications operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. VCI is unable to predict to what extent its business may be affected if its systems or the systems that operate in conjunction with its systems experience a material Year 2000 failure. VCI is also subject to the Year 2000 risks affecting the Internet as a whole.

   Known or unknown errors or defects that affect the operation of VCI's software and systems could result in delay or loss of revenue, interruption of services, cancellation of contracts and memberships, diversion of development resources, damage to VCI's reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect VCI's business, financial condition and results of operations.

   The most likely worst case scenario for VCI due to a Year 2000 failure is that access to VCI's Web sites through the internet would be limited or impossible due to a telecommunications problem beyond VCI's control. In such a scenario, VCI would be dependent on third party telecommunications providers to remedy the problem.

   Another likely worst case scenario for VCI is the failure of a VCI server to function properly due to a Year 2000 issue. VCI believes that such a failure could be remedied within 24 hours by its staff or the staff of its service providers.

 Contingency Plans

   VCI's Year 2000 analysis has been derived based on a number of assumptions, including the assumption that it has already identified its most significant Year 2000 issues and is already engaged in a program to remedy any issues. In view of VCI's Year 2000 review and remediation efforts to date, the development of its products and services within the last several years, the recent installation of its networking equipment and servers, and the limited Year 2000 activities that remain to be completed, VCI has not engaged in contingency planning until recently. VCI anticipated that its contingency plans will be completed prior to October 1, 1999. However, VCI can make no assurances that its assumptions are accurate, and actual results could differ materially from those VCI anticipates.

   Notwithstanding the above, VCI currently is developing contingency plans to address the Year 2000 issues that may pose a significant risk to its on-going operations. These plans could include accelerated replacement of affected equipment or software, temporary use of back-up equipment or software or the implementation of manual procedures to compensate for system deficiencies. VCI anticipates that its contingency plans will be completed prior to October 1, 1999. However, there can be no assurance that any contingency plans implemented by VCI would be adequate to meet VCI's needs without materially impacting its operations, that any such plan would be successful or that VCI's results of operations would not be materially and adversely affected by the delays and inefficiencies inherent in conducting operations in an alternative manner.

 Recently Issued Accounting Standards and Pronouncements Not Yet Adopted

   In February 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 132, "Employer's Disclosure About Pensions And Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other post-retirement benefits. The adoption of SFAS No. 132 did not impact VCI's disclosures.

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under the provisions of this statement, software development is divided into three phases: (1) the preliminary project stage, which includes conceptual formulation and selection of alternatives; (2) the application development stage, which includes the design of a chosen path, coding, installation of hardware and testing; and (3) the post-implementation/operation stage, which includes training and application maintenance. Generally, only internal and external costs incurred during the second phase, the application development stage, may be capitalized, with the exception of date conversion and training costs, which are to be expensed when incurred during this phase. This statement is not effective for VCI's 1998 financial statements. VCI's management does not expect this statement to have significant impact on its financial statements.

   In April 1998, AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." This statement requires that the cost of start-up activities, including organizational costs, be expensed as incurred and is not effective for VCI's 1998 financial statements. VCI's management does not expect this statement to have a significant impact on its financial statements.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that every derivative instrument, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement is effective for all fiscal years beginning after June 15, 1999. As VCI currently is not a party to any derivative financial instrument and does not anticipate becoming a party to any derivative instruments, VCI's management does not expect this statement to have a significant impact on its financial statements.

   Because the HDG stockholders must approve the merger before VCI is obligated to consummate the merger, the HDG Board of Directors unanimously recommends that each HDG stockholder vote "FOR" approval of the merger.

                              Proposal Number Two

                             ELECTION OF DIRECTORS
                   TO SERVE UNTIL CONSUMMATION OF THE MERGER

   One of the purposes of HDG's annual meeting is to re-elect the existing eight members of our Board of Directors to serve pending consummation of the merger, and in the event that the merger is not consummated, until the next annual meeting of our stockholders or until their respective successors shall have been elected or qualified or until their earlier resignation or removal.

Information Concerning Existing HDG Directors

   The table set forth below names each nominee for director nominated by the HDG Board of Directors to serve as directors in the event that the merger is not consummated, gives information concerning their age as of December 31, 1998, positions and offices held with HDG, their principal occupation for at least the past five years, the date which each such nominee became a director of HDG and other directorships held by the nominee.

                                                                        First
                                                                      Became an
                            Principal Occupation and Other               HDG
 Name (age)                 Directorships                             Director
 ----------                 ------------------------------            ---------
 Jonathan W. Seybold (56).. Chairman of the Board of HDG since July     1994
                            1994. Mr. Seybold founded Seybold
                            Seminars, Inc., a company which
                            conducts large scale, technology-based
                            trade shows and conferences and Seybold
                            Publications, a company which publishes
                            reports on publishing systems, desktop
                            publishing and digital data
                            applications, and served as President
                            of the two companies from 1981 to 1993.

 Gregory L. Zink (42)...... President of HDG since 1994. In June        1994
                            1997, Mr. Zink assumed the title of
                            Acting Chief Executive Officer of HDG
                            and agreed to devote a portion of his
                            consulting time to HDG. Mr. Zink has
                            served as Chief Operating Officer and
                            Chief Financial Officer of Nautilus
                            Group Japan Ltd. since April 1988. Mr.
                            Zink has also been Vice President of
                            Clark Management Co. Inc., an
                            investment advisory company, since
                            January 1989.

 Theodore Lanes (35)....... Chief Financial Officer of HDG since        1998
                            February 1997. Previously, Mr. Lanes
                            was Vice President of Technology for
                            MarketForce, Inc., a Los Angeles based
                            consulting firm. From 1993 to 1995, Mr.
                            Lanes owned and operated a software
                            development firm, which he sold in a
                            private transaction.

 Brian Wasserman (33)...... Mr. Wasserman owns and operates a New       1997
                            York based consulting firm and for at
                            least 5 years prior to at, Mr.
                            Wasserman served as a manager of
                            Coopers & Lybrand and Senior Vice
                            President and Chief Financial Officer
                            of D.H. Blair Investment Banking Corp.
                            in New York.

 William Blase (47)........ Since 1985, Dr. Blase has served as a       1995
                            director of California Eye Care, an
                            ophthalmology practice. Since November
                            1992, Dr. Blase has been a director of
                            Valley Health Systems California
                            District Hospital.

 Kenneth W. Krugler (37)... Mr. Krugler has served as President of      1994
                            Transpac Software Inc. since founding
                            it in January 1987. From 1983 to 1987,
                            Mr. Krugler was a software architect at
                            Apple Computer, Inc.

                                                                        First
                                                                      Became an
                          Principal Occupation and Other                 HDG
 Name (age)               Directorships                               Director
 ----------               ------------------------------              ---------
 M. Caroline Martin       Since January 1986, Ms. Martin has served     1996
  (58)................... as Executive Vice President of Riverside
                          Health System, a multi-facility
                          integrated healthcare system. She is
                          currently a member of the Board of
                          Directors of Signet Bank.

 Allan Dalfen (55)....... Since January 1995, Mr. Dalfen has served     1996
                          as President of Dalfen Corporation, an
                          investment corporation. From October 1992
                          to December 1994, Mr. Dalfen served as
                          President and Chief Executive Officer of
                          Vestro Foods, Inc. and from 1979 to 1992,
                          Mr. Dalfen served as President and Chief
                          Executive Officer of Weider Health and
                          Fitness. Mr. Dalfen is currently a
                          director of Vestro Foods, Inc.

Executive Compensation

   The table below provides information concerning the annual and long-term compensation for services rendered to HDG during the year ended December 31, 1998 by Gregory L. Zink, our President and Acting Chief Executive Officer.

                                                                    Annual
                                                                 Compensation
                                                                ---------------
         Name and Principal Position                            Year Salary ($)
         ---------------------------                            ---- ----------
     Gregory L. Zink........................................... 1998  $97,500
      President and Acting Chief Executive Officer

Directors Compensation

   We do not pay fees to our directors. Directors are entitled to receive options pursuant to HDG's 1996 Stock Option Plan. In April 1998, we granted options to purchase 10,000 shares of our common stock at an exercise price of equal to the fair market value of our common stock on the date of the grant to each of William Blase, M. Caroline Martin, Allan Dalfen, Brian Wasserman and Kenneth W. Krugler. Such options vest at a rate of ten percent per each quarter that the grantee remains a member of the Board of Directors and are exercisable for five years from the date of the grant. In February 1997, we entered into a consulting agreement with Mr. Seybold pursuant to which he received five-year options to purchase 5,000 shares of common stock. All of such options are exercisable at $5.00 per share commencing one year from the date of grant. Under the same consulting agreement, Mr. Seybold received 10,000 five year options exercisable at the market price at February 11, 1998, for remaining Chairman of the Board for 1998. Under the same consulting agreement, Mr. Seybold is entitled to receive 10,000 five year options exercisable at not less than the market price on the date the options are granted, for remaining Chairman of the Board for the year 1999.

   The HDG Board of Directors unanimously recommends that you vote "FOR" the reelection of the existing Board of Directors.

                             Proposal Number Three

                             ELECTION OF DIRECTORS
                   EFFECTIVE UPON CONSUMMATION OF THE MERGER

   One of the purposes of the annual meeting is to elect seven directors nominated by VCI pursuant to the merger agreement, effective upon the consummation of the merger, each of whom shall serve until the next annual meeting of stockholders or until their respective successors shall been elected or qualified or until their earlier resignation or removal.

Information Concerning Nominees

   Set forth below are the names each nominee for director nominated by VCI to serve on our Board of Directors effective upon consummation of the merger. Information concerning their age as of September 15, 1999, positions and offices held with VCI, their principal occupation for at least the past five years, the date which each such nominee became a director of VCI and other directorships held by the person in companies filing periodic reports pursuant to the Securities Exchange Act of 1934, is set forth above under the heading "THE MERGER--Directors and Principal Officers of HDG After the Merger".

   Avi Moskowitz
   Peter A. Jacobs
   David Morris
   Robert J. Levenson
   Fred S. Lafer
   [Nominee]
   [Nominee]

Executive Compensation

   The table below provides information concerning the annual and long-term compensation for services rendered to VCI and its subsidiaries during the year ended December 31, 1998 by Avi Moskowitz, VCI's President and Chief Executive Officer.

                                                                     Long Term
                                                                    Compensation
                                    Annual Compensation                Awards
                         ------------------------------------------ ------------
                                                                     Securities
Name and Principal                                   Other Annual    Underlying
Position                 Year Salary ($) Bonus ($) Compensation ($) Options (#)
------------------       ---- ---------- --------- ---------------- ------------
Avi Moskowitz(1)........ 1998  $104,950     $ 0        $17,900(2)     382,000(3)
 President and Chief
  Executive Officer

--------
(1) Mr. Moskowitz's compensation for 1998 was received pursuant to an employment agreement, effective as of January 1, 1998, between Mr. Moskowitz and Virtual Jerusalem Ltd., a VCI subsidiary. This employment agreement was terminated in May 1999.

(2) Includes: $2,500 in the form of employer contributions to a "continuing education" savings plan; $7,000 in the form of amounts paid by Virtual Jerusalem Ltd. for "Managers Insurance," a type of pension, insurance and severance fund commonly offered by Israeli employers; $6,400 in the form of the use of a company automobile and related expenses; and $2,000 in the form of supplemental health insurance and holiday gifts. In 1999, Mr. Moskowitz received, in part for services rendered to Virtual Jerusalem Ltd. during 1998, $22,197 in the form of reimbursement for vacation time not taken since 1997.

(3) Represents 242,000 shares of VCI common stock underlying options granted, and 140,000 shares of VCI common stock underlying warrants issued, to Mr. Moskowitz in 1998.

Option Grants

   The following table provides information regarding warrants issued during the year ended December 31, 1998 to Avi Moskowitz. VCI has never granted stock appreciation rights.

                         Option Grants in Last Fiscal Year Individual Grants
                       ---------------------------------------------------------
                                      Percent of Total
                       Number of     Options Granted to  Exercise
                       Securities        Employees        or Base
                       Underlying   (net of forfeitures)   Price
                        Options     in Fiscal Year Ended Per Share  Expiration
  Name                  Granted      December 31, 1998   ($/Share)     Date
  ----                 ----------   -------------------- --------- -------------
Avi Moskowitz.........  100,000(1)          41.9%(2)       $1.00   June 30, 2001
                         40,000(1)          16.7%(2)       $0.65   Dec. 31, 2001

--------
(1) These warrants were issued in consideration of Mr. Moskowitz's personal guarantee of certain VCIL bank lines of credit and for Mr. Moskowitz's agreement to defer and reduce a portion of his salary from July 1998 through February 1999.

(2) Based on an aggregate of 238,841 warrants issued (net of forfeitures) to employees in the year ended December 31, 1998, including warrants issued to Avi Moskowitz.

Fiscal Year End Option Values

   The following table provides information concerning unexercised options held by Avi Moskowitz as of December 31, 1998. Avi Moskowitz did not exercise any options during the year ended December 31, 1998.

                            Aggregated Option Exercises in Last Fiscal Year and
                                       Fiscal Year-End Option Values
                            ----------------------------------------------------
                              Number of Securities
                             Underlying Unexercised      Value of Unexercised
                             Options at Fiscal Year     In-the-Money Options at
                                       End                Fiscal Year End(1)
                            -------------------------- -------------------------
  Name                      Exercisable  Unexercisable Exercisable Unexercisable
  ----                      -----------  ------------- ----------- -------------
Avi Moskowitz..............    80,666(2)    161,334(2)   $20,166      $40,333
                              140,000(3)          0(3)         0            0

--------
(1) Assumes a market price for VCI's common stock at December 31, 1998 of $0.65 per share.

(2) Represents 242,000 shares of VCI common stock underlying options held by Mr. Moskowitz as of December 31, 1998.

(3) Represents 140,000 shares of VCI common stock underlying warrants held by Mr. Moskowitz as of December 31, 1998.

Director Compensation

   None of VCI's directors receive cash compensation or expense reimbursement for services provided as a director, including attendance at meetings of the Board of Directors or at meetings of committees of the Board of Directors of which they are members, except that David Morris was reimbursed by VCI for travel and lodging in the amounts of $4,600 and $1,706 in April and June 1999, respectively.

   In January 1998, VCI granted to each of David Morris, Sonja Simon and Peter
A. Jacobs options to purchase 50,000 shares of VCI's common stock pursuant to the 1998 Stock Option Plan, exercisable at a price equal to $0.65 per share. These options vest in equal amounts over three years.

   In September 1999, David Morris was granted an additional option to purchase 50,000 shares of VCI's common stock pursuant to the 1999 Stock Option Plan in consideration for financial consulting services provided to VCI since 1997.

Employment Agreement

   In June 1999, VCI entered into an employment agreement with Avi Moskowitz, VCI's President and Chief Executive Officer. The agreement is for an initial three year term, which will extend automatically unless written notice is given by either party at least 90 days prior to the end of the initial term. If the agreement is automatically renewed, it will continue until terminated by either party pursuant to the agreement. Mr. Moskowitz receives an annual base salary of $182,700 (subject to change at the discretion of the Board of Directors), and will be eligible to receive annual bonuses as may from time-to-time be awarded by the Board of Directors. The agreement entitles Mr. Moskowitz to incentive stock options to purchase 200,000 shares of VCI's common stock, which options vest over three years and are subject to the 1999 Stock Incentive Plan and a related option agreement, and provides that Mr. Moskowitz is eligible for such other options as may be granted by the Board of Directors. Mr. Moskowitz is also entitled to certain other benefits including the use of an automobile and life insurance, and is entitled to participate in certain benefit plans that may be established by VCI. During the term of his employment and for one year thereafter, Mr. Moskowitz is prohibited from engaging in any business competitive with VCI. The agreement also imposes certain confidentiality and assignment of work product obligations on Mr. Moskowitz.

   In the event the agreement is terminated due to Mr. Moskowitz's death, for 6 months following his death VCI is obligated to pay the premiums for any continuation coverage for Mr. Moskowitz's immediate family pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). In the event the agreement is terminated because Mr. Moskowitz becomes permanently disabled, for 6 months following such termination VCI is obligated to pay the premiums for any continuation coverage for Mr. Moskowitz and his immediate family pursuant to COBRA. At any point during the term of the agreement, VCI is able to terminate Mr. Moskowitz "without cause" (as defined in the agreement) upon 12 months notice, provided Mr. Moskowitz receives his compensation during the notice period. At any point during the term of the agreement, Mr. Moskowitz is able to terminate the agreement for "good reason" (as defined in the agreement), and VCI will be obligated to pay Mr. Moskowitz's compensation as if Mr. Moskowitz had been terminated by VCI without cause.

   Pursuant to a separate arrangement with VCI, VCI reimbursed Mr. Moskowitz for $10,000 of the expenses he incurred in moving his family from Israel to the New York City area.

Stock Option Plans

   VCI has a 1997 Stock Option Plan, 1998 Stock Option Plan and 1999 Stock Option Plan. Each plan has terms substantially similar to the other. The purpose of each plan is to provide an incentive to employees, directors and consultants of VCI and its subsidiaries, and to offer additional inducement in obtaining the services of such persons. The 1997, 1998, and 1999 plans were adopted by VCI's directors on May 20, 1997, December 13, 1998, and April 28, 1999, respectively. The 1997 plan was approved by VCI's shareholders on May 20, 1997. VCI intends to solicit shareholder approval for the 1998 and 1999 plans prior to the merger. Each plan provides for the grant of both incentive stock options and non-qualified stock options. The 1997 and 1998 plans limit the number of shares of VCI common stock subject to options granted under the plan to any one employee during any one calendar year to 250,000. The 1999 plan originally set this limit at 100,000, but was amended and restated to increase this limit to 300,000 shares. VCI intends to solicit board of director and stockholder approval of the amended and restated 1999 plan prior to the merger.

   VCI reserved 726,000 shares of common stock for issuance under its 1997 plan. As of June 30, 1999, options for all 726,000 shares were granted and outstanding, and no options had been exercised. With respect to the 1998 plan, 524,000 shares were reserved for issuance. As of June 30, 1999, options for all 524,000 shares were granted and outstanding, and no options had been exercised. With respect to the 1999 plan, 500,000 shares were originally reserved for issuance. The amended and restated 1999 plan increased the number of shares reserved for issuance by 500,000 for a total of 1,000,000 shares. As of September 15, 1999, options for 774,000 shares were granted and outstanding, options for 226,000 shares were available for grant, and no options had been exercised.

   Each plan is administered by the Board of Directors or a committee thereof. Subject to the provisions of each plan, the plan administrator has the authority to determine which eligible persons shall receive grants, the time of grant, the type of grant and the number of shares underlying the options, the term of the options, the vesting schedule and certain other option terms.

   The exercise price for options granted under the plans is to be determined by the plan administrator. However, the exercise price of all incentive stock options must be at least equal to the fair market value of the underlying shares on the date of grant. With respect to any optionee who owns capital stock possessing more than 10% of the voting power of all classes of VCI, the exercise price of any incentive stock option must be not less than 110% of the fair market value of the underlying shares on the date of grant. Each plan provides for cashless exercise.

   The term of each option granted pursuant to the plans is established by the plan administrator. The maximum term, however, for incentive stock options is ten years. With respect to any incentive stock option granted to an optionee who owns capital stock possessing more than 10% of the voting power of all classes of VCI, the maximum term is five years. Options are subject to earlier termination as provided in the plans.

   Options are exercisable at such times and in such installments as the plan administrator provides in the terms of the individual option agreement. Subject to the terms of the plans, an optionee shall not have the rights of a shareholder until the date of issuance of a stock certificate to the optionee for the shares underlying the exercised option.

   Except as provided in the individual option agreement, any optionee whose relationship with VCI has terminated for any reason other than death or disability may exercise their options (if otherwise exercisable) for 3 months following the date of termination if the employee optionee has resigned from VCI, or for one year following the date of termination if the employee optionee is terminated by VCI, or the optionee is a director or consultant of VCI. If, however, such relationship is terminated for cause or without the consent of VCI, the optionee's options terminate immediately. With respect to non-employee directors, except as provided in the individual option agreement, a non-employee director optionee whose directorship with VCI has terminated for any reason other than death or disability may exercise their options (if otherwise exercisable) for three months following the date of termination. If such directorship is terminated for cause, the options terminate immediately. The plans also provide that in the event of the death or disability of an optionee, such optionee (or the optionee's representative) is entitled, under the appropriate circumstances, to exercise their options (if otherwise exercisable) for up to one year from the date of death or termination due to disability.

   In the event of a stock dividend, recapitalization, certain mergers, split-up, combination or exchange of shares or similar corporate event which results in a change in the number or kind of shares of VCI common stock, the aggregate number and kind of shares subject to options under the plans and the related exercise price shall be adjusted accordingly. In the event of certain "corporate transactions" or a "change in control" of VCI (as defined in the plans), or upon the dissolution of VCI, an optionee's vesting rights under the plans are accelerated.

   With respect to the 1997, 1998 and 1999 plans, no option may be granted after May 31, 2007, December 31, 2001 and December 31, 2001, respectively. Each plan may be terminated or amended by the Board of Directors generally without shareholder approval. However, shareholder approval is required for certain types of amendments as provided in the plans. No termination or amendment of the plans may be made that adversely affects the rights of an existing optionholder, without such person's consent.

   Options granted under the plans may not be transferred other than by will or pursuant to the laws of descent and distribution.

   If the merger is consummated, the plans and all outstanding options will be assumed by HDG. The HDG Board of Directors or a committee thereof will become the plan administrator for the plans, and all references to VCI in the plans and the individual option agreements thereunder will be deemed to refer to HDG.

   In connection with the signing of the merger agreement, substantially all of the VCI optionholders signed agreements not to dispose of their VCI securities for a period of 180 days after the consummation of the merger.

   In connection with the merger, the HDG Board of Directors will approve, effective upon the merger, a new 1999 Stock Incentive Plan for HDG, in substantially the form of Appendix J, which our stockholders are voting on in Proposal Number Seven of this proxy statement/prospectus. See "Proposal Number Seven."

Certain Relationships and Related Transactions

   In January 1996, VCIL purchased certain equipment, intellectual property rights and contractual rights from Avi Moskowitz, VCI's President, Chief Executive Officer and a director of VCI, and his wife Helen Moskowitz, in return for an obligation to pay $100,000. In June 1997, these assets were sold by VCIL to VCI, and VCI assumed the payment obligation. In December 1998, VCI permitted the Moskowitz's to convert $60,000 of this obligation into 127,667 shares of VCI common stock at a rate of $.47 per share. VCI paid the remaining $40,000 to the Moskowitz's in the form of cash and by barter between May 1998 and January 1999.

   In 1996 and 1997, Net Results Holdings, LLC ("NRH") loaned to VCIL, on an interest-free basis, an aggregate of $250,000. Harry Fox, a former director of VCI, is a 33.6% shareholder of NRH and its Chief Executive Officer and a director. In August 1998, VCI permitted NRH to convert the loan into 1,454,000 shares of VCI common stock at a rate of approximately $.17 per share. NRH owns approximately 13.5% of VCI's outstanding capital stock.

   In April 1997, VCI borrowed $100,000 from Business Systems Consultants ("BSC"), an entity that is affiliated with the family of David Morris, a VCI director. In December 1998, VCI permitted BSC to convert the principal and accrued interest of $16,900 into 248,723 shares of VCI common stock at a rate of $.47 per share. While the original conversion rate on the loan was $.60 per share, VCI lowered the conversion rate as an incentive to BSC to convert the loan. In consideration of the BSC loan, VCI also issued to BSC three two-year warrants, each expiring December 31, 2000, to acquire a total of 192,000 shares of VCI common stock at exercise prices ranging from $.30 to $.65 per share. In June 1997, VCI issued BSC a two-year warrant, expiring December 31, 2000, to acquire 4,200 shares of VCI common stock at an exercise price of $.60 per share. This warrant was issued in consideration of a 30-day loan to VCI from BSC in the amount of $50,000, which VCI repaid in July 1997. In September 1999, David Morris was issued two three-year Warrants to acquire up to 211,905 shares of common stock at an exercise price of $2.10 per share in consideration of his father's guarantee of a $500,000 line of credit to VCI.

   In June 1997, Peter A. Jacobs, a VCI director, loaned VCI $50,000. In January 1998, Mr. Jacobs converted this loan into 83,333 shares of VCI common stock at a rate of $.60 per share. In February 1998, Mr. Jacobs loaned VCI an additional $2,706, which amount was converted in December 1998 into 6,262 shares of VCI common stock at the rate of $.47 per share. At this time, Mr. Jacobs also purchased 53,200 shares of VCI common stock from VCI for $25,000, or $.47 per share.

   During 1997 and 1998, VCIL, a VCI subsidiary, rented approximately 2,500 square feet of office space and obtained administrative services from Versaware, Ltd., an Israeli subsidiary of Versaware Technologies, Inc. ("VTI"). Harry Fox, a former director of VCI, is the Chairman and Chief Executive Officer, and a 31% shareholder, of VTI. VCIL paid Versaware, Ltd. $97,000 in 1997, and $129,000 in 1998 for this space and these services. With respect to the Versaware arrangement:

   In February 1998, VCI issued to Versaware, Ltd., a two-year warrant, expiring February 15, 2000, to purchase 14,167 shares of VCI common stock at an exercise price of $.66. This warrant was issued in consideration of Versaware, Ltd.'s agreement to give VCIL a 90-day extension for the payment of approximately $47,000 due to Versaware, Ltd. through May 15, 1998.

   In August 1998, VCI issued to Versaware, Ltd. a two-year warrant, expiring August 24, 2000, to purchase 13,358 shares of VCI common stock at an exercise price of $.66 in consideration of Versaware, Ltd.'s agreement to give VCIL a 100-day extension for the payment of approximately $75,119 due to Versaware, Ltd. through August 24, 1998.

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   In December 1998, VCI issued to Versaware, Ltd. a two-year warrant, expiring
December 31, 2000, to purchase 35,519 shares of VCI common stock at an exercise price of $.66 in consideration of Versaware, Ltd.'s agreement to give VCIL a 125-day extension for the payment of approximately $115,000 due to Versaware, Ltd. through from September through December 1998.

   As of August 31, 1999, VCIL currently owed Versaware, Ltd. a total of
$25,000.

   In addition, during 1997 and 1998, VCI sublet office space and obtained office services from NRH. Harry Fox, a former director of VCI, is a 33.6% shareholder of NRH and its Chief Executive Officer and a director. Pursuant to this arrangement, VCI paid NRH $9,000 during 1997, and $19,000 during 1998. As of July 1999, VCI ceased subletting office space from NRH.

   In February 1998, VCI borrowed $50,000 from George Moskowitz, the brother of Avi Moskowitz, VCI's President, Chief Executive Officer and a director of VCI. This convertible loan bore interest at the rate of 10% per annum. In consideration for the loan and for a 5-month extension of the maturity date, VCI issued to George Moskowitz a two-year warrant, expiring February 2000, to purchase 53,300 shares of VCI common stock at an exercise price of $.66 per share. The loan, and interest thereon, was repaid by the VCI in January 1999. In August 1998, George Moskowitz loaned VCI an additional $50,000. This loan bore interest at the rate of 12% per annum and was due in September 1998. In consideration for this loan, VCI provided George Moskowitz with $4,200 of goods and services available to VCI through VCI's barter arrangements with its customers and agreed to issue George Moskowitz 10,000 shares of VCI common stock for each 30-day period the loan remained outstanding following the maturity date. In December 1998, VCI issued to George Moskowitz 36,451 shares of VCI common stock in consideration of his agreement to extend the loan through December 1998. In addition, in December 1998, Mr. Moskowitz converted the principal and accrued interest on the loan into 111,383 shares of VCI common stock at the rate of $.47 per share.

   In February 1999, VCI entered into an employment agreement with Michael Harwayne, VCI's Vice President of Business Development and Marketing. Beginning June 1999, Mr. Harwayne's annual salary was adjusted to $125,000. Pursuant to the agreement, VCI granted to Mr. Harwayne options to purchase 100,000 shares of VCI's common stock with an exercise price of $0.81 per share. Such options vest equally over three years. Mr. Harwayne is also eligible to receive an additional 100,000 options should Mr. Harwayne meet certain performance targets as determined by VCI's Board of Directors. The agreement may be terminated by either party upon sufficient notice as provided in the agreement, except that VCI may terminate Mr. Harwayne for cause without notice.

   In August and September 1999, the Company's subsidiary, VCIL, increased its line of credit from Israel General Bank by a total of $500,000 to $560,000. The additional amount of the line is secured by a guarantee from Conrad Morris, the father of David Morris, a director of VCI. In consideration for providing the guarantee, the Company issued to David Morris two three-year warrants exercisable into a total of 211,905 shares of common stock of VCI at an exercise price of $2.10 per share. One warrant, for the purchase of 78,571 shares vests quarterly so that 19,643 shares vest for each quarter the guarantee remains in effect. The other warrant, exercisable into 133,333 shares, vests on a semi-annual basis so that a minimum of 66,667 shares are exercisable for every half-year that the guarantee remains in effect. The Company also agreed to pay Conrad Morris a fee equal to two and one quarter percent (2.25%) of the amount of the line as further consideration for his guarantee. Upon the closing of the merger, the Company has agreed to limit Conrad Morris's guarantee of the line to no more than $100,000.

   Because the HDG stockholders must elect the VCI nominees to our Board of Directors effective upon consummation of the merger before VCI is obligated to consummate the merger, our Board of Directors unanimously recommends that each of our stockholders vote "FOR" the election of the nominees set forth in Proposal Number Three.

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                              Proposal Number Four

                AMENDMENT OF HDG'S CERTIFICATE OF INCORPORATION

   It is a condition to the obligation of VCI to consummate the merger that the HDG stockholders approve and adopt the Amended and Restated Certificate of Incorporation of HDG in substantially the form set forth in Exhibit XI to the merger agreement, which exhibit is included in Appendix A to this proxy statement/prospectus, effective upon the effective time of the merger.

   The amended and restated certificate of incorporation would, among other things, change our name to "Virtual Communities, Inc." and increase our authorized capital stock to 45 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01.

   This discussion of the amended and restated certificate of incorporation is not intended to be complete and is qualified by reference to the amended and restated certificate of incorporation attached hereto as Appendix D.

   Because our stockholders must approve the amended and restated certificate of incorporation before VCI is obligated to consummate the merger, our Board of Directors unanimously recommends that each of our stockholders vote "FOR" approval of the amended and restated certificate of incorporation.

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                              Proposal Number Five

                           AMENDMENT OF HDG'S BYLAWS

   The existing bylaws of HDG provide that the bylaws may be altered, amended or repealed by majority vote of the Board of Directors or by the stockholders at an annual meeting or a special meeting called for that purpose. It is a condition to the obligation of VCI to consummate the merger that the HDG stockholders approve and adopt the Amended and Restated Bylaws of HDG in substantially the form set forth in Exhibit XII to the merger agreement, effective upon the effective time of the merger.

   The following is a brief summary of material differences between the existing bylaws of HDG and the proposed amended and restated bylaws. It is not intended to be complete and is qualified by reference to the amended and restated bylaws attached hereto as Appendix E.

Number of Directors

   The existing bylaws provide that HDG shall have no less than one and no more than fifteen members of its Board of Directors. The amended and restated bylaws provide that the number of directors may be not less than three nor more than nine.

Stockholder Proposal and Nomination Procedure

   The existing bylaws are silent on the issue of advance notice of shareholder proposals and director nominations at annual meetings. The amended and restated bylaws provide that at any annual meeting of stockholders, only such business shall be conducted as shall have been: (i) specified in the notice of the meeting given by or at the direction of the HDG Board; (ii) otherwise properly brought before the meeting by or at the direction of the HDG Board; or (iii) otherwise properly brought before the annual meeting by a stockholder. The stockholder must give notice of the business proposed to be brought before the annual meeting to the secretary of HDG not less than forty-five (45) days nor more than seventy-five (75) days prior to the date on which HDG first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which HDG mails its proxy materials for the current year if during the prior year HDG did not hold an annual meeting or if the date of the annual meeting was changed more than thirty (30) days from the prior year). A stockholder's notice to HDG's secretary must describe each matter the stockholder proposes to bring before the annual meeting, the name and record address of the stockholder proposing such business, the class and number of shares of HDG which are beneficially owned by the stockholder, and any material interest of the stockholder in such business.

   Similarly, any stockholder desiring to nominate a person to stand for election to the Board of Directors must make a written nomination to the Secretary of HDG not less than 45 days nor more than 75 days prior to the date on which HDG first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which HDG mails its proxy materials for the current year if during the prior year HDG did not hold an annual meeting or if the date of the annual meeting was changed more than thirty (30) days from the prior year). The notice must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address, and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of HDG which are beneficially owned by the nominee, and (iv) any other information about the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act; and (b) as to the stockholder giving notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of the company beneficially owned by the stockholder.

Special Meetings of Stockholders

   The existing bylaws provide that special meetings of the stockholders may be called at any time by the Board of Directors, by any officer of HDG or by a vote of 20% of the outstanding shares of common stock of

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HDG. The amended and restated bylaws provide that special meetings of the stockholders may be called by the Chairman of the Board, the President or by a majority of the HDG Board of Directors.

   Because our stockholders must approve the amended and restated bylaws before VCI is obligated to consummate the merger, our Board of Directors unanimously recommends that each of our stockholders vote "FOR" approval of the amended and restated bylaws.

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                              Proposal Number Six

         APPROVAL OF ARTHUR ANDERSEN, LLP AS HDG'S INDEPENDENT AUDITORS

   HDG has engaged the firm of Richard A. Eisner & Company, LLP to report upon HDG's financial statements for fiscal year 1998. VCI has engaged the firm of Arthur Andersen, LLP to report upon VCI's financial statements for fiscal year 1998. Stockholder ratification of our independent certified public accountants is not required by our bylaws or otherwise, but it is a condition to VCI's obligation to consummate the merger that the HDG stockholders approve the appointment of Arthur Andersen, LLP as our independent auditors effective upon the effective time of the merger.

   Our Board of Directors therefore unanimously recommends that each of our stockholders vote "FOR" approval of the appointment of Arthur Andersen, LLP as our independent auditors effective upon the consummation of the merger.

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                             Proposal Number Seven

             APPROVAL AND ADOPTION OF THE 1999 STOCK INCENTIVE PLAN

   Pursuant to the merger agreement, it is a condition to the obligation of VCI to consummate the merger that our Board and stockholders approve the 1999 HDG Stock Incentive Plan, a copy of which is attached hereto as Appendix J . This Plan was drafted for VCI instead of HDG because after the merger HDG will change its name to VCI. Accordingly, all references to the surviving corporation in this Proposal Number Seven section are to VCI. The following summary of the 1999 Stock Incentive Plan is subject in its entirety to the specific language of the 1999 Stock Incentive Plan.

General Description

   The 1999 Stock Incentive Plan was approved by the Board of Directors on September 11, 1999.

   The purposes of the 1999 Stock Incentive Plan are to give VCI's employees and others who perform substantial services for to VCI an incentive, through ownership of its common stock, to continue in service to VCI, and to help VCI compete effectively with other enterprises for the services of qualified individuals. The 1999 Stock Incentive Plan permits the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code only to employees of VCI or any of its parent or subsidiary corporations. Awards other than ISOs may be granted to employees, directors and consultants. After the merger, the number of employees, directors and consultants eligible to receive
grants under the 1999 Stock Incentive Plan will be approximately      persons.

   The 1999 Stock Incentive Plan provides for the grant of (i) shares, (ii) options, stock appreciation rights ("SARs") or similar rights with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock of VCI (collectively, the "Awards"). Such Awards include, without limitation, options, SARs, sales or bonuses of restricted stock, dividend equivalent rights ("DERs"), performance units ("Performance Units") or performance shares ("Performance Shares").

   Number of Shares Reserved. The number of shares reserved for issuance under the 1999 Stock Incentive Plan is 1,000,000 shares, plus an annual increase to be added on the first day of VCI's fiscal year beginning in 2001 equal to two percent (2%) of the number of shares outstanding as of such date or a lesser number of shares determined by the Plan's administrator (the "Administrator"). Of the number of shares reserved for issuance, the maximum aggregate number of shares available for grant of ISOs is 900,000 shares, plus an annual increase to be added on the first day of VCI's fiscal year beginning in 2001 equal to the lesser of (x) 1,000,000 shares, (y) two percent (2%) of the number of shares outstanding as of such date, or (z) a lesser number of shares determined by the Administrator. The shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock. Limiting the annual increase to no more than 1,000,000 shares per fiscal year is designed to permit the inclusion of ISOs within the types of Awards that may be issued under the 1999 Stock Incentive Plan pursuant to the formula for determining the maximum aggregate number of shares available for issuance under the 1999 Stock Incentive Plan. The Board of Directors recommends this amendment as a means by which the Compensation Committee can plan on an annual basis for an allocation of ISOs among other types of Awards sufficient to meet VCI's anticipated requirements for attracting and retaining employees.

   Administration. The 1999 Stock Incentive Plan is administered, with respect to grants to directors, officers, consultants, and other employees, by the Administrator of the 1999 Stock Incentive Plan, defined as the Board or a committee designated by the Board. The committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). With respect to Awards subject to Code Section 162(m), the committee will be comprised

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solely of two or more Aoutside directors@ as defined under Code Section 162(m)
and applicable tax regulations. For grants of Awards to individuals not subject to Rule 16b-3 and Code Section 162(m), the Board of Directors may authorize one or more officers to grant such Awards.

   Amendment and Termination. The Board may at any time amend, suspend or terminate the 1999 Stock Incentive Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein, VCI will obtain stockholder approval of any amendment to the 1999 Stock Incentive Plan in such a manner and to such a degree as required. The 1999 Stock Incentive Plan will terminate in July 2009 unless previously terminated by the Board of Directors.

   Other Terms. Stock options granted under the 1999 Stock Incentive Plan may be either ISOs under the provisions of Section 422 of the Code, or non-qualified stock options. ISOs may be granted only to employees of VCI or any of its parent or subsidiary corporations. Awards other than ISOs may be granted to employees, directors and consultants. Under the 1999 Stock Incentive Plan, Awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

   The 1999 Stock Incentive Plan authorizes the Administrator to select the employees, directors and consultants of VCI to whom Awards may be granted and to determine the terms and conditions of any Award; however, the term of an incentive stock option may not be for more than 10 years (or 5 years in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of VCI or any parent or subsidiary corporation of
VCI). The 1999 Stock Incentive Plan authorizes the Administrator to grant Awards at an exercise price determined by the Administrator. In the case of ISOs, such price cannot be less than 100% (or 110%, in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of VCI or any parent or subsidiary corporation of VCI) of the fair market value of the Common Stock on the date the option is granted. The exercise price of Awards intended to qualify as performance-based compensation for purposes of Code Section 162(m) shall not be less than 100% of the fair market value. The exercise price is generally payable in cash or, in certain circumstances, with such documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of an Award and delivery to VCI of the sale proceeds required to pay the exercise price, or with shares of Common Stock. The aggregate fair market value of the Common Stock with respect to any ISOs that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

   The Awards may be granted subject to vesting schedules and restrictions on transfer and forfeiture rights in favor of VCI as specified in the agreements to be issued under the 1999 Stock Incentive Plan. In the event of a Corporate Transaction or a Change in Control, each as defined in the 1999 Stock Incentive Plan, each Award which is at the time outstanding under the Plan automatically will become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to ISOs) and forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction or Change in Control, for all of the shares at the time represented by such Award. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate unless the Awards are, in connection with the Corporate Transaction, assumed by the successor corporation or its parent. In the event of a Related Entity Disposition, as defined in the 1999 Stock Incentive Plan, each Award of a grantee who is engaged primarily in service to that Related Entity which is at the time outstanding under the 1999 Stock Incentive Plan automatically will become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to ISOs) and forfeiture rights, immediately prior to the specified effective date of such Related Entity Disposition, for all of the shares at the time represented by such Award.

   Under the 1999 Stock Incentive Plan, ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the 1999 Stock Incentive Plan permits the

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designation of beneficiaries by holders of ISOs. Other Awards are transferable to the extent provided in the Award agreement.

   The Administrator may establish one or more programs under the 1999 Stock Incentive Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an Award. The Administrator also may establish under the 1999 Stock Incentive Plan separate programs for the grant of particular forms of Awards to one or more classes of grantees.

   Certain Federal Tax Consequences. The grant of a non-qualified stock option under the 1999 Stock Incentive Plan will not result in any federal income tax consequences to the optionee or to VCI. Upon exercise of a non-qualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. VCI is entitled to an income tax deduction in the amount of the income recognized by the optionee. Any gain or loss on the optionee's subsequent disposition of the shares of Common Stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. VCI does not receive a tax deduction for any such gain. The maximum marginal rate at which ordinary income is taxed to individuals is currently 39.6%. The maximum rate at which long-term capital gains for most types of property are taxed is 20%.

   The grant of an incentive stock option under the 1999 Stock Incentive Plan will not result in any federal income tax consequences to the optionee or to VCI. An optionee recognizes no federal taxable income upon exercising an incentive stock option ("ISO") (subject to the alternative minimum tax rules discussed below), and VCI receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the shares of Common Stock. If the optionee does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. VCI is not entitled to any deduction under these circumstances.

   If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. VCI, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

   The "spread" under an ISO--i.e., the difference between the fair market value of the shares at exercise and the exercise price--is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

   The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. VCI is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient. Any gain or loss on the recipient's subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on whether the shares are held for more than one year and depending on how long the stock has been held since the restrictions lapsed. VCI does not receive a tax deduction for any such gain.

   Recipients of restricted stock may make an election under Internal Revenue Code Section 83(b) ("Section 83(b) Election") to recognize as ordinary compensation income in the year that such restricted stock

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is granted the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

   The foregoing is only a summary of the current effect of federal income taxation upon the grantee and VCI with respect to the shares purchased under the 1999 Stock Incentive Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a grantee's death or the income tax laws of any municipality, state or foreign country to which the grantee may be subject.

   Amended Plan Benefits. As of the date of this proxy statement/prospectus, no executive officer, director and no associates of any executive office or director, has been granted any options subject to stockholder approval of the 1999 Stock Incentive Plan. The benefits to be received pursuant to the 1999 Stock Incentive Plan amendments by VCI's executive officers, directors and employees are not determinable at this time.

   Because our stockholders must approve and adopt the 1999 Stock Incentive Plan before VCI is obligated to consummate the merger, our Board of Directors unanimously recommends that each of our stockholders vote "FOR" approval and adoption of the 1999 Stock Incentive Plan.

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                               TRADEMARK MATTERS

   This proxy statement/prospectus contains trademarks and service marks of VCI and HDG and may contain trademarks of others. Such trademarks and service marks of VCI and HDG include the following:

  . Virtual Communities, Inc./SM/

  . virtualjerusalem.com/SM/

  . virtualholyland.com/SM/

  . virtualireland.com/SM/

  . IntelliFit/TM/

                                 LEGAL MATTERS

   The validity of the HDG common stock to be issued to the VCI stockholders in connection with the merger will be passed upon for HDG by Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP.

                                    EXPERTS

   The financial statements of HDG as of December 31, 1998 and 1997 and for each of the years in the two-year period ended December 31, 1998, and for the period from July 20, 1994 (HDG's inception) through December 31, 1998, appearing in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus is a part, have been audited by Richard A. Eisner & Company, LLP, as set forth in their report thereon that appears elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of VCI as of December 31, 1997 and 1998 and for the years then ended included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding VCI's ability to continue as a going concern as discussed in Note 1 to the financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

   HDG files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that HDG files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. HDG public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning HDG also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   HDG has filed the registration statement to register with the Commission the shares of HDG common stock to be issued to VCI stockholders in the merger. This proxy statement/prospectus is a part of the Registration Statement and constitutes a prospectus of HDG and a proxy statement of HDG for the HDG annual meeting. As allowed by Commission rules, this proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

                                                                      APPENDIX A

                       AGREEMENT AND PLAN OF MERGER AMONG
                        AMONG VIRTUAL COMMUNITIES, INC.,
                       HEURISTIC DEVELOPMENT GROUP, INC.,
                         AND HDG ACQUISITION SUB, INC.

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of June 2, 1999 (this "Agreement"), among VIRTUAL COMMUNITIES, INC., a Delaware corporation (the "Company"), HEURISTIC DEVELOPMENT GROUP, INC., a Delaware corporation ("HDG"), and HDG ACQUISITION SUB, INC., a Delaware corporation and wholly owned subsidiary of HDG ("HDG Sub").

                                   RECITALS:

   1. WHEREAS, the Boards of Directors of HDG, HDG Sub and the Company have approved the merger (the "Merger") of HDG Sub with and into the Company pursuant to this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

   2. Pursuant to the Merger, among other things and subject to the terms and conditions of this Agreement, the outstanding shares of the Company Common Stock shall be converted into the right to receive shares of HDG Common Stock in accordance with the Conversion Ratio as set forth in Section 3.1 hereof;

   3. It is intended that the Merger shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   4. HDG, HDG Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

   5. Concurrently with the execution of this Agreement, the holders of not less than 50% of all outstanding shares of the capital stock of the Company have delivered to HDG their agreement in substantially the form of Exhibit VII to vote their shares of the Company in favor of the Merger;

   6. Concurrently with the execution of this Agreement, Gregory L. Zink, the Seybold Family Trust, Nautilus Group Japan, Ltd., the Alfred C. Clark Trust U/D/T 6/30/69, and Clark Management Co. Inc. shall have delivered to the Company their agreement in substantially the form of Exhibit VIII to vote their shares of HDG in favor of the Merger; and

   7. Concurrently with the execution of this Agreement, D.H. Blair Investment Banking Corp. ("Blair"), J. Morton Davis and D.H. Blair & Co. Inc. shall have delivered to the Company and HDG letter agreements, in substantially the form of Exhibit XIV (the "Blair Letters").

   NOW, THEREFORE, in consideration of the recitals, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                       AI

                                   THE MERGER

   AI.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), HDG Sub shall be merged with and into the Company in accordance with the provisions of
Section 251 of the Delaware General Corporation Law (the "DGCL") with the effects provided in Sections 259 through 261 of the DGCL, and the separate existence of HDG Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger: (a) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of HDG Sub and the Company, (b) all obligations belonging to or due each of HDG

Sub and the Company shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in either of HDG Sub or the Company shall not revert or in any way be impaired by reason of the Merger, (d) all rights of creditors and all liens upon any property of any of HDG Sub and the Company shall be preserved unimpaired, and (e) the Surviving Corporation shall be liable for all of the obligations of each of HDG Sub and the Company, and any claim existing, or action or proceeding pending, by or against either of HDG Sub or the Company may be prosecuted to judgment with right of appeal, as if the Merger had not taken place. As of the Effective Time, the Surviving Corporation shall be a wholly owned subsidiary of HDG.

   AI.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as a duly executed Certificate of Merger, in substantially the form set forth as Exhibit I hereto, is filed by the Surviving Corporation with the Secretary of State of the State of Delaware (the "Merger Filing"). Such filing shall be made on the Closing Date simultaneously with or as soon as practicable after the Closing (as such capitalized terms are defined in Section 3.5 below).

   AI.3 [Intentionally Omitted]

   AI.4 DISCLOSURE SCHEDULES. Simultaneously with the execution of this Agreement (a) the Company shall deliver a schedule relating to the Company (the "Company Disclosure Schedule"), and (b) HDG shall deliver a schedule relating to HDG, HDG Sub and the HDG Subsidiaries (as defined in Section 5.1(b) hereof) (the "HDG Disclosure Schedule" and collectively, with the Company Disclosure Schedule, the "Disclosure Schedules") setting forth the matters required to be set forth in the Disclosure Schedules as described elsewhere in this Agreement. Any agreement, document, fact or set of facts which is disclosed in one section of the Disclosure Schedules shall be deemed disclosed with respect to all other sections of the Disclosure Schedules if such applicability is reasonably apparent from the disclosure actually made, even if not specifically cross-referenced.

   AI.5 PLAN OF REORGANIZATION. It is the intention of the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                                       AI

                             SURVIVING CORPORATION

   A2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in substantially the form set forth in the Merger Filing, and such amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time, until duly amended in accordance with the terms thereof and of the DGCL.

   A2.2 BY-LAWS. The By-laws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in substantially the form set forth as Exhibit II hereto, and such amended and restated By-laws shall be the By-laws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

   A2.3 DIRECTORS. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until death, resignation or removal in accordance with the Certificate of Incorporation and By-laws, as applicable, of the Surviving Corporation.

   A2.4 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws, as applicable, of the Surviving Corporation.

                                       AI

                              CONVERSION OF SHARES

   A3.1 CONVERSION OF COMPANY SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of HDG, HDG Sub, the Company or any holder of any capital stock of any of the foregoing parties (except as provided in Section 3.1(f) hereof):

   (a) Each share of common stock, $.0001 par value, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Stock (as defined in Section 3.4 below), Company Common Stock held in the Company's treasury or as provided for in Section 3.1(c)), subject to the terms and conditions of this Agreement, shall be converted, without any further action, into the right to receive, and become exchangeable for, the following consideration (the "Merger Consideration"): such number of fully paid and nonassessable registered shares of common stock, $.01 par value, of HDG ("HDG Common Stock") as is equal to the following fraction (the "Conversion Ratio"): (x) the numerator of which shall be a fraction equal to
(A) the VCI Valuation (as defined below) divided by (B) the VCI Common (as defined below); and (y) the denominator of which shall be the Transaction Price (as defined below); provided, however, that cash adjustments shall be paid in lieu of the issuance of fractional shares as provided in Section 3.3 hereof.

   (b) For purposes of this Agreement, the following terms shall have the following meanings:

     (i) "VCI Common" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including the shares of Company Common Stock issuable upon the conversion of the outstanding shares of Company preferred stock prior to or concurrent with the Merger;

     (ii) "VCI Valuation" shall mean the sum of (x) $22,000,000 plus (y) any additional gross proceeds raised by the Company between the date of this Agreement and the Effective Time through the sale of Company Common Stock or equivalents thereto, including, without limitation, the Company Placement (as defined in Section 6.2(d) hereof);

     (iii) "Transaction Price" shall mean a fraction, the numerator of which is the product of (x) the Cash Value (as defined below), multiplied by (y) one of the following amounts (the "Multiple") depending upon the Cash Value as set forth below:

                                                                   then the
     If the Cash Value equals:                                Multiple shall be:
     -------------------------                                ------------------
     $2,650,000 or more......................................       1.15
     $2,600,000 to $2,649,999.99.............................       1.125
     $2,550,000 to $2,599,999.99.............................       1.075
     less than $2,550,000....................................       1.00

  and the denominator of which shall be the total number of shares of HDG Common Stock outstanding immediately prior to the Effective Time, excluding the Escrow shares, HDG Options and HDG Warrants (as defined in Section 5.2 hereof); and

     (iv) "Cash Value" shall equal the total amount of HDG's cash and cash equivalents immediately prior to the Effective Time, plus the Post-Effective Time Premium Amount (as defined in Section 9.1(d)) and the J&L Registration Expenses (as hereinafter defined) to the extent such amounts have been paid by

  HDG prior to the Effective Time, less the sum of the following fees and expenses owed, incurred or accrued by HDG and HDG Sub on or prior to the Closing Date: (a) severance costs, bonuses or other termination fees due to directors, officers, employees, affiliates and agents of HDG and HDG Sub;
  (b) costs arising out of, or in connection with, the administration, operation or termination of any of HDG's and HDG Sub's businesses or operations immediately prior to the Effective Time (except for the Post-Effective Time Premium Amount, but including the costs, fees and expenses referred to in Section 8.2(s)(i)); and (c) HDG's and HDG Sub's accounting, consultant, insurance, investment banking and legal fees and expenses, whether or not in connection with the transactions contemplated by this Agreement, except for: (X) financial advisor fees due to Jesup & Lamont Securities Corp. in connection with the Merger pursuant to Section 5.17 hereof; and (Y) the costs, fees and expenses incurred in connection with the J&L Registration Statement as defined in Section 7.2 (the "J&L Registration Expenses") as contemplated by Section 10.5(a)(iii) hereof.

   (c) Each share of Company Common Stock, if any, owned by HDG, or any HDG Subsidiary (as defined in Section 5.1(b) hereof) or held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist from and after the Effective Time. Each issued and outstanding share of the capital stock of HDG Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

   (d) All of the Company's options (the "Company Options") authorized, granted and outstanding under the Company's 1997 Stock Option Plan, the Company's 1998 Stock Option Plan and the Company's 1999 Stock Option Plan immediately prior to the Effective Time (collectively, the "Company Stock Option Plan"), whether or not such Company Options are exercisable or vested, immediately prior to the Effective Time, shall remain outstanding following the Effective Time. At the Effective Time, the Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holders of such options, be assumed by HDG in such manner that HDG (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were Section 424 of the Code applicable to such Company Options. In the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code. From and after the Effective Time, all references to the Company in the Company Stock Option Plan and the applicable stock option agreements issued thereunder shall be deemed to refer to HDG. Each Company Option assumed by HDG shall be exercisable, upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable stock option agreement issued thereunder, except that (A) each such Company Option shall be exercisable for that whole number of shares of HDG Common Stock (to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Option (assuming the aggregation of all Company Options held by any holder thereof) immediately prior to the Effective Time would be converted under Section 3.1(a) hereof and (B) the option price per share of each such Company Option shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Conversion Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). No payment shall be made for fractional shares. The consummation of the Merger shall not be treated as a termination of employment for purposes of the Company Options. HDG agrees that as soon as practicable after the Effective Time it will cause to be filed one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, or amendments to any existing registration statements on Form S-8 or amendments to the Registration Statement (as defined in Section 4.10), in order to register the shares of HDG Common Stock issuable upon exercise of the aforesaid converted Company Options.

   (e) All warrants issued and outstanding of the Company to purchase shares of Company Common Stock (the "Company Warrants"), whether or not exercisable and whether or not vested immediately prior to the

Effective Time, shall remain outstanding following the Effective Time. At the Effective Time, the Company Warrants shall, by virtue of the Merger and without any further action on the part of the Company or the holders of such Company Warrants, be assumed by HDG and each Company Warrant assumed by HDG shall be exercisable upon the same terms and conditions as under the applicable warrant agreements with respect to such Company Warrants, except that (A) each such Company Warrant shall be exercisable for that whole number of shares of HDG Common Stock (to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Warrant (assuming the aggregation of all Company Warrants held by any holder thereof) immediately prior to the Effective Time would be converted under Section 3.1(a) hereof, and (B) the exercise price per share of each such Company Warrant shall be an amount equal to the exercise price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time divided by the Conversion Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). Pursuant to Sections 7.2 and 8.1(c) hereof, prior to the Closing Date, all of the common shares underlying the Company Warrants shall be registered on the J&L Registration Statement. From and after the Effective Time, all references to the Company in the respective warrant agreements for the Company Warrants shall be deemed to refer to HDG. No payment shall be made for fractional shares.

   (f) HDG shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HDG Common Stock for delivery pursuant to the terms set forth in Sections 3.1(a), 3.1(d) and 3.1(e) hereof.

   A3.2 EXCHANGE OF CERTIFICATES.

   (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Company Common Stock (the "Company Certificates") shall cease to have any right as a stockholder of the Company and such holder's sole rights shall be to receive in exchange for such holder's Company Certificates, upon surrender thereof to an exchange agent selected by the Company (the "Exchange Agent"), a certificate or certificates representing the number of whole registered shares of HDG Common Stock which such holder is entitled to receive pursuant to
Section 3.1(a) plus cash in lieu of fractional shares, as provided in Section
3.3 hereof. Notwithstanding any other provision of this Agreement (i) until holders of Company Certificates theretofore representing shares of Company Common Stock have surrendered such certificates for exchange as provided herein
(A) no dividends shall be paid by HDG with respect to any shares of HDG Common Stock to be received upon the exchange of Company Certificates as provided in this Section 3.2 and (B) no payment for fractional shares shall be made; provided, in the case of (A) or (B), that upon surrender of such Company Certificates, the surrendering holder shall receive all such dividends and payments for fractional shares and (ii) without regard to when such Company Certificates are surrendered for exchange as provided herein, no interest shall be paid on any such dividend or payment for fractional shares. If any certificate for shares of HDG Common Stock is to be issued in a name other than that in which the Company Certificate for shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of HDG Common Stock in a name other than that of the registered holder of the Company Certificate surrendered or shall establish to the satisfaction of HDG that such tax has been paid or is not applicable. No transfers of Company Common Stock shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

   (b) Before the Effective Time, HDG shall make available to the Exchange Agent a sufficient number of certificates representing shares of HDG Common Stock required to effect the exchange referred to in Section 3.2(a) hereof.

   (c) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of the Company Certificates
(i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of HDG Common Stock. Upon surrender of the Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor one or more certificates representing that number of whole shares of HDG Common Stock into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1(a), in addition to payment for any fractional share of HDG Common Stock, and the Company Certificates so surrendered shall forthwith be cancelled. Until so surrendered and subject to Section 3.4 hereof, the Company Certificates shall represent solely the right to receive the number of whole shares of HDG Common Stock that shall be issued in exchange for Company Common Stock and any cash in lieu of the fractional HDG Common Stock as contemplated by Section 3.3 hereof. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of HDG Common Stock delivered to a public official as required by applicable abandoned property, escheat or similar laws. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to HDG Common Stock held by it from time to time hereunder.

   (d) Any certificates of HDG Common Stock which remain unclaimed by the holders of Company Certificates for twelve months after the Effective Time shall be returned by the Exchange Agent to HDG, and any holders of Company Certificates who have not theretofore complied with Section 3.2 shall thereafter receive delivery (subject to abandoned property, escheat or other similar laws) of the HDG Common Stock issuable upon the conversion of their Company Certificates and any dividends payable on such shares of HDG Common Stock, without any interest thereon only after delivering their Company Certificates and letters of transmittal to HDG, and otherwise complying with
Section 3.2.

   A3.3 NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of HDG Common Stock shall be issued in the Merger and no HDG Common Stock dividend, reclassification, stock split or interest shall be paid or have effect with respect to any fractional interest in a share of HDG Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of HDG Common Stock upon surrender of the Company Certificates for exchange pursuant to this Article III will be paid an amount in cash therefor (without interest) equal to the average of the last reported closing bid prices of HDG Common Stock on the NASDAQ SmallCap Market ("NASDAQ") for each of the twenty consecutive trading days ending with the third trading day prior to the Closing Date (as defined in Section 3.5) multiplied by the fractional interest of such stockholder in a share of HDG Common Stock. For purposes of determining whether and to what extent a particular stockholder is entitled to receive cash adjustments pursuant to this Section 3.3, shares of record held by such holder and represented by two or more Company Certificates shall be aggregated.

   A3.4 DISSENTING SHARES. Subject only to Section 8.2(j) hereof, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who shall not have voted in favor of the Merger or consented thereto in writing, who shall have demanded properly in writing the fair value for such shares of Company Common Stock, who otherwise duly demanded and perfected their right to an appraisal, and who have not effectively withdrawn or forfeited prior to the Effective Time in accordance with Section 262 of the DGCL (collectively, "Dissenting Stock"), shall not be converted into or represent the right to receive shares of HDG Common Stock. Such stockholders shall be entitled to receive payment (which payment shall be made by HDG (post-Effective Time) or, at such entity's sole discretion, by the Surviving Corporation) of the fair value of such shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Stock held by stockholders who have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive shares of HDG Common Stock, without any interest thereon, upon surrender, in the manner provided in Section 3.2 hereof, of the Company Certificates that evidence such shares of Company Common Stock.

   A3.5 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York, commencing at 10:00 a.m. local time, on the third business day following the date on which the last of the conditions set forth in Articles VII and VIII hereof are fulfilled or waived (except for Section 8.2(k) hereof, which shall remain a condition to Closing, but shall not be included for the purpose of determining the Closing Date), or at such other time and place as HDG and the Company shall agree (the date on which the closing occurs being the "Closing Date"); provided, however, that the physical presence of a party representing HDG and HDG Sub shall not be required thereat if all appropriate documents required to be delivered by such parties, and in such form as contemplated hereby, have been received by mail or overnight courier at said offices of Morrison & Foerster LLP before the Closing Date.

                                       AI

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

   The Company hereby represents and warrants to HDG and HDG Sub as follows (subject in each case to such exceptions as are set forth or cross-referenced in the attached Company Disclosure Schedule in the labeled section corresponding to the caption of the representation or warranty to which such exceptions relate) :

   A4.1 ORGANIZATION AND QUALIFICATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions set forth in
Section 4.1 of the Company Disclosure Schedule, and such jurisdictions are the only ones in which the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any Material Adverse Effect (as defined in Section 4.3 below) on the Company. The copies of the Certificate of Incorporation and By-laws of the Company, as amended to date and delivered to HDG, are true and complete copies of these documents as now in effect. The minute books of the Company are accurate in all material respects, and true and complete copies of all such minutes since the Company's inception have been delivered to HDG.

   (a) Other than as set forth in the Company Disclosure Schedule, there are no Company Subsidiaries. As used herein, the term "Company Subsidiary" shall mean any corporation or other entity of which the Company, directly or indirectly, controls or which the Company owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are, ordinarily or generally, in the absence of contingencies (which contingencies have not occurred) or understandings (which understandings have not yet been required to be performed) entitled to vote for the election of a majority of the board of directors or any similar governing body. Except as set forth in the Company Disclosure Schedule, the Company does not own any capital stock or other voting interests in any other corporation or similar business entity, nor is the Company a partner in any partnership.

   A4.2 CAPITALIZATION. The authorized capital stock of the Company, the classes of capital stock, the number of shares of capital stock of each class or series which are issued and outstanding as of the date hereof, and the par value thereof, are as set forth in Section 4.2 of the Company Disclosure Schedule. All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. Except as set forth in the Company Disclosure Schedule, or as otherwise disclosed therein and herein, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which the Company is a party, or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of the Company.

   A4.3 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

   (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 7.3 below) and the making of the Merger Filing, to consummate the transactions contemplated hereby. The Company's execution and delivery of this Agreement, and its consummation of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby, except for the Company Stockholders' Approval and the making of the Merger Filing. This Agreement has been duly and validly executed and delivered by the Company, and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to
(i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles ((i) and (ii) collectively, the "Bankruptcy Exception"); provided, however, that the Company has not initiated, nor to its knowledge has any party initiated, voluntary or involuntary proceedings under any chapter of the United States bankruptcy laws.

   (b) The Company's execution and delivery of this Agreement does not, and its consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (i) subject to obtaining Company Stockholders' Approval, its Certificate of Incorporation or By-Laws, (ii) subject to obtaining the Required Statutory Approvals (as defined in Section 5.3(c) below) and the receipt of the Company Stockholders' Approval and the HDG Stockholders' Approval (as defined in Section 7.3 below), any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to it or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which it is now a party or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on the Company. "Material Adverse Effect" means, with respect to the Company, HDG or HDG Sub (as applicable) either: (X) a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of such corporation; (Y) a material adverse effect on such corporation's ability to consummate the transactions contemplated hereby, except with respect to such corporation's inability to meet any of the conditions set forth in Article VIII hereof; or (Z) the occurrence of any shareholder or underwriter claims, actions, suits, proceedings or other litigation of any kind, whether pending or, to the knowledge of such corporation, threatened against such corporation at any time prior to and including the Effective Time; provided, however, that in the case of clause (X) or (Z) hereof, a Material Adverse Effect must be a matter that, in the exercise of reasonable judgment made at the earlier of such matter's occurrence or the time at which such corporation becomes aware of such matter, is likely to result in a loss, cost or expense to such corporation, which is not covered by any of such corporation's insurance policies then in effect, in excess of $400,000.

   A4.4 CONTRACTS LISTED; NO DEFAULT. All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral connected with the Company (the "Company Contracts"), except employment or other agreements terminable at will, are valid, binding and enforceable by the Company against the other parties thereto in accordance with their terms. Copies of all of the Company Contracts valued in excess of $10,000 have been delivered to HDG. Neither the Company nor any of the other parties thereto is in material default or breach of any provision of the Company Contracts. Nor has any event occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof. No stockholder of the Company has received any payment in violation of law from any contracting party in connection with or as an inducement for causing the Company to enter into any Company Contract.

   A4.5 LITIGATION. Except as set forth in Schedule 4.5 of the Company Disclosure Schedule, there is no (i) claim, action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company or any of its assets was or is a party.

   A4.6 TAXES. (a) Since the Company's inception, the Company and all the Company Subsidiaries have filed all Tax returns and reports (Tax returns and reports are hereinafter collectively referred to as "Tax Returns") that they were required to file, and all such Tax Returns were correct and complete in all material respects. Since the Company's inception, all Taxes owed by the Company and all Company Subsidiaries (whether or not shown on any Tax Return) have been paid, and neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There is no dispute or claim concerning any Tax liability of the Company or any Company Subsidiary either (A) claimed or raised by any governmental authority in writing, or (B) as to which any of the directors and officers of the Company or any Company Subsidiary has knowledge based upon personal contact with any agent of such authority. Section 4.6 of the Company Disclosure Schedule sets forth a list of all Tax Returns of the Company and all Company Subsidiaries that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company and all Company Subsidiaries have delivered to HDG correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company or any Company Subsidiary, since the Company's inception. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency. Neither the Company nor any Company Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any Company Subsidiary has made any material payments, nor is obligated to make any material payments, nor is a party to any agreement that as a result of the transactions contemplated herein or any prior transactions could obligate it to make any payments that will not be deductible under Code
Section 280G. Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any person under Code regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The unpaid Taxes of the Company and all Company Subsidiaries (a) did not, as of the most recent fiscal month end prior to Closing exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserved as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and all Company Subsidiaries in filing their income Tax Returns. "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes (except stamp taxes), duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts.

   A4.7 EMPLOYEE PLANS. Except as disclosed in Section 4.7 of the Company Disclosure Schedule, the Company has no employee benefit plans as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or otherwise.

   A4.8 NO VIOLATION OF LAW. Except as set forth in Section 4.8 of the Company Disclosure Schedule, the Company is not in material violation of and, to its knowledge, has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority. The Company has not received any written notice that any investigation or review with respect to it by any governmental or regulatory body or authority is pending or threatened. The Company has all material permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (collectively, "Permits"). The Company (a) has duly and timely filed all reports and other information required to be filed with any governmental or regulatory authority in connection with its Permits, and (b) is not in material violation of the terms of any of its Permits.

   A4.9 PROPERTIES. Except as set forth in Section 4.9 of the Company Disclosure Schedule, the Company has good and marketable title to all of the assets and properties which it purports to own as reflected on the most recent balance sheet comprising a portion of the Company Financial Statements (as defined in Section 4.12 below) or thereafter acquired, except assets and properties sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business and as set forth in Section 4.9 of the Company Disclosure Schedule. The Company has a valid leasehold interest in all material properties of which it is the lessee and each such lease is valid, binding and enforceable against the Company and the other parties thereto in accordance with its terms, and a copy of each such lease has been delivered to HDG. Neither the Company nor the other parties thereto are in default in the performance of any provision thereunder. Neither the whole nor any portion of the assets of the Company is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed. Except as set forth in
Section 4.9 of the Company Disclosure Schedule, none of the material assets of the Company is subject to any restriction which, by virtue of the Merger, prevent continuation of the use currently made thereof or adversely affect the value thereof.

   A4.10 REGISTRATION STATEMENTS, SB-2 AMENDMENT AND PROXY STATEMENT. None of the information to be supplied by the Company in writing for inclusion in (a) the Registration Statement (the "Registration Statement") on Form S-4 to be filed under the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission ("SEC") by HDG in connection with the Merger for the purpose of registering the shares of HDG Common Stock to be issued in the Merger, (b) the J&L Registration Statement (as defined in Section
7.2 hereof) to be filed under the Securities Act with the SEC by HDG in connection with Merger for the purpose of registering the common stock underlying the Company Warrants to be issued upon the exercise thereof, (c) the SB-2 Amendment (as defined in Section 7.2 hereof) to be filed under the Securities Act with the SEC by HDG, or (d) the proxy or information statement to be distributed in connection with HDG's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (collectively, the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the filing of the Proxy Statement/Prospectus and any amendments or supplements thereto, or, in the case of the Registration Statement, the J&L Registration Statement and the SB-2 Amendment, as amended or supplemented, at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that HDG shall not inaccurately draft, misrepresent or omit any of the aforementioned information supplied by the Company or its agents; and, provided, further, that HDG shall furnish the Registration Statement, the J&L Registration Statement, the SB-2 Amendment and the Proxy Statement/Prospectus, and any amendments or supplements to each, to the Company for its review at least 5 business days prior to the filing of same with the SEC and at least 5 business days prior to the distribution thereof.

   A4.11 BUSINESS. The Company, since its formation, has engaged in no business other than to develop, acquire and operate on-line communities on the World Wide Web, and, except for this Agreement and as otherwise set forth in Section
4.11 of the Company Disclosure Schedule, is not a party to any agreement for the acquisition, lease or disposition of an operating business.

   A4.12 FINANCIAL STATEMENTS. (a) The financial statements of the Company (collectively, the "Company Financial Statements") provided to HDG and listed on Section 4.12 of the Company Disclosure Schedule together with the notes thereto, present fairly, in all material respects, the financial position and results of operations of the Company as of the respective dates, years and periods indicated, prepared in accordance with United States generally accepted accounting principles ("GAAP"). Without limiting the generality of the foregoing (i) except as set forth in Section 4.12 of the Company Disclosure Schedule, there is no basis for any assertion against the Company as of the date of the most recent balance sheet comprising a portion of the Company Financial Statements of any debt, liability or obligation of any nature required to be stated therein consistent with GAAP not fully reflected or reserved against in the Company Financial Statements or in the notes thereto; and (ii) there are no assets of the Company, the value of which is materially overstated in the Company Financial Statements. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, the Company has no contingent liabilities (including, without limitation, liabilities for Taxes). The Company is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

   A4.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section
4.13 of the Company Disclosure Schedule, since December 31, 1998 there has not been:

     (a) any material adverse change in the financial condition, operations, properties, assets, liabilities or business of the Company;

     (b) any material damage, destruction or loss of any material properties of the Company;

     (c) any material change in the manner in which the business of the Company has been conducted;

     (d) any material change in the treatment and protection of trade secrets or other confidential information of the Company; and

     (e) any occurrence not included in paragraphs (a) through (d) of this Section which has resulted, or which the Company has reason to believe could reasonably be expected to result, in a Material Adverse Effect on the Company.

   A4.14 BOOKS, RECORDS AND ACCOUNTS. The Company's books, records and accounts fairly and accurately reflect in all respects transactions and dispositions of assets by the Company, and the system of internal accounting controls of the Company is sufficient to assure that: (a) transactions are executed in accordance with management's authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's authorization; and
(d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

   A4.15 BROKERS AND FINDERS. Except for the financial advisory fee due by HDG (post-Effective Time) to Jesup & Lamont Securities Corp. as described in
Section 5.17 hereof, and as further set forth in Schedule 4.15 of the Company Disclosure Schedule, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

   A4.16 INSURANCE. Section 4.16 of the Company Disclosure Schedule sets forth the name of the insurer, the name of the policyholder, the name of each covered insured, the policy number, the period of coverage with respect to each insurance policy and the annual premium in respect of each such policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability, automobile insurance, directors and officers insurance, and bond and surety arrangements; but excluding any Israeli Managers Insurance policies, or such similar policies, obtained by one of the Company's Subsidiaries and issued in the name of an employee thereof) to which the Company or any Company Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time since the

Company's inception. Except as noted on Section 4.16 of the Company Disclosure Schedule (i) each such insurance policy is enforceable and in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iii) neither the Company nor any Company Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Neither the Company nor any Company Subsidiary has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. The Company and the Company Subsidiaries are covered by insurance in scope and amount customary and reasonable for the businesses in which each is engaged. There is no material liability under any insurance policy in the nature of a retroactive rate adjustment or loss sharing or similar arrangement except as set forth in
Section 4.16 of the Company Disclosure Schedule.

   A4.17 LABOR MATTERS. The Company is not a party to any union contract or other collective bargaining agreement, other than those set forth in Section
4.17 in the Company Disclosure Schedule. The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices (past and present), terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending against or affecting the Company. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company who are not currently organized.

   A4.18 EMPLOYEES. Except as listed in Section 4.18 of the Company Disclosure Schedule, the Company is not a party to any employment, management services, consultation or other agreement with any officer, director or employee or, any entity affiliated with any officer, director or employee, which provides for annual base compensation in excess of $75,000.

   A4.19 INTELLECTUAL PROPERTY; SOFTWARE. (a) Section 4.19(a) of the Company Disclosure Schedule sets forth a complete and correct list in all material respects of all patents, trademarks, tradenames, service marks, service names, brand names and copyright registrations, and applications therefor, applicable to or used in the business of the Company, together with a complete list of all licenses granted by or to the Company with respect to any of the above, except for any intellectual property utilized or licensed by the Company in the ordinary course of its business, including, without limitation, the creation or placement by the Company's content partners or advertisers on the Company's servers, websites and marketing materials. All such patents, trademarks, tradenames, service marks, service names, brand names and copyrights are owned by the Company, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, or are used by the Company pursuant to valid licenses. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, the Company is not currently in receipt of any notice of any violation or infringement of, and the Company is not knowingly violating or infringing in any material respect, the rights of others in any patent, unpatented invention, trademark, tradename, service mark, copyright, trade secret, know-how, design, process or other intangible asset.

   (a) Except as set forth on Schedule 4.19(b) of the Company Disclosure Schedule, the Company has title to all computer software ("Company Owned Software") owned by the Company, other than "off-the-shelf" software not customized for its use, free and clear of all liens, claims, security interests and encumbrances, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, documentation, marketing, maintenance, enhancement or licensing of such computer software, except for any intellectual property licensed by the Company in the ordinary course of its business to its content partners; and provided, however, that such title shall remain subject to applicable laws, including, without limitation, a foreign jurisdiction's moral rights. Except as set forth in Section 4.19(b) or (c) of the Company Disclosure Schedule, the Company Owned Software is not dependent on any Company Licensed Software (as defined in subsection (c) below) in order to operate fully in the manner in which it is intended. The source code of any Company Owned Software has not been published or knowingly disclosed to any other parties, except as set forth on Section 4.19(b) of the Company Disclosure Schedule, and except pursuant to contracts requiring such other parties to keep the source code of any Company Owned Software confidential; to the Company's knowledge, no such other party has breached any such obligation of confidentiality.

   (b) Section 4.19(c) of the Company Disclosure Schedule also sets forth a list of the agreements which require the payment of license fees, rents, royalties or other charges by the Company with respect to all software (other than "off-the-shelf" software that has not been customized for its use) under which the Company is a licensee, lessee or otherwise has obtained the right to use software and the Company pays a royalty for the use of such software (the "Company Licensed Software"), and copies of all such agreements have been provided to HDG. The Company, as applicable, has the right and license to use, sublicense, modify and copy Company Licensed Software, free and clear of any limitations or encumbrances, except as may be set forth in Section 4.19(c) of the Company Disclosure Schedule or in the agreements referenced therein. The Company is in compliance with all provisions of each license, lease or other similar agreement pursuant to which it has rights to use the Company Licensed Software. Except as disclosed on Section 4.19(c) of the Company Disclosure Schedule, none of the Company Licensed Software has been incorporated into or made a part of any Company Owned Software or any other Company Licensed Software. The Company has not published or disclosed any Company Licensed Software to any other party, except for any Company Subsidiary. To the Company's knowledge, no party to whom the Company has disclosed Company Licensed Software has breached such obligation of confidentiality.

   (c) The Company Owned Software and Company Licensed Software, other than "off-the-shelf" software, constitute all software currently used in the business of the Company (collectively, the "the Company Software"). The transactions contemplated herein will not cause a material breach or default under any license, leases or similar agreements relating to the Company Software or impair the ability of the Company to use the Company Software subsequent to the Effective Time in the same manner as the Company Software is currently used by the Company. Except as set forth in Section 4.19(a), the Company is not knowingly infringing in any material respect any intellectual property rights of any other person or entity with respect to the Company Software, and no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software.

   A4.20 BUSINESS LOCATIONS. The Company owns or leases no real property in any state or country except as set forth in Section 4.20 of the Company Disclosure Schedule. The Company has no executive offices or places of business except as otherwise set forth on the Company Disclosure Schedule.

   A4.21 COMPENSATION OF DIRECTORS, OFFICERS AND EMPLOYEES. There is set forth in Section 4.21 of the Company Disclosure Schedule a true and complete list showing (a) the names of all directors and officers of the Company, and (b) the names of all employees of the Company with an annual base compensation in excess of $75,000, together with a statement of the full amount paid or required to be paid to each such person for services in all capacities rendered in the year ending December 31, 1998 and to be rendered for the 6 months ending June 30, 1999, separately including the amounts paid or payable, or expected to be paid or payable, under bonus, incentive or accrued vacation/sick time arrangements, if any.

   A4.22 COMPANY PLACEMENT; COMPLIANCE WITH LAW. The Company Placement (as defined in Section 6.2(d) below) has been and will be made in accordance with all applicable federal and state securities laws; provided, however, that the Company shall have no obligation under this Agreement to consummate the Company Placement in full or in part. The private placement memorandum, any supplements thereto, all other material disseminated by the Company to any investor or potential investor in connection with the Company Placement, and any materials filed by the Company with the SEC or any state securities regulatory agency (collectively, the "Placement Documents") complied and will comply in all material respects with all applicable federal and state securities laws, rules and regulations. Copies of all of the Placement Documents have been provided to HDG.

   A4.23 NO OMISSIONS OR UNTRUE STATEMENTS. No representation or warranty made by the Company to HDG and HDG Sub in this Agreement or the Company Disclosure Schedule contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date.

                                       AI

               REPRESENTATIONS AND WARRANTIES OF HDG AND HDG SUB

   HDG and HDG Sub hereby represent and warrant to the Company as follows (subject in each case to such exceptions as are set forth or cross-referenced in the attached HDG Disclosure Schedule in the labeled section corresponding to the caption of the representation or warranty to which such exceptions relate):

   A5.1 ORGANIZATION AND QUALIFICATION. (a) Each of HDG and HDG Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of HDG and HDG Sub has all requisite corporate power to carry on its business as it is now being conducted and HDG is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions set forth in Section 5.1 of the HDG Disclosure Schedule, and such jurisdictions are the only ones in which the properties owned, leased or operated by HDG or the nature of the business conducted by HDG makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any Material Adverse Effect on HDG. The copies of the Certificate of Incorporation and By-laws of each of HDG and HDG Sub, as amended to date and delivered to the Company, are true and complete copies of these documents as now in effect. The minute books of each of HDG and HDG Sub are accurate in all material respects, and true and complete copies of all such minutes since each corporation's inception have been delivered to the Company.

   (a) Other than as set forth in the HDG Disclosure Schedule and HDG Sub, there are no HDG Subsidiaries. As used herein, the term "HDG Subsidiary" shall mean any corporation or other entity of which HDG, directly or indirectly, controls or which HDG owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are, ordinarily or generally, in the absence of contingencies (which contingencies have not occurred) or understandings (which understandings have not yet been required to be performed) entitled to vote for the election of a majority of the board of directors or any similar governing body. Except as set forth in the HDG Disclosure Schedule and HDG Sub, HDG does not own any capital stock or other voting interests in any other corporation or similar business entity nor is HDG a partner in any partnership. Neither HDG, HDG Sub, nor any HDG Subsidiary has any Israeli affiliates.

   A5.2 CAPITALIZATION. The authorized capital stock of HDG consists solely of:
(a) 20,000,000 shares of HDG Common Stock, of which (i) 1,602,056 shares are issued and outstanding and (ii) 349,370 shares ("Escrow Shares") are issued and held in escrow, subject to the terms of that certain Escrow Agreement ("Escrow Agreement"), dated as of November 1996, by and among, American Stock Transfer & Trust Company ("AST"), HDG, and the stockholders thereto, and (b) 5,000,000 preferred shares, $.01 par value per share, none of which are outstanding. In addition, there are authorized, issued and outstanding: (x) 1,880,000 redeemable Class A Common Stock Purchase Warrants (the "Class A Warrants") providing for the issuance, upon exercise, of a like number of shares of HDG Common Stock plus a like number of redeemable Class B Common Stock Purchase Warrants (the "Class B Warrants," together with the Class A Warrants, the "HDG Warrants") providing for the issuance upon exercise, of a like number of shares of HDG Common Stock, and (y) 1,380,000 redeemable Class B Warrants. The Class A Warrants and Class B Warrants are exercisable at $6.50 and $8.75 per warrant, respectively, subject to the terms of that certain Warrant Agreement, dated as of February 11, 1997, by and among HDG, AST and Blair. In addition, Blair holds the right to purchase from HDG up to 108,000 registered units (the "Units"), each unit consisting of one share of HDG Common Stock, one Class A Warrant and one Class B Warrant, subject to the terms of the Unit Purchase Options (the "Unit Purchase Options") dated February 14, 1997 from HDG to Blair. In addition, Marc J. Gorlin ("Gorlin") holds the right to purchase from HDG 12,000 Units, subject to the terms of that certain Finder's Unit Purchase Option (the "Finder's Unit Purchase Option") dated February 14, 1997 from HDG to Gorlin. In addition, HDG has 185,674 outstanding options ("HDG Options") granted pursuant to the terms and conditions of its 1996 Stock Option Plan and the option agreements executed thereunder, with exercises prices and optionees as set forth in Section 5.2 of the HDG Disclosure Schedule; such HDG Options include 50,630 options ("Escrow Options"), each with an exercise price of $0.50 per option and subject to the terms of the Escrow Agreement. All of the outstanding securities of HDG are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. The HDG Common Stock to be issued upon effectiveness of the Merger, when issued in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable. All of the outstanding securities of HDG including the HDG Common Stock, the HDG Warrants and the Units were issued in compliance with all applicable securities laws. 149,900 shares of capital stock are held in the treasury of HDG. Other than as stated in this Section 5.2, there are no outstanding subscriptions, options, warrants, calls or rights of any kind issued or granted by, or binding upon HDG, to purchase or otherwise acquire any shares of capital stock of HDG or other securities of HDG. Except as stated in this Section 5.2, there are no outstanding securities convertible or exchangeable, actually or contingently, into shares of HDG Common Stock or other securities of HDG. HDG has 2,115,100 shares of HDG Common Stock issued and outstanding on a fully diluted basis, excluding HDG Warrants, Units and HDG Options with exercise prices at or above the Transaction Price (solely for this purpose, Transaction Price shall be calculated as of the date hereof with a Cash Value as of the date hereof, and as of Closing with a Cash Value as of the Closing Date); and HDG has a maximum of 5,620,000 shares of HDG Common Stock which may be issued upon the exercise of all of HDG's outstanding HDG Warrants, Units and HDG Options with exercises prices above the Transaction Price (solely for this purpose, Transaction Price shall be calculated as of the date hereof with a Cash Value as of the date hereof, and as of Closing with a Cash Value as of the Closing Date). Section 5.2 of the HDG Disclosure Schedule sets forth a complete and accurate list of (k) all stockholders of record of HDG, indicating the number of HDG Common Stock held of record by each such stockholder, (l) all holders of HDG Options, indicating the number of HDG Options held of record by each such optionee and the exercise price thereof, (m) all holders of HDG Warrants, indicating the number and class of HDG Warrants held of record by each such warrant holder, and (n) all holders of Units, indicating the number of Units held of record by each such holder. Except as set forth in Section 5.2 of the HDG Disclosure Schedule, no person has a right to register any shares of capital stock or securities of HDG in connection with the Merger or the Registration Statement. Other than the rights set forth in this Section 5.2 and those rights waived in the Blair Letters, none of Blair, J. Morton Davis nor D.H. Blair & Co., Inc. have any rights with respect to the Merger or the transactions contemplated by this Agreement.

   The authorized capital stock of HDG Sub consists solely of 1,000 shares of Common Stock, $.01 par value ("HDG Sub Common Stock"), of which 100 shares are issued and outstanding, all of which are held by HDG. All of the outstanding shares of HDG Sub are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All of the outstanding shares of HDG Sub were issued in compliance with all applicable securities laws. Other than as stated in this Section 5.2, there are no outstanding subscriptions, options, warrants, calls or rights of any kind issued or granted by, or binding upon HDG Sub, to purchase or otherwise acquire any shares of capital stock of HDG Sub or other securities of HDG Sub. Except as stated in this Section 5.2, there are no outstanding securities convertible or exchangeable, actually or contingently, into shares of HDG Sub Common Stock or other securities of HDG Sub.

   A5.3 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

   (a) Each of HDG and HDG Sub has full corporate power and authority to enter into this Agreement and, subject to the HDG Stockholders' Approval and the Required Statutory Approvals, to consummate the transactions contemplated hereby. Each of HDG's and HDG Sub's execution and delivery of this Agreement, and its consummation of the transactions contemplated hereby, have been duly authorized by its Board of Directors (and by HDG as the sole stockholder of HDG
Sub) and no other corporate proceedings on its part are necessary to authorize the consummation of the transactions contemplated hereby, except for the HDG Stockholders' Approval, and the obtaining of the Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by each of HDG and HDG Sub, and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Bankruptcy Exception; provided, however, that neither HDG nor HDG Sub has initiated, nor to its knowledge has any party initiated, voluntary or involuntary proceedings under any chapter of the United States bankruptcy laws.

   (b) Each of HDG's and HDG Sub's execution and delivery of this Agreement does not, and its consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (i) its Certificate of Incorporation or By-Laws, (ii) subject to obtaining the Required Statutory Approvals and the receipt of the Company Stockholders' Approval and the HDG Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to it or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which it is now a party or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on HDG or HDG Sub, as the case may be.

   (c) Except for (i) the filing of the Registration Statement, the SB-2 Amendment and the J&L Registration Statement; (ii) the filing of the Proxy Statement/Prospectus with the SEC pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the declaration of the effectiveness thereof by the SEC and filings with and approvals of various state blue sky and comparable foreign securities authorities, (iv) the making of the Merger Filing, (v) the filing of a Current Report on Form 8-K with respect to HDG's entry into this Agreement, and (vi) the receipt of an exemption from the Israel Securities Authority ("ISA") with respect to the offer and sale of securities to the Israeli public, and compliance with any conditions thereof, or the receipt of an ISA approval of a prospectus and its publication, including, without limitation, compliance with any applicable ISA reporting requirements with respect to the offer of securities to an Israeli public (the filings, declarations and approvals referred to in clauses (i) through (vi) are collectively referred to as the "Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for HDG's and HDG Sub's execution and delivery of this Agreement or consummation of the transactions contemplated hereby by HDG and HDG Sub.

   A5.4 CONTRACTS LISTED; NO DEFAULT. All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral connected with HDG (the "HDG Contracts"), except employment or other agreements terminable at will, are, with the exception of this Agreement, described in HDG's SEC Reports (as defined in Section 5.13) and listed as exhibits thereto. Copies of all material HDG Contracts have been delivered to the Company. The HDG Contracts are valid, binding and enforceable by HDG against the other parties thereto in accordance with their terms. Neither HDG nor any of the other parties thereto is in material default or breach of any provision of the HDG Contracts. Nor has any event occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof. No stockholder of HDG has received any payment in violation of law from any contracting party in connection with or as an inducement for causing HDG to enter into any HDG Contract. Other than this Agreement, HDG Sub is not a party to any contract or agreement.

   A5.5 LITIGATION. Except as set forth in Section 5.5 of the HDG Disclosure Schedule there is no (i) claim, action, suit or proceeding pending or, to the knowledge of HDG, threatened against HDG or HDG Sub before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which HDG, HDG Sub or any of their assets was or is a party.

   A5.6 TAXES. (a) Since HDG's inception, HDG and all HDG Subsidiaries have filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete in all material respects. Since HDG's inception, all Taxes owed by HDG and all HDG Subsidiaries (whether or not shown on any Tax Return) have been paid, and neither HDG nor any HDG Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There is no dispute or claim concerning any Tax liability of HDG or any HDG Subsidiary either (A) claimed or raised by any governmental authority in writing, or (B) as to which any of the directors and officers of HDG or any HDG Subsidiary has knowledge based upon personal contact with any agent of such authority. Section 5.6 of the HDG Disclosure Schedule sets forth a list of all Tax Returns of HDG and all HDG Subsidiaries that have been audited, and indicates those Tax Returns that currently are the subject of audit. HDG and all HDG Subsidiaries have delivered to the Company correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of HDG or any HDG Subsidiary, since HDG's inception. Neither HDG nor any HDG Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency. Neither HDG nor any HDG Subsidiary has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither HDG nor any HDG Subsidiary has made any material payments, nor is obligated to make any material payments, nor is a party to any agreement that as a result of the transactions contemplated herein or any prior transaction could obligate it to make any payments that will not be deductible under Code Section 280G. Neither HDG nor any HDG Subsidiary is a party to any Tax allocation or sharing agreement. Neither HDG nor any HDG Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any person under Code regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The unpaid Taxes of HDG and all HDG Subsidiaries (a) did not, as of the most recent fiscal month end prior to Closing exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserved as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of HDG and all HDG Subsidiaries in filing their income Tax Returns.

   A5.7 EMPLOYEE PLANS. Except as disclosed in HDG's SEC Reports, HDG and HDG Sub have no employee benefit plans whether as defined in Section 3(3) of ERISA or otherwise.

   A5.8 NO VIOLATION OF LAW. Except as set forth in Section 5.8 of HDG Disclosure Schedule, neither HDG nor HDG Sub is in material violation of, nor, to either entities' knowledge, has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority. Neither HDG nor HDG Sub has received any written notice that any investigation or review with respect to it by any governmental or regulatory body or authority is pending or threatened. HDG has all material Permits necessary to conduct its business as presently conducted. HDG (a) has duly and timely filed all reports and other information required to be filed with any governmental or regulatory authority in connection with its Permits, and (b) is not in material violation of the terms of any of its Permits. Section 5.8 of HDG Disclosure Schedule contains a list of Permits.

   A5.9 PROPERTIES. Except as set forth in Section 5.9 of the HDG Disclosure Schedule, HDG has good and marketable title to all of the assets and properties which it purports to own as reflected on the most recent balance sheet comprising a portion of HDG Financial Statements (as defined in Section 5.12) or thereafter acquired, except assets and properties sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business and as set forth in Section 5.9 of the HDG Disclosure Schedule. HDG has a valid leasehold interest in all material properties of which it is the lessee, each such lease is valid, binding and enforceable against HDG and the other parties thereto in accordance with its terms, and a copy of each such lease has been delivered to the Company. Neither HDG nor the other parties thereto are in default in the performance of any provision thereunder. Neither the whole nor any portion of the assets of HDG is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed. Except as set forth in Section 5.9 of the HDG Disclosure Schedule, none of the material assets of HDG is subject to any restriction which by virtue of this Merger prevent continuation of the use currently made thereof or adversely affect the value thereof.

   A5.10 REGISTRATION STATEMENTS, SB-2 AMENDMENT AND PROXY STATEMENT. The Registration Statement, the J&L Registration Statement, the SB-2 Amendment and the Proxy Statement/Prospectus will not, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the filing or mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meeting of the stockholders of HDG to be held in connection with the transactions contemplated by this Agreement, or, in the case of the Registration Statement, the J&L Registration Statement and the SB-2 Amendment, as amended or supplemented, at the time it is filed or becomes effective and at the time of such meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that neither HDG nor HDG Sub shall have liability under this Section 5.10 for information supplied by the Company in writing for inclusion in the Registration Statement, the J&L Registration Statement, the SB-2 Amendment or Proxy Statement/Prospectus.

   A5.11 BUSINESS. HDG, since its formation, has engaged in no business other than to develop, market and sell its IntelliFit System, and, except for this Agreement, is not a party to any agreement for the acquisition, lease or disposition of an operating business. HDG Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

   A5.12 FINANCIAL STATEMENTS. (a) The financial statements of HDG (collectively, the "HDG Financial Statements") included in HDG's SEC Reports (as defined in Section 5.13) present fairly, in all material respects, the financial position and results of operations of HDG as of the respective dates, years and periods indicated, prepared in accordance with GAAP and in accordance with Regulation S-X of the SEC (subject, in the case of unaudited interim period financial statements, to normal and recurring year-end adjustments which, individually or collectively, are not material). Without limiting the generality of the foregoing (i) except as set forth in Section 5.12 of the HDG Disclosure Schedule, there is no basis for any assertion against HDG as of the date of the most recent balance sheet comprising a portion of the HDG Financial Statements of any debt, liability or obligation of any nature required to be stated therein consistent with GAAP not fully reflected or reserved against in the HDG Financial Statements or in the notes thereto; and (ii) there are no assets of HDG, the value of which is materially overstated in the HDG Financial Statements. Except as disclosed therein or in Section 5.12 of the HDG Disclosure Schedule, HDG has no contingent liabilities (including, without limitation, liabilities for Taxes). HDG is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

   A5.13 HDG'S SEC REPORTS. The HDG Common Stock, HDG Warrants and Units (including (i) the HDG Common Stock and HDG Warrants underlying such securities, (ii) the HDG securities underlying the Unit Purchase Option and the Finder's Unit Purchase Option, and (iii) the HDG Common Stock underlying the HDG Options) are registered under Section 12 of the Exchange Act. Except as set forth in Section 5.13 of the HDG Disclosure Schedule, since its inception, HDG has filed all reports, registration statements and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act, including, without limitation, reports on Form 10-KSB, Form 10-QSB and Form 8-K, and HDG will file all such reports, registration statements and other documents required to be filed by it from the date of this Agreement to the Closing Date (all such reports, registration statements and documents, including, without limitation, its initial Form SB-2, filed or to be filed with the SEC, including HDG's initial registration statement relating to the HDG Common Stock, HDG Warrants and Units, but excluding the Registration Statement and the Proxy Statement/Prospectus, are collectively referred to as "HDG's SEC Reports"). Except as set forth in

Section 5.13 of the HDG Disclosure Schedule, HDG has satisfied all of its obligations to keep any of HDG's SEC Reports effective for the benefit of any selling securityholders or otherwise. As of their respective dates, HDG's SEC Reports complied or will comply in all material respects with all rules and regulations promulgated by the SEC and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. HDG has provided to the Company a true and complete copy of all of HDG's SEC Reports filed on or prior to the date hereof, and will promptly provide to the Company a true and complete copy of any such reports filed after the date hereof and prior to the Closing Date.

   A5.14 NASDAQ. Each of the HDG Common Stock, Class A Warrants, Class B Warrants and Units have been approved for listing on NASDAQ under the respective symbols "IFIT," "IFITW," "IFITZ" and "IFITU," and HDG is in compliance in all respects with all rules and regulations of the National Association of Securities Dealers, Inc. and NASDAQ applicable to HDG and the listing of such securities on NASDAQ.

   A5.15 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section
5.15 of HDG Disclosure Schedule, since December 31, 1998 there has not been:

     (a) any material adverse change in the financial condition, operations, properties, assets, liabilities or business of HDG;

     (b) any material damage, destruction or loss of any material properties of HDG;

     (c) any material change in the manner in which the business of HDG has been conducted;

     (d) any material change in the treatment and protection of trade secrets or other confidential information of HDG; and

     (e) any occurrence not included in paragraphs (a) through (d) of this Section which has resulted, or which HDG has reason to believe could reasonably be expected to result, in a Material Adverse Effect on HDG.

   A5.16 BOOKS, RECORDS AND ACCOUNTS. HDG's books, records and accounts fairly and accurately reflect in all respects transactions and dispositions of assets by HDG, and the system of internal accounting controls of HDG is sufficient to assure that: (a) transactions are executed in accordance with management's authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

   A5.17 BROKERS AND FINDERS. Except for a financial advisory fee in the form of (i) 8% of the Cash Value payable to Jesup and Lamont Securities Corp., and
(ii) a warrant issued by HDG to Jesup and Lamont Securities Corp. to purchase 10% of the total number of shares of HDG Common Stock outstanding immediately prior to the Effective Time (excluding the Escrow Shares), for a period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date at an exercise price equal to the Transaction Price, which fee will be paid upon Closing by HDG (post-Effective Time) or, at such entity's sole discretion, by the Surviving Corporation, as a transaction expense, neither HDG nor HDG Sub has employed any investment banker, broker, finder, consultant or intermediary, including, without limitation, Blair or any of its affiliates, in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement, the transactions contemplated hereby, or that certain Letter Agreement, dated December 2, 1996, by and between HDG and Blair.

   A5.18 INSURANCE. Section 5.18 of the HDG Disclosure Schedule sets forth the name of the insurer, the name of the policyholder, the name of each covered insured, the policy number, the period of coverage with respect to each insurance policy and the annual premium in respect of each such policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability, automobile insurance, directors and officers insurance, and bond and surety arrangements) to which HDG or any HDG Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time since HDG's inception. Except as noted on Section 5.18 of the HDG Disclosure Schedule (i) each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to obtaining any consents required pursuant to such policy that are set forth in Section 5.18 of the HDG Disclosure Schedule; (iii) neither HDG nor any HDG Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) neither HDG nor any HDG Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Neither HDG nor any HDG Subsidiary has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. HDG and the HDG Subsidiaries are covered by insurance in scope and amount customary and reasonable for the businesses in which each is engaged. HDG has not received notice from any insurer or agent of such insurer that improvements or expenditures will have to be made in order to continue such insurance, and no such improvements or expenditures are required (other than premium payments). There is no material liability under any insurance policy in the nature of a retroactive rate adjustment or loss sharing or similar arrangement except as set forth in Section 5.18 of the HDG Disclosure Schedule.

   A5.19 LABOR MATTERS. HDG is not a party to any union contract or other collective bargaining agreement, other than those set forth in Section 5.19 in the HDG Disclosure Schedule. HDG is in compliance in all material respects with all applicable laws respecting employment and employment practices (past and present), terms and conditions of employment and wages and hours, and HDG is not engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending against or affecting HDG. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of HDG who are not currently organized.

   A5.20 EMPLOYEES. Except for HDG's current directors, officers and employees (as listed in Section 5.23 of the HDG Disclosure Schedule), neither HDG nor HDG Sub is a party to any employment, management services, consultation or other contract or agreement with any officer, director or employee or, any entity affiliated with any officer, director or employee other than those set forth in
Section 5.20 of the HDG Disclosure Schedule.

   A5.21 INTELLECTUAL PROPERTY; SOFTWARE. (a) Section 5.21(a) of the HDG Disclosure Schedule sets forth a complete and correct list in all material respects of all patents, trademarks, tradenames, service marks, service names, brand names and copyright registrations, and applications therefor, applicable to or used in the business of HDG, together with a complete list of all licenses granted by or to HDG with respect to any of the above. All such patents, trademarks, tradenames, service marks, service names, brand names and copyrights are owned by HDG, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, or are used by HDG pursuant to valid licenses. Except as set forth in Section 5.21(a) of the HDG Disclosure Schedule, HDG is not currently in receipt of any notice of any violation or infringement of, and HDG is not knowingly violating or infringing in any material respect, the rights of others in any patent, unpatented invention, trademark, tradename, service mark, copyright, trade secret, know-how, design, process or other intangible asset.

   (a) Except as set forth on Schedule 5.21(b) of the HDG Disclosure Schedule, HDG has title to all computer software ("HDG Owned Software") owned by HDG, other than "off-the-shelf" software not customized for its use, free and clear of all liens, claims, security interests and encumbrances whatsoever, including, without limitation, claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, documentation, marketing, maintenance, enhancement or licensing of such computer software; provided, however, that such title shall remain subject to applicable laws, including, without limitation, a foreign jurisdiction's moral rights. Except as set forth in Section 5.21(b) or (c) of the HDG Disclosure Schedule, the HDG Owned Software is not dependent on any HDG Licensed Software (as defined in subsection (c) below) in order to operate fully in the manner in which it is intended. The source code of any HDG Owned Software has not been published or knowingly disclosed to any other parties, except as set forth on Section 5.21(b) of the HDG Disclosure Schedule, and except pursuant to contracts requiring such other parties to keep the source code of any HDG Owned Software confidential; to HDG's knowledge, no such other party has breached any such obligation of confidentiality.

   (b) Section 5.21(c) of the HDG Disclosure Schedule also sets forth a list of the agreements which require the payment of license fees, rents, royalties or other charges by HDG with respect to all software (other than "off-the-shelf" software that has not been customized for its use) under which HDG is a licensee, lessee or otherwise has obtained the right to use software and HDG pays a royalty for the use of such software (the "HDG Licensed Software"), and copies of all such agreements have been provided to the Company. HDG, as applicable, has the right and license to use, sublicense, modify and copy HDG Licensed Software, free and clear of any limitations or encumbrances, except as may be set forth in Section 5.21(c) of the HDG Disclosure Schedule or in the agreements referenced therein. HDG is in compliance with all provisions of each license, lease or other similar agreement pursuant to which it has rights to use the HDG Licensed Software. Except as disclosed on Section 5.21(c) of the HDG Disclosure Schedule, none of the HDG Licensed Software has been incorporated into or made a part of any HDG Owned Software or any other HDG Licensed Software. HDG has not published or disclosed any HDG Licensed Software to any other party. To HDG's knowledge, no party to whom HDG has disclosed HDG Licensed Software has breached such obligation of confidentiality.

   (c) The HDG Owned Software and HDG Licensed Software, other than "off-the-shelf" software, constitute all software currently used in the business of HDG (collectively, the "HDG Software"). The transactions contemplated herein will not cause a material breach or default under any license, leases or similar agreements relating to the HDG Software or impair the ability of HDG and the Surviving Corporation to use the HDG Software subsequent to the Effective Time in the same manner as HDG Software is currently used by HDG. Except as set forth in Section 5.21(a) , HDG is not knowingly infringing in any material respect any intellectual property rights of any other person or entity with respect to the HDG Software, and no other person or entity is infringing any intellectual property rights of HDG with respect to the HDG Software.

   A5.22 BUSINESS LOCATIONS. HDG owns or leases no real property in any state or country except as set forth in Section 5.22 of the HDG Disclosure Schedule. HDG has no executive offices or places of business except as otherwise set forth in Section 5.22 of the HDG Disclosure Schedule.

   A5.23 COMPENSATION OF DIRECTORS, OFFICERS AND EMPLOYEES. There is set forth in Section 5.23 of the HDG Disclosure Schedule a true and complete list showing
(a) the names of all directors and officers of HDG and HDG Sub, and (b) the names of all employees of HDG and HDG Sub, together with a statement of the full amount paid or required to be paid to each such person for services in all capacities rendered in the year ending December 31, 1998 and to be rendered for the 6 months ending June 30, 1999, separately including the amounts paid or payable, or expected to be paid or payable, under bonus, incentive or accrued vacation/sick time arrangements, if any.

   A5.24 BANK ACCOUNTS. Section 5.24 of the HDG Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which HDG or any HDG Subsidiary maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

   A5.25 NO OMISSIONS OR UNTRUE STATEMENTS. No representation or warranty made by HDG or HDG Sub to the Company in this Agreement, the HDG Disclosure Schedule or in any certificate of a HDG or HDG Sub officer required to be delivered to the Company pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date.

                                       AI

                     CONDUCT OF BUSINESS PENDING THE MERGER

   A6.1 CONDUCT OF HDG AND HDG SUB PRIOR TO EFFECTIVE TIME. HDG hereby covenants and agrees, and agrees to cause each HDG Subsidiary to covenant and agree, from and after the date of this Agreement and until the earlier of the Termination Date or the Effective Time (or as otherwise contemplated by Section 6.1(e) hereof), except as otherwise specifically consented to in writing by the Company, and at their sole expense, that:

     (a) It shall conduct its business in the ordinary and usual course of business and consistent with past practice;

     (b) It shall not incur any debt or liabilities of any kind other than in the ordinary and usual course of business or in furtherance of the Merger;

     (c) It shall not (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (ii) spin-off any assets or businesses, sell any assets or businesses or effect any extraordinary corporate transaction, excluding the sale of its HDG Owned Software in an arm's length transaction in which HDG retains all of the proceeds from such sale, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

     (d) It shall not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class, or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, provided, however, that HDG may:
  (i) issue shares upon exercise of outstanding HDG Options or HDG Warrants; and (ii) issue warrants with respect to the Escrow Shares and Escrow Options as contemplated by Section 8.2(m) hereof;

     (e) It shall not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities or as requested by the Company from time to time, (ii) take any action (either before or after the Effective Time) which would jeopardize the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, (iii) take or fail to take any action which action or failure to take action would cause it, the Company or the Company's stockholders (except to the extent that such stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, or (iv) make any acquisition of any assets or businesses;

     (f) It shall use its best efforts to preserve intact its business organization, assets and goodwill, keep available the services of its present officers, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with it, and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by this Agreement;

     (g) It shall confer on a regular basis with one or more representatives of the Company to report on the general status of its ongoing business, and immediately alert such representatives to any events that occur which may have an adverse effect on it or the Merger;

     (h) It shall file with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act;

     (i) HDG shall prepare and issue, any and all press releases, public announcements, and any other news or information (collectively, "News") regarding the Merger, as reasonably requested and approved by the Company; provided, however, that such News may be lawfully disseminated to the public; and provided, further, that HDG shall not issue any News without the prior review and approval of the Company, except that such prior review and approval shall not be required if, in the reasonable judgment of HDG based upon the advice of counsel, such prior review and approval would prevent the timely dissemination of such release or statement in violation of applicable law, rule, regulation or policy of the NASDAQ;

     (j) It shall not amend its Certificate of Incorporation or By-laws;

     (k) It shall not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets; (ii) incur, assume or prepay any indebtedness, liability or obligation or any other liabilities or issue any debt securities; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; (iv) make any loans, advances or capital contributions to, or investments in, any other person or entity;

     (l) It shall pay debts and taxes when due subject to good faith disputes thereof, and pay or perform other obligations when due;

     (m) It shall not make any capital expenditures, capital additions or capital improvements;

     (n) HDG shall use its best efforts to maintain HDG's current NASDAQ listings under the trading symbols "IFIT," "IFITU," "IFITW" and "IFITZ;" and

     (o) With respect to subsections (b-e, j, k and m) it shall not enter into any contract, agreement, commitment or arrangement with respect to any of foregoing subsections.

   A6.2 CONDUCT OF THE COMPANY PRIOR TO EFFECTIVE TIME. The Company hereby covenants and agrees, from and after the date of this Agreement and until the earlier of the Termination Date or the Effective Time (or as otherwise contemplated by Section 6.2(e) hereof), except as otherwise specifically consented to in writing by HDG, and at the Company's sole expense, that:

     (a) It shall conduct its business in the ordinary and usual course of business and consistent with past practice;

     (b) Subject to the Company's right to engage in the transactions described in Section 6.2(d)(iv) hereof, it shall not incur any debt or liabilities of any kind other than in the ordinary and usual course of business or in furtherance of the Merger;

     (c) It shall not (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (ii) spin-off any assets or businesses, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

     (d) It shall not issue, sell, pledge or dispose of, or agree to issue, sell pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, provided, however, that it may:
  (i) issue shares upon exercise of outstanding options, warrants or stock purchase rights; (ii) grant options, warrants and stock purchase rights, and issue shares upon exercises thereof, to new and existing directors, officers, employee and consultants in accordance with past practices in number of shares of Company Common Stock underlying such securities and at exercise prices consistent therewith or in accordance with the Company Stock Option Plans; (iii) issue capital stock or equivalents thereof or derivative securities, including, without limitation, convertible preferred stock of any class or series, in exchange for gross proceeds of up to $2,100,000 (the "Company Placement"); or (iv) issue capital stock or equivalents thereof, debt, or derivative securities, in connection with the acquisition by asset purchase, stock purchase or otherwise of any internet business or related technology, provided, however, that any such transaction under this subsection (iv) be closed prior to the filing by HDG of the Registration Statement (with the exception of the transactions contemplated by the Term Sheet, dated May 16, 1999 as further set forth in
  Section 4.11 of the Company Disclosure Schedule);

     (e) It shall not (i) take any action (either before or after the Effective Time) which would jeopardize the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, or (ii) take or fail to take any action which action or failure to take action would cause it or the Company's Stockholders (except to the extent that such stockholders receive cash in lieu of fractional shares or Dissenting Stock) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger;

     (f) It shall use its best efforts to preserve intact its business organization, assets and goodwill, keep available the services of its present officers, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with it, and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by this Agreement;

     (g) It shall confer on a regular basis with one or more representatives of HDG to report on the general status of its ongoing business, and immediately alert such representatives to any events that occur which may have an adverse effect on the Company or the Merger; and

     (h) With respect to subsection (b-e), it shall not enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing subsections.

   A6.3 NO SOLICITATION.

   (a) The Company agrees that, prior to the earlier of the Termination Date or the Effective Time, the Company will not, directly or indirectly, (whether through any of its directors, officers, employees, agents or representatives or otherwise) solicit, initiate, facilitate, encourage (including by way of furnishing or disclosing information), entertain or consider any inquiries, or proposals regarding: (1) any merger, consolidation, stock exchange, tender offer or other business combination involving the Company, (2) any disposition, sale or transfer of all or any substantial portion of the assets of the Company or of the assets of any division of the Company, or more than 25% of the total voting power of the capital stock of the Company or (3) any equity or debt financing other than the Merger (collectively, "Company Transactions"), or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than HDG or its affiliates) with respect to any Company Transactions or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions expressly contemplated by this Agreement; provided, however, that the Company shall have the right to conduct the Company Placement and initiate all actions necessary thereto; provided, however, that nothing contained in this Section 6.3(a) shall prevent the Company or its Board of Directors from, prior to obtaining the Company Stockholders' Approval, furnishing information to, or entering into discussions or negotiations with, any third party in connection with an unsolicited bona fide written proposal for a Company Transaction by such third party, if and to the extent that (i) such third party has made a written proposal to the Company Board of Directors which identifies a price or range of values to be paid, (ii) the Company Board of Directors determines in good faith, after consultation with its financial advisors that the proposed Company Transaction is reasonably capable of being consummated on substantially the terms proposed and would result in a transaction that would provide greater value to the Company's stockholders than the Merger (a "Company Superior Proposal"), and (iii) the Company Board of Directors is advised by independent counsel that failure to enter into negotiations with respect to such Company Superior Proposal would be reasonably likely to be inconsistent with the Company Board's fiduciary duties under applicable law. The Company shall promptly notify HDG after receipt by the Company or the Company's knowledge of the receipt by any of its advisors of a proposed Company Transaction or any request for information by a party that informs the Company or its advisors that is considering proposing a Company Transaction. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of its proposal. In the event that at any time prior to obtaining the Company Stockholders' Approval the Company shall have received a Company Superior Proposal, the Company Board may, upon written notice to HDG advising HDG that the Company Board is prepared to accept or recommend such Company Superior Proposal and subject to the other limitations set forth in this paragraph, terminate this Agreement pursuant to Section 10.1(e).

   (b) HDG agrees that, prior to the earlier of the Termination Date or the Effective Time, HDG will not, directly or indirectly, (whether through HDG Sub or any of their directors, officers, employees, agents or representatives or otherwise) solicit, initiate, facilitate, encourage (including by way of furnishing or disclosing information), entertain or consider any inquiries or proposals regarding: (a) any merger, consolidation, share exchange, tender offer or other business combination involving HDG or HDG Sub, (b) any disposition, sale or transfer of all or any substantial portion of the assets of HDG or HDG Sub or of the assets of any division of HDG, or any of the total voting power of the capital stock of HDG or HDG Sub or (c) any equity or debt financing other than the Merger (collectively, "HDG Transactions"), or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than the Company or its affiliates) with respect to any HDG Transactions or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions expressly contemplated by this Agreement; provided, further, that nothing contained in this Section 6.3(b) shall prevent HDG or its Board of Directors from, prior to obtaining the HDG Stockholders' Approval, furnishing information to, or entering into discussions or negotiations with, any third party in connection with an unsolicited bona fide written proposal for an HDG Transaction by such third party, if and to the extent that (i) such third party has made a written proposal to the HDG Board of Directors which identifies a price or range of values to be paid in connection with the proposed HDG Transaction, (ii) the HDG Board of Directors determines in good faith, after consultation with its financial advisors that the proposed HDG Transaction is reasonably capable of being consummated on substantially the terms proposed and would result in a transaction that would provide greater value to HDG's stockholders than the Merger (a "HDG Superior Proposal"), and (iii) the HDG Board of Directors is advised by independent counsel that failure to enter into negotiations with respect to such HDG Superior Proposal would be reasonably likely to be inconsistent with the HDG Board's fiduciary duties under applicable law. HDG shall promptly notify the Company after receipt by HDG or HDG Sub or HDG's knowledge of the receipt by any of its advisors of a proposed HDG Transaction or any request for information by a party that informs HDG, HDG Sub or their advisors that is considering proposing an HDG Transaction. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of its proposal. In the event that at any time prior to obtaining the HDG Stockholders' Approval HDG or HDG Sub shall have received a HDG Superior Proposal, the HDG Board may, upon written notice to the Company advising the Company that the HDG Board is prepared to accept or recommend such HDG Superior Proposal and subject to the other limitations set forth in this paragraph, terminate this Agreement pursuant to Section 10.1(c).

                                       AI

                             ADDITIONAL AGREEMENTS

   A7.1 ACCESS TO INFORMATION. From the execution of this Agreement and continuing through the earlier of the Termination Date or the Effective Time, each of HDG and the Company shall (and cause each of their subsidiaries to) promptly furnish to the other and the other's accountants, counsel, financial advisors and other representatives all books, contracts, commitments and records (including, without limitation, Tax Returns) of it and, during such period, shall (and cause each of their subsidiaries to) furnish promptly (a) a copy of each report, schedule and other document: (i) filed or received by it during such period pursuant to the requirements of federal, state or foreign securities laws, (ii) filed by it during such period with the SEC in connection with the transactions contemplated by this Agreement, or (iii) which may have a material effect on its business, properties or personnel and (b) such other information concerning its business, properties and personnel as the other shall reasonably request; provided, however, that, no investigation pursuant to this Section 7.1 shall negate any representation or warranty made herein or the conditions to the obligations of the respective parties to consummate the Merger. All non-public documents and information furnished to HDG, HDG Sub or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement shall be deemed to have been received, and shall be held by the recipient, in confidence, except that HDG and the Company may disclose such information as may be necessary in connection with seeking the Required Statutory Approvals, the HDG Stockholders' Approval, the Company Stockholders' Approval, the Company

Placement and as otherwise provided in that certain bilateral Non-Disclosure Agreement ("NDA"), dated March 23, 1999, by and between HDG and the Company. The Company shall promptly advise HDG, and HDG shall promptly advise the Company, in writing, of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, any Material Adverse Effect on the Company, HDG or HDG Sub, as applicable.

   A7.2 REGISTRATION STATEMENTS, SB-2 AMENDMENT AND PROXY STATEMENT/ PROSPECTUS. HDG shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof, a post-effective amendment to HDG's initial Form SB-2 (the "SB-2 Amendment"), a registration statement (the "J&L Registration Statement") to register all of the common shares underlying the Company Warrants (which registration statement shall be "wrapped around" the SB-2 Amendment pursuant to Rule 429 of the Securities Act), the Registration Statement and Proxy Statement/Prospectus, and any amendments, supplements or schedules thereto, shall use all reasonable efforts to have the Registration Statement, the SB-2 Amendment and the J&L Registration Statement simultaneously declared effective by the SEC as promptly as practicable, and shall distribute the Proxy Statement/Prospectus as necessary. The Company shall promptly furnish to HDG all information, and take such other actions, as may reasonably be requested by HDG in connection with the preceding sentence and shall cooperate with HDG to effect such preparations, filings and actions. The Company shall also take any action required to be taken under applicable state blue sky or foreign securities laws in connection with the issuance of HDG Common Stock as contemplated in Article III hereof; provided, however, that HDG shall promptly furnish to the Company all information necessary for the Company to comply with such laws, and shall take such other actions, including, without limitation, executing, delivering and filing any and all documentation necessary to comply with such laws, and shall cooperate with the Company to effect such preparations, filings and actions.

   A7.3 STOCKHOLDERS' APPROVAL. The Company shall use its best efforts to obtain stockholder approval and adoption (the "Company Stockholders' Approval") of this Agreement and the transactions contemplated hereby as soon as practicable following the date upon which the Registration Statement is declared effective by the SEC. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, through its Board of Directors, recommend to the holders of Company Common Stock approval of this Agreement and the transactions contemplated by this Agreement. HDG shall also use its best efforts to obtain stockholder approval and adoption (the "HDG Stockholders' Approval") of this Agreement and the transactions contemplated hereby as soon as practicable following the date upon which the Registration Statement is declared effective by the SEC. Subject to the fiduciary duties of the Board of Directors of HDG under applicable law as advised by independent counsel, HDG shall, through its Board of Directors, recommend to the holders of HDG Common Stock approval of this Agreement and the transactions contemplated by this Agreement.

   A7.4 NASDAQ LISTING. HDG shall timely notify the Nasdaq Stock Market of the Merger and the shares to be issued in connection therewith. HDG and the Company shall each use its best efforts to cause such additional HDG shares to be approved for listing on NASDAQ. HDG shall bear the expenses of applying for and obtaining such authorization; provided, however, that the Company shall bear its own expenses in cooperating with all reasonable requests in connection with such application and authorization.

   A7.5 AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters, to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) , subject, however, to obtaining the Required Statutory Approvals, the Company Stockholders' Approval and the HDG Stockholders' Approval; and provided, however, that nothing in this Section 7.5 shall affect any responsibility or obligation specifically allocated to any party in this Agreement.

   A7.6 CORRECTIONS TO THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENTS. Prior to the earlier of the Termination Date or the Effective Time, HDG shall promptly correct any information provided by it to be used specifically in the Registration Statement, the Proxy Statement/Prospectus, the SB-2 Amendment and the J&L Registration Statement that shall have become false or misleading in any material respect, and HDG shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus, the SB-2 Amendment and the J&L Registration Statement, as applicable, so as to correct the same and to cause appropriate dissemination thereof to the stockholders HDG, in each case to the extent required by applicable law.

   A7.7 DISCLOSURE SUPPLEMENTS. From time to time and prior to the earlier of the Termination Date or the Effective Time, each of HDG, HDG Sub and the Company shall promptly supplement or amend its Disclosure Schedule with respect to any matter arising after the execution of this Agreement that, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that is or has become inaccurate. Notwithstanding the foregoing, if any such supplement or amendment discloses a Material Adverse Effect, the conditions to the other party's obligations to consummate the Merger set forth in Article VIII hereof shall be deemed not to have been satisfied.

   A7.8 COMFORT LETTERS. HDG shall use all reasonable efforts to cause to be delivered to the Company the letters of Richard A. Eisner & Company, LLP, HDG's independent auditors, described in Section 8.2(c). The Company shall use all reasonable efforts to cause to be delivered to HDG the letters of Arthur Anderson LLP, the Company's independent auditors, described in 8.3(e). Each letter shall be in form and substance reasonably satisfactory to such recipient, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with similar matters.

                                       AI

                                   CONDITIONS

   A8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (and with respect to Section 8.1(c), such condition cannot be waived by any of the parties hereto):

     (a) The Company shall have obtained the Company Stockholders' Approval;

     (b) HDG shall have obtained the HDG Stockholders' Approval;

     (c) The Registration Statement, the SB-2 Amendment and the J&L Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

     (d) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

     (e) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state, federal or foreign government or governmental agency which would prevent the consummation of the Merger;

     (f) Other than the Merger Filing, all governmental and third party consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby (including, without limitation, all Required Statutory Approvals with the exception of Section 5.3(c)(vi) hereof) shall have been obtained and be in effect at the Effective Time without any limitations or conditions;

     (g) As of the Closing Date, all "blue sky" and comparable foreign jurisdiction securities filings (with the exception of Section 5.3(c)(vi) hereof) as may be required in order for the offer, issuance and sale of all of the shares of HDG Common Stock to be issued pursuant to Section 3.1 to be in full compliance with all applicable state, and foreign securities laws and regulations shall have been made and shall be in effect, and not subject to any suspension, revocation, or stop order, as may be required in order for the offer, issuance and sale of all such securities to be legally permitted under all such laws and regulations;

     (h) HDG and the Company shall have received an opinion of an independent nationally-recognized investment banking firm addressed to HDG, dated as of the Closing Date, that the Conversion Ratio and the transactions contemplated by this Agreement are fair, from a financial point of view, to HDG's stockholders;

     (i) All of the Company's issued and outstanding preferred stock of any class and series shall have been converted or shall convert into Company Common Stock prior to or concurrent with the Merger; and

     (j) No more than 7% of the Company's capital stock eligible to vote on the Merger shall be Dissenting Stock.

   A8.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall also be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) Each of HDG and HDG Sub shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of HDG and HDG Sub contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date), and the Company shall have received a certificate of the President of HDG and HDG Sub to that effect in substantially the form of Exhibit XV hereto;

     (b) The Company shall have received an opinion from Christensen, Miller, Fink, Jacobs, Glaser, Weil and Shapiro, LLP ("Christensen, Miller"), counsel to HDG and HDG Sub, dated the Closing Date, substantially in the form set forth in Exhibit III hereto and subject to customary exceptions and qualifications;

     (c) The Company shall have received "comfort" letters from Richard A. Eisner & Company, LLP, independent public accountants for HDG, dated the date of the Proxy Statement/Prospectus, the effective dates of the Registration Statement and the J&L Registration Statement and the Closing Date (or such other date reasonably acceptable to the Company) with respect to certain financial statements and other financial information included in the Registration Statement and the J&L Registration Statement in customary form;

     (d) The Company shall have received tax opinions, based on representations of the Company and HDG and their affiliates (substantially in the forms set forth in Exhibit IX hereto, or in such other form or as to such other matters as shall be required by opining counsel in such counsel's sole discretion), of Morrison & Foerster LLP, United States counsel to the Company, and Herzog, Fox & Neeman, as Israeli tax advisor to the Company, respectively, substantially in the forms set forth in Exhibit IV.A. and Exhibit IV.C. hereto and subject to customary exceptions and qualifications;

     (e) Since the date of this Agreement there shall not have been any Material Adverse Effect with respect to HDG or HDG Sub;

     (f) The Company shall have received from HDG and HDG Sub an executed original of an officer's certificate substantially in the form of the attached Exhibit V.A.;

     (g) The Company shall have received from HDG and HDG Sub such additional certificates, opinions and other documents as the Company may have reasonably requested as to the satisfaction of any of the conditions set forth in this Section 8.2;

     (h) At the Effective Time, HDG shall have a Cash Value of at least $2,500,000;

     (i) Immediately prior to the Effective Time, the HDG Common Stock shall be publicly traded on the NASDAQ under the trading symbol "IFIT," and HDG (pre-Effective Time) shall be in full compliance with all NASDAQ continued listing requirements then in effect;

     (j) [Intentionally omitted];

     (k) the average share price of the HDG Common Stock, as calculated by the closing bid prices of the HDG Common Stock trading on NASDAQ under the trading symbol "IFIT" for the 20 consecutive trading days ending 2 trading days prior to the Effective Time shall be at, or above, the Transaction Price per HDG Common stock share;

     (l) Each and every HDG and HDG Sub director, officer and employee shall tender their resignation to HDG and HDG Sub, respectively, effective at the Effective Time;

     (m) The holders of a minimum of 75% of the aggregate of all Escrow Shares and all Escrow Options shall sign letter agreements, in substantially the form set forth in Exhibit VI hereto, to convert such number of Escrow Shares and Escrow Options into 3 year warrants which may be exercised 6 months after issuance, with each Warrant having the right to purchase 1 share of HDG Common Stock (i) at the Transaction Price in the case of each Escrow Share, and (ii) at 125% of the Transaction Price in the case of each Escrow Option;

     (n) HDG shall have collected all of the certificates evidencing HDG securities from all such persons entering into letter agreements with the Company and HDG to lock-up their HDG securities, which person shall include, Nautilus Group Japan, Ltd., the Seybold Family Trust and Gregory
  L. Zink, and replaced same with identical securities bearing a legend substantially as follows:

       "The securities represented by this certificate may not be offered, sold, made subject to a contract to sell or an option to purchase, pledged, transferred, made subject to an open "put equivalent position" within the meaning of Rule 16a-1(a) under the Securities Exchange Act of 1934 or otherwise disposed of except in accordance with the conditions specified in that certain letter agreement executed by the holder of this certificate, a copy of which may be inspected by the holder of this certificate at the offices of HDG, or furnished by HDG to the holder of this certificate upon written request and without charge."

   and shall have delivered copies of all such legended securities to the Company;

   (o) The Company shall have received a letter from AST certifying that it holds the Escrow Shares and Escrow Options pursuant to the terms and conditions of the Escrow Agreement;

   (p) HDG's stockholders (pre-Effective Time) shall have approved the appointment of the following persons (or other persons as may be substituted by the Company prior to the filing of the Proxy Statement/Prospectus) to the Board of Directors of HDG effective as of the Effective Time:

                 Avi Moskowitz
                 Sonja Simon
                 Harry Fox
                 David Morris
                 Peter Jacobs;

   (q) HDG's Board of Directors and stockholders (pre-Effective Time) shall have approved the adoption of the Amended and Restated Certificate of Incorporation of HDG, in substantially the form set forth in Exhibit XI hereto, including, without limitation, the change of HDG's name to Virtual Communities, Inc., effective as of the Effective Time;

   (r) HDG's Board of Directors and stockholders (pre-Effective Time) shall have approved the adoption of the Amended and Restated Bylaws of HDG, in substantially the form set forth in Exhibit XII hereto, effective as of the Effective Time;

   (s) (i) HDG (on behalf of itself and its subsidiaries) (pre-Effective Time) shall have paid in full, 2 days prior to the Effective Time, all of its costs, fees and expenses, as contemplated by Section 10.5 hereof or otherwise, whether or not, as of the Effective Time, such costs, fees and expenses have been incurred, accrued or otherwise remain due and owing, and such costs, fees and expenses shall have been deducted from HDG's Cash Value (except for the Post-Effective Time Premium Amount); and (ii) the Company shall have received from HDG, to the Company's reasonable satisfaction, receipts or other appropriate documentation evidencing the satisfaction of this condition 2 days prior to the Effective Time;

   (t) HDG's Board of Directors and stockholders (pre-Effective Time) shall have approved the selection of Arthur Andersen LLP as HDG's independent auditors effective as of the Effective Time;

   (u) HDG's Board of Directors and stockholders (pre-Effective Time) shall have approved a stock plan, in a form reasonably acceptable to the Company, effective as of the Effective Time;

   (v) HDG's Board of Directors shall have taken all necessary action, effective as of the Effective Time, to ensure HDG's compliance with Section 3.1(f) hereof;

   (w) The Company shall have received a letter agreement executed by Gregory
L. Zink in substantially the form of Exhibit XIII hereto;

   (x) HDG shall have held its annual meeting of stockholders for 1999;

   (y) The Company shall have received from HDG, to the Company's reasonable satisfaction, the necessary documentation to terminate, effective as of the Effective Time, the access of those HDG officers named in Section 5.24 to the HDG Disclosure Schedule to those accounts named in Section 5.24 to the HDG Disclosure Schedule;

   (z) All proceedings in connection with the Merger and the other transactions contemplated by this Agreement and all agreements, instruments, certificates, and other documents delivered to the Company by or on behalf of HDG or HDG Sub pursuant to this Agreement shall be reasonably satisfactory to the Company and its counsel; and

   (aa) The Company shall have received from each HDG and HDG Sub director, officer and employee, and each holder of 5% or more of HDG's capital stock (as such persons are identified on Exhibit X.A.) a release letter, in substantially the form of Exhibit X.

   A8.3 CONDITIONS TO OBLIGATIONS OF HDG AND HDG SUB TO EFFECT THE MERGER. Unless waived by HDG and HDG Sub, the obligations of HDG and HDG Sub to effect the Merger shall also be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

   (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date) and HDG shall have received a certificate of the President of the Company to that effect in substantially the form of Exhibit XVI hereto;

   (b) Since the date of this Agreement there shall not have been any Material Adverse Effect with respect to the Company;

   (c) All proceedings in connection with the Merger and the other transactions contemplated by this Agreement and all agreements, instruments, certificates, and other documents delivered to HDG by or on behalf of the Company pursuant to this Agreement shall be reasonably satisfactory to HDG and its counsel;

   (d) HDG shall have received an opinion from Morrison & Foerster LLP, counsel to the Company, dated the Closing Date, substantially in the form set forth in
Exhibit IV.B. hereto subject to customary exceptions and qualifications;

   (e) HDG shall have received an "agreed upon procedures" letter from Arthur Anderson, LLP, independent public accountants for the Company, dated the date of the Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to HDG) with respect to certain financial statements and other financial information included in the Registration Statement in customary form;

   (f) HDG shall have received from the Company an executed original of an officer's certificate substantially in the form of the attached Exhibit V.B; and

   (g) The Company shall have furnished to HDG such additional certificates, opinions and other documents as HDG may have reasonably requested as to the satisfaction of any of the conditions set forth in this Section 8.3.

                                       AI

                                INDEMNIFICATION

   A9.1 INDEMNIFICATION. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors of the Company or a Company Subsidiary (the "Managers") is, or is threatened to be, made a party by reason of the fact that he is or was a director, officer, employee or agent of the Company or a Company Subsidiary, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and from and after the Effective Time each of the Surviving Corporation and HDG shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Managers may retain counsel satisfactory to them, and the Company, or the Surviving Corporation and HDG after the Effective Time, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and (ii) the Company, or after the Effective Time the Surviving Corporation and HDG, will use its best efforts to assist in the vigorous defense of any such matter; provided that neither the Company nor the Surviving Corporation or HDG shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and HDG shall have no obligation hereunder to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law. Any Manager wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time the Surviving Corporation and HDG, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, unless the indemnifying party is actually and materially prejudiced thereby).

   (a) The parties hereto agree that all rights to indemnification existing in favor of the Managers as provided in the Company's Certificate of Incorporation or Bylaws or similar documents of any Company Subsidiary as in effect as of the date hereof, and in any agreement between the Company or any Company Subsidiary and any Manager with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years.

   (b) The parties hereto agree that all rights to indemnification existing in favor of any of the present or former officers or directors of HDG (the "HDG Managers") as provided in HDG's Certificate of Incorporation or Bylaws or similar documents of any HDG Subsidiary as in effect as of the date hereof, and any agreement between HDG or any HDG Subsidiary and any HDG Manager set forth in Schedule 9.1(c) with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years.

   (c) For a period of six years after the Effective Time, HDG shall cause to be maintained in effect policies of directors' and officers' liability insurance covering acts and omissions occurring prior to the Effective Time for the benefit of the Managers, and the HDG Managers who are currently covered by such policies, on terms no less favorable than the terms of such current insurance coverage. In the event that any such current insurance coverage as to the HDG Managers shall terminate or expire prior to the Effective Time, HDG may renew such current policies on terms no more favorable to the HDG Managers than such current policies (except with the prior written consent of the Company) and the amount paid or incurred by HDG for such renewal shall be apportioned pro rata between HDG (pre-Effective Time) and HDG (post-Effective Time) based on the number of days elapsed from the date of such renewal to the Effective Time as a portion of the number of days of the term of such renewal, and the resulting amount ("Post-Effective Time Premium Amount") apportioned to HDG (post-Effective Time) shall be deemed added to the Cash Value as set forth in
Section 3.1(b)(iv).

   (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

                                       AI

                       TERMINATION, AMENDMENT AND WAIVER

   A10.1 TERMINATION. This Agreement may be terminated at any time (such time being the "Termination Date") prior to the Closing Date, whether before or after approval by the stockholders of the Company and/or HDG:

   (a) by mutual consent in writing of HDG and the Company;

   (b) unilaterally upon written notice by HDG to the Company upon the occurrence of any Material Adverse Effect with respect to the Company;

   (c) unilaterally upon written notice by HDG to the Company in accordance with, and subject to, Section 6.3(b) with respect to HDG's acceptance or recommendation of a HDG Superior Proposal, provided, however, that no termination pursuant to this Section 10.1(c) shall be effective unless and until HDG shall have paid the termination fee pursuant to Section 10.5(b);

   (d) unilaterally upon written notice by the Company to HDG upon the occurrence of any Material Adverse Effect with respect to HDG or HDG Sub;

   (e) unilaterally upon written notice by the Company to HDG in accordance with, and subject to, Section 6.3(a) with respect to the Company's acceptance or recommendation of a Company Superior Proposal, provided, however, that no termination pursuant to this Section 10.1(e) shall be effective unless and until the Company shall have paid the termination fee pursuant to Section 10.5(c);

   (f) unilaterally upon written notice by HDG to the Company in the event of the Company's material breach when made of any material representation or warranty of the Company contained in this Agreement, or the Company's willful failure to comply with or satisfy any material covenant or condition of Company contained in this Agreement, or if the Company fails to obtain the Company Stockholders' Approval;

   (g) unilaterally upon written notice by the Company to HDG in the event of HDG's or HDG Sub's material breach when made of any material representation or warranty contained in this Agreement, or HDG's or HDG Sub's willful failure to comply with or satisfy any material covenant or condition of HDG or HDG Sub contained in this Agreement, or if HDG fails to obtain the HDG Stockholders' Approval or the Required Statutory Approvals; or

   (h) unilaterally upon written notice by either HDG or the Company to the other if the Merger is not consummated for any reason not specified or referred to in the preceding provisions of this Section 10.1 by 5 p.m. Eastern Standard Time ("EST") on October 31, 1999; provided, however, that absent any notice by either HDG or the Company to the other, this Agreement shall terminate without any action by any party hereto at 5 p.m. EST on November 30, 1999.

   A10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either HDG or the Company, or as otherwise provided in Section 10.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of any party hereto (except as set forth in the penultimate sentence of Section 7.1 (with respect to confidential and non-public information), and Section 10.5, which shall survive such termination). Nothing in this Section 10.2 shall relieve any party from liability for any breach of this Agreement.

   A10.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by or on behalf of the party against whom enforcement is sought, and in compliance with applicable law; provided, however, that pursuant to Section 251(d) of the DGCL and subject to the limitations set forth therein, each of HDG, HDG Sub and the Company may amend this Agreement in accordance with such Section.

   A10.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

   A10.5 EXPENSES. (a) Except as otherwise provided herein, whether or not the Merger is consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs, fees, and expenses; provided, however, that the financial advisory fee payable to Jesup & Lamont Securities Corp. set forth in
Section 5.17 hereof, shall be paid upon Closing by either HDG (post Effective-
Time) or the Surviving Corporation as a transaction expense; and provided, further, however, that all costs, fees and expenses incurred in connection with the Registration Statement, the SB-2 Amendment, the Proxy Statement/Prospectus, HDG's SEC Reports, the opinion of an independent nationally-recognized investment banking firm as contemplated in Section 8.1(h) hereof and the Merger Filing, shall be paid by HDG, including, without limitation, all registration, filing, and qualification fees (including those relating to NASDAQ, AST, HDG shareholder meetings and proxy solicitations), printing expenses, fees and disbursements of counsel for HDG (including, without limitation, fees and expenses contemplated by the opinion in Section 8.2(b) hereof), HDG's accounting fees and disbursements (including, without limitation, fees and expenses contemplated by the comfort letters in Section 8.2(c) hereof), and expenses of any special audits of HDG's financial statements incidental to or required by such registrations, filings or qualifications, except that the Company shall pay the costs, fees and expenses relating to: (i) the Company's legal counsel or accountants for their services as contemplated by the second sentence of Section 7.2 hereof; (ii) all legal fees and expenses relating to state "blue sky" and foreign jurisdiction securities laws compliance and filings incurred by the Company pursuant to Section 7.2 hereof; and (iii) the J&L Registration Statement to the extent the preparation and filing of such statement with the SB-2 Amendment creates additional costs, fees and expenses.

   (a) In the event that this Agreement is terminated by HDG pursuant to
Section 10.1(c), HDG shall pay to the Company, via wire transfer of same-day funds, a termination fee equal to the sum of $300,000. HDG's payment of the termination fee pursuant to this Section 10.5(b) shall be the sole and exclusive remedy of the Company against HDG and any of its directors, officers, employees, agents, advisors and other representatives with respect to the occurrences giving rise to such payment, provided, however, that this limitation shall not apply in the event of a material breach of this Agreement by HDG or HDG Sub.

   (b) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(e), the Company shall pay to HDG, via wire transfer of same-day funds, a termination fee equal to the sum of $300,000. The Company's payment of the termination fee pursuant to this Section 10.5(c) shall be the sole and exclusive remedy of HDG and HDG Sub against the Company and any of its directors, officers, employees, agents, advisors and other representatives with respect to the occurrences giving rise to such payment, provided, however, that this limitation shall not apply in the event of a material breach of this Agreement by the Company.

   (c) In the event that this Agreement is terminated by HDG pursuant to
Section 10.1(b) due to a Material Adverse Effect with respect to the Company occurring under Section 4.3(b) hereof, the Company shall pay to HDG, via wire transfer of same-day funds, a termination fee equal to the sum of $300,000. The Company's payment of the termination fee pursuant to this Section 10.5(d) shall be the sole and exclusive remedy of HDG and HDG Sub against the Company and any of its directors, officers, employees, agents, advisors and other representatives with respect to the occurrences giving rise to such payment, provided, however, that this limitation shall not apply in the event of a material breach of this Agreement by the Company.

   (d) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(d) due to a Material Adverse Effect with respect to HDG or HDG Sub occurring under Section 4.3(b) hereof, HDG shall pay to the Company, via wire transfer of same-day funds, a termination fee equal to the sum of $300,000. HDG's payment of the termination fee pursuant to this Section 10.5(e) shall be the sole and exclusive remedy of the Company against HDG and HDG Sub and any of its directors, officers, employees, agents, advisors and other representatives with respect to the occurrences giving rise to such payment, provided, however, that this limitation shall not apply in the event of a material breach of this Agreement by HDG or HDG Sub.


                                       AI

                               GENERAL PROVISIONS

   A11.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, obligations, agreements and covenants of the parties hereto set forth in this Agreement and in any Disclosure Schedule, Exhibit, certificate, or letters delivered pursuant to this Agreement shall not survive beyond the Closing.

   A11.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (effective upon delivery), mailed by registered or certified mail (return receipt requested) (effective three business days after mailing), sent by a reputable overnight courier service for next business day delivery (effective the next business day) or sent via facsimile (effective upon receipt of the telecopy in complete, readable form) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to HDG or HDG Sub to:

       Heuristic Development Group, Inc.
       1219 Morningside Drive
       Manhattan Beach, CA 90266
       Attention: Gregory L. Zink, President
       FAX: (561) 364-0771

       with a copy to:

       Christensen, Miller, Fink, Jacobs, Glaser, Weil and Shapiro LLP 2121 Avenue of the Stars, 18th Floor
       Los Angeles, CA 90067
       Attention: Gary N. Jacobs, Esq.
       FAX: (310) 556-2920

     (b) If to the Company, to:

       Virtual Communities, Inc.
       151 West 25th Street
       New York, NY 10001
       Attention: Avi Moskowitz, President
       FAX: (212) 214-0551

     with a copy to:

       Morrison & Foerster LLP
       1290 Avenue of the Americas
       New York, New York 10104
       Attention: Joseph W. Bartlett, Esq.
       FAX: (212) 468-7900

   A11.3 INTERPRETATION. The captions, headings and subsections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   A11.4 MISCELLANEOUS. This Agreement (including the Exhibits and Disclosure Schedules hereof), together with the documents and instruments referred to herein (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (including, without limitation, that certain letter of intent dated March 31, 1999 between HDG and the Company; but excluding the NDA); and (ii) shall not be assigned by operation of law or otherwise, and any attempt to do so shall be void.

   A11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER DETERMINED, IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (AS PERMITTED BY SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OR ANY SIMILAR SUCCESSOR PROVISION)) WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEW YORK TO THE RIGHTS AND DUTIES OF THE PARTIES.

   A11.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. In pleading or proving this Agreement, it shall not be necessary to produce or account for more than one fully executed original.

   A11.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Article IX hereof. HDG shall cause HDG Sub to perform its obligations hereunder.

   A11.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

   A11.9 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. Each party hereto
(a) submits to the jurisdiction of any state or federal court sitting in the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect to the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The parties hereto waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety or other security that might be required of the other party with respect thereto. Each party hereto may make service on the other by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.2 hereof. Nothing in this Section 11.8, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by law. The parties hereto irrevocably waive the right to a jury trial in connection with any legal proceeding relating to this Agreement or the Disclosure Schedules, Exhibits, certificates or letters named herein or the enforcement of any provision hereof or thereof.

   A11.10 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

   A11.11 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


           [The remainder of this page is intentionally left blank.]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          HEURISTIC DEVELOPMENT GROUP, INC.

                                          By: /s/ Gregory L. Zink
                                             __________________________________
                                             Name: Gregory L. Zink
                                             Title: President

                                          HDG ACQUISITION SUB, INC.

                                          By: /s/ Gregory L. Zink
                                             __________________________________
                                             Name: Gregory L. Zink
                                             Title: President

                                          VIRTUAL COMMUNITIES, INC.

                                          By: /s/ Avi Moskowitz
                                             __________________________________
                                             Name: Avi Moskowitz
                                             Title: President

                                   EXHIBIT I
                                   ---------

                             CERTIFICATE OF MERGER
                                       OF
                           HDG ACQUISITION SUB, INC.
                                      INTO
                           VIRTUAL COMMUNITIES, INC.

   The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware,

   DOES HEREBY CERTIFY:

   FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

                                                          STATE OF
       NAME                                             INCORPORATION
       ----                                             -------------
       HDG Acquisition Sub, Inc.                          Delaware
       Virtual Communities, Inc.                          Delaware

   SECOND: That an Agreement and Plan of Merger among Heuristic Development Group, Inc., HDG Acquisition Sub, Inc. and Virtual Communities, Inc. has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of Delaware.

   THIRD: That the name of the surviving corporation of the merger is Virtual Communities, Inc., which shall hereinwith be changed to VCI, Inc.

   FOURTH: That the amendments or changes in the Certificate of Incorporation of Virtual Communities, Inc., the surviving corporation, that are to be effected by the merger are as follows:

                                   * * * * *

   The Certificate of Incorporation of Virtual Communities, Inc. shall be amended and restated in its entirety to read:

                                    AMENDED
                                      AND
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           VIRTUAL COMMUNITIES, INC.
                         Adopted in accordance with the
                       provisions of Sections 242 and 245
                    of the Delaware General Corporation Law

   The Certificate of Incorporation of Virtual Communities, Inc. (the "Corporation"), as (i) originally filed with the Secretary of the State of Delaware on August 13, 1996, under the name of Virtual Jerusalem Ltd., (ii) as amended on July 2, 1997, (iii) as amended by the filing of the certificate of designation of Series A Convertible Preferred Stock on February 12, 1999, (iv) as amended by the filing of the amended certificate of designation of Series A Convertible Preferred Stock on February 18, 1999, (v) as amended by filing the certificate of designation of Series B Convertible Preferred Stock on
          , 1999, and (vi) as amended by the filing of the amended certificate
of designation of Series A Convertible Preferred Stock on        ,

1999, is hereby amended, restated and duly adopted as set forth below pursuant to the provisions of Section 245 of the Delaware General Corporation Law, and pursuant to resolutions adopted by the Board of Directors of the Corporation by
unanimous written consent dated           , 1999, in accordance with the
provisions of Section 141(f) of the Delaware General Corporation Law and the Certificate of Incorporation, as amended, and the Bylaws of the Corporation, and pursuant to resolutions adopted by holders of the necessary number of shares of the Corporation's capital stock, acting by written consent dated
           , 1999, in accordance with the provisions of Section 228 of the Delaware General Corporation Law and the Certification of Incorporation, as amended, and the By-laws, of the Corporation. Prompt written notice of the taking of such corporate action without a meeting by less than unanimous written consent was given to those stockholders of the Corporation entitled to vote in respect thereof who did not consent thereto in writing.

   THE UNDERSIGNED does hereby certify as follows:

   FIRST: The name of the Corporation (hereinafter referred to as the "Corporation") is

                                   VCI, INC.

   SECOND: The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

   FOURTH: The aggregate number of shares of all classes of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be common stock, $.0001 par value.

   FIFTH: The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the Bylaws. Election of directors need not be by written ballot unless the Bylaws shall so provide.

   SIXTH: In furtherance and not in limitation of the powers and authorities herein or by statute expressly conferred upon them, the Board of Directors, is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation.

   SEVENTH: Meetings of stockholders and directors may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to the provisions of Delaware law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

   EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 or successor provisions of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate the liability of a director for any act or omission occurring prior to the date upon which this provision becomes effective. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein on stockholders, directors or officers are granted subject to these reservations.

   TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

   ELEVENTH: The name and mailing address of the incorporator of the Corporation is Julian Parks, National Corporate Research, Ltd., 225 West 34th Street, New York, NY 10122.

                                   * * * * *

   FIFTH: That the executed Agreement and Plan of Merger is on file at an office of the surviving corporation, the address of which is VCI, Inc. c/o Virtual Communities, Inc., 151 West 25th Street, New York, NY 10001, Attention:
President.

   SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

   Dated:           , 1999                VIRTUAL COMMUNITIES, INC.

                                          By /s/ Avi Moskowitz
                                             __________________________________
                                             Avi Moskowitz
                                             President

                                   EXHIBIT II
                                   ----------

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                                   VCI, INC.

                                   ARTICLE I

                                    Offices

                         Section 1.1 Registered Office.
                         ------------------------------

   The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

                           Section 1.2 Other Offices.
                           --------------------------

   The corporation shall also have and maintain an office or principal place of business at 151 West 25th Street, New York, New York 10001 and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                             Stockholders' Meetings

                         Section 2.1 Place of Meetings.
                         -----------------------------

   Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof.

                          Section 2.2 Annual Meetings.
                          ----------------------------

   The annual meetings of the stockholders of the corporation, commencing with the year 2000, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors, or, if not so designated, then at 10:00 a.m. on May 15, in each year if not a legal holiday or weekend, and, if a legal holiday or weekend, at the same hour and place on the next succeeding business day not a holiday or weekend.

                         Section 2.3 Special Meetings.
                         -----------------------------

   Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by the Chairman of the Board or the President or the Board of Directors at any time.

                        Section 2.4 Notice of Meetings.
                        -------------------------------

   (a) Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders, whether annual or special, specifying the place, date and hour and purpose or purposes of the meeting, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote thereat, directed to his address as it appears upon the books of the corporation; except that where the matter to be acted on is a merger or consolidation of the Corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty nor more than sixty days prior to such meeting.

   (b) If at any meeting action is proposed to be taken which, if taken, would entitle shareholders fulfilling the requirements of section 262(d) of the Delaware General Corporation Law to an appraisal of the fair value of their shares, the notice of such meeting shall contain a statement of that purpose and to that effect and shall be accompanied by a copy of that statutory section.

   (c) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than thirty days, or unless after the adjournment a new record date is fixed for the adjourned meeting, in which event a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

   (d) Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, either before or after such meeting, and to the extent permitted by law, will be waived by any stockholder by his attendance thereat, in person or by proxy. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

   (e) Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it or of his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

                         Section 2.5 Quorum and Voting.
                         ------------------------------

   (a) At all meetings of stockholders, except where otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the issued and outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares, the voting of which at said meeting have been enjoined, or which for any reason cannot be lawfully voted at such meeting, shall not be counted to determine a quorum at said meeting. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. At such adjourned meeting at which a quorum is present or represented any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

   (b) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the voting power represented at any meeting at which a quorum is present shall be valid and binding upon the corporation.

   (c) Except where otherwise provided by law, the Certificate of Incorporation or in any Certificate of Designation (as filed by, or caused to be filed by, the corporation with the Secretary of State of the State of Delaware pursuant to Section 151 of the Delaware General Corporation Law), where a separate vote by a class, series or classes is required, a majority of the outstanding shares of such class, series or classes, present in person or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class, series or classes present in person or represented by proxy duly authorized at the meeting shall be the act of such class.

                           Section 2.6 Voting Rights.
                           --------------------------

   (a) Except as otherwise provided by law, only persons in whose names shares entitled to vote stand on the stock records of the corporation on the record date for determining the stockholders entitled to vote at said meeting shall be entitled to vote at such meeting. Shares standing in the names of two or more persons shall be voted or represented in accordance with the determination of the majority of such persons, or, if only one of such persons is present in person or represented by proxy, such person shall have the right to vote such shares and such shares shall be deemed to be represented for the purpose of determining a quorum.

   (b) Every person entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such person or his duly authorized agent, which proxy shall be filed with the Secretary of the corporation at or before the meeting at which it is to be used. Said proxy so appointed need not be a stockholder. No proxy shall be voted on after three years from its date unless the proxy provides for a longer period.

   (c) Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy pursuant to subsection (b) of this section, the following shall constitute a valid means by which a stockholder may grant such authority:

       (1) A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

       (2) A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Such authorization can be established by the signature of the stockholder on the proxy, either in writing or by a signature stamp or facsimile signature, or by a number or symbol from which the identity of the stockholder can be determined, or by any other procedure deemed appropriate by the inspectors or other persons making the determination as to due authorization. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

   (d) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to subsection (c) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

           Section 2.7 Voting Procedures and Inspectors of Elections.
           ----------------------------------------------------------

   (a) The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

   (b) The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots,
(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

   (c) The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the Inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

   (d) In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with
Section 212(c)(2) of the Delaware General Corporation Law, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to subsection (b)(v) of this section shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors' belief that such information is accurate and reliable.

                       Section 2.8 List of Stockholders.
                       ---------------------------------

   The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held, and the list shall be produced and kept at the time and place of meeting during the whole time thereof, and may be inspected by any stockholder who is present.

             Section 2.9 Stockholder Proposals at Annual Meetings.
             -----------------------------------------------------

   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors or otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

   Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.9, provided, however, that nothing in this Section 2.9 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting in accordance with said procedure.

   The Chairman of an annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2.9, and if he should so determine he shall so declare at the meeting, and any such business not properly brought before the meeting shall not be transacted.

   Nothing in this Section 2.9 shall affect the right of a stockholder to request inclusion of a proposal in the corporation's proxy statement to the extent that such right is provided by an applicable rule of the Securities and Exchange Commission.

  Section 2.10 Nominations of Persons for Election to the Board of Directors.

   In addition to any other applicable requirements, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders, by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.10. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of the corporation which are beneficially owned by the stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein. These provisions shall not apply to nomination of any persons entitled to be separately elected by holders of preferred stock.

   The Chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare at the meeting and the defective nomination shall be disregarded.

                      Section 2.11 Action Without Meeting.
                      ------------------------------------

   Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, a written consent must be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation in accordance with this Section. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  ARTICLE III

                                   Directors

                     Section 3.1 Number and Term of Office.
                     --------------------------------------

   The number of directors of the corporation shall not be less than three nor more than nine until changed by amendment of the Certificate of Incorporation or by a Bylaw amending this Section 3.1 duly adopted by the vote or written consent of holders of a majority of the outstanding shares or by the Board of Directors. The exact number of directors shall be fixed from time to time, within the limits specified in the Certificate of Incorporation or in this
Section 3.1, by a bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote, or by the Board of Directors. Subject to the foregoing provisions for changing the number of directors, the number of directors of the corporation has been fixed at seven.

   Except as provided in Section 3.3 of this Article III, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

                              Section 3.2 Powers.
                              -------------------

   The powers of the corporation shall be exercised, its business conducted and its property controlled by or under the direction of the Board of Directors.

                             Section 3.3 Vacancies.
                             ----------------------

   Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant, and until his successor shall have been duly elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this section in the case of the death, removal, incapacity or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected (including any meeting referred to in Section 3.4 below) to elect the number of directors then constituting the whole Board of Directors.

                     Section 3.4 Resignations and Removals.
                     --------------------------------------

   (a) Any director may resign at any time by delivering his written resignation to the Board of Directors, the President or the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Board of Directors, the President or the Secretary or at the pleasure of the Board of Directors. If no such specification is made it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

   (b) At a special meeting of stockholders called for the purpose in the manner hereinabove provided, the Board of Directors, or any individual director, may be removed from office, with or without cause, and a new director or directors elected by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

                             Section 3.5 Meetings.
                             ---------------------

   (a) The annual meeting of the Board of Directors shall be held immediately after the annual stockholders' meeting and at the place where such meeting is held or at the place announced by the Chairman at such meeting. No notice of an annual meeting of the Board of Directors shall be necessary and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

   (b) Except as hereinafter otherwise provided, regular meetings of the Board of Directors shall be held in the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof. Regular meetings of the Board of Directors may also be held at any place within or without the State of Delaware which has been designated by resolutions of the Board of Directors or the written consent of all directors.

   (c) Special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board or, if there is no Chairman of the Board, by the President, or by a majority of the directors.

   (d) Written notice of the time and place of all regular and special meetings of the Board of Directors shall be delivered personally to each director or sent by telegram or facsimile transmission at least 48 hours before the start of the meeting, or sent by first class mail at least 120 hours before the start of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat.

                         Section 3.6 Quorum and Voting.
                         ------------------------------

   (a) A quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time in accordance with Section
3.1 of Article III of these Bylaws, but not less than one; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

   (b) At each meeting of the Board of Directors at which a quorum is present all questions and business shall be determined by a vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation, or these Bylaws. At each meeting of the Board of Directors, each director present thereat shall have one vote.

   (c) Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

   (d) The transactions of any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

                      Section 3.7 Action Without Meeting.
                      -----------------------------------

   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board or committee.

                       Section 3.8 Fees and Compensation.
                       ----------------------------------

   Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board of Directors; provided, however, that nothing herein shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

                            Section 3.9 Committees.
                            -----------------------

   (a) Executive Committee: The Board of Directors may appoint an Executive Committee of not less than one member, each of whom shall be a director. The Executive Committee, to the extent permitted by law, shall have and may exercise when the Board of Directors is not in session all powers of the Board in the management of the business and affairs of the Corporation, except such committee shall not have the power or authority to amend these Bylaws or to approve or recommend to the stockholders any action which must be submitted to stockholders for approval under the General Corporation Law.

   (b) Other Committees: The Board of Directors may, by resolution passed by a majority of the whole Board, from time to time appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committee, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

   (c) Term: The members of all committees of the Board of Directors shall serve a term coexistent with that of the Board of Directors which shall have appointed such committee. The Board, subject to the provisions of subsections
(a) or (b) of this Section 3.9, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee; provided, that no committee shall consist of less than one member. The membership of a committee member shall terminate on the date of his death or voluntary resignation, but the Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, incapacity, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

   (d) Meetings: Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 3.9 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter; special meetings of any such committee may be held at the principal office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof; or at any place which has been designated from time to time by resolution of such committee or by written consent of all members thereof, and may be called by any director who is a member of such committee, upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time after the meeting and will be waived by any director by attendance thereat. A majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

                                   ARTICLE IV

                                    Officers

                        Section 4.1 Officers Designated.
                        --------------------------------

   The officers of the corporation shall be a President, a Secretary, and a Treasurer. The Board of Directors or the President may also appoint a Chairman of the Board, one or more Vice-Presidents, assistant secretaries, assistant treasurers, and such other officers and agents with such powers and duties as it or he shall deem necessary. The order of the seniority of the Vice-Presidents shall be in the order of their nomination, unless otherwise determined by the Board of Directors. The Board of Directors may assign such additional titles to one or more of the officers as they shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

                   Section 4.2 Tenure and Duties of Officers.
                   ------------------------------------------

   (a) General: All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the corporation.

   (b) Duties of the Chairman of the Board of Directors: The Chairman of the Board of Directors (if there be such an officer appointed) shall be the chief executive officer of the corporation and, when present, shall preside at all meetings of the shareholders and the Board of Directors. The Chairman of the Board of Directors shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

   (c) Duties of President: The President shall be the chief executive officer of the corporation in the absence of the Chairman of the Board and shall preside at all meetings of the shareholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The President shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

   (d) Duties of Vice-Presidents: The Vice-Presidents, in the order of their seniority, may assume and perform the duties of the President in the absence or disability of the President or whenever the office of the President is vacant. The Vice-President shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

   (e) Duties of Secretary: The Secretary shall attend all meetings of the shareholders and of the Board of Directors and any committee thereof, and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice, in conformity with these Bylaws, of all meetings of the shareholders, and of all meetings of the Board of Directors and any Committee thereof requiring notice. The Secretary shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

   (f) Duties of Treasurer: The Treasurer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner, and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct any Assistant Treasurer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

                                   ARTICLE V

   Execution of Corporate Instruments, and Voting of Securities Owned by the
                                  Corporation

                Section 5.1 Execution of Corporate Instruments.
                -----------------------------------------------

   (a) The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the corporation.

   (b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the corporation, shall be executed, signed or endorsed by the Chairman of the Board (if there be such an officer appointed) or by the President; such documents may also be executed by any Vice-President and by the Secretary or Treasurer or any Assistant Secretary or Assistant Treasurer. All other instruments and documents requiring the corporate signature, but not requiring the corporate seal, may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.

   (c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation, or in special accounts of the corporation, shall be signed by such person or persons as the Board of Directors shall authorize so to do.

             Section 5.2 Voting of Securities Owned by Corporation.
             ------------------------------------------------------

   All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors or, in the absence of such authorization, by the Chairman of the Board (if there be such an officer appointed), or by the President, or by any Vice-President.

                                   ARTICLE VI

                                Shares of Stock

                Section 6.1 Form and Execution of Certificates.
                -----------------------------------------------

   Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman of the Board (if there be such an officer appointed), or by the President or any Vice-President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

                         Section 6.2 Lost Certificates.
                         ------------------------------

   The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to indemnify the corporation in such manner as it shall require and/or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

                             Section 6.3 Transfers.
                             ----------------------

   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed, and with such proof of the authenticity of the endorsement and of authority to transfer and of payment of transfer taxes as the corporation or its agents may require.

                        Section 6.4 Fixing Record Dates.
                        --------------------------------

   (a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the date on which the meeting is held. A determination of stockholders of record entitled notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

   (b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the Delaware General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.


   (c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                      Section 6.5 Registered Stockholders.
                      ------------------------------------

   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VII

                      Other Securities of the Corporation

   All bonds, debentures and other corporate securities of the corporation, other than stock certificates, may be signed by the Chairman of the Board (if there be such an officer appointed), or the President or any Vice-President or such other person as may be authorized by the Board of Directors and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signature of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation, or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

                                  ARTICLE VIII

                                 Corporate Seal

   The corporate seal shall consist of a die bearing the name of the corporation and the state and date of its incorporation. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                   ARTICLE IX

          Indemnification of Officers, Directors, Employees and Agents

                     Section 9.1 Right to Indemnification.
                     -------------------------------------

   Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "Proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an "Agent"), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter "Expenses"); provided, however, that except as to actions to enforce indemnification rights pursuant to Section 9.3 of this Article, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right.

                   Section 9.2 Authority to Advance Expenses.
                   ------------------------------------------

   Expenses incurred by an officer or director (acting in his capacity as such) in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, provided, however, that if required by the Delaware General Corporation Law, as amended, such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise. Expenses incurred by other Agents of the corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board of Directors deems appropriate. Any obligation to reimburse the corporation for Expense advances shall be unsecured and no interest shall be charged thereon.

                  Section 9.3 Right of Claimant to Bring Suit.
                  --------------------------------------------

   If a claim under Section 9.1 or 9.2 of this Article is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys' fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

                      Section 9.4 Provisions Nonexclusive.
                      ------------------------------------

   The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate, agreement, or vote of the stockholders or disinterested directors is inconsistent with these bylaws, the provision, agreement, or vote shall take precedence.

                        Section 9.5 Authority to Insure.
                        --------------------------------

   The corporation may purchase and maintain insurance to protect itself and any Agent against any Expense, whether or not the corporation would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this Article.

                        Section 9.6 Survival of Rights.
                        -------------------------------

   The rights provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                       Section 9.7 Settlement of Claims.
                       ---------------------------------

   The corporation shall not be liable to indemnify any Agent under this Article (a) for any amounts paid in settlement of any action or claim effected without the corporation's written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

                        Section 9.8 Effect of Amendment.
                        --------------------------------

   Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification.

                            Section 9.9 Subrogation.
                            ------------------------

   In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

                    Section 9.10 No Duplication of Payments.
                    ----------------------------------------

   The corporation shall not be liable under this Article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

                                   ARTICLE X

                                    Notices

   Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, the same shall be given in writing, timely and duly deposited in the United States Mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent. Any notice required to be given to any director may be given by the method hereinabove stated, or by telegram or other means of electronic transmission, except that such notice other than one which is delivered personally, shall be sent to such address or (in the case of facsimile telecommunication) facsimile telephone number as such director shall have filed in writing with the Secretary of the corporation, or, in the absence of such filing, to the last known post office address of such director. If no address of a stockholder or director be known, such notice may be sent to the office of the corporation required to be maintained pursuant to Section 1.2 of
Article I hereof. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall be conclusive evidence of the statements therein contained. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing and all notices given by telegram or other means of electronic transmission shall be deemed to have been given as at the sending time recorded by the telegraph company or other electronic transmission equipment operator transmitting the same. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such a stockholder or such director to receive such notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation, or of these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

                                   ARTICLE XI

                                   Amendments

   These Bylaws may be repealed, altered or amended or new Bylaws adopted by written consent of stockholders in the manner authorized by Section 2.11 of
Article II, or at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by these Bylaws or the Certificate of Incorporation. The Board of Directors shall also have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws and provided that the Board of Directors shall not make or alter any Bylaws fixing the qualifications, classifications, or term of office of directors.

                                  EXHIBIT III
                                  -----------

                    Form of Opinion from Christensen, Miller

   12. Each of HDG and HDG Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to conduct its business as presently conducted.

   13. Each of HDG and HDG Sub has the corporate power and authority to execute and deliver, and to perform and observe the provisions of, the Documents to which it is a party.

   14. The Documents to which HDG is a party have each been duly authorized, executed and delivered by HDG. Such Documents constitute valid and binding obligations of HDG enforceable against HDG in accordance with their respective terms.

   15. The Documents to which HDG Sub is a party have each been duly authorized, executed and delivered by HDG Sub. Such Documents constitute valid and binding obligations of HDG Sub enforceable against HDG Sub in accordance with their respective terms.

   16. No registration with, consent or approval of, notice to, or other action by, any governmental entity is required on the part of HDG or HDG Sub for the execution, delivery or performance by HDG or HDG Sub of the Documents, or if required, such registration has been made, such consent or approval has been obtained, such notice has been given or such other appropriate action has been taken.

   17. The execution, delivery and performance of the Documents by HDG are not in violation of its Certificate of Incorporation and By-laws.

   18. The execution, delivery and performance of the Documents by HDG Sub are not in violation of its Certificate of Incorporation and By-laws.

   19. Except as set forth in the HDG Disclosure Schedule, to our knowledge, neither HDG nor HDG Sub (a) is subject to any unsatisfied judgment, order, decree, stipulation or injunction and (b) is a party to or threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of or in any court or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

   20. Immediately prior to the Effective Time, the authorized, issued and outstanding capital stock of HDG consists of the shares specified in Section 5.2, and such issued and outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable, and free of preemptive rights (or similar rights created by statute, the Certificate of Incorporation or By-laws of HDG, or, to our knowledge, any agreement to which HDG is a party). Except as set forth in Section 5.2, to our knowledge, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which HDG is a party or which are binding upon HDG, providing for the issuance, disposition or acquisition of any of its capital stock. All shares of capital stock of HDG that may be issued upon exercise of options, warrants and conversion or other similar rights will be, when issued in accordance with the instrument or agreement setting forth such rights, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (or similar rights created by statute, the Certificate of Incorporation or By-laws of HDG, or, to our knowledge, any agreement to which HDG is a party).

   21. Immediately prior to the Effective Time, the authorized, issued and outstanding capital stock of HDG Sub consists of the shares specified in
Section 5.2, and such issued and outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable, and free of preemptive rights (or similar rights created by statute, the Certificate of Incorporation or By-laws of HDG Sub, or, to our knowledge, any agreement to which HDG Sub is a party). Except as set forth in Section 5.2, to our knowledge, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which HDG Sub is a party or which are binding upon HDG Sub, providing for the issuance, disposition or acquisition of any of its capital stock. All shares of capital stock of HDG Sub that may be issued upon exercise of options, warrants and conversion or other similar rights will be, when issued in accordance with the instrument or agreement setting forth such rights, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (or similar rights created by statute, the Certificate of Incorporation or By-laws of HDG Sub, or, to our knowledge, any agreement to which HDG Sub is a party).

   22. The HDG Common Stock to be issued following the effectiveness of the Merger (the "HDG Shares") have been duly authorized, and, upon delivery to the holders of Company Common Stock or holders of rights to acquire Company Common Stock in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable; and the issuance of the HDG Shares is not subject to preemptive rights (or similar rights created by statute, the Certificate of Incorporation or By-laws of HDG, or, to our knowledge, any agreement to which HDG is a party).

   23. The HDG Shares conform in all material respects to the description thereof contained under the heading "Description of Capital Stock" in the Proxy Statement/Prospectus.

   24. The Registration Statement, the J&L Registration Statement and the SB-2 Amendment have become effective under the Securities Act, and we are not aware that any stop order suspending the effectiveness thereof has been issued or any proceedings for that purpose have been instituted or are pending or threatened under the Securities Act.

   25. The Registration Statement (including the Proxy Statement/Prospectus which is a part thereof), the J&L Registration Statement and the SB-2 Amendment as of the effective date thereof, complied as to form in all material respects with the requirements of the Securities Act (except as to the financial statements, supporting schedules, footnotes and other financial and statistical information included therein, as to which we express no opinion).

   26. There is no contract or other document known to us of a character required to be described in the Proxy Statement/Prospectus or to be filed as an exhibit to the Registration Statement, the J&L Registration Statement or the SB-2 Amendment that is not described or filed as required (except as to the sections entitled "[VCI disclosure]," as to which we express no opinion).

                                   EXHIBIT IV
                                   ----------

A. Form of Tax Opinion from Morrison & Foerster LLP

Virtual Communities, Inc.
151 West 25th St.
New York, New York 10001

  Re: Agreement and Plan of Merger Dated as of June   , 1999, Among Virtual
      Communities, Inc., HDG Acquisition Sub, Inc. and Heuristic Development Group, Inc.

Ladies and Gentlemen:

   This opinion is being delivered to you in connection with the proposed merger (the "Merger") of HDG Acquisition Sub, Inc. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Heuristic Development Group, Inc. ("HDG"), with and into Virtual Communities, Inc. ("VCI"), a Delaware
corporation, pursuant to the "Agreement and Plan of Merger" dated as of May   ,
1999 (the "Agreement and Plan of Merger") among VCI, Merger Sub and HDG. The Merger is described in the Registration Statement on Form S-4 of HDG dated as
of       , 1999, including the Proxy Statement/Prospectus, and the appendices thereto (the "Registration Statement"). Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger or in the letters delivered to Morrison & Foerster llp by VCI, HDG and the officers and directors of HDG after the Merger (the "Representation Letters").

   In our capacity as counsel to VCI with respect to the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement and Plan of Merger, the Representation Letters, the Registration Statement, and such other documents as we considered relevant to our analysis. We have assumed that all parties to the Agreement and Plan of Merger and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and Plan of Merger or documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement and Plan of Merger. Further, we have assumed that all representations contained in the Agreement and Plan of Merger, as well as those representations contained in the Representation Letters are, and at the Effective Time will be, true and complete in all material respects, and that any representation made "to the knowledge" or similarly qualified is correct without such qualification. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity and authority of the signatories.

   The conclusions expressed herein represent our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusions expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

   Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

   No opinion is expressed as to any transaction other than the Merger as described in the Agreement and Plan of Merger or as to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement and Plan of Merger are not consummated in accordance with the terms of the Agreement and Plan of Merger and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion are incorrect, our opinion might be adversely affected and may not be relied upon.

   On the basis of, and subject to the foregoing, and in reliance upon the representations described above, we are of the opinion that:

   (1) The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code; and

   (2) Each of VCI, Merger Sub and HDG will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

   This opinion is being provided solely for the benefit of VCI. No other person shall be entitled to rely on this opinion.

                                        Very truly yours,

B. Form of Corporate Opinion from Morrison & Foerster LLP

   1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to conduct its business as presently conducted.

   2. The Company has the corporate power and authority to execute and deliver, and to perform and observe the provisions of, the Documents.

   3. The Documents have each been duly authorized, executed and delivered by the Company. The Documents constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

   4. No registration with, consent or approval of, notice to, or other action by, any governmental entity is required on the part of the Company for the execution, delivery or performance by the Company of the Documents, or if required, such registration has been made, such consent or approval has been obtained, such notice has been given or such other appropriate action has been taken.

   5. The execution, delivery and performance of the Documents by the Company are not in violation of its Certificate of Incorporation and By-laws.

   6. Except as set forth in the Company Disclosure Schedule, to our knowledge, the Company (a) is not subject to any unsatisfied judgment, order, decree, stipulation or injunction and (b) is not a party to or threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of or in any court or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

   7. Immediately prior to the Effective Time, the authorized, issued and outstanding capital stock of the Company consists of the shares specified in
Section 4.2 of the Company Disclosure Schedule, and such issued and outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable, and free of preemptive rights (or similar rights created by statute, the Certificate of Incorporation or By-laws of the Company, or, to our knowledge, any agreement to which the Company is a party). Except as set forth on the Company Disclosure Schedule, to our knowledge, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock.

C. Form of Tax Opinion from Herzog, Fox & Neeman
                                                                          , 1999

                                                                  File No. 11304
Virtual Communities, Inc.
151 West 25th Street
New York, NY 10001
USA

Dear Sirs,

   Re: Liability for Israeli Taxes in respect of Merger

1.Introduction

  1.1. You have requested our legal opinion as to the Israeli tax liability of your company, Virtual Communities, Inc. (the "Company"), and its Israeli subsidiaries in connection with the Merger Agreement (as defined below).

  1.2. This opinion is based upon the facts set forth in section 2 below, which you have provided to us. This opinion reflects our best understanding of the relevant statutory and case law applicable to these facts. We note that the issues of law addressed herein have not been passed upon by any Israeli court and have not been the subject of any professional releases of the Israeli tax authorities. As such, the opinion set forth herein represents our view of the law as of the date hereof, but cannot constitute a prediction of how a court might rule were it to address these issues.

  1.3. The opinion addresses only the liability for Israeli taxes of the Company and its subsidiaries. We have not addressed any issues with regard to the tax liability of the shareholders, officers or employees of the Company.

  1.4. We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

2.Facts

  2.1. The Company is organized under the laws of the State of Delaware. The executive, marketing and advertising sales offices of the Company are located in New York.

  2.2. The Company has two Israeli subsidiaries: Virtual Communities Israel ltd. ("VCIL") and V.C.I. Internet Properties Ltd. ("VCIIP"). The Company holds 99 to 100 outstanding shares of each of VCIL and VCIIP.

  2.3. The Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Heuristic Development Group, Inc. ("HDG"), a Delaware corporation, and HDG Acquisition Sub, Inc. ("HDG Sub"), a Delaware corporation and a wholly-owned subsidiary of HDG.

  2.4. Pursuant to the Merger Agreement:

     2.4.1. HDG Sub shall be merged with and into the Company.

     2.4.2. The Company shall be the surviving corporation in the Merger and shall retain its separate legal existence as well as its assets, obligations and rights. Without limiting the foregoing, the Company shall not be disposing any of its assets, including the shares of VCIL and VCIIP.

     2.4.3. HDG Sub shall cease its separate corporate existence and all its assets, obligations and rights will be assumed by the Company by operation of law.

     2.4.4. The outstanding shares of common stock of the Company shall be converted into the right to receive shares of common stock of HDG (except that fractional shares shall receive cash compensation, and certain shareholders may be entitled to dissenters' rights in respect of their shares). The options and warrants of the Company shall be assumed by HDG.

     2.4.5. The Company shall become a wholly owned subsidiary of HDG.

3. Opinion

   Based on the facts as detailed above, and subject to the foregoing qualifications, we are of opinion that neither the Company nor its two Israeli subsidiaries shall incur liability for Israeli taxes in connection with the consummation of the Merger Agreement.

   Very truly yours,

                                   EXHIBIT V
                                   ---------

A. Officer's Certificate from HDG and HDG Sub

                       HEURISTIC DEVELOPMENT GROUP, INC.
                           HDG ACQUISITION SUB, INC.

                            CERTIFICATE OF SECRETARY

   The undersigned, being the duly appointed and acting Secretary of each of Heuristic Development Group, Inc., a Delaware corporation (the "Company"), and HDG Acquisition Sub, Inc., a Delaware corporation (the "Sub"), hereby certifies as follows:

   AI Attached hereto as Exhibit "A" is a true, correct and complete copy of the currently effective Certificate of Incorporation of the Company, as amended to date.

   AI Attached hereto as Exhibit "B" is a true, correct and complete copy of the currently effective Certificate of Incorporation of the Sub, as amended to date.

   AI Attached hereto as Exhibit "C" is a true, correct and complete copy of the currently effective Bylaws of the Company, as amended to date.

   AI Attached hereto as Exhibit "D" is a true, correct and complete copy of the currently effective Bylaws of the Sub, as amended to date.

   AI Attached hereto as Exhibit "E" is a true, correct and complete copy of the resolutions adopted by the Board of Directors of the Company by unanimous
written consent dated              , 1999, authorizing, subject to the approval
of the stockholders of the Company, the merger (the "Merger") of the Sub with and into Virtual Communities, Inc. ("VCI") pursuant to the terms and conditions
of the Agreement and Plan of Merger, dated           , 1999 between the
Company, the Sub and VCI (the "Agreement"), and the execution, delivery and performance of the Agreement and the documents described therein; said resolutions have not been amended, modified, annulled or revoked and are in full force and effect on the date hereof and are all the resolutions adopted by the Board of Directors of the Company in connection with the Merger and the Agreement; and the instruments and documents to be executed on or prior to the dates hereto referred in said resolutions were executed pursuant thereto and in compliance therewith.

   AI Attached hereto as Exhibit "F" is a true, correct and complete copy of the resolutions adopted by the Board of Directors of the Sub by unanimous
written consent dated              , 1999, authorizing, subject to the approval
of the sole stockholder of the Sub, the Merger pursuant to the terms and conditions of the Agreement, and the execution, delivery and performance of the Agreement and the documents described therein; said resolutions have not been amended, modified, annulled or revoked and are in full force and effect on the date hereof and are all the resolutions adopted by the Board of Directors of the Sub in connection with the Merger and the Agreement; and the instruments and documents to be executed on or prior to the dates hereto referred in said resolutions were executed pursuant thereto and in compliance therewith.

   AI Attached hereto as Exhibit "G" is a true, correct and complete copy of the resolutions adopted by the sole stockholder of the Sub by unanimous written
consent dated             , 1999, authorizing the Merger and approving the
Agreement; and said resolutions have not been amended, modified, annulled or revoked and are in full force and effect on the date hereof and are all the resolutions adopted by the sole stockholder of the Sub in connection with the Merger and the Agreement.

   AI Attached hereto as Exhibit "H" is a good standing certificate of the Company from the Secretary of State of the State of Delaware.

   AI Attached hereto as Exhibit "I" is a good standing certificate of the Sub from the Secretary of State of the State of Delaware.

   AI The persons named below have been duly elected and appointed, have been duly qualified and as of the date hereof are officers of each of the Company and the Sub holding the respective offices set forth opposite their names, are duly authorized to act on behalf of the Company and the Sub in connection with the transactions contemplated by the Merger and the Agreement, and the signatures set out opposite their names are their genuine signatures.

Name                  Position                                        Signature
----                  --------                                        ---------
Gregory L. Zink       President and Chief Executive Officer
Theodore Lanes        Chief Financial Officer and Secretary

Capitalized terms not herein defined shall have the meanings assigned to them in the Agreement.

   IN WITNESS WHEREOF, I have hereunto set my name this              , 1999.

                                          _____________________________________
                                          Theodore Lanes,
                                          Secretary

   The undersigned, the duly appointed and acting President of the Company and the Sub, does hereby certify that Theodore Lane has been duly appointed, and is on this date, the Secretary of the Company and the Sub and that the signature set forth above is his genuine signature.

   IN WITNESS WHEREOF, I have hereunto set my name this               , 1999.

                                          _____________________________________
                                          Gregory L. Zink,
                                          President

B. Officer's Certificate from the Company

                           VIRTUAL COMMUNITIES, INC.

                            CERTIFICATE OF SECRETARY

   The undersigned, being the duly appointed and acting Secretary of Virtual Communities, Inc., a Delaware corporation (the "Company"), hereby certifies as follows:

   1. Attached hereto as Exhibit "A" is a true, correct and complete copy of the currently effective Certificate of Incorporation of the Company, as amended to date.

   2. Attached hereto as Exhibit "B" is a true, correct and complete copy of the currently effective Bylaws of the Company, as amended to date.

   3. Attached hereto as Exhibit "C" is a true, correct and complete copy of the resolutions adopted by the Board of Directors of the Company by unanimous
written consent dated              , 1999, authorizing, subject to the approval
of the stockholders of the Company, the merger (the "Merger") of HDG Acquisition Sub, Inc. ("HDG Sub") with and into the Company pursuant to the
terms and conditions of the Agreement and Plan of Merger, dated           ,
1999 between the Company, HDG Sub and Heuristic Development Group, Inc. ("HDG") (the "Agreement"), and the execution, delivery and performance of the Agreement and the documents described therein; said resolutions have not been amended, modified, annulled or revoked and are in full force and effect on the date hereof and are all the resolutions adopted by the Board of Directors of the Company in connection with the Merger and the Agreement; and the instruments and documents to be executed on or prior to the dates hereto referred in said resolutions were executed pursuant thereto and in compliance therewith.

   4. Attached hereto as Exhibit "D" is a true, correct and complete copy of
the resolutions adopted by the stockholders of the Company (holding    % of the
outstanding voting stock of the Company) by written consent dated             ,
1999, authorizing the Merger and approving the Agreement; and said resolutions have not been amended, modified, annulled or revoked and are in full force and effect on the date hereof and are all the resolutions adopted by the stockholders of the Company in connection with the Merger and the Agreement.

   5. Attached hereto as Exhibit "E" is a good standing certificate of the Company from the Secretary of State of the State of Delaware.

   6. The persons named below have been duly elected and appointed, have been duly qualified and as of the date hereof are officers of the Company holding the respective offices set forth opposite their names, are duly authorized to act on behalf of the Company in connection with the transactions contemplated by the Merger and the Agreement, and the signatures set out opposite their names are their genuine signatures.

Name                   Position                                Signature
----                   --------                                ---------
Avi Moskowitz          President and Chairman
Michael S. Harwayne    Vice President of Marketing             ________________
                       and Business Development
Mark McCourt           Vice President of Advertising Sales     ________________
Sonja Simon            Secretary                               ________________

   Capitalized terms not herein defined shall have the meanings assigned to them in the Agreement.

   IN WITNESS WHEREOF, I have hereunto set my name this              , 1999.

                                          _____________________________________
                                          Sonja Simon,
                                          Secretary

   The undersigned, the duly appointed and acting President of the Company, does hereby certify that Sonja Simon has been duly appointed, and is on this date, the Secretary of the Company and that the signature set forth above is her genuine signature.

   IN WITNESS WHEREOF, I have hereunto set my name this               , 1999.

                                          _____________________________________
                                          Avi Moskowitz,
                                          President

                                   EXHIBIT VI
                                   ----------

[Closing Date]

Heuristic Development Group, Inc.
1219 Morningside Drive
Manhattan Beach, CA 90266

Virtual Communities, Inc.
151 West 25th Street
New York, NY 10001

Gentlemen:

   This letter agreement is being delivered to you concurrent with the merger (the "Merger") of HDG Acquisition Sub, Inc., a Delaware corporation ("HDG Sub"), a wholly-owned subsidiary of Heuristic Development Group, Inc., a Delaware corporation ("HDG"), with and into Virtual Communities, Inc., a Delaware corporation ("VCI"), pursuant to that certain Agreement and Plan of
Merger, dated June   , 1999, among HDG, HDG Sub and VCI (the "Merger
Agreement") (a copy of which has been provided to me).

                                   * * * * *

   The undersigned, for himself and itself, as the case may be, and his or its respective agents, representatives, successors and assigns (collectively, the "Undersigned") hereby acknowledges and agrees, effective upon the consummation of the Merger (the "Closing"), as follows:

Exchange of Escrow Shares and Escrow Options for Warrant
--------------------------------------------------------

   Reference is hereby made to that certain Escrow Agreement, dated November 1996, among American Stock Transfer & Trust Company (the "Escrow Agent"), HDG and the HDG stockholders and optionholders party thereto (the "Escrow Agreement"). Capitalized terms not defined herein shall have the meanings given to such terms in the Escrow Agreement.

   Subject to the terms and conditions of this agreement, at the Closing, the Undersigned shall, or shall cause the Escrow Agent to, assign, transfer and deliver to HDG (i) the Undersigned's Escrow Shares, and the Undersigned's Escrow Options, if any, for cancellation, together with a stock power executed in blank and any such other assignment or transfer documentation that HDG may reasonably request, and (ii) any Escrow Property of the Undersigned, in consideration for the issuance to the Undersigned by HDG of a warrant, in substantially the form of Annex A hereto (the "Warrant"), to purchase that number of shares of HDG Common Stock, $.01 par value ("HDG Common Stock"), equal to the number of the Undersigned's Escrow Shares and the number of shares of HDG Common Stock underlying the Undersigned's Escrow Options, if applicable. The exercise price of the Warrant in the case of the exchange of Escrow Shares shall be the Transaction Price (as defined in the Merger Agreement). The exercise price of the Warrant in the case of the exchange of Escrow Options shall be 125% of the Transaction Price. The Warrant shall be registered in the name of the Undersigned or the Undersigned's nominee.

   Effective as of the Closing, the Undersigned hereby waives any and all of its rights to the Escrow Shares, the Escrow Options, if applicable, and the Escrow Property, and any and all of its rights under the Escrow Agreement.

Further Assurances
------------------

   In addition to the actions hereunder and the documents and instruments delivered in accordance herewith, the Undersigned and HDG shall each execute and deliver such other documents and instruments and take such other action as the other party or the Escrow Agent may reasonably request in order to complete and perfect the transactions contemplated by this agreement. The Undersigned hereby irrevocably instructs the Escrow Agent to take any such acts as may be necessary or convenient to ensure the Undersigned's compliance with this agreement.

   The parties hereto agree to provide notice of this agreement to the Escrow Agent and D.H. Blair Investment Banking Corp. in accordance with Section 11 of the Escrow Agreement.

Representations, Warranties and Covenants of the Undersigned
------------------------------------------------------------

   The Undersigned hereby represents and warrants to and covenants with HDG and VCI as follows:

   (a) The Undersigned understands that the Warrant has not been, and the shares of HDG Common Stock issuable upon exercise thereof have not been, registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance, in part, upon the exemption provided in Section 4(2) of the Securities Act. The Undersigned further understands that such exemption depends in part upon, and that the Warrant is being issued in reliance on the representations and warranties set forth in this agreement.

   (b) The Undersigned is acquiring the Warrant and, if exercised, the shares of HDG Common Stock issuable thereunder, for the account of the Undersigned, for investment purposes only and not with a view to, or for, subdivision, resale, distribution, or fractionalization thereof, or for the account, in whole or in part, of others. No other person has or will have a direct or indirect beneficial interest in the Warrant or the shares of HDG Common Stock issuable thereunder. The Undersigned recognizes the restrictions on the transferability of the Warrant and the shares of HDG Common Stock issuable thereunder and is able to bear the substantial economic risk of this investment, including a complete loss thereof, for an indefinite period of time. The Undersigned has no need for liquidity of this investment and has no reason to anticipate any change in circumstances, financial or otherwise, or other particular occasion or event which might cause or require the Undersigned to attempt to sell or transfer the Warrant or the shares of HDG Common Stock issuable thereunder.

   (c) The Undersigned understands that the sale and issuance of the Warrant to the Undersigned is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and applicable state securities laws. The Undersigned will not sell, hypothecate or otherwise transfer the Warrant or any part thereof other than in accordance with the following provisions: (i) pursuant to a registration statement under the Securities Act which has become effective, and a prospectus related thereto which is current, with respect to the securities to be disposed of, and if required, a registration statement under applicable state securities laws; or
(ii) pursuant to a specific exemption from registration under the Securities Act and applicable state securities laws, but only upon the Undersigned first having delivered to the Company a favorable written opinion of counsel for the Undersigned, reasonably satisfactory in form and substance to the Company, to the effect that the proposed sale or transfer is exempt from registration under the Securities Act and any applicable state securities laws.

   (d) The Undersigned acknowledges that HDG has not undertaken to register the Warrant pursuant to the Securities Act and, other than as set forth in the Warrant, will have no obligation to effect on behalf of the Undersigned any registration under the Securities Act or to assist the Undersigned in complying with any exemption from registration under the Securities Act or any state securities laws.

   (e) The Undersigned further represents and warrants that in order to make an informed decision in connection with the purchase of the Warrant: (i) the Undersigned recognizes that an investment in the Warrant involves a very high degree of risk; and the Undersigned has reviewed the merits and risks of an investment in the Warrant with such tax and legal counsel and with an investment advisor to the extent deemed advisable by the Undersigned; and (ii) the Undersigned is a highly sophisticated investor who has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Warrant.

   (f) The Undersigned represents and warrants that the Undersigned is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act.

   (g) The Undersigned is not offering to purchase the Warrant as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the Undersigned in connection with investments in securities generally.

   (h) All information which the Undersigned has furnished and is furnishing to HDG, including, without limitation, the representation as to the Undersigned's status as an accredited investor and all other representations contained in this agreement, are correct and complete as of the date of this agreement, and if there should be any material change in such information prior to the Closing, the Undersigned will immediately furnish such revised or corrected information to HDG.

Ownership of Escrow Shares and Escrow Options
---------------------------------------------

   The Undersigned owns the Escrow Shares and Escrow Options and Escrow Property, if applicable, free and clear of all liens, pledges, charges, security interests, claims, options or encumbrances of any kind whatsoever and pursuant to this agreement will transfer the Escrow Shares and Escrow Options and Escrow Property, if applicable, to HDG free of all liens, pledges, charges, security interests, claims, options and encumbrances.

Due Authorization
-----------------

   The Undersigned has all requisite capacity, power and authority to execute, deliver and perform its obligations under this agreement and the Undersigned has taken any and all corporate or other action necessary to authorize the execution, delivery and performance of this agreement by the Undersigned. This agreement has been duly and validly executed and delivered by the Undersigned and constitutes the valid, legal and binding obligation of the Undersigned enforceable against the Undersigned in accordance with its terms.

Effect of Agreement
-------------------

   Neither the execution, delivery nor performance of this agreement, nor the consummation by the Undersigned of the transactions contemplated hereby will, with or without the giving of notice and/or the passage of time, conflict with, result in any violation of, or constitute a default under, any terms of the Undersigned's organizational documents, if applicable, or any law, regulation, judgment, decree, order or any other restriction of any kind or character by which the Undersigned is bound.

Governmental and Other Consents
-------------------------------

   No consent, approval, waiver, license or authorization of or designation, declaration or filing with any governmental authority or other person or entity is required in connection with the execution, delivery or performance of this agreement by the Undersigned or the consummation of the transactions contemplated hereby and thereby.

                                   * * * * *

   This agreement and all other agreements or instruments executed, issued or delivered in accordance herewith shall be construed and enforced in accordance with and governed by the laws of the State of New York. This agreement shall be binding upon and enure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This agreement embodies the entire agreement and understanding between the Undersigned, HDG and VCI and supersedes all prior agreements and understandings relating to the subject matter hereof. This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. No modification, amendment, supplement to or waiver of this agreement shall be binding unless made in writing and duly signed by the Undersigned, VCI and HDG.

   If the Closing does not take place on or before December 31, 1999, this agreement shall terminate and the parties shall have no obligations hereunder.

                                          Sincerely,

                                          _____________________________________
                                          Print Name:

AGREED AND ACCEPTED:
Heuristic Development Group, Inc.

By:
  _________________________________
President

Virtual Communities, Inc.

By:
  _________________________________
President

                            Annex A--Form of Warrant

   THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

        Void after 5:00 p.m. New York City Time, on [          ], 2002.

           Warrant to Purchase [           ] Shares of Common Stock.

                   WARRANT TO PURCHASE SHARES OF COMMON STOCK

                                       OF

                       HEURISTIC DEVELOPMENT GROUP, INC.

   This Is To Certify That, FOR VALUE RECEIVED, [                 ] ("Holder")
having an address at [                       ], is entitled to purchase,
subject to the provisions of this Warrant (the "Warrant"), dated
[                ], 1999, from Heuristic Development Group, Inc., a Delaware
corporation (the "Company"), [                              (        )] fully
paid, validly issued and non-assessable shares of Common Stock (the "Common Stock"), par value $.01 per share, of the Company at an exercise price of
$[       ] per share at any time or from time to time during the period from
[                ], 2000 [six months from the date hereof] to [             ,]
2002 [three years from the date hereof], but not later than 5:00 p.m. New York
City Time, on [             ], 2002. This Warrant is issued pursuant to the
terms of that certain letter agreement, dated [             ], 1999, between
the Company, Virtual Communities, Inc. and the Holder. The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Common Stock may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as the "Warrant Shares" and the exercise price of a share of Common Stock in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Exercise Price."

   (a) EXERCISE OF WARRANT. This Warrant may be exercised in whole or in part
at any time or from time to time on or after [           ], 2000 and until
[              ], 2002 (the "Exercise Period"); provided, however, that if such day is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which shall not be such a day. This Warrant may be exercised by presentation and surrender hereof to the Company at its principal office or to the Company's warrant agent, if any has been so appointed, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price, in cash or by certified or bank cashier's check, for the number of Warrant Shares specified in such form. Notwithstanding the foregoing, in lieu of any cash payment required hereunder, the Holder of this Warrant shall have the right at any time during the Exercise Period to exercise the Warrant in full or in part by surrender of this Warrant (with the election on the Purchase Form duly completed) to the Company at its principal office or to the Company's warrant agent, if any has been so appointed, in exchange for the number of Warrant Shares equal to the product of
(a) the number of Warrant Shares as to which the Warrant is being exercised multiplied by (b) a fraction, the numerator of which is the Current Market Price (as defined in Section (j) below) of the Common Stock less the Exercise Price and the denominator of which is the Current Market Price. As soon as practicable after each such exercise of the Warrant, the Company shall issue or cause to be issued and delivered to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder. The Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of any such exercise, provided such exercise is in accordance with the provisions set forth herein. If this Warrant should be exercised in part only, the

Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable thereunder. Upon receipt by the Company of this Warrant at its office in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to the Holder.

   (b) RESERVATION OF SHARES. The Company shall at all times reserve for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of the Warrant.

   (c) FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. If more than one Warrant shall be exercised at one time by the Holder, the number of full shares which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of full shares issuable upon such exercise. No adjustment shall be made in respect of cash dividends on Warrant Shares delivered upon exercise of any Warrant. With respect to any fraction of a share called for upon exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the average closing bid and asked prices of the Common Stock on the last available date for which quotations are available immediately preceding the date of exercise of this Warrant, or if the bid and asked prices are not so reported, then by the current market value, which shall be an amount, not less than the book value thereof, as at the end of the most recent fiscal year of the Company ending prior to the date of the exercise of the Warrant, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

   (d) EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation hereof at the principal office of the Company with a written notice specifying the denominations in which new Warrants are to be issued and signed by the Holder hereof. The term "Warrant" as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company or its warrant agent, if any, of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

   (e) RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein and in any warrant agreement entered into by and between the Company and a warrant agent with respect to the Warrants. In the event the Company enters into a warrant agreement with a warrant agent, the terms of the Warrant shall be embodied in the warrant agreement; and the acceptance of this Warrant by the Holder shall be deemed consent by the Holder for the Company to enter into any such warrant agreement, upon such terms and conditions mutually agreeable between the Company and any such warrant agent, provided such warrant agreement does not adversely affect any of the rights of the Holder, as set forth in this Warrant.

   (f) ANTI-DILUTION PROVISIONS. After each adjustment of the Exercise Price pursuant to this Section (f), the number of shares of Common Stock purchasable upon the exercise of the Warrant shall be the number of Warrant Shares receivable upon exercise thereof prior to such adjustment multiplied by a fraction the numerator of which shall be the original Exercise Price as defined above and the denominator of which shall be such adjusted Exercise Price. The Exercise Price shall be subject to adjustment as set forth below:

       (i) In case the Company shall hereafter (A) pay a dividend or make a distribution on its Common Stock in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, the Exercise Price in effect immediately prior to such action shall be adjusted so that the Holder of any Warrant thereafter exercised shall be entitled to receive the number of shares of capital stock of the Company which the Holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto. An adjustment made pursuant to this subsection shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

       (ii) No adjustment in the Exercise Price shall be required to be made unless such adjustment would require an increase or decrease of at least $.01; provided, however, that any adjustments which by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section (f) shall be made to the nearest cent or to the nearest one-one hundredth of a share, as the case may be, but in no event shall the Company be obligated to issue fractional shares upon the exercise of any Warrant.

       (iii) No adjustment of the Exercise Price shall be made except on the conditions set forth in this Section (f). Without limitation to the foregoing, there shall be no adjustment pursuant to this Section (f) should the Company issue any capital stock for cash or other consideration on terms approved by the Board of Directors.

       (iv) In case of any reclassification or change of outstanding shares of Common Stock issuable upon exercise of the Warrants (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a Subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification or change of the then outstanding shares of Common Stock or other capital stock issuable upon exercise of the Warrants other than a change in par value or from par value to no par value or from no par value to par value) or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall make lawful and adequate provision whereby the Holder of the Warrant shall have the right thereafter to receive on exercise of such Warrant the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon exercise of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided elsewhere in this Section (f). The above provisions of this Section (f) shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

       (v) Before taking any action which would cause an adjustment reducing the Exercise Price below the then par value of the shares of Common Stock issuable upon exercise of the Warrants, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such the Company at such adjusted Exercise Price.

   (g) INVESTMENT REPRESENTATION. By accepting this Warrant, the Holder acknowledges that it is being taken for his own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such Warrant, and such Warrant may only be transferred, subject to compliance with the legend set forth on the first page, which legend shall appear on any such transferred Warrant. Unless the shares issuable upon the exercise of this Warrant are registered under the Securities Act of 1933, as amended (the

"Act"), the Holder, upon exercise of this Warrant will be required to provide the Company with an investment letter and the certificates representing such shares will contain a legend to the effect that the Holder may not transfer, sell, pledge or hypothecate such shares unless the registration provisions of the Act have been complied with and unless the Company has received an opinion of counsel that such registration is not required.

   (h) REGISTRATION RIGHTS. The Company hereby grants the Holder the right to "piggy back" the Warrant Shares upon the exercise of this Warrant on each registration statement for the sale of Common Stock filed by the Company after the date hereof (except for the Company's Registration Statements on Form S-4 and S-8 or their equivalents), at the Company's cost and expense (except those incurred by the Holder for legal fees and commissions). Such "piggy back" rights are subject to standard underwriters' approval and holdback, whereby:
(i) the Holder's rights to sell in the registered offering would be limited pro rata with the other stockholders, and (ii) if the underwriter requests, the Holder will lock up for the same period as the other stockholders.

   (i) NOTICES. All notices and other communications which are required or may be given under this Warrant shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by telex or three (3) days after being mailed, postage prepaid, in the case of the Company to Heuristic Development Group, Inc., c/o Virtual Communities, Inc., 151 West 25th Street, New York, New York 10001, Attention: President, with a copy to:
Morrison & Foerster LLP, 1290 Avenue of the Americas, 40th Floor, New York, New York 10104, Attention: Joseph W. Bartlett, Esq., and in the case of the Holder to the address set forth herein, or to such other address as such party shall have specified by notice to the Company. If notice is given by registered or certified first class mail, postage prepaid, return receipt requested, the return receipt shall be conclusive evidence of the notice having been mailed on the date set forth.

   (j) DEFINITION. The "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the thirty (30) consecutive trading days immediately preceding the date in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the closing bid price regular way, in either case on the principal national securities exchange (including, for purposes hereof, the NASDAQ Stock Market, Inc. ("NASDAQ")) on which the shares of Common Stock are listed or admitted to trading, or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the highest reported bid price for the Common Stock as furnished by the National Association of Securities Dealers, Inc. (the "NASD") or a similar organization if the NASD is no longer reporting such information (including for purposes hereof NASDAQ). If on any such date the shares of Common Stock are not listed or admitted to trading on any national securities exchange and are not quoted by the NASD or any similar organization, the Current Market Price shall be the fair value of a share on such date, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive.

   (k) MISCELLANEOUS. This Warrant contains the entire agreement, and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Warrant may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought, provided however, that this Warrant may be amended or modified without the consent of the Holder if such amendment or modification does not adversely affect the rights of the Holder hereunder. This Agreement will not be assigned by the Company and shall be interpreted under the laws of the State of New York.

   IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the date set forth above.

                                          HEURISTIC DEVELOPMENT GROUP, INC.

                                          By:__________________________________
                                            9 President

                               FORM OF ASSIGNMENT
                               ------------------

(To be executed by the registered holder if such holder desires to transfer the attached Warrant)

   FOR VALUE RECEIVED                                   hereby sells, assigns,
and transfers unto                          a warrant (the "Warrant") to
purchase            shares of Common Stock, par value $.01 per share, of
Heuristic Development Group, Inc. (the "Company"), together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint as attorney to transfer such
Warrant on the books of the Company, with full power of substitution.

Dated

                                          Signature

                                     NOTICE

   The signature on the foregoing Assignment must correspond to the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatsoever.

                                 PURCHASE FORM
                                 -------------

Dated

   The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing shares of Common Stock and hereby (i) tenders payment
herewith in the amount of $              or (ii) surrenders the Warrant in the
amount of                , in payment of the actual exercise price thereof, and
requests that certificates for such securities be issued in the name of, and delivered to, the undersigned, and, if such number of Warrant Shares shall not be all the Warrant Shares covered by the within Warrant, that a new Warrant for the balance of the Warrant Shares be registered in the name of, and delivered to, the undersigned at the address stated below.

                     INSTRUCTIONS FOR REGISTRATION OF STOCK
                     --------------------------------------

   Name:

     _______________________________________________________________________
                  (Please typewrite or print in block letters)

   Address:

      ______________________________________________________________________

   Signature:

      _____________________________________________________________________

                                  EXHIBIT VII
                                  -----------

May   , 1999

Heuristic Development Group, Inc.
1219 Morningside Drive
Manhattan Beach, CA 90266

Gentlemen:

   This letter is being delivered to you in connection with the proposed merger (the "Merger") of a to-be-formed wholly-owned subsidiary of Heuristic Development Group, Inc., a Delaware corporation ("HDG"), with and into Virtual Communities, Inc., a Delaware corporation ("VCI"), as substantially described in that certain letter of intent dated March 31, 1999, between VCI and HDG, and pursuant to the subsequent negotiations of VCI and HDG following the execution and delivery of such letter of intent (including the subsequent determination to structure the Merger as a "reverse triangular merger").

   In order to induce you to execute and deliver the definitive Merger documentation and to consummate the Merger, and in acknowledgement of your reliance on this letter in proceeding to take such acts, the undersigned hereby agrees and covenants that at any annual or special meeting of the stockholders of VCI involving the Merger, and at any other time at which stockholders of VCI will have the right to or will vote for or render consent in writing regarding the Merger, then and in each such event, the undersigned shall vote all shares of capital stock of VCI presently owned or hereafter acquired by the undersigned (whether owned of record or over which the undersigned exercises voting control) in favor of the Merger.

   The undersigned agrees to execute and deliver such other documents or instruments which are necessary or desirable to evidence and affect the matters referred to in this letter agreement. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. No modification, amendment, supplement to or waiver of this letter agreement shall be binding unless made in writing and duly signed by each of the undersigned and HDG. This letter agreement shall be binding upon and shall inure to the benefit of the undersigned, HDG and their respective successors and assigns.

   If for any reason the Merger is not consummated by December 31, 1999, this letter agreement will be terminated.

                                          Sincerely,

                                          _____________________________________
                                          Print Name:

                                  EXHIBIT VIII
                                  ------------

May   , 1999

Virtual Communities, Inc.
151 West 25th Street
New York, NY 10001

Gentlemen:

   This letter is being delivered to you in connection with the proposed merger (the "Merger") of a to-be-formed wholly-owned subsidiary of Heuristic Development Group, Inc., a Delaware corporation ("HDG"), with and into Virtual Communities, Inc., a Delaware corporation ("VCI"), as substantially described in that certain letter of intent dated March 31, 1999, between VCI and HDG, and pursuant to the subsequent negotiations of VCI and HDG following the execution and delivery of such letter of intent (including the subsequent determination to structure the Merger as a "reverse triangular merger").

   In order to induce you to execute and deliver the definitive Merger documentation and to consummate the Merger, and in acknowledgement of your reliance on this letter in proceeding to take such acts, the undersigned hereby agrees and covenants that at any annual or special meeting of the stockholders of HDG involving the Merger, and at any other time at which stockholders of HDG will have the right to or will vote for or render consent in writing regarding the Merger, then and in each such event, the undersigned shall vote all shares of capital stock of HDG presently owned or hereafter acquired by the undersigned (whether owned of record or over which the undersigned exercises voting control) in favor of the Merger.

   The undersigned agrees to execute and deliver such other documents or instruments which are necessary or desirable to evidence and affect the matters referred to in this letter agreement. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. No modification, amendment, supplement to or waiver of this letter agreement shall be binding unless made in writing and duly signed by each of the undersigned and VCI. This letter agreement shall be binding upon and shall inure to the benefit of the undersigned, VCI and their respective successors and assigns.

   If for any reason the Merger is not consummated by December 31, 1999, this letter agreement will be terminated.

                                          Sincerely,

                                          _____________________________________
                                          Print Name:

                                   EXHIBIT IX
                                   ----------

                           VIRTUAL COMMUNITIES, INC.

                             REPRESENTATION LETTER

June   , 1999

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105

Ladies and Gentlemen:

   In connection with the opinions to be delivered pursuant to Section 8.2(d)
of the Agreement and Plan of Merger (the "Agreement")/1/ dated as of June   ,
1999, among Heuristic Development Group, Inc., a Delaware corporation ("Parent"), HDG Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Virtual Communities, Inc., a Delaware corporation ("Company"), the undersigned officer of Company hereby certifies and represents as to Company, after due inquiry and investigation, as follows:

   AI The facts relating to the merger (the "Merger") of Merger Sub with and into Company pursuant to the Agreement and as described in the Parent Proxy Statement dated , 1999 (the "Proxy Statement"), are, insofar as such facts pertain to Company, true, correct and complete in all material respects at the date hereof and will be true, correct and complete in all material respects at the Effective Time/2/.

   AI The consideration to be received in the Merger by holders of the outstanding capital stock of the Company ("Company Capital Stock") was determined by arm's length negotiations between the managements of Parent and Company.

   AI In connection with the Merger, no holder of Company Capital Stock will receive in exchange for such stock, directly or indirectly, any consideration other than Parent Common Stock, cash in lieu of a fractional share thereof, and cash paid to dissenters. No more than 7% in value of the shares of the Company will dissent to the Merger.

   AI The Company has not been involved in a spin-off, split-off or split-up transaction within the preceding five (5) years.

   AI After the Merger, Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Company immediately prior to the Merger and, to the knowledge of management of the Company, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, assets of Merger Sub or Company held immediately prior to the Merger include amounts paid or incurred by Merger Sub or Company in connection with the Merger, including amounts used to pay reorganization expenses, amounts paid to dissenters and all payments, redemptions and distributions (except for regular, normal dividends) made by the Company contemporaneously with, in contemplation of or as part of the Merger. The foregoing representation as to the Company will be true even if the amount of $452,625 paid by Company in redemptions and loan repayments were treated as an asset of the Company held immediately prior to the Merger.
--------
/1/References contained in this Certificate to the "Agreement" include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

/2/Capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

   AI Neither Company nor any person related to Company (within the meaning of Treasury Regulation Section 1.368-1(e)(3) determined without regard to Treasury Regulation Section 1.368-1(e)(3)(i)(A)) has redeemed or purchased, or will redeem or purchase, any Company Capital Stock in connection with the Merger. Company has not made, and will not make, an extraordinary distribution (within the meaning of Temporary Treasury Regulation Section 1.368-1T(e)(1)(ii)(A)) with respect to Company Capital Stock in connection with the Merger.

   AI To the knowledge of management of Company, in connection with the Merger, there is no plan or intention by any of the holders of Company Capital Stock to sell to Parent or any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) any Parent Common Stock received in the Merger.

   AI In the Merger, to the knowledge of management of the Company, Merger Sub will have no liabilities (other than immaterial liabilities related to its incorporation) assumed by Company and will not transfer to Company any assets subject to liabilities.

   AI No assets of Company have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the historic business of Company or from using a significant portion of Company's historic assets in a business following the Merger.

   AI Company and Company shareholders will each pay their respective expenses, if any, incurred in connection with or as part of the Merger or related transactions. Company has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Company Capital Stock in connection with or as part of the Merger or any related transactions. Company has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Capital Stock.

   AI There is no intercorporate indebtedness existing between Parent and Company or between Merger Sub and Company that was issued, acquired or will be settled at a discount.

   AI As of the date hereof, the only capital stock of the Company issued and outstanding is Company Common Stock, Series A Preferred Stock and Series B Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock will be converted to Company Common Stock immediately prior to the Effective Time. At the Effective Time, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent's acquisition or retention of ownership of at least 80 percent of the total combined voting power of all classes of Company stock and at least 80 percent of the total number of shares of each class of Company non-voting stock.

   AI In the Merger, shares of Company Capital Stock representing control of Company, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent. For purposes of this representation, any shares of Company Capital Stock exchanged for cash or other property originating with Parent will be treated as outstanding Company Capital Stock at the Effective Time.

   AI In the Merger, no liabilities of Company or shareholders of Company will be assumed by Parent, and none of the Company Capital Stock acquired by Parent will be subject to liabilities.

   AI Company is not an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

   AI At no time during the 5-year period ending at the Effective Time did the fair market value of the Company's United States real property interests within the meaning of Section 897 of the Code equal or exceed 50% of the fair market value of its United States real property interests, its interests in real property located outside the United States, plus any other of its assets which are used or held for use in a trade or business, as these terms are defined in Section 897 of the Code. For purposes of this representation, a United States real property interest includes a leasehold interest in real property located in the United States.

   AI No person owns, directly or indirectly, 50 percent or more in value of the stock of the Company within the meaning of Section 1298 of the Code.

   AI Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

   AI At the Effective Time, the total fair market value of the assets of Company will exceed the total liabilities of the Company assumed plus the amount of any liabilities to which the assets of Company are subject.

   AI The payment of cash in lieu of fractional shares of Parent Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to holders of Company Capital Stock instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to holders of Company Capital Stock. The fractional share interests of each holder of Company Capital Stock will be aggregated and, to the knowledge of the management of Company, no holder of Company Capital Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

   AI None of the employee compensation (or director compensation) received by any shareholder-employees (or director-employees) of Company is or will be separate consideration for, or allocable to, any of their shares of Company Capital Stock to be surrendered in the Merger. None of the shares of Parent Common Stock to be received by any shareholder-employee (or director employee) of the Company in the Merger will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any shareholder of the Company who will be an employee or provide advisory services for Parent, Merger Sub, Company or any affiliate thereof after the Merger will be determined by bargaining at arm's length.

   AI The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, as described in the Proxy Statement, and none of the material terms and conditions thereof have been or will be waived or modified.

   AI The Merger Agreement and the documents described in the Merger Agreement represent the entire understanding of Parent, Merger Sub and Company with respect to the Merger.

   AI Company will not take any position on any Federal, state or local income or franchise tax return, or take any tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined by Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

   AI The shareholder's agreement dated as of August 31, 1998 was terminated prior to the signing of the Agreement.

   Morrison & Foerster LLP may rely, without further inquiry, on this Certificate in rendering its opinion as to certain United States federal income tax consequences of the Merger and we will promptly and timely inform them if, after signing this Certificate, we have reason to believe that any of the above certifications ceases to be true, correct and complete in any respect.

                                          Very truly yours,

                                          VIRTUAL COMMUNITIES, INC.

                                          By___________________________________

                                          Name_________________________________

                                          Title________________________________

                       HEURISTIC DEVELOPMENT GROUP, INC.

                             REPRESENTATION LETTER

June   , 1999

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105

Ladies and Gentlemen:

   In connection with the opinion to be delivered pursuant to Section 8.2(d) of the Agreement and Plan of Merger (the "Agreement")/1/ dated as of June , 1999, among Heuristic Development Group, Inc., a Delaware corporation ("Parent"), HDG Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Virtual Communities, Inc., a Delaware corporation ("Company"), the undersigned officer of Parent hereby certifies and represents as to Parent and Merger Sub, after due inquiry and investigation, as follows, provided that none of such certifications and representations shall apply to actions taken by HDG after the officers and directors of Parent have been replaced by officers and directors of the Company:

   AI The facts relating to the merger (the "Merger") of Merger Sub with and into Company pursuant to the Agreement and as described in the Parent Proxy
Statement dated     , 1999 (the "Proxy Statement"), are, insofar as such facts pertain to Parent and Merger Sub, true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects at the Effective Time./2/

   AI The consideration to be received in the Merger by holders of the outstanding capital stock of the Company ("Company Capital Stock") was determined by arm's length negotiations between the managements of Parent and Company.

   AI In connection with the Merger, no holder of Company Capital Stock will receive in exchange for such stock, directly or indirectly, any consideration other than Parent Common Stock, cash in lieu of a fractional share thereof, and cash paid to dissenters. No more than 7% in value of the shares of the Company will dissent to the Merger.

   AI After the Merger, the Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger, and the management of the Parent and Merger Sub has no knowledge, or reason to believe, that after the Merger, the Company will not hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this representation, assets of Merger Sub or Company held immediately prior to the Merger include amounts paid or incurred by Merger Sub or Company in connection with the Merger, including amounts used to pay reorganization expenses, amounts paid to dissenters and all payments, redemptions and distributions (except for regular, normal dividends) made by the Company contemporaneously with, in contemplation of or as part of the Merger. The management of the Parent and Merger Sub has no knowledge, or reason to believe, that the foregoing representation as to the Company will be untrue even if the amount of $452,625 paid by Company in redemptions and loan repayments were treated as an asset of the Company held immediately prior to the Merger.
--------
/1/References contained in this Certificate to the "Agreement" include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

/2/Capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

   AI Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). Merger Sub has been formed solely in order to consummate the Merger, and at no time has or will Merger Sub conduct any business activities or other operations of any kind other than the issuance of its stock to Parent prior to the Effective Time.

   AI Following the Merger, Parent has no plan or intention to cause Company to issue any additional shares of stock which would result in Parent losing control of Company within the meaning of Section 368(c) of the Code.

   AI Except for cash paid in lieu of fractional shares of Parent Common Stock pursuant to the Merger, neither Parent nor any persons related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) has any plan or intention to purchase, redeem or otherwise acquire any of the Parent Common Stock issued pursuant to the Merger.

   AI Parent does not have any stock repurchase programs in effect and has no plan or intention to adopt any such programs in connection with the Merger.

   AI Parent has no plan or intention to: (a) liquidate Company; (b) merge Company with or into another corporation; (c) sell, exchange, transfer or otherwise dispose of any stock of Company except for transfers described in
Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-1(d); or
(d) cause Company to sell, exchange, transfer or otherwise dispose of any of its assets or of any assets acquired from Merger Sub in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.

   AI In the Merger, Merger Sub will have no liabilities (other than immaterial liabilities related to its incorporation) assumed by Company and will not transfer to Company any assets subject to liabilities.

   AI Following the Merger, Parent will cause Company to continue its historic business or will use a significant portion of its historic assets in a business.

   AI Parent and Merger Sub will each pay its or their respective expenses, if any, incurred in connection with or as part of the Merger and related transactions. Neither Parent nor Merger Sub has paid or will pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Company Capital Stock in connection with or as part of the Merger or any related transactions. Neither Parent nor Merger Sub has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Capital Stock.

   AI There is no intercorporate indebtedness existing between Parent and Company or between Merger Sub and Company that was issued, acquired or will be settled at a discount.

   AI In the Merger, shares of Company Capital Stock representing control of Company, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent. For purposes of this representation, any shares of Company Capital Stock exchanged for cash or other property originating with Parent will be treated as outstanding Company Capital Stock at the Effective Time.

   AI In connection with the Merger, no liabilities of Company or shareholders of Company will be assumed by Parent, and none of the Company Capital Stock acquired by Parent will be subject to liabilities.

   AI The payment of cash in lieu of fractional shares of Parent Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to holders of Company Capital Stock instead of issuing fractional shares of Parent Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to holders of Company Capital Stock. The fractional share interests of each holder of Company Capital Stock will be aggregated and, to the knowledge of the management of Parent, no holder of Company Capital Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

   AI None of the employee compensation (or director compensation) received by any shareholder-employees (or director employees) of Company is or will be separate consideration for, or allocable to, any of their shares of Company Capital Stock to be surrendered in the Merger. None of the shares of Parent Common Stock to be received by any shareholder-employee (or director employee) of the Company in the Merger will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any shareholder of the Company who will be an employee or provide advisory services for Parent, Merger Sub, Company or any affiliate thereof after the Merger will be determined by bargaining at arm's length.

   AI Neither Parent nor any subsidiary of Parent has acquired or prior to the Merger will acquire, or has owned in the past five years, beneficially or of record, any class of stock of Company or any securities of Company or any instrument giving the holder the right to acquire any such stock or securities.

   AI Neither Parent nor Merger Sub is an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

   AI The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, as described in the Proxy Statement, and none of the material terms and conditions thereof have been or will be waived or modified.

   AI The Merger Agreement and the documents described in the Merger Agreement represent the entire understanding of Parent, Merger Sub and Company with respect to the Merger.

   AI Neither Parent nor Merger Sub will take any position on any Federal, state or local income or franchise tax return, or take any tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined by Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

   Morrison & Foerster llp may rely, without further inquiry, on this Certificate in rendering its opinion as to certain United States federal income tax consequences of the Merger and we will promptly and timely inform them if, after signing this Certificate, we have reason to believe that any of the above certifications ceases to be true, correct and complete in any respect.

                                          Very truly yours,

                                          HEURISTIC DEVELOPMENT, INC.

                                          By __________________________________
                                          Name ________________________________
                                          Title _______________________________

                       FUTURE OFFICERS AND DIRECTORS OF
                       HEURISTIC DEVELOPMENT GROUP, INC.

                             REPRESENTATION LETTER

June   , 1999

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105

Ladies and Gentlemen:

   In connection with the opinion to be delivered pursuant to Section 8.2(d) of the Agreement and Plan of Merger (the "Agreement")/3/ dated as of June , 1999, among Heuristic Development Group, Inc., a Delaware corporation ("Parent"), HDG Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Virtual Communities, Inc., a Delaware corporation ("Company"), the undersigned, who will be the officers and directors of Parent subsequent to the Merger, hereby certify and represent as to Parent and Merger Sub, after due inquiry and investigation, as follows, provided that none of such certifications and representations shall apply to actions taken by HDG prior to the time that the officers and directors of Parent have been replaced by officers and directors of the Company/4/,:

   AI After the Merger, to the knowledge of the undersigned, Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger, and, to the knowledge of the undersigned, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this representation, assets of Merger Sub or Company held immediately prior to the Merger include amounts paid or incurred by Merger Sub or Company in connection with the Merger, including amounts used to pay reorganization expenses, amounts paid to dissenters and all payments, redemptions and distributions (except for regular, normal dividends) made by the Company contemporaneously with, in contemplation of or as part of the Merger. The foregoing representation as to the Company will be true even if the amount of $452,625 paid by Company in redemptions and loan repayments were treated as an asset of the Company held immediately prior to the Merger.

   AI Following the Merger, Parent has no plan or intention to cause Company to issue any additional shares of stock which would result in Parent losing control of Company within the meaning of Section 368(c) of the Internal Revenue Code (the "Code").

   AI Except for cash paid in lieu of fractional shares of Parent Common Stock pursuant to the Merger, neither Parent nor any persons related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) have any plan or intention to purchase, redeem or otherwise acquire any of the Parent Common Stock issued pursuant to the Merger.

   AI Parent has no plan or intention to adopt any stock repurchase program in connection with the Merger.

   AI Parent has no plan or intention to: (a) liquidate Company; (b) merge Company with or into another corporation; (c) sell, exchange, transfer or otherwise dispose of any stock of Company except for transfers described in
Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-1(d); or
(d) cause Company to sell, exchange, transfer or otherwise dispose of any of its assets or of any assets acquired from Merger Sub in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.
--------
/3/References contained in this Certificate to the "Agreement" include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

/4/Capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

   AI Following the Merger, Parent will cause Company to continue its historic business or will use a significant portion of its historic assets in a business.

   AI Neither Parent nor Merger Sub has paid or will pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Company Capital Stock in connection with or as part of the Merger or any related transactions. Neither Parent nor Merger Sub has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Capital Stock.

   AI Neither Parent nor Merger Sub will take any position on any Federal, state or local income or franchise tax return, or take any tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined by Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

   Morrison & Foerster LLP may rely, without further inquiry, on this Certificate in rendering its opinion as to certain United States federal income tax consequences of the Merger and we will promptly and timely inform them if, after signing this Certificate, we have reason to believe that any of the above certifications ceases to be true, correct and complete in any respect.

                                          Very truly yours,

                                   EXHIBIT X
                                   ---------

[Closing Date]

Heuristic Development Group, Inc.
1219 Morningside Drive
Manhattan Beach, CA 90266

Virtual Communities, Inc.
151 West 25th Street
New York, NY 10001

Gentlemen:

   This letter is being delivered to you in connection with the proposed merger (the "Merger") of a wholly-owned subsidiary ("HDG Sub") of Heuristic Development Group, Inc., a Delaware corporation ("HDG"), with and into Virtual Communities, Inc., a Delaware corporation ("VCI"), as substantially described in that certain letter of intent dated March 31, 1999, between VCI and HDG (the "LOI"), and pursuant to the subsequent negotiations of VCI and HDG following the execution and delivery of such letter of intent (including the subsequent determination to structure the Merger as a "reverse triangular merger").

   The undersigned, for himself and itself, as the case may be, and his or its respective agents, representatives, successors and assigns (collectively, the "Undersigned") hereby acknowledges and agrees, effective upon the consummation of the Merger, as follows:

   (a) There are no claims, rights, damages, costs (including costs of suit and attorneys' fees and expenses), demands, causes of action, liabilities and suits, of whatever nature, character, type or description, including, but not limited to, any claims for salary, wages, bonuses, fees or other compensation (collectively, "Claims"), existing or potential, known or suspected, that have been, could have been or in the future might be asserted by the Undersigned against any and all of HDG, HDG Sub, VCI or any of their shareholders, officers, directors, employees, agents, representatives, successors and assigns (collectively, the "HDG Parties"), arising out of facts or circumstances occurring at any time on or prior to the consummation of the Merger (the "Closing"); provided, however, that this letter shall not be construed to waive, release or discharge any right, claim or interest that the Undersigned may have by reason of the Undersigned's ownership of any option, warrant or share of capital stock of HDG except for the Undersigned's rights to initiate, assert or join as a party to any claim, demand, cause of action or suit of any kind arising out of facts or circumstances occurring at any time on or prior to the Closing which shall be waived, released and discharged in full.

   (b) For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Undersigned does hereby fully, unconditionally, irrevocably and without reserve release and discharge each HDG Party from any Claim, whether existing or potential, known or unknown, suspected or unsuspected, that have been, could have been or in the future might be asserted by the Undersigned, arising out of or in any way relating to any facts or circumstances referred to in paragraph (a) above and as limited therein; provided, however, that paragraphs (a) and (b) shall not be applicable to any indemnification right the Undersigned may have under the definitive Agreement and Plan of Merger between VCI, HDG and HDG Sub to be executed and delivered with respect to the Merger.

   (c) The Undersigned makes this statement for your benefit and protection with the understanding that you (and any assignee or successor thereof) intend to rely upon the statements contained herein in proceeding to consummate the Merger and the transactions contemplated in the LOI, as such LOI may be amended in writing or otherwise.

   The Undersigned agrees to execute and deliver such other documents or instruments which are necessary or desirable to evidence and affect the matters referred to in this letter agreement. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. No modification, amendment, supplement to or waiver of this letter agreement shall be binding unless made in writing and duly signed by the Undersigned, VCI and HDG. This letter agreement shall be binding upon and shall inure to the benefit of the Undersigned, HDG, HDG Sub, VCI and their respective successors and assigns.

                                          Sincerely,

                                          _____________________________________
                                          Print Name:

                                   EXHIBIT XI
                                   ----------

                                    AMENDED
                                      AND
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       HEURISTIC DEVELOPMENT GROUP, INC.

                         Adopted in accordance with the
                       provisions of Sections 242 and 245
                    of the Delaware General Corporation Law
                    ---------------------------------------

   The Certificate of Incorporation of Heuristic Development Group, Inc. (the "Corporation"), as (i) originally filed with the Secretary of the State of Delaware on July 20, 1994 under the name of EIS International Group, Ltd., (ii) as amended on August 8, 1994, (iii) as amended by the filing of the Certificate of Designation of Series A Preferred Stock on August 23, 1994, (iv) as amended on March 3, 1995, and (v) as amended on October 23, 1996, is hereby amended, restated and duly adopted as set forth below pursuant to the provisions of
Section 245 of the Delaware General Corporation Law, and pursuant to resolutions adopted by the Board of Directors of the Corporation by unanimous
written consent dated           , 1999, in accordance with the provisions of
Section 141(f) of the Delaware General Corporation Law and the Certificate of Incorporation, as amended, and the Bylaws of the Corporation, and pursuant to resolutions adopted by holders of the necessary number of shares of the
Corporation's capital stock, acting at a special meeting held on             ,
1999, in accordance with the provisions of Sections 211-231 of the Delaware General Corporation Law and the Certification of Incorporation, as amended, and the Bylaws, of the Corporation.

   THE UNDERSIGNED does hereby certify as follows:

   FIRST: The name of the Corporation (hereinafter referred to as the "Corporation") is

                           VIRTUAL COMMUNITIES, INC.

   SECOND: The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

   FOURTH: The aggregate number of shares of all classes of stock which the Corporation shall have the authority to issue is Fifty Million (50,000,000) shares, of which Forty-five Million (45,000,000) shares, par value $0.01 each, shall be common stock (the "Common Stock") and Five Million (5,000,000) shares, par value $0.01 each, shall be preferred stock (the "Preferred Stock").

   The relative powers, designations, preferences, special rights, restrictions and other matters relating to the Common Stock are as set forth below in this Article Fourth.

   Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this Article Fourth set forth, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions and by executing, acknowledging and filing a certificate of designations pursuant to the Delaware General Corporation Law, is expressly authorized to create, provide for and issue any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter, in any one or more respects from time to time the dividend rights, dividend rates, conversion rights, exchange rights, voting powers (full, limited or non-voting powers), rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them, and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

   There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article Fourth otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

   Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

   FIFTH: Except as set forth in Article FOURTH, the number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the Bylaws. Election of directors need not be by written ballot unless the Bylaws shall so provide.

   SIXTH: In furtherance and not in limitation of the powers and authorities herein or by statute expressly conferred upon them, the Board of Directors, is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation.

   SEVENTH: Meetings of stockholders and directors may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to the provisions of Delaware law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

   EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 or successor provisions of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate the liability of a director for any act or omission occurring prior to the date upon which this provision becomes effective. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein on stockholders, directors or officers are granted subject to these reservations.

   TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

   ELEVENTH: The name and mailing address of the incorporator of the Corporation is Dawn Szafranski, Corporation Service Company, 1013 Centre Road, Wilmington, DE 19805.

   IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Gregory L. Zink, President, and
attested to by Theodore Lanes, Secretary, this     day of             , 1999.

HEURISTIC DEVELOPMENT GROUP, INC.

By: /s/ Gregory L. Zink
 ___________________________________
  Gregory L. Zink,
  President

ATTEST:

/s/ Theodore Lanes
_____________________________________
Theodore Lanes,
Secretary

                                  EXHIBIT XII
                                  -----------

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                           VIRTUAL COMMUNITIES, INC.

                                   ARTICLE I

                                    Offices

                         Section 1.1 Registered Office.
                         ------------------------------

   The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

                           Section 1.2 Other Offices.
                           --------------------------

   The corporation shall also have and maintain an office or principal place of business at 151 West 25th Street, New York, New York 10001 and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                             Stockholders' Meetings

                         Section 2.1 Place of Meetings.
                         ------------------------------

   Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof.

                          Section 2.2 Annual Meetings.
                          ----------------------------

   The annual meetings of the stockholders of the corporation, commencing with the year 2000, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors, or, if not so designated, then at 10:00 a.m. on May 15, in each year if not a legal holiday or weekend, and, if a legal holiday or weekend, at the same hour and place on the next succeeding business day not a holiday or weekend.

                         Section 2.3 Special Meetings.
                         -----------------------------

   Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by the Chairman of the Board or the President or the Board of Directors at any time.

                        Section 2.4 Notice of Meetings.
                        -------------------------------

   (a) Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders, whether annual or special, specifying the place, date and hour and purpose or purposes of the meeting, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote thereat, directed to his address as it appears upon the books of the corporation; except that where the matter to be acted on is a merger or consolidation of the Corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty nor more than sixty days prior to such meeting.

   (b) If at any meeting action is proposed to be taken which, if taken, would entitle shareholders fulfilling the requirements of section 262(d) of the Delaware General Corporation Law to an appraisal of the fair value of their shares, the notice of such meeting shall contain a statement of that purpose and to that effect and shall be accompanied by a copy of that statutory section.

   (c) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than thirty days, or unless after the adjournment a new record date is fixed for the adjourned meeting, in which event a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

   (d) Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, either before or after such meeting, and to the extent permitted by law, will be waived by any stockholder by his attendance thereat, in person or by proxy. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

   (e) Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it or of his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

                         Section 2.5 Quorum and Voting.
                         ------------------------------

   (a) At all meetings of stockholders, except where otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the issued and outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares, the voting of which at said meeting have been enjoined, or which for any reason cannot be lawfully voted at such meeting, shall not be counted to determine a quorum at said meeting. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. At such adjourned meeting at which a quorum is present or represented any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

   (b) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the voting power represented at any meeting at which a quorum is present shall be valid and binding upon the corporation.

   (c) Except where otherwise provided by law, the Certificate of Incorporation or in any Certificate of Designation (as filed by, or caused to be filed by, the corporation with the Secretary of State of the State of Delaware pursuant to Section 151 of the Delaware General Corporation Law), where a separate vote by a class, series or classes is required, a majority of the outstanding shares of such class, series or classes, present in person or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class, series or classes present in person or represented by proxy duly authorized at the meeting shall be the act of such class.

                           Section 2.6 Voting Rights.
                           --------------------------

   (a) Except as otherwise provided by law, only persons in whose names shares entitled to vote stand on the stock records of the corporation on the record date for determining the stockholders entitled to vote at said meeting shall be entitled to vote at such meeting. Shares standing in the names of two or more persons shall be voted or represented in accordance with the determination of the majority of such persons, or, if only one of such persons is present in person or represented by proxy, such person shall have the right to vote such shares and such shares shall be deemed to be represented for the purpose of determining a quorum.

   (b) Every person entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such person or his duly authorized agent, which proxy shall be filed with the Secretary of the corporation at or before the meeting at which it is to be used. Said proxy so appointed need not be a stockholder. No proxy shall be voted on after three years from its date unless the proxy provides for a longer period.

   (c) Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy pursuant to subsection (b) of this section, the following shall constitute a valid means by which a stockholder may grant such authority:

       (1) A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

       (2) A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Such authorization can be established by the signature of the stockholder on the proxy, either in writing or by a signature stamp or facsimile signature, or by a number or symbol from which the identity of the stockholder can be determined, or by any other procedure deemed appropriate by the inspectors or other persons making the determination as to due authorization. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

   (d) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to subsection (c) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

           Section 2.7 Voting Procedures and Inspectors of Elections.
           ----------------------------------------------------------

   (a) The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

   (b) The inspectors shall (I) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots,
(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

   (c) The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the Inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

   (d) In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with
Section 212(c)(2) of the Delaware General Corporation Law, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to subsection (b)(v) of this section shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors' belief that such information is accurate and reliable.

                       Section 2.8 List of Stockholders.
                       ---------------------------------

   The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held, and the list shall be produced and kept at the time and place of meeting during the whole time thereof, and may be inspected by any stockholder who is present.

             Section 2.9 Stockholder Proposals at Annual Meetings.
             -----------------------------------------------------

   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors or otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (I) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

   Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.9, provided, however, that nothing in this Section 2.9 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting in accordance with said procedure.

   The Chairman of an annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2.9, and if he should so determine he shall so declare at the meeting, and any such business not properly brought before the meeting shall not be transacted.

   Nothing in this Section 2.9 shall affect the right of a stockholder to request inclusion of a proposal in the corporation's proxy statement to the extent that such right is provided by an applicable rule of the Securities and Exchange Commission.

  Section 2.10 Nominations of Persons for Election to the Board of Directors.
  ---------------------------------------------------------------------------

   In addition to any other applicable requirements, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders, by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.10. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (I) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the stockholder giving the notice, (I) the name and record address of the stockholder, and (ii) the class and number of shares of the corporation which are beneficially owned by the stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein. These provisions shall not apply to nomination of any persons entitled to be separately elected by holders of preferred stock.

   The Chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare at the meeting and the defective nomination shall be disregarded.

                      Section 2.11 Action Without Meeting.
                      ------------------------------------

   Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, a written consent must be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation in accordance with this Section. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  ARTICLE III

                                   Directors

                     Section 3.1 Number and Term of Office.
                     --------------------------------------

   The number of directors of the corporation shall not be less than three nor more than nine until changed by amendment of the Certificate of Incorporation or by a Bylaw amending this Section 3.1 duly adopted by the vote or written consent of holders of a majority of the outstanding shares or by the Board of Directors. The exact number of directors shall be fixed from time to time, within the limits specified in the Certificate of Incorporation or in this
Section 3.1, by a bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote, or by the Board of Directors. Subject to the foregoing provisions for changing the number of directors, the number of directors of the corporation has been fixed at seven.

   Except as provided in Section 3.3 of this Article III, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

                              Section 3.2 Powers.
                              -------------------

   The powers of the corporation shall be exercised, its business conducted and its property controlled by or under the direction of the Board of Directors.

                             Section 3.3 Vacancies.
                             ----------------------

   Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant, and until his successor shall have been duly elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this section in the case of the death, removal, incapacity or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected (including any meeting referred to in Section 3.4 below) to elect the number of directors then constituting the whole Board of Directors.

                     Section 3.4 Resignations and Removals.
                     --------------------------------------

   (a) Any director may resign at any time by delivering his written resignation to the Board of Directors, the President or the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Board of Directors, the President or the Secretary or at the pleasure of the Board of Directors. If no such specification is made it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

   (b) At a special meeting of stockholders called for the purpose in the manner hereinabove provided, the Board of Directors, or any individual director, may be removed from office, with or without cause, and a new director or directors elected by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

                             Section 3.5 Meetings.
                             ---------------------

   (a) The annual meeting of the Board of Directors shall be held immediately after the annual stockholders' meeting and at the place where such meeting is held or at the place announced by the Chairman at such meeting. No notice of an annual meeting of the Board of Directors shall be necessary and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

   (b) Except as hereinafter otherwise provided, regular meetings of the Board of Directors shall be held in the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof. Regular meetings of the Board of Directors may also be held at any place within or without the State of Delaware which has been designated by resolutions of the Board of Directors or the written consent of all directors.

   (c) Special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board or, if there is no Chairman of the Board, by the President, or by a majority of the directors.

   (d) Written notice of the time and place of all regular and special meetings of the Board of Directors shall be delivered personally to each director or sent by telegram or facsimile transmission at least 48 hours before the start of the meeting, or sent by first class mail at least 120 hours before the start of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat.

                         Section 3.6 Quorum and Voting.
                         ------------------------------

   (a) A quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time in accordance with Section
3.1 of Article III of these Bylaws, but not less than one; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

   (b) At each meeting of the Board of Directors at which a quorum is present all questions and business shall be determined by a vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation, or these Bylaws. At each meeting of the Board of Directors, each director present thereat shall have one vote.

   (c) Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

   (d) The transactions of any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

                      Section 3.7 Action Without Meeting.
                      -----------------------------------

   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board or committee.

                       Section 3.8 Fees and Compensation.
                       ----------------------------------

   Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board of Directors; provided, however, that nothing herein shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

                            Section 3.9 Committees.
                            -----------------------

   (a) Executive Committee: The Board of Directors may appoint an Executive Committee of not less than one member, each of whom shall be a director. The Executive Committee, to the extent permitted by law, shall have and may exercise when the Board of Directors is not in session all powers of the Board in the management of the business and affairs of the Corporation, except such committee shall not have the power or authority to amend these Bylaws or to approve or recommend to the stockholders any action which must be submitted to stockholders for approval under the General Corporation Law.

   (b) Other Committees: The Board of Directors may, by resolution passed by a majority of the whole Board, from time to time appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committee, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

   (c) Term: The members of all committees of the Board of Directors shall serve a term coexistent with that of the Board of Directors which shall have appointed such committee. The Board, subject to the provisions of subsections
(a) or (b) of this Section 3.9, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee; provided, that no committee shall consist of less than one member. The membership of a committee member shall terminate on the date of his death or voluntary resignation, but the Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, incapacity, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

   (d) Meetings: Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 3.9 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter; special meetings of any such committee may be held at the principal office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof; or at any place which has been designated from time to time by resolution of such committee or by written consent of all members thereof, and may be called by any director who is a member of such committee, upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time after the meeting and will be waived by any director by attendance thereat. A majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

                                   ARTICLE IV

                                    Officers

                        Section 4.1 Officers Designated.
                        --------------------------------

   The officers of the corporation shall be a President, a Secretary, and a Treasurer. The Board of Directors or the President may also appoint a Chairman of the Board, one or more Vice-Presidents, assistant secretaries, assistant treasurers, and such other officers and agents with such powers and duties as it or he shall deem necessary. The order of the seniority of the Vice-Presidents shall be in the order of their nomination, unless otherwise determined by the Board of Directors. The Board of Directors may assign such additional titles to one or more of the officers as they shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

                   Section 4.2 Tenure and Duties of Officers.
                   ------------------------------------------

   (a) General: All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the corporation.

   (b) Duties of the Chairman of the Board of Directors: The Chairman of the Board of Directors (if there be such an officer appointed) shall be the chief executive officer of the corporation and, when present, shall preside at all meetings of the shareholders and the Board of Directors. The Chairman of the Board of Directors shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

   (c) Duties of President: The President shall be the chief executive officer of the corporation in the absence of the Chairman of the Board and shall preside at all meetings of the shareholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The President shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

   (d) Duties of Vice-Presidents: The Vice-Presidents, in the order of their seniority, may assume and perform the duties of the President in the absence or disability of the President or whenever the office of the President is vacant. The Vice-President shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

   (e) Duties of Secretary: The Secretary shall attend all meetings of the shareholders and of the Board of Directors and any committee thereof, and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice, in conformity with these Bylaws, of all meetings of the shareholders, and of all meetings of the Board of Directors and any Committee thereof requiring notice. The Secretary shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

   (f) Duties of Treasurer: The Treasurer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner, and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct any Assistant Treasurer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

                                   ARTICLE V

                    Execution of Corporate Instruments, and
                 Voting of Securities Owned by the Corporation

                Section 5.1 Execution of Corporate Instruments.
                -----------------------------------------------

   (a) The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the corporation.

   (b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the corporation, shall be executed, signed or endorsed by the Chairman of the Board (if there be such an officer appointed) or by the President; such documents may also be executed by any Vice-President and by the Secretary or Treasurer or any Assistant Secretary or Assistant Treasurer. All other instruments and documents requiring the corporate signature, but not requiring the corporate seal, may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.

   (c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation, or in special accounts of the corporation, shall be signed by such person or persons as the Board of Directors shall authorize so to do.

             Section 5.2 Voting of Securities Owned by Corporation.
             ------------------------------------------------------

   All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors or, in the absence of such authorization, by the Chairman of the Board (if there be such an officer appointed), or by the President, or by any Vice-President.

                                   ARTICLE VI

                                Shares of Stock

                Section 6.1 Form and Execution of Certificates.
                -----------------------------------------------

   Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman of the Board (if there be such an officer appointed), or by the President or any Vice-President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

                         Section 6.2 Lost Certificates.
                         ------------------------------

   The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to indemnify the corporation in such manner as it shall require and/or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

                             Section 6.3 Transfers.
                             ----------------------

   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed, and with such proof of the authenticity of the endorsement and of authority to transfer and of payment of transfer taxes as the corporation or its agents may require.

                        Section 6.4 Fixing Record Dates.
                        --------------------------------

   (a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the date on which the meeting is held. A determination of stockholders of record entitled notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

   (b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the Delaware General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

   (c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                      Section 6.5 Registered Stockholders.
                      ------------------------------------

   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VII

                      Other Securities of the Corporation

   All bonds, debentures and other corporate securities of the corporation, other than stock certificates, may be signed by the Chairman of the Board (if there be such an officer appointed), or the President or any Vice-President or such other person as may be authorized by the Board of Directors and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signature of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation, or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

                                  ARTICLE VIII

                                 Corporate Seal

   The corporate seal shall consist of a die bearing the name of the corporation and the state and date of its incorporation. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                   ARTICLE IX

          Indemnification of Officers, Directors, Employees and Agents

                     Section 9.1 Right to Indemnification.
                     -------------------------------------

   Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "Proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an "Agent"), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter "Expenses"); provided, however, that except as to actions to enforce indemnification rights pursuant to Section 9.3 of this Article, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right.

                   Section 9.2 Authority to Advance Expenses.
                   ------------------------------------------

   Expenses incurred by an officer or director (acting in his capacity as such) in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, provided, however, that if required by the Delaware General Corporation Law, as amended, such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise. Expenses incurred by other Agents of the corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board of Directors deems appropriate. Any obligation to reimburse the corporation for Expense advances shall be unsecured and no interest shall be charged thereon.

                  Section 9.3 Right of Claimant to Bring Suit.
                  --------------------------------------------

   If a claim under Section 9.1 or 9.2 of this Article is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys' fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

                      Section 9.4 Provisions Nonexclusive.
                      ------------------------------------

   The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate, agreement, or vote of the stockholders or disinterested directors is inconsistent with these bylaws, the provision, agreement, or vote shall take precedence.

                        Section 9.5 Authority to Insure.
                        --------------------------------

   The corporation may purchase and maintain insurance to protect itself and any Agent against any Expense, whether or not the corporation would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this Article.

                        Section 9.6 Survival of Rights.
                        -------------------------------

   The rights provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                       Section 9.7 Settlement of Claims.
                       ---------------------------------

   The corporation shall not be liable to indemnify any Agent under this Article (a) for any amounts paid in settlement of any action or claim effected without the corporation's written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

                        Section 9.8 Effect of Amendment.
                        --------------------------------

   Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification.

                            Section 9.9 Subrogation.
                            ------------------------

   In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

                    Section 9.10 No Duplication of Payments.
                    ----------------------------------------

   The corporation shall not be liable under this Article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

                                   ARTICLE X

                                    Notices

   Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, the same shall be given in writing, timely and duly deposited in the United States Mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent. Any notice required to be given to any director may be given by the method hereinabove stated, or by telegram or other means of electronic transmission, except that such notice other than one which is delivered personally, shall be sent to such address or (in the case of facsimile telecommunication) facsimile telephone number as such director shall have filed in writing with the Secretary of the corporation, or, in the absence of such filing, to the last known post office address of such director. If no address of a stockholder or director be known, such notice may be sent to the office of the corporation required to be maintained pursuant to Section 1.2 of
Article I hereof. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall be conclusive evidence of the statements therein contained. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing and all notices given by telegram or other means of electronic transmission shall be deemed to have been given as at the sending time recorded by the telegraph company or other electronic transmission equipment operator transmitting the same. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such a stockholder or such director to receive such notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation, or of these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

                                   ARTICLE XI

                                   Amendments

   These Bylaws may be repealed, altered or amended or new Bylaws adopted by written consent of stockholders in the manner authorized by Section 2.11 of
Article II, or at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by these Bylaws or the Certificate of Incorporation. The Board of Directors shall also have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws and provided that the Board of Directors shall not make or alter any Bylaws fixing the qualifications, classifications, or term of office of directors.

                                  EXHIBIT XIII
                                  ------------

[Closing Date]

Heuristic Development Group, Inc.
1219 Morningside Drive
Manhattan Beach, CA 90266

Virtual Communities, Inc.
151 West 25th Street
New York, NY 10001

Gentlemen:

   This letter is being delivered to you concurrent with the merger (the "Merger") of HDG Acquisition Sub, Inc., a Delaware corporation ("HDG Sub"), a wholly-owned subsidiary of Heuristic Development Group, Inc., a Delaware corporation ("HDG"), with and into Virtual Communities, Inc., a Delaware corporation ("VCI"), pursuant to that certain Agreement and Plan of Merger,
dated May   , 1999, among HDG, HDG Sub and VCI (the "Merger Agreement").

   The undersigned, for himself and his agents, representatives, successors and assigns (collectively, the "Undersigned"), hereby acknowledges and agrees, effective upon the consummation of the Merger (the "Closing"), as follows:

Securities Exchange Agreement
-----------------------------

   Reference is hereby made to that certain letter agreement, of even date herewith, between the parties hereto (the "Securities Exchange Agreement"). Capitalized terms not defined herein, including the term "Warrant," shall have the meanings given to such terms in the Securities Exchange Agreement.

Limited Recourse Guaranty
-------------------------

   The Undersigned hereby irrevocably and unconditionally guarantees the representation and warranty of HDG made at Closing that the condition of Closing set forth in Section 8.2(s) of the Merger Agreement (but only insofar as it relates to HDG's costs, fees and expenses as contemplated by Section 10.5 of the Merger Agreement) was satisfied in full prior to Closing (the "Representation"). HDG's sole recourse with respect to this guaranty shall be limited as provided by the Adjustment remedy set forth in this section.

   Attached hereto is a schedule (the "Schedule") of HDG's and HDG Sub's costs, fees and expenses prepared for purposes of evidencing HDG's satisfaction of the condition set forth in Section 8.2(s) of the Merger Agreement, which the undersigned hereby confirms to be accurate and correct.

   If (a) the Representation is inaccurate, (b) HDG is required to pay any fee, loss, damage, claim, liability, cost or expense not set forth on the Schedule (a "Loss"), (c) the aggregate amount of all Losses exceeds $5,000, and (d) HDG has notified the Undersigned of the Loss in writing as set forth herein below before or on the date that is 4 months from the date of Closing, then, with respect to each such Loss (to the extent the aggregate of such Losses exceeds $5,000), HDG shall be entitled to amend, by its sole action, the Warrant to reduce the amount of shares of HDG Common Stock that may be acquired upon the exercise of the Warrant by the Adjustment.

   For purposes of this agreement, the following terms shall have the following meanings:

       "Adjustment" shall equal the Loss (to the extent the aggregate of such Losses exceeds $5,000) divided by the Spread.

       "Spread" shall equal the difference between the exercise price of the Warrant and the average closing bid price of the HDG Common Stock trading on the Nasdaq SmallCap Market for the 5 consecutive trading days prior to the date that HDG provides notice of the Loss to the Undersigned, or if not so trading, the difference between the exercise price of the Warrant and the fair market value of one (1) share of HDG Common Stock (as determined by the HDG Board of Directors in good faith) on the date that HDG provides notice of the Loss to the Undersigned. In the event that the Spread is less than $.01, the Spread shall equal $.01.

Notice of Loss
--------------

   Upon the occurrence of each of the events set forth in clauses (a), (b) and
(c) above with respect to any Loss, HDG shall give the Undersigned written notice stating that HDG has paid or properly accrued such Loss in an aggregate stated amount (a "Claim"), and specifying in reasonable detail each individual item of fee, loss, damage, claim, liability, cost or expense included in the Claim so stated and the date each such item was paid or properly accrued. For a period of 14 days from the date of any such notice, HDG shall not make the Adjustment to the Warrant unless HDG shall have received from the Undersigned written authorization to do so. After the expiration of such 14-day period, HDG may make the Adjustment, provided that no such Adjustment may be made to which the Undersigned has objected in a written statement delivered to HDG before the expiration of the 14-day period.

Settlement of Disputed Claims; Arbitration
------------------------------------------

   If the Undersigned objects in writing to any Adjustment based on any Claim, HDG and the Undersigned will attempt in good faith to agree on the rights of the respective parties regarding each disputed Claim. If HDG and the Undersigned do so agree, a memorandum setting forth the agreement will be prepared, executed and delivered by both parties, and HDG will thereafter be entitled to make an Adjustment to the Warrant in accordance with the terms of such memorandum. If no such agreement can be reached after good faith negotiation, either HDG or the Undersigned may demand arbitration of the matter as provided herein below.

Arbitration of Claims
---------------------

   Only disputes with respect to the implementation of this letter agreement shall be subject to final and binding arbitration (an "Arbitration") conducted before a single neutral arbitrator, who shall be a certified public accountant nominated according to the Commercial Arbitration Rules of the American Arbitration Association sitting in the City of New York, New York. The judgment rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any such Arbitration shall commence within 14 days of the date of filing a notice of intention to arbitrate with the arbitrator after serving the notice on the other party, and the arbitrator shall render his or her decision within 30 days of the date of filing such notice of intention to arbitrate with the arbitrator. In any such Arbitration, the arbitrator shall determine all questions or arbitrability, including, without limitation, the scope of this agreement to arbitrate a Claim, whether an agreement to arbitrate exists and if so whether it covers the disputed Claim in question.

   Any such Arbitration shall be administered by the arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration award shall be in writing. The arbitrator may not make any ruling, finding or award that does not conform to the terms and conditions of this letter agreement. Each party shall pay its share of the fees and costs of the Arbitration and of the arbitrator, provided that the arbitrator shall reallocate same in favor of the prevailing party as set forth herein below.

Attorneys' Fees and Costs
-------------------------

   The prevailing party in any Arbitration, or in any other legal action or proceeding brought for the enforcement of this letter agreement, or because of any alleged dispute, breach or default based on or arising under this letter agreement, shall be entitled to recover reasonable attorneys' fees and other costs incurred in such Arbitration, action or proceeding, including the Arbitrator's fees and costs, in addition to any other relief to which it may be entitled.

Pledge
------

   As security for the Undersigned's guaranty under this agreement, the Undersigned hereby pledges, assigns, transfers and grants to HDG a lien on and security in and to all of the right, title and interest of the Undersigned in the Warrant, and hereby delivers the Warrant to HDG for purposes of perfecting HDG's security interest in the Warrant.

   The Undersigned hereby agrees that he shall not and shall not be entitled to exercise the Warrant for the period commencing on the date of the Closing and ending on the date 6 months from the date of the Closing.

   Upon termination of this agreement by mutual consent of the parties or as provided herein, HDG shall return the Warrant to the Undersigned, with any amendments permitted in accordance with this agreement.

Further Assurances
------------------

   The Undersigned agrees that at any time and from time to time, the Undersigned will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that HDG may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable HDG to exercise and enforce its rights and remedies hereunder with respect to the Warrant.

Ownership of Warrant
--------------------

   Except as provided herein, the Undersigned owns the Warrant free and clear of all liens, pledges, charges, security interests, claims, options or encumbrances of any kind whatsoever and pursuant to this agreement transfers the Warrant to HDG free of all liens, pledges, charges, security interests, claims, options and encumbrances.

Ownership of Warrant
--------------------

   Except as provided herein, the Undersigned owns the Warrant free and clear of all liens, pledges, charges, security interests, claims, options or encumbrances of any kind whatsoever and pursuant to this agreement transfers the Warrant to HDG free of all liens, pledges, charges, security interests, claims, options and encumbrances.

Due Authorization
-----------------

   The Undersigned has all requisite capacity to execute, deliver and perform its obligations under this agreement. This agreement constitutes the valid, legal and binding obligation of the Undersigned enforceable against the Undersigned in accordance with its terms.

Effect of Agreement
-------------------

   Neither the execution, delivery nor performance of this agreement nor the consummation by the Undersigned of the transactions contemplated hereby will, with or without the giving of notice and/or the passage of time, conflict with, result in any violation of, or constitute a default under any law, regulation, judgment, decree, order or any other restriction of any kind or character by which the Undersigned is bound.

Governmental and Other Consents
-------------------------------

   No consent, approval, waiver, license or authorization of or designation, declaration or filing with any governmental authority or other person or entity is required in connection with the execution, delivery or performance of this agreement by the Undersigned or the consummation of the transactions contemplated hereby and thereby.

Miscellaneous
-------------

   This agreement and all other agreements or instruments executed, issued or delivered in accordance herewith shall be construed and enforced in accordance with and governed by the laws of the State of New York. This agreement shall be binding upon and enure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that the Undersigned may not assign any of its rights or obligations under this agreement without the prior written consent of HDG and VCI. This agreement, the Securities Exchange Agreement and the Merger Agreement embody the entire agreement and understanding between the Undersigned, HDG and VCI and supersedes all prior agreements and understandings relating to the subject matter hereof. This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. No modification, amendment, supplement to or waiver of this agreement shall be binding unless made in writing and duly signed by the Undersigned, VCI and HDG. The provisions of this agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this agreement in any jurisdiction.

   This agreement shall terminate by its terms on the date after the 6 month anniversary of the date of Closing; provided, however, that HDG shall have a reasonable amount of time thereafter to make any amendments to the Warrant authorized by this agreement, or by any arbitration award as contemplated herein, prior to delivering the Warrant to the Undersigned as required herein.

                                          Sincerely,

                                          _____________________
                                          Gregory L. Zink

AGREED AND ACCEPTED:

Heuristic Development Group, Inc.

By:__________________________________
President

Virtual Communities, Inc.

By:__________________________________
President

                                  EXHIBIT XIV
                                  -----------

                                [HDG LETTERHEAD]

May 28, 1999

D.H. Blair & Co., Inc.
New York, New York

  Re: All Unit Purchase Option agreements, dated February 14, 1997 (the "Agreements"), issued by Heuristic Development Group, Inc (the "Company").

Gentlemen:

   This letter agreement is being delivered to you, on the Company's behalf and on behalf of Virtual Communities, Inc. ("VCI"), in connection with the proposed merger (the "Merger") of a wholly owned subsidiary of the Company with and into VCI, a Delaware corporation, as substantially described in that certain letter of intent dated March 31, 1999 (the "LOI"), between VCI and the Company, and pursuant to the subsequent negotiations of VCI and the Company.

   As an inducement to the Company and VCI to enter into definitive merger documentation and to consummate the Merger (the "Closing"), this letter agreement confirms that, effective as of the date above first written and as of the Closing that: (i) D.H. Blair & Co., Inc. ("Blair"), on behalf of itself and, to the extent permitted by the terms of the individual Unit Purchase Options (as such capitalized term is defined in Section 11(a) of the Underwriting Agreement dated February 11, 1997 by and among D.H. Blair Investment Banking Corp. and the Company), on behalf of all other holders ("Holders") of Unit Purchase Options, irrevocably waives any and all of its and the Holders' piggyback registrations rights, as contemplated by Section 6(a) of the Agreements, from the date above first written through and including the earlier of August 31, 1999 or the date of the Closing; and (ii) Blair irrevocably waives its demand registration rights, as contemplated by Section 6(b) of the Agreements, from the date above first written through and including the date which is the earlier of December 31, 1999 or 90 days after the Closing.

   Blair hereby represents and warrants that it is authorized to enter into, execute and deliver this letter agreement, and that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. No modification, amendment, supplement to or waiver of this letter agreement shall be binding unless made in writing and duly signed by each of Blair, the Company and VCI. This letter agreement shall be binding upon and shall inure to the benefit of Blair, the Company and VCI and their respective permitted successors and assigns.

   Blair agrees to execute and deliver to the Company and VCI such other documents or instruments which are necessary or desirable to evidence and effect the matters referred to in this letter agreement. This letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

   If for any reason the Closing does not occur by December 31, 1999, or the Merger is earlier terminated, this letter agreement will be terminated. On behalf of the undersigned, please acknowledge your agreement to the foregoing by signing and returning this letter.

                                          Very truly yours,

                                          HEURISTIC DEVELOPMENT GROUP, INC.

                                          By:__________________________________
                                          Gregory L. Zink
                                          Chief Executive Officer

AGREED AND ACCEPTED BY:

D.H. BLAIR & CO., INC.

By:__________________________________
Name:________________________________
Title:_______________________________

Date:________________________________

                                [HDG LETTERHEAD]

May 28, 1999

D.H. Blair Investment Banking Corp.
44 Wall Street
New York, New York 10005

  Re: Underwriting Agreement dated February 11, 1997 (the "Agreement") by and among D.H. Blair Investment Banking Corp. ("D.H. Blair") and Heuristic Development Group, Inc. (the "Company").

Gentlemen:

   This letter agreement is being delivered to you, on the Company's behalf and on behalf of Virtual Communities, Inc. ("VCI"), in connection with the proposed merger (the "Merger") of a wholly owned subsidiary of the Company with and into VCI, a Delaware corporation, as substantially described in that certain letter of intent dated March 31, 1999 (the "LOI"), between VCI and the Company, and pursuant to the subsequent negotiations of VCI and the Company.

   As an inducement to the Company and VCI to enter into definitive merger documentation and to consummate the Merger (the "Closing", this letter agreement confirms that, effective as of the date above first written and as of the Closing that: (i) D.H. Blair, on behalf of itself and, to the extent permitted by the terms of the individual Unit Purchase Options (as such capitalized term is defined in Section 11(a) of the Agreement), on behalf of all other holders ("Holders") of Unit Purchase Options, irrevocably waives any and all of its and the Holders' piggyback registrations rights, as contemplated by Section 6(a) of its, and the Holders, Unit Purchase Option agreements, dated February 14, 1997 (the "UPO Agreements"), from the date above first written through and including the earlier of August 31, 1999 or the date of the Closing; (ii) each of D.H. Blair and J. Morton Davis irrevocably waives its or his demand registration rights, as contemplated by Section 6(b) of the UPO Agreements, from the date above first written through and including the date which is the earlier of December 31, 1999 or 90 days after the Closing; (iii) D.H. Blair irrevocably waives all of its rights to any finder's fee with respect to the Merger or any transaction arising prior to the Closing whether pursuant to the terms of the letter agreement, dated December 2, 1996 between D.H. Blair and the Company or otherwise; (iv) D.H. Blair and J. Morton Davis agree not to initiate, assert or join as a party to any claim, demand, cause of action or suit of any kind arising from or under any of the following sections of the Agreement, or Section 3(s) thereof, and (v) the Agreement is amended to delete each of the following sections; provided, however, that Sections 3(m) and 7 are amended as provided below and, as amended, are not waived hereby:

   1. Section 3(d)(ii);

   2. Section 3(m), is amended to add the phrase "or a listing on the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange" between the phrases "such listing" and "for at least";

   3. Section 3(n);

   4. Section 3(p)(iii);

   5. Section 3(q);

   6. Section 3(w);

   7. Section 3(x); and

   8. Section 7, is amended to add the phrase ", prior to the Closing (as defined in the letter agreement, dated May 28, 1999, between the Company, D.H. Blair and J. Morton Davis)," (the "Phrase") between the phrases "controls the Company" and "within the meaning" in the fourth to last sentence therein; and further amended to add the Phrase between the phrases "and controlling persons" and "to the full extent" in the third to last sentence therein.

   D.H. Blair and J. Morton Davis hereby represent and warrant that each is authorized to enter into, execute and deliver this letter agreement, and that D.H. Blair is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. No modification, amendment, supplement to or waiver of this letter agreement shall be binding unless made in writing and duly signed by each of D.H. Blair, J. Morton Davis, the Company and VCI. This letter agreement shall be binding upon and shall inure to the benefit of D.H. Blair, J. Morton Davis, the Company and VCI and their respective permitted successors and assigns.

   Each of D.H. Blair and J. Morton Davis agree to execute and deliver to the Company and VCI such other documents or instruments which are necessary or desirable to evidence and effect the matters referred to in this letter agreement. This letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

   If for any reason the Closing does not occur by December 31, 1999, or the Merger is earlier terminated, this letter agreement will be terminated. By, or on behalf of the undersigned, please acknowledge your agreement to the foregoing by signing and returning this letter.

                                          Very truly yours,

                                          HEURISTIC DEVELOPMENT GROUP, INC.

                                          By:__________________________________
                                          Gregory L. Zink
                                          Chief Executive Officer

AGREED AND ACCEPTED BY:
D.H. BLAIR INVESTMENT BANKING CORP.

By:__________________________________
Name:________________________________
Title:_______________________________

Date:________________________________

J. MORTON DAVIS

Date:________________________________

                                   EXHIBIT XV
                                   ----------

                       HEURISTIC DEVELOPMENT GROUP, INC.

                           HDG ACQUISITION SUB, INC.

                                  CERTIFICATE

                                       OF

                        REPRESENTATIONS AND PERFORMANCE

   This Certificate is provided pursuant to Section 8.2(a) of the Agreement and Plan of Merger (the "Agreement") among Virtual Communities, Inc., Heuristic Development Group, Inc. ("HDG") and HDG Acquisition Sub, Inc. ("HDG Sub"),
dated            , 1999.

   The undersigned, President of each of HDG and HDG Sub, hereby certifies as follows:

  AI That each of the representations and warranties of HDG and HDG Sub contained in the Agreement are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of said date (except in the case of representations and warranties expressly made solely with reference to a particular date).

  AI Each of HDG and HDG Sub has duly performed in all material respects its agreements contained in the Agreement required to be performed on or prior to the date hereof.

Dated:             , 1999                 By___________________________________
                                            Gregory L. Zink, President

                                  EXHIBIT XVI
                                  -----------

                           VIRTUAL COMMUNITIES, INC.

                                  CERTIFICATE

                                       OF

                        REPRESENTATIONS AND PERFORMANCE

   This Certificate is provided pursuant to Section 8.3(a) of the Agreement and Plan of Merger (the "Agreement") among Virtual Communities, Inc. ("VCI"), Heuristic Development Group, Inc. and HDG Acquisition Sub, Inc., dated
           , 1999.

   The undersigned, President of VCI, hereby certifies as follows:

  AI That each of the representations and warranties of VCI contained in the Agreement are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of said date (except in the case of representations and warranties expressly made solely with reference to a particular date).

  AI VCI has duly performed in all material respects its agreements contained in the Agreement required to be performed on or prior to the date hereof.

Dated:             , 1999                 By___________________________________
                                            Avi Moskowitz, President

                                                                      APPENDIX B

                         OPINION OF DUFF & PHELPS, LLC

[Duff & Phelps, LLC letterhead]

July 16, 1999

Board of Directors
Heuristic Development Group, Inc.
1219 Morningside Drive, Suite 102
Manhattan Beach, California 90266

Members of the Board:

   Duff & Phelps, LLC ("Duff & Phelps") has been engaged by Heuristic Development Group, Inc. ("HDG" or the "Company"), as financial advisor to the Board of Directors of the Company in connection with a contemplated transaction (the "Proposed Transaction") involving the Company. Specifically, Duff & Phelps has been engaged to determine whether the Proposed Transaction is fair to the Company's existing stockholders from a financial point of view.

   It is our understanding that the Proposed Transaction is HDG's merger with Virtual Communities, Inc. ("VCI"), whereby HDG would acquire VCI in an all-stock transaction. HDG's existing common stock and Class A and Class B warrants would remain outstanding. VCI's shareholders would receive approximately 11.8 to 14.7 million shares of HDG common stock representing approximately 88 percent to 91 percent of HDG's common stock after the merger (assuming no exercise of the HDG warrants and options or of the VCI options). The Proposed Transaction is expected to close in September 1999.

   For purposes of our opinion and in connection with our review of the Proposed Transaction, we have reviewed and analyzed, among other things, the following:

   1. Draft of the HDG S-4 Proxy Statement dated as of July 12, 1999;

   2. Agreement and Plan of Merger (the "Merger Agreement") Among Virtual Communities, Inc., Heuristic Development Group, Inc., and HDG Acquisition Sub, Inc., dated as of June, 1999;

   3. Letter of Intent, Re: Proposed Merger with Heuristic Development Group, Inc., dated March 31, 1999, as prepared by Avi Moskowitz, President and Chairman of VCI;

   4. Heuristic Development Group, Inc., A Proposal: The Virtual Communities Business Combination, dated March 1999, as prepared by Jesup & Lamont Capital Markets, Inc.;

   5. Virtual Communities, Inc., Confidential Information Memorandum, Series B Preferred Stock, dated April 20, 1999, as prepared by Jesup & Lamont Securities Corporation;

   6. Current financial projections for VCI, as prepared by VCI management;

   7. Unaudited financial statements for VCI for the three months ended March 31, 1999, and audited financial statements for VCI for the years ended December 31, 1997 and 1998.

   8. Unaudited financial statements for HDG for the three months ended March 31, 1999, and audited financial statements for HDG for the years ended December 31, 1997 and 1998.

Board of Directors
Heuristic Development Group, Inc.
July 16, 1999
Page 2

   We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also had discussions with certain officers and employees of HDG and VCI to review the foregoing as well as other matters we believe relevant to our analysis.

   In connection with our opinion, with your permission and without any independent verification, we have relied on the accuracy and completeness of all the financial and other information reviewed by us, furnished or otherwise communicated to us by the Company or obtained by us from publicly available sources. We have not made an independent valuation or appraisal of the assets or liabilities of HDG or VCI and have not been furnished with such valuation or appraisal. Any inaccuracies in the information on which we relied could materially affect our opinion. Previously, Duff & Phelps has not provided any financial advisory services to the Company.

   In rendering this opinion, we have assumed that the Proposed Transaction occurs on terms that are described in the Merger Agreement. Nonetheless, it should be recognized that we are not making any recommendation as to whether the shareholders of HDG should vote in favor of the Proposed Transaction or any other matter.

   Based upon and subject to the foregoing, it is our opinion that, as of date hereof, the Proposed Transaction is fair to the shareholders of HDG's existing common stock from a financial point of view.

                                          Respectfully submitted,

                                          /s/ Duff & Phelps, LLC

                                                                      APPENDIX C

                         DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily mean by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title, (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title;

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event of all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholder, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2)  If the merger or consolidation was approved pursuant to (S)228 or
(S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written requires, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not be3en reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list oat the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon expenses incurred by any stockholder in connection wit the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                              AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION OF

                       HEURISTIC DEVELOPMENT GROUP, INC.

   FIRST: The name of the Corporation (hereinafter referred to as the "Corporation") is

                           VIRTUAL COMMUNITIES, INC.

   SECOND: The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

   FOURTH: The aggregate number of shares of all classes of stock which the Corporation shall have the authority to issue is Fifty Million (50,000,000) shares, of which Forty-five Million (45,000,000) shares, par value $0.01 each, shall be common stock (the "Common Stock") and Five Million (5,000,000) shares, par value $0.01 each, shall be preferred stock (the "Preferred Stock").

   The relative powers, designations, preferences, special rights, restrictions and other matters relating to the Common Stock are as set forth below in this Article Fourth.

   Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this Article Fourth set forth, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions and by executing, acknowledging and filing a certificate of designations pursuant to the Delaware General Corporation Law, is expressly authorized to create, provide for and issue any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter, in any one or more respects from time to time the dividend rights, dividend rates, conversion rights, exchange rights, voting powers (full, limited or non-voting powers), rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them, and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

   There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article Fourth otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

   Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

   FIFTH: Except as set forth in Article FOURTH, the number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the Bylaws. Election of directors need not be by written ballot unless the Bylaws shall so provide.

   SIXTH: In furtherance and not in limitation of the powers and authorities herein or by statute expressly conferred upon them, the Board of Directors, is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation.

   SEVENTH: Meetings of stockholders and directors may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to the provisions of Delaware law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

   EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 or successor provisions of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate the liability of a director for any act or omission occurring prior to the date upon which this provision becomes effective. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein on stockholders, directors or officers are granted subject to these reservations.

   TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

   ELEVENTH: The name and mailing address of the incorporator of the Corporation is Dawn Szafranski, Corporation Service Company, 1013 Centre Road, Wilmington, DE 19805.

                                                                      APPENDIX E

                          AMENDED AND RESTATED BYLAWS
                          OF VIRTUAL COMMUNITIES, INC.
             (formerly known as Heuristic Development Group, Inc.)

                                   ARTICLE I
                                    Offices

Section 1.1 Registered Office.

   The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 1.2 Other Offices.

   The corporation shall also have and maintain an office or principal place of business at 151 West 25th Street, New York, New York 10001 and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II
                             Stockholders' Meetings

Section 2.1 Place of Meetings.

   Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof.

Section 2.2 Annual Meetings.

   The annual meetings of the stockholders of the corporation, commencing with the year 2000, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors, or, if not so designated, then at 10:00 a.m. on May 15, in each year if not a legal holiday or weekend, and, if a legal holiday or weekend, at the same hour and place on the next succeeding business day not a holiday or weekend.

Section 2.3 Special Meetings.

   Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by the Chairman of the Board or the President or the Board of Directors at any time.

Section 2.4 Notice of Meetings.

    (a) Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders, whether annual or special, specifying the place, date and hour and purpose or purposes of the meeting, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote thereat, directed to his address as it appears upon the books of the corporation; except that where the matter to be acted on is a merger or consolidation of the Corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty nor more than sixty days prior to such meeting.

    (b) If at any meeting action is proposed to be taken which, if taken, would entitle shareholders fulfilling the requirements of section 262(d) of the Delaware General Corporation Law to an appraisal of the fair value of their shares, the notice of such meeting shall contain a statement of that purpose and to that effect and shall be accompanied by a copy of that statutory section.

    (c) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than thirty days, or unless after the adjournment a new record date is fixed for the adjourned meeting, in which event a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

    (d) Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, either before or after such meeting, and to the extent permitted by law, will be waived by any stockholder by his attendance thereat, in person or by proxy. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

    (e) Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it or of his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

Section 2.5 Quorum and Voting.

    (a) At all meetings of stockholders, except where otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the issued and outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares, the voting of which at said meeting have been enjoined, or which for any reason cannot be lawfully voted at such meeting, shall not be counted to determine a quorum at said meeting. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. At such adjourned meeting at which a quorum is present or represented any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

    (b) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the voting power represented at any meeting at which a quorum is present shall be valid and binding upon the corporation.

    (c) Except where otherwise provided by law, the Certificate of Incorporation or in any Certificate of Designation (as filed by, or caused to be filed by, the corporation with the Secretary of State of the State of Delaware pursuant to Section 151 of the Delaware General Corporation Law), where a separate vote by a class, series or classes is required, a majority of the outstanding shares of such class, series or classes, present in person or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class, series or classes present in person or represented by proxy duly authorized at the meeting shall be the act of such class.

Section 2.6 Voting Rights.

    (a) Except as otherwise provided by law, only persons in whose names shares entitled to vote stand on the stock records of the corporation on the record date for determining the stockholders entitled to vote at said meeting shall be entitled to vote at such meeting. Shares standing in the names of two or more persons shall be voted or represented in accordance with the determination of the majority of such persons, or, if only one of such persons is present in person or represented by proxy, such person shall have the right to vote such shares and such shares shall be deemed to be represented for the purpose of determining a quorum.

    (b) Every person entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such person or his duly authorized agent, which proxy shall be filed with the Secretary of the corporation at or before the meeting at which it is to be used. Said proxy so appointed need not be a stockholder. No proxy shall be voted on after three years from its date unless the proxy provides for a longer period.

    (c) Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy pursuant to subsection (b) of this section, the following shall constitute a valid means by which a stockholder may grant such authority:

     (1) A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

     (2) A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Such authorization can be established by the signature of the stockholder on the proxy, either in writing or by a signature stamp or facsimile signature, or by a number or symbol from which the identity of the stockholder can be determined, or by any other procedure deemed appropriate by the inspectors or other persons making the determination as to due authorization. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

    (d) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to subsection (c) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 2.7 Voting Procedures and Inspectors of Elections.

    (a) The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

    (b) The inspectors shall (I) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots,
(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

    (c) The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the Inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

    (d) In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with
Section 212(c)(2) of the Delaware General Corporation Law, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to subsection (b)(v) of this section shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors' belief that such information is accurate and reliable.

Section 2.8 List of Stockholders.

   The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held, and the list shall be produced and kept at the time and place of meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.9 Stockholder Proposals at Annual Meetings.

   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors or otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (I) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

   Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.9, provided, however, that nothing in this Section 2.9 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting in accordance with said procedure.

   The Chairman of an annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2.9, and if he should so determine he shall so declare at the meeting, and any such business not properly brought before the meeting shall not be transacted.

   Nothing in this Section 2.9 shall affect the right of a stockholder to request inclusion of a proposal in the corporation's proxy statement to the extent that such right is provided by an applicable rule of the Securities and Exchange Commission.

Section 2.10 Nominations of Persons for Election to the Board of Directors.

   In addition to any other applicable requirements, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors.

   Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders, by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.10. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year's annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (I) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the stockholder giving the notice, (I) the name and record address of the stockholder, and (ii) the class and number of shares of the corporation which are beneficially owned by the stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein. These provisions shall not apply to nomination of any persons entitled to be separately elected by holders of preferred stock.

   The Chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare at the meeting and the defective nomination shall be disregarded.

Section 2.11 Action Without Meeting.

   Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, a written consent must be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation in accordance with this Section. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  ARTICLE III
                                   Directors

Section 3.1 Number and Term of Office.

   The number of directors of the corporation shall not be less than three nor more than nine until changed by amendment of the Certificate of Incorporation or by a Bylaw amending this Section 3.1 duly adopted by the vote or written consent of holders of a majority of the outstanding shares or by the Board of Directors. The exact number of directors shall be fixed from time to time, within the limits specified in the Certificate of Incorporation or in this
Section 3.1, by a bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote, or by the Board of Directors. Subject to the foregoing provisions for changing the number of directors, the number of directors of the corporation has been fixed at seven.

   Except as provided in Section 3.3 of this Article III, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 3.2 Powers.

   The powers of the corporation shall be exercised, its business conducted and its property controlled by or under the direction of the Board of Directors.

Section 3.3 Vacancies.

   Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant, and until his successor shall have been duly elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this section in the case of the death, removal, incapacity or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected (including any meeting referred to in Section 3.4 below) to elect the number of directors then constituting the whole Board of Directors.

Section 3.4 Resignations and Removals.

    (a) Any director may resign at any time by delivering his written resignation to the Board of Directors, the President or the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Board of Directors, the President or the Secretary or at the pleasure of the Board of Directors. If no such specification is made it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

    (b) At a special meeting of stockholders called for the purpose in the manner hereinabove provided, the Board of Directors, or any individual director, may be removed from office, with or without cause, and a new director or directors elected by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

Section 3.5 Meetings.

    (a) The annual meeting of the Board of Directors shall be held immediately after the annual stockholders= meeting and at the place where such meeting is held or at the place announced by the Chairman at such meeting. No notice of an annual meeting of the Board of Directors shall be necessary and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

    (b) Except as hereinafter otherwise provided, regular meetings of the Board of Directors shall be held in the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof. Regular meetings of the Board of Directors may also be held at any place within or without the State of Delaware which has been designated by resolutions of the Board of Directors or the written consent of all directors.

    (c) Special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board or, if there is no Chairman of the Board, by the President, or by a majority of the directors.

    (d) Written notice of the time and place of all regular and special meetings of the Board of Directors shall be delivered personally to each director or sent by telegram or facsimile transmission at least 48 hours before the start of the meeting, or sent by first class mail at least 120 hours before the start of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat.

Section 3.6 Quorum and Voting.

    (a) A quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time in accordance with Section
3.1 of Article III of these Bylaws, but not less than one; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

    (b) At each meeting of the Board of Directors at which a quorum is present all questions and business shall be determined by a vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation, or these Bylaws. At each meeting of the Board of Directors, each director present thereat shall have one vote.

    (c) Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

    (d) The transactions of any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 3.7 Action Without Meeting.

   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3.8 Fees and Compensation.

   Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board of Directors; provided, however, that nothing herein shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 3.9 Committees.

    (a) Executive Committee: The Board of Directors may appoint an Executive Committee of not less than one member, each of whom shall be a director. The Executive Committee, to the extent permitted by law, shall have and may exercise when the Board of Directors is not in session all powers of the Board in the management of the business and affairs of the Corporation, except such committee shall not have the power or authority to amend these Bylaws or to approve or recommend to the stockholders any action which must be submitted to stockholders for approval under the General Corporation Law.

    (b) Other Committees: The Board of Directors may, by resolution passed by a majority of the whole Board, from time to time appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committee, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

    (c) Term: The members of all committees of the Board of Directors shall serve a term coexistent with that of the Board of Directors which shall have appointed such committee. The Board, subject to the provisions of subsections
(a) or (b) of this Section 3.9, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee; provided, that no committee shall consist of less than one member. The membership of a committee member shall terminate on the date of his death or voluntary resignation, but the Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, incapacity, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

    (d) Meetings: Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 3.9 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter; special meetings of any such committee may be held at the principal office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof; or at any place which has been designated from time to time by resolution of such committee or by written consent of all members thereof, and may be called by any director who is a member of such committee, upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time after the meeting and will be waived by any director by attendance thereat. A majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

                                   ARTICLE I
                                    Officers

Section 4.1 Officers Designated.

   The officers of the corporation shall be a President, a Secretary, and a Treasurer. The Board of Directors or the President may also appoint a Chairman of the Board, one or more Vice-Presidents, assistant secretaries, assistant treasurers, and such other officers and agents with such powers and duties as it or he shall deem necessary. The order of the seniority of the Vice-Presidents shall be in the order of their nomination, unless otherwise determined by the Board of Directors. The Board of Directors may assign such additional titles to one or more of the officers as they shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 4.2 Tenure and Duties of Officers.

    (a) General: All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the corporation.

    (b) Duties of the Chairman of the Board of Directors: The Chairman of the Board of Directors (if there be such an officer appointed) shall be the chief executive officer of the corporation and, when present, shall preside at all meetings of the shareholders and the Board of Directors. The Chairman of the Board of Directors shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

    (c) Duties of President: The President shall be the chief executive officer of the corporation in the absence of the Chairman of the Board and shall preside at all meetings of the shareholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The President shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

    (d) Duties of Vice-Presidents: The Vice-Presidents, in the order of their seniority, may assume and perform the duties of the President in the absence or disability of the President or whenever the office of the President is vacant. The Vice-President shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

    (e) Duties of Secretary: The Secretary shall attend all meetings of the shareholders and of the Board of Directors and any committee thereof, and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice, in conformity with these Bylaws, of all meetings of the shareholders, and of all meetings of the Board of Directors and any Committee thereof requiring notice. The Secretary shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

    (f) Duties of Treasurer: The Treasurer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner, and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct any Assistant Treasurer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.


                                   ARTICLE V
   Execution of Corporate Instruments, and Voting of Securities Owned by the
                                  Corporation

Section 5.1 Execution of Corporate Instruments.

    (a) The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the corporation.

    (b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the corporation, shall be executed, signed or endorsed by the Chairman of the Board (if there be such an officer appointed) or by the President; such documents may also be executed by any Vice-President and by the Secretary or Treasurer or any Assistant Secretary or Assistant Treasurer. All other instruments and documents requiring the corporate signature, but not requiring the corporate seal, may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.

    (c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation, or in special accounts of the corporation, shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Section 5.2 Voting of Securities Owned by Corporation.

   All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors or, in the absence of such authorization, by the Chairman of the Board (if there be such an officer appointed), or by the President, or by any Vice-President.

                                   ARTICLE VI
                                Shares of Stock

Section 6.1 Form and Execution of Certificates.

   Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman of the Board (if there be such an officer appointed), or by the President or any Vice-President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 6.2 Lost Certificates.

   The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to indemnify the corporation in such manner as it shall require and/or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

Section 6.3 Transfers.

   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed, and with such proof of the authenticity of the endorsement and of authority to transfer and of payment of transfer taxes as the corporation or its agents may require.

Section 6.4 Fixing Record Dates.

    (a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the date on which the meeting is held. A determination of stockholders of record entitled notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

    (b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the Delaware General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of

Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

    (c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.5 Registered Stockholders.

   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VII
                      Other Securities of the Corporation

   All bonds, debentures and other corporate securities of the corporation, other than stock certificates, may be signed by the Chairman of the Board (if there be such an officer appointed), or the President or any Vice-President or such other person as may be authorized by the Board of Directors and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signature of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation, or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

                                  ARTICLE VIII
                                 Corporate Seal

   The corporate seal shall consist of a die bearing the name of the corporation and the state and date of its incorporation. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                   ARTICLE IX
          Indemnification of Officers, Directors, Employees and Agents

Section 9.1 Right to Indemnification.

   Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "Proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an "Agent"), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter "Expenses"); provided, however, that except as to actions to enforce indemnification rights pursuant to Section 9.3 of this Article, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right.

Section 9.2 Authority to Advance Expenses.

   Expenses incurred by an officer or director (acting in his capacity as such) in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, provided, however, that if required by the Delaware General Corporation Law, as amended, such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise. Expenses incurred by other Agents of the corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board of Directors deems appropriate. Any obligation to reimburse the corporation for Expense advances shall be unsecured and no interest shall be charged thereon.

Section 9.3 Right of Claimant to Bring Suit.

   If a claim under Section 9.1 or 9.2 of this Article is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys' fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

Section 9.4 Provisions Nonexclusive.

   The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate, agreement, or vote of the stockholders or disinterested directors is inconsistent with these bylaws, the provision, agreement, or vote shall take precedence.

Section 9.5 Authority to Insure.

   The corporation may purchase and maintain insurance to protect itself and any Agent against any Expense, whether or not the corporation would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this Article.

Section 9.6 Survival of Rights.

   The rights provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 9.7 Settlement of Claims.

   The corporation shall not be liable to indemnify any Agent under this Article (a) for any amounts paid in settlement of any action or claim effected without the corporation's written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

Section 9.8 Effect of Amendment.

   Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification.

Section 9.9 Subrogation.

   In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

Section 9.10 No Duplication of Payments.

   The corporation shall not be liable under this Article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

                                   ARTICLE X
                                    Notices

   Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, the same shall be given in writing, timely and duly deposited in the United States Mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent. Any notice required to be given to any director may be given by the method hereinabove stated, or by telegram or other means of electronic transmission, except that such notice other than one which is delivered personally, shall be sent to such address or (in the case of facsimile telecommunication) facsimile telephone number as such director shall have filed in writing with the Secretary of the corporation, or, in the absence of such filing, to the last known post office address of such director. If no address of a stockholder or director be known, such notice may be sent to the office of the corporation required to be maintained pursuant to Section 1.2 of
Article I hereof. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall be conclusive evidence of the statements therein contained. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing and all notices given by telegram or other means of electronic transmission shall be deemed to have been given as at the sending time recorded by the telegraph company or other electronic transmission equipment operator transmitting the same. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such a stockholder or such director to receive such notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation, or of these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

                                   ARTICLE XI
                                   Amendments

   These Bylaws may be repealed, altered or amended or new Bylaws adopted by written consent of stockholders in the manner authorized by Section 2.11 of
Article II, or at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by these Bylaws or the Certificate of Incorporation. The Board of Directors shall also have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws and provided that the Board of Directors shall not make or alter any Bylaws fixing the qualifications, classifications, or term of office of directors.

                                                                      APPENDIX F

                       HEURISTIC DEVELOPMENT GROUP, INC.

                    FINANCIAL STATEMENTS FOR THE YEAR ENDING
                   DECEMBER 31, 1998 AND FOR THE PERIOD FROM
                    JULY 20, 1994 THROUGH DECEMBER 31, 1998

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Heuristic Development Group, Inc.
Manhattan Beach, California

   We have audited the accompanying balance sheet of Heuristic Development Group, Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Heuristic Development Group, Inc. at December 31, 1998 and the results of its operations and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (inception) through December 31, 1998 in conformity with generally accepted accounting principles.

   As described in Note A the Company has decided to pursue a strategy of an investment in, or acquisition of, an existing company. However, there can be no assurances that an appropriate investment or acquisition will be identified.

                                          Richard A. Eisner & Company, LLP

New York, New York
February 5, 1999

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                                 BALANCE SHEET
                               December 31, 1998

                                     ASSETS

Current assets:
Cash and cash equivalents........................................... $3,140,000
Prepaid expenses and other current assets...........................     32,000
                                                                     ----------
Total current assets................................................ $3,172,000
                                                                     ----------
Capitalized software costs..........................................     50,000
Furniture and equipment (net of accumulated depreciation)...........     12,000
Organizational costs (net of accumulated amortization)..............      4,000
                                                                     ----------
TOTAL............................................................... $3,238,000
                                                                     ==========

                                  LIABILITIES

Current liabilities:
Accounts payable.................................................... $   18,000
Accrued expenses....................................................     12,000
                                                                     ----------
Total current liabilities...........................................     30,000
                                                                     ----------

                              STOCKHOLDER'S EQUITY

Preferred stock--$ .01 par value, authorized 5,000,000 shares;
 issued and outstanding none
Common stock--$ .01 par value, authorized 20,000,000 shares;
 issued 2,101,326 shares (includes 349,370 shares held in
 escrow)..........................................................     21,000
Additional paid-in capital........................................  8,441,000
Deficit accumulated during the development stage.................. (5,104,000)
                                                                   ----------
                                                                    3,358,000
                                                                     (150,000)
Treasury stock at cost (149,900 shares)...........................
                                                                   ----------
    Total stockholders' equity....................................  3,208,000
                                                                   ----------
      TOTAL....................................................... $3,238,000
                                                                   ==========

  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                            STATEMENTS OF OPERATIONS

                                                                    July 20,
                                                                      1994
                                                                  (Inceptionn)
                                        Year Ended December 31,     through
                                        ------------------------  December 31,
                                           1997         1998          1998
                                        -----------  -----------  ------------
Costs and expenses:
Research and development:
Direct expenditures....................                           $   338,000
Payments under research services
 agreement.............................                               137,000
                                                                  -----------
Total research and development.........                               475,000
 General and administrative............ $ 1,050,000  $   638,000    3,399,000
 Loss on sale and write down of
  equipment............................     178,000        7,000      185,000
 Write down of capitalized software to
 estimated net realizable value........                  456,000      456,000
Acquisition breakup fee................                  100,000      100,000
                                        -----------  -----------  -----------
Total costs and expenses...............   1,228,000    1,201,000    4,615,000
                                        -----------  -----------  -----------
(Loss) from operations.................  (1,228,000)  (1,201,000)  (4,615,000)
Interest expense and amortization of
 debt discount and expense.............    (406,000)      (2,000)    (748,000)
Interest income........................     193,000      175,000      381,000
                                        -----------  -----------  -----------
Net (loss) / Comprehensive (loss)...... $(1,441,000) $(1,028,000) $(4,982,000)
                                        ===========  ===========  ===========
    Net (loss) per share--Basic and
     Diluted........................... $    (0.91)  $     (0.59)
                                        ===========  ===========
Weighted average shares outstanding....   1,581,160    1,728,114
                                        ===========  ===========


  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A development stage company)

                            STATEMENTS OF CASH FLOWS

                                                                  July 20, 1994
                                        Year Ended December 31,   (Inception) to
                                        ------------------------   December 31,
                                           1997         1998           1998
                                        -----------  -----------  --------------
Cash flows from operating activities:
 Net (loss)...........................  $(1,441,000)  (1,028,000)   (4,982,000)
 Adjustments to reconcile net (loss)
  to net cash (used in) operating
  activities:
 Depreciation and amortization........       51,000       12,000       153,000
 Loss on sale and write down of
  equipment...........................      178,000        7,000       185,000
 Write down of capitalized software to
  estimated net realizable value......                   456,000       456,000
 Acquisition breakup fee..............                   100,000       100,000
 Value of preferred stock charged to
  research and development............                                  50,000
 Amortization of loan acquisition
  costs...............................       95,000                    160,000
 Amortization of debt discount........      297,000                    500,000
 Fair value of options granted........                                 236,000
 Accrued interest on notes payable--
  stockholders........................                                  64,000
Changes in operating assets and
 liabilities:
 (Increase)/decrease in prepaid
  expenses and other current assets...      (68,000)      50,000       (71,000)
 (Decrease)/increase in accounts
  payable and accrued expenses........     (164,000)       4,000        24,000
                                        -----------  -----------    ----------
 Net cash (used in) operating
  activities..........................   (1,052,000)    (399,000)   (3,125,000)
                                        -----------  -----------    ----------
Cash flows from investing activities:
 Deposit for letter of intent.........                  (100,000)     (100,000)
 Acquisition of fixed assets..........      (59,000)      (7,000)     (337,000)
 Capitalized software costs...........     (179,000)                  (506,000)
 Proceeds from sale of equipment......       13,000       11,000        24,000
                                        -----------  -----------    ----------
 Net cash (used in) investing
  activities..........................     (225,000)     (96,000)     (919,000)
                                        -----------  -----------    ----------
Cash flows from financing activities:
 Proceeds from sale of common stock
  and exercise of options.............    6,900,000                    419,000
 Proceeds from the sale of preferred
  stock...............................                                 550,000
 Proceeds from borrowings--notes
  payable--stockholders...............                               1,194,000
 Proceeds from Bridge notes...........                               1,000,000
 Repayment of Bridge notes............   (1,000,000)                (1,000,000)
 Initial public offering expenses.....   (1,201,000)                 5,501,000
 Repayment of notes payable--
  stockholders........................     (170,000)                  (170,000)
 Loan acquisition costs...............                                (160,000)
 Purchase of treasury stock...........                  (150,000)     (150,000)
                                        -----------  -----------    ----------
 Net cash provided by (used in)
  financing activities................    4,529,000     (150,000)    7,184,000
                                        -----------  -----------    ----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS.....................    3,252,000     (645,000)    3,140,000
Cash and cash equivalents--beginning
 of period............................      533,000    3,785,000
                                        -----------  -----------    ----------
Cash and cash equivalents--end of
 period...............................  $ 3,785,000  $ 3,140,000     3,140,000
                                        ===========  ===========    ==========
Supplemental and noncash disclosures:
 Warrants issued in connection with
  Bridge notes........................                                 500,000
 Common stock issued for conversion of
  debt, accrued interest, preferred
  stock and preferred dividends.......    1,084,000                  1,084,000
 Initial public offering expenses
  charged to additional paid-in
  capital.............................      198,000
 Interest paid........................       14,000        2,000        16,000

  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A development stage company)

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                          Preferred Stock     Common Stock                                       Deficit Accumulated
                          Par Value $.01     Par Value $.01      Treasury Stock     Additional During the Development
                          ----------------- ------------------ -------------------   Paid-in   ------------------------
                           Shares    Amt     Shares    Amount   Shares    Amount     Capital      Stage        Total
                          --------- ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Issuance of common stock
 for cash in August
 1994...................                      212,456  $ 2,000                      $   68,000              $    70,000
Issuance of preferred
 stock for cash in
 August 1994............       550  $   --                                             550,000                  550,000
Issuance of preferred
 stock in connection
 with obtaining
 assignment rights to
 developed technology in
 August 1994............        50      --                                              50,000                   50,000
Net (loss) for the
 period from July 20,
 1994 (inception) to
 December 31, 1994......                                                                       $  (230,000)    (230,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1994...................       600      --    212,456    2,000                         668,000    (230,000)     440,000
Surrentder of common
 stock in October 1995..                      (17,928)
Exercise of options in
 December 1995..........                       81,947    1,000                         299,000                  300,000
Net (loss) for the year
 ended December 31,
 1995...................                                                                          (876,000)    (876,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1995...................       600      --    276,475    3,000                         967,000  (1,106,000)    (136,000)
Exercise of options in
 March 1996.............                       30,733                                   10,000                   10,000
Issuance of common stock
 for cash in March
 1996...................                        9,218                                   37,000                   37,000
Surrender of common
 stock in March 1996....                      (21,770)
Surrender of common
 stock in June 1996.....                      (15,239)
Exercise of options in
 August 1996............                        5,358                                    2,000                    2,000
Surrender of common
 stock in August 1996...                       (3,163)
Compensation expense in
 connection with grant
 of options in August
 1996...................                                                               236,000                  236,000
Warrants issued in
 connection with Bridge
 notes..................                                                               500,000                  500,000
Net (loss) for the year
 ended December 31,
 1996...................                                                                        (1,407,000)  (1,407,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1996...................       600      --    281,612    3,000                       1,752,000  (2,513,000)    (758,000)
Proceeds of Initial
 Public Offering, net of
 expenses, in February
 1997...................                    1,380,000   14,000                       5,487,000                5,501,000
Conversion of debt,
 accrued interest,
 preferred stock, and
 preferred dividends to
 common stock in
 February 1997..........      (600)     --    439,714    4,000                       1,202,000    (122,000)   1,084,000
Net (loss) for the year
 ended
 December 31,1997.......                                                                        (1,441,000)  (1,441,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
Balance--December 31,
 1997                          --       --  2,101,326   21,000                      $8,441,000 $(4,076,000) $ 4,386,000
Purchase of Treasury
 stock..................                                       (149,900) $(150,000)                            (150,000)
Net (loss) for the year
 ended December 31,
 1998...................                                                                        (1,028,000)  (1,028,000)
                           -------  ------- ---------  ------- --------  ---------  ---------- -----------  -----------
 Balance--December 31,
  1998..................       --   $   --  2,101,326  $21,000 (149,900) $(150,000) $8,441,000 $(5,104,000) $ 3,208,000
                           =======  ======= =========  ======= ========  =========  ========== ===========  ===========

  The accompanying notes to financial statements are an integral part hereof.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--THE COMPANY AND BASIS OF PRESENTATION:

   Heuristic Development Group, Inc. (the "Company"), is a development stage company. The Company is engaged in the development and marketing of the IntelliFit software, a product which generates personalized exercise prescriptions based on, among other things, an individual's weight, ability, medical history, goals, fitness level and exercise preferences, and tracks and records fitness progress. The IntelliFit software interacts with a user by applying algorithms to an individual's personal profile and adjusting a user's exercise prescription based on progress, frequency of workouts and other variables. The Company believes that this interactive feature helps motivate users to continue exercising, and allows users to reach their goals more quickly.

   To date, the Company has been engaged primarily in research and development activities relating to the IntelliFit software and has conducted only limited marketing activities. The Company believes that product development has been substantially completed and that the IntelliFit software is a viable product for a company which has complementary products and an existing field sales department. The Company has therefore initiated discussions with OEM customers regarding the sale or licensing of the IntelliFit software for incorporation into the OEM customers existing product lines. The Company has not yet generated any significant revenue.

   Additionally, the Company believes that the year 2000 issue has been adequately addressed during development of the product and will not affect its usefulness.

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has incurred substantial losses since inception and such losses are expected to continue during the development stage.

   In February 1997, the Company successfully completed its initial public offering ("IPO") and received net proceeds of $5.5 million. In connection with the IPO (i) all of the Series A preferred stock ($600,000) together with accrued dividends of $122,000 through August 31, 1996 were converted into 175,793 shares of common stock and (ii) notes payable--stockholders and accrued interest aggregating $1,084,000 were converted into 263,921 shares of common stock.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 [1] CAPITALIZED SOFTWARE COSTS:

   In accordance with Statement of Financial Accounting Standards No. 86, the Company capitalizes certain costs associated with the development of computer software. Such costs will be amortized over their estimated useful lives commencing with sales of the software products.

   Development costs incurred prior to achievement of technological feasibility were expensed.

 [2] FURNITURE AND EQUIPMENT:

   Furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the useful lives of the assets which range from three to seven years.

 [3] INCOME TAXES:

   The Company has applied to the accompanying financial statements provisions required by accounting standards which require the use of the liability method of accounting for income taxes. Deferred taxes are recognized for temporary differences in the recognition of income and expenses for financial reporting and

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

income tax purposes, principally due to capitalized start up costs and compensation expense in connection with the grant of options.

 [4] CASH EQUIVALENTS:

   The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash and cash equivalents are held at a national bank which is highly capitalized.

 [5] NET LOSS PER SHARE AND SUPPLEMENTAL NET LOSS PER SHARE OF COMMON STOCK:

   During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 requires the reporting of earnings per basic share and earnings per diluted share. Earnings per basic share are calculated by dividing net income (loss) by the weighted average outstanding shares during the period. Earnings per diluted share are calculated by dividing net income (loss) by the basic shares and all dilutive securities including options. Adoption of SFAS No. 128 had no effect on prior periods.

   The Company has not included potential common shares in the diluted per share computation as the result would be antidilutive. As described in Note E(3), the stockholders have agreed to place 349,370 shares in escrow and accordingly, such shares have been excluded from the computation.

   Supplemental net loss per share in 1996 gives effect to the conversion in 1997 of preferred stock and notes payable--stockholders into common stock as if such transactions had occurred on January 1, 1996. (Note A)

 [6] USE OF ESTIMATES:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 [7] STOCK BASED COMPENSATION:

   During 1996, the Company implemented Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("AAPB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans (Note E [2]).

 [8] ORGANIZATIONAL COSTS:

   Organizational costs incurred by the Company are being amortized over five years.

 [9] FAIR VALUE OF FINANCIAL INSTRUMENTS:

   The carrying value of cash and cash equivalents and accounts payable approximates fair value because of the short-term maturity of those instruments.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


NOTE C--FURNITURE AND EQUIPMENT:

   Furniture and equipment are summarized as follows:

   Computer Equipment.................................................. $ 5,000
   Furniture, fixtures and software....................................  14,000
   Office equipment.................................................... $30,000
                                                                        -------
                                                                        $49,000
   Less accumulated depreciation.......................................  22,000
       Balance......................................................... $27,000
                                                                        =======

   During 1997, management decided to sell excess office equipment and selected components of the IntelliFit System. As a result of such sales, the Company decided to write down the remaining physical components and housings of the IntelliFit System and shorten their estimated useful lives to one year. The loss of $178,000 on the sale and write down of this equipment was recorded in 1997.

NOTE D--REPAYMENT OF NOTES PAYABLE--STOCKHOLDERS AND BRIDGE LOAN

   In February 1997, the company repaid $170,000 of notes payable--stockholders and approximately $1,084,000 of notes payable--stockholders, including accrued interest, was converted to 263,921 shares of common stock.

   Additionally, Bridge notes of $1,000,000 and related interest were repaid.

NOTE E--STOCKHOLDERS' EQUITY:

 [1] PREFERRED STOCK:

   In August 1994, the Company authorized and issued 600 shares of its $.01 par value Series A preferred stock the "Series A Preferred". The authorized capital for the preferred stock was increased to 5,000,000 shares with a par value of $.01 per share. In conjunction with the IPO all of the Series A preferred stock ($600,000) together with accrued dividends of $122,000 were converted into 175,793 shares of common stock.

 [2] STOCK OPTION PLANS:

   The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options. Under APB 25, where the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

   Pro forma information regarding net income and earnings per share is required by SFAS No. 123. Such information has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The effect of applying SFAS No. 123 on 1996 and 1997 pro forma net income is not necessarily representative of the effects on reported net income for future years due to, among other things:

   (1) the vesting period of the stock options and the (2) fair value of additional stock options in future years. The weighted average fair value of the options granted during 1996 and 1997 are estimated as $1.19 and $1.91, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                     1996  1997
                                                                     ----  ----
   Dividend yield...................................................    0%    0%
   Expected volatility.............................................. 0.30  0.30
   Risk-free interest rate.......................................... 6.0 % 6.14%
   Expected life in years...........................................    3     5

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No.123, the Company's net loss and net loss per share including pro forma amounts would have been as follows:

                                                         1996         1997
                                                      -----------  -----------
   Net Loss As Reported.............................. $(1,407,000) $(1,441,000)
   Pro forma.........................................  (1,413,000)  (1,451,000)
   Net Loss per share As Reported....................       (3.78)       (0.91)
   Pro forma.........................................       (3.80)       (0.92)

   The Company's Stock Option Plan (the "Plan") adopted in October 1996, provides for issuance of 250,000 shares of the Company's common stock. In October 1996, options to purchase 200,000 shares of common stock at $5.00 per share were granted to officers/stockholders exercisable in four equal annual installments commencing one year from the date of grant. None of these options were exercised and all 200,000 of these options were rescinded upon the resignation of these officers/stockholders from the Company during 1997.

   The Plan provides for grant of options to employees, officers, directors and consultants of the Company. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or nonqualified options. The Plan expires in October 2006. Incentive options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant, except that the term of an incentive option granted under the Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant.

   Upon effectiveness of the IPO in 1997, the Company granted five-year options to purchase 6,000 shares of common stock to directors. Such options are exersisable at $5.00 per share commencing on year from the date of grant.

   Additional information with respect to stock option activity is summarized as follows:

                                     Weighted
                                     Average
                                      Shares   Price      Expiration Date
                                     --------  ----- --------------------------
   Granted--year ended December 31,
    1994...........................   115,359  $2.70 December 1995--August 1996

   Granted--year ended December 31,
    1995...........................     2,679  $ .33 August 1997--August 1999

   Exercised--year ended December
    31, 1995.......................   (81,947) $3.67

   Balance at December 31, 1995....    36,091  $ .33 May 1996--August 1999

   Granted--August 1996............    78,674  $ .50 August 2006

   Granted--October 1996...........   200,000  $5.00 October 1997--October 2000

   Exercised--year ended December
    31, 1996.......................   (36,091) $  33

   Balance at December 31, 1996....   278,674  $3.73 October 1997--August 2001

   Granted--February 1997..........     6,000  $5.00 February 2002

   Rescinded--year ended December
    31, 1997.......................  (200,000) $5.00

   Balance at December 31, 1997....    84,674  $ .82
                                               =====

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   For the options issued in August 1996 to two former officers/stockholders, the Company has recorded related compensation expense of $236,000. In connection with the public offering certain of these options are subject to escrow provisions as a condition of the offering (NOTE E[3]).

 [3] ESCROW SHARES/OPTIONS:

   In connection with the public offering, the underwriter had required, as a condition of the offering, that an aggregate of 349,370 shares of the Company's common stock and outstanding options to purchase 50,630 shares be placed in escrow until certain pretax income levels or market value targets are met. The escrow shares and escrow options will be released from escrow upon the Company meeting a minimum pretax income as defined, ranging from $3.3 million to $5.7 million for the years ending December 31, 1998 to December 31, 2000 or if the bid price of the Company's common stock averages in excess of $12.50 per share for 30 consecutive business days during the first period ended August 11, 1998 and $16.75 per share during the period ended February 11, 2001. If the conditions are not met by March 31, 2001, all shares remaining in escrow will be returned to the Company as treasury shares for cancellation. There will be a nondeductible charge to earnings for the fair value of these shares and options upon their release.

 [4] WARRANTS:

   In connection with the sale of bridge notes in December 1996, the Company issued warrants for the purchase of 500,000 shares of common stock. Upon completion of the IPO, the warrants were converted into Class A Warrants as described in Note F.

NOTE F--SALE OF COMMON STOCK:

   In February and March 1997, the Company sold 1,380,000 units, resulting in net proceeds to the Company of $5.5 million. Each unit ("unit") offered by the Company consists of one share of common stock, $.01 par value ("Common Stock"), one redeemable Class A warrant ("Class A Warrants") and one redeemable Class B warrant ("Class B Warrants"). Each Class A Warrant entitles the holder to purchase one share of Common Stock and one Class B Warrant at an exercise price of $6.50, subject to adjustment, at any time until February 14, 2002. Each Class B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $8.75, subject to adjustment, at any time until February 14, 2002. Commencing one year from the date of issuance the Class A Warrants and Class B Warrants (collectively, the "Warrants") are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days written notice, provided the closing bid price of the Common Stock averages in excess of $9.10 per share in the case of Class A Warrants and $12.25 per share in the case of Class B Warrants for any 30 consecutive trading days ending within 15 days of the notice of redemption.

NOTE G--COMMITMENTS AND OTHER MATTERS:

 RESEARCH SERVICES AGREEMENT:

   Pursuant to an agreement, expiring on December 31, 1998, to assist the Company in updating, designing, developing and implementing the software system used in the IntelliFit System, the Company paid the following amounts to a related party:

                            PERIOD/YEAR ENDED                            AMOUNT
                            -----------------                           --------
   December 31, 1994................................................... $ 20,000
   December 31, 1995...................................................  110,000
   December 31, 1996...................................................  244,000
   December 31, 1997...................................................  179,000

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 EMPLOYMENT AGREEMENT:

   The Company has a three year employment agreement with an officer providing for an annual base salary of $90,000 commencing February 1, 1997. The agreement provides for a bonus at the discretion of the Board of Directors and severance salary.

 RELATED PARTY TRANSACTIONS:

   The Company paid $40,000 to the President and stockholder of the Company for consulting services performed during 1997.

NOTE H--INCOME TAXES:

   At December 31, 1996 and December 31, 1997, the Company had available net operating loss carryforwards to reduce future taxable income of approximately $1,584,000 and $3,309,000, respectively. The net operating loss carryforwards expire in various amounts through 2012. The Company's ability to utilize its net operating loss carryforwards is subject to annual limitations as required under Section 382 of the Internal Revenue Code pursuant to ownership change arising during 1997 from the IPO and conversion of preferred stock and notes payable into common stock.

   At December 31, 1996 and December 31, 1997, the Company has deferred tax assets of approximately $963,000 and $1,497,000, respectively, representing the benefits of its net operating loss carryforwards and deferred taxes resulting from capitalized start-up costs and compensation expense in connection with the grant of options. The Company has provided a 100% valuation allowance for such assets since the likelihood of realization cannot be determined.

                                   APPENDIX G

                       HEURISTIC DEVELOPMENT GROUP, INC.

            FINANCIAL STATEMENTS FOR THE PERIOD ENDING JUNE 30, 1999
          AND FOR THE PERIOD FROM JULY 20, 1994 THROUGH JUNE 30, 1999
                                  (unaudited)

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A Development Stage Company)

                                 BALANCE SHEET
                                 June 30, 1999

                              ASSETS
                              ------
Current assets:
Cash and cash equivalents.........................................  $ 2,819,000
Prepaid expenses and other current assets.........................       62,000
                                                                    -----------
  Total current assets............................................    2,881,000
Captialized software costs........................................       50,000
                                                                    -----------
    TOTAL.........................................................  $ 2,931,000
                                                                    ===========

                           LIABILITIES
                           -----------
Current liabilities:
Accounts payable..................................................  $    49,000
Accrued expenses..................................................       56,000
                                                                    -----------
  Total current liabilities.......................................      105,000
                                                                    -----------

                       STOCKHOLDERS' EQUITY
                       --------------------
Preferred stock--$ .01 par value, authorized 5,000,000 shares issued and outstanding none......................................
Common stock--$ .01 par value, authorized 20,000,000 shares issued and outstanding 2,101,326 shares (includes 349,370 shares held in
 escrow)..........................................................       21,000
Additional paid-in capital........................................    8,441,000
(Deficit) accumulated during the development stage................   (5,486,000)
                                                                    -----------
                                                                      2,976,000
Treasury stock (149,900 shares)...................................     (150,000)
                                                                    -----------
  Total stockholders' equity......................................    2,826,000
                                                                    -----------
    TOTAL.........................................................  $ 2,931,000
                                                                    ===========

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                           July 20,
                           Three Months Ended       Six Months Ended         1994
                                 June 30                June 30,          (Inception)
                          ----------------------  ----------------------  to June 30,
                             1998        1999        1998        1999        1999
                          ----------  ----------  ----------  ----------  -----------
Costs and expenses:
Research and
 development:
Direct expenditures.....                                                  $   338,000
Payments under research
 services agreement.....                                                      137,000
                          ----------  ----------  ----------  ----------  -----------
Total research and
 development............                                                      475,000
General and
 administrative.........  $  130,000     258,000  $  314,000  $  432,000    3,844,000
Loss on sale and write
 down of equipment......         --                    7,000      13,000      185,000
Write down of
 capitalized software to
 estimated net
 realizable value.......                                                      456,000
Acquisition breakup
 fee....................                                                      100,000
                          ----------  ----------  ----------  ----------  -----------
Total costs and
 expenses...............     130,000     258,000     321,000     445,000    5,060,000
                          ----------  ----------  ----------  ----------  -----------
(Loss) from operations..    (130,000)   (258,000)   (321,000)   (445,000)  (5,060,000)
Interest expense and
 amortization of debt
 discount and expense...         --          --          --          --      (748,000)
Interest income.........      50,000      31,000      96,000      63,000      444,000
                          ----------  ----------  ----------  ----------  -----------
Net (loss)..............  $  (80,000)   (227,000)   (225,000)   (382,000) $(5,364,000)
                          ==========  ==========  ==========  ==========  ===========
Net (loss) per share--
 Basic and Diluted......  $    (0.05)      (0.11)      (0.13)      (0.24)
                          ==========  ==========  ==========  ==========
Weighted average shares
 outstanding............   1,751,956   1,602,056   1,751,956   1,602,056
                          ==========  ==========  ==========  ==========

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                                     July 20,
                                              Six Months Ended         1994
                                                  June 30,          (Inception)
                                            ----------------------  to June 30,
                                               1998        1999        1999
                                            ----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss)...............................  $ (225,000)   (382,000)  (5,364,000)
 Adjustments to reconcile net (loss) to
  net cash (used in) operating activities:
 Depreciation and amortization............       5,000       2,000      170,000
 Loss on sale and write down of
  equipment...............................       7,000      13,000      185,000
 Write down of capitalized software to
  estimated net realizable value..........                              456,000
 Deposit for letter of intent.............                              100,000
 Value of preferred stock charged to
  research and development................                               50,000
 Amortization of loan acquisition costs...                              160,000
 Amortization of debt discount............                              500,000
 Fair value of options granted............                              236,000
 Accrued interest on notes payable--
  stockholders............................                               64,000
 Changes in operating assets and
  liabilities:
 (Increase) decrease in prepaid expenses
  and other current assets................       9,000     (30,000)    (101,000)
 Net (decrease) increase in accounts
  payable and accrued expenses............     (19,000)     76,000      100,000
                                            ----------  ----------  -----------
  Net cash (used in) operating
   activities.............................    (223,000)   (321,000)  (3,444,000)
                                            ----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Deposit for letter of intent.............                             (100,000)
 Acquisition of fixed assets..............      (5,000)          0     (339,000)
 Capitalized software costs...............         --                  (506,000)
 Proceeds from sale of equipment..........      11,000           0       24,000
                                            ----------  ----------  -----------
  Net cash (used in) investing
   activities.............................       6,000           0     (921,000)
                                            ----------  ----------  -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of common stock and
  exercise of options.....................                              419,000
 Proceeds from the sale of preferred
  stock...................................                              550,000
 Proceeds from borrowings--notes payable--
  stockholders............................                            1,194,000
 Proceeds from Bridge notes...............                            1,000,000
 Repayment of Bridge notes................                           (1,000,000)
 Proceeds from public offering, net of
  expenses................................                            5,501,000
 Repayment of notes payable--
  stockholders............................                             (170,000)
 Loan acquisition costs...................                             (160,000)
 Purchase of treasury stock...............                             (150,000)
                                            ----------  ----------  -----------
  Net cash provided by financing
   activities.............................         --            0    7,184,000
                                            ----------  ----------  -----------
NET INCREASE (DECREASE) IN CASH...........    (217,000)   (321,000)   2,819,000
                                            ----------  ----------  -----------
Cash--end of period.......................   3,568,000  $2,819,000    2,819,000
                                            ==========  ==========  ===========
SUPPLEMENTAL AND NONCASH DISCLOSURES:
 Preferred stock issued in connection with
  assignment agreement....................                               50,000
 Warrants issued in connection with Bridge
  notes...................................                              500,000
 Common stock issued for conversion of
  debt, accrued interest, preferred stock
  and preferred dividends.................   1,084,000                1,084,000
 Initial public offering expenses charged
  to additional paid-in capital...........     198,000
 Interest paid............................      14,000                   16,000

Cash--beginning of period.................   3,785,000   3,140,000

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

(NOTE A)--Basis of Presentation:

   The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions for Form 10-QSB and Item 310 (b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the financial statements and footnotes thereto included in the Registrant Company's annual report on Form 10-KSB for the year ended December 31, 1998.

(NOTE B)--The Company:

   Heuristic Development Group (the "Company") is a development stage company formed in 1994 to research, develop, design and market fitness-related products. The Company's sole product has been IntelliFit, a proprietary computerized system which generates personalized exercise prescriptions and tracks and records fitness programs.

   Based on feedback from test sites and beta customers, and the disappointing acceptance of the IntelliFit product, the Company revamped its business model in the second half of 1997. The Company no longer believes that it can be successful in selling or licensing the IntelliFit product to customers and supporting the product in the field. The Company still believes, however, that the IntelliFit software may be a viable product for a company which has complementary products or an existing field sales organization, and plans to pursue licensing or selling the IntelliFit system to such a buyer.

   Additionally, because the IntelliFit software operates on a Macintosh OS operating system, the Company believes that the IntelliFit software has no exposure to the year 2000 problem that may result from the date change at the end of 1999. However, because there are currently no operations using the IntelliFit software, the Company is unable to assess whether the IntelliFit software would have any year 2000-related problems when installed or operated in conjunction with other non-Macintosh OS networks and systems.

   On June 3, 1999, the Company announced that it has executed a definitive merger agreement to merge with Virtual Communities, Inc., a privately held developer and publisher of Internet based communities.

   Under the terms of the merger agreement, a subsidiary of HDG will merge with VCI in an all stock transaction in which VCI's stockholders would receive between approximately 11.8 million to 15.4 million shares of HDG common stock (subject to adjustment), representing approximately 88% to 91% of HDG's common stock after the merger (assuming no exercise of either company's warrants or options). HDG's existing common stock and Class A and Class B warrants will remain outstanding. VCI's Board of Directors and management will become the Board of Directors and management of the merged company.

   The transaction is expected to close in the third quarter of 1999, subject to the satisfaction of certain conditions, including obtaining the approval of HDG's and VCI's stockholders and an opinion from an investment banking firm that the transaction is fair to HDG's stockholders.

   The transaction will be considered and treated as an acquisition, however, for accounting purposes, the transaction is a re-capitalization of the accounting acquirer, VCI.

                       HEURISTIC DEVELOPMENT GROUP, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has incurred substantial losses since inception and such losses are expected to continue during the development stage.

                                                                      APPENDIX H


                           VIRTUAL COMMUNITIES, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                            as of December 31, 1998

                           VIRTUAL COMMUNITIES, INC.

                                    Contents

                                                                          Page
                                                                        --------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...............................   H-3
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets..........................................   H-4
  Consolidated Statements of Operations................................   H-5
  Consolidated Statements of Changes in Shareholders' Deficiency.......   H-6
  Consolidated Statement of Cash Flows.................................   H-7
  Notes to the Consolidated Financial Statements....................... H-8-H-13

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Virtual Communities, Inc.

   We have audited the accompanying consolidated balance sheets of Virtual Communities, Inc., a Delaware corporation, and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtual Communities, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has suffered recurring net losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1B. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                          Arthur Andersen, LLP

New York, New York
March 10, 1999

                           VIRTUAL COMMUNITIES, INC.

                          CONSOLIDATED BALANCE SHEETS
               (U.S. Dollars in thousands except per share data)

                                                                  December 31
                                                                ---------------
                                                           Note  1998    1997
                                                           ---- ------- -------
                          ASSETS
                          ------

Current Assets
 Cash and cash equivalents................................          574      34
 Trade receivables, net of allowance of $11 in 1998 ($6 in
  1997)...................................................          139     120
 Other receivables........................................           35      14
                                                                ------- -------
  Total current assets....................................          748     168
                                                                ------- -------
                                                                ------- -------
Fixed Assets, Net......................................... (3)      181     182
                                                           ---  ------- -------
Severance Pay Deposits.................................... (8)       31      15
                                                           ---  ------- -------
  Total assets............................................          960     365
                                                                ======= =======
         LIABILITIES AND SHAREHOLDERS' DEFICIENCY
         ----------------------------------------

Current Liabilities
 Short-term bank borrowings............................... (4)      101      69
 Shareholders' loans...................................... (5)      200     --
 Payables and accrued expenses............................ (6)      782     546
                                                           ---  ------- -------
  Total current liabilities...............................        1,083     615
Long-Term Liabilities
 Convertible Loans........................................ (7)      575     550
 Accrued severance pay.................................... (8)       74      44
                                                           ---  ------- -------
  Total long-term liabilities.............................          649     594
                                                                ------- -------
Shareholders' Deficiency
 Share capital                                             (a)
 Shares of $0.0001 par value Authorized--19,000,000 common
  stock and 1,000,000 preferred stock; issued and
  outstanding--8,425,749 common stock (1997--3,783,334)...            1     --
 Additional paid-in capital...............................        2,153     648
 Accumulated deficit......................................      (2,926) (1,492)
                                                                ------- -------
  Total shareholders' deficiency..........................        (772)   (844)
                                                                ------- -------
  Total liabilities and shareholders' deficiency..........          960     365
                                                                ======= =======

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (U.S. Dollars in thousands except per share data)

                                                            For the year ended
                                                                December 31
                                                            --------------------
                                                      Note    1998       1997
                                                      ----  ---------  ---------
REVENUES.............................................             819        402
                                                            ---------  ---------
COST AND EXPENSES
  Cost of revenues................................... (10)        721        602
  Selling, general and administrative expenses....... (11)      1,341        849
  Financing expenses, net............................             191         56
                                                            ---------  ---------
                                                                2,253      1,507
                                                            =========  =========
    Net loss.........................................           1,434      1,105
                                                            =========  =========
NET LOSS PER SHARE...................................           (0.19)     (0.35)
                                                            =========  =========
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING..................................       7,372,636  3,190,824
                                                            =========  =========




   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                       CONSOLIDATED STATEMENTS OF CHANGES
                          IN SHAREHOLDERS' DEFICIENCY
               (U.S. Dollars in thousands except per share data)

                              Number of         Additional
                              ordinary   Share   paid-in   Accumulated
                               shares   capital  capital     deficit   Total
                              --------- ------- ---------- ----------- ------
Balance as of January 1,
 1997........................ 2,733,499   --        --         (387)     (387)
Shares issued................ 1,049,835   --        630         --        630
Options issued...............       --    --         18         --         18
Net loss.....................       --    --        --       (1,105)   (1,105)
                              ---------   ---     -----      ------    ------
Balance as of December 31,
 1997........................ 3,783,334   --        648      (1,492)     (844)
Shares issued................ 4,642,415     1     1,433         --      1,434
Options issued...............       --    --         72         --         72
Net loss.....................       --    --        --       (1,434)   (1,434)
                              ---------   ---     -----      ------    ------
Balance as of December 31,
 1998........................ 8,425,749     1     2,153      (2,926)     (772)
                              =========   ===     =====      ======    ======




   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
               (U.S. Dollars in thousands except per share data)

                                                          For the year ended
                                                              December 31
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...............................................    (1,434)    (1,492)
  Adjustments to reconcile net loss to net cash used in
   operating activities (see below)......................       274      1,238
                                                          ---------  ---------
    Net cash used in operating activities................    (1,160)      (254)
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets...............................       (77)       (88)
  Investment in subsidiary...............................       --         (10)
  Investment in other assets.............................       --        (400)
                                                          ---------  ---------
    Net cash used in investing activities................       (77)      (498)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Short-term bank borrowings, net........................        32        (12)
  Receipt of shareholders' loans.........................       200        --
  Receipt of convertible loans...........................       624        150
  Issuance of shares.....................................       921        648
                                                          ---------  ---------
    Net cash provided by financing activities............     1,777        786
                                                          ---------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS....................       540         34
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...........        34        --
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.................       574         34
                                                          =========  =========
ADJUSTMENT TO RECONCILE NET LOSS TO NET CASH USED IN
 OPERATING ACTIVITIES:
  Items not affecting operating cash flows:
    Depreciation.........................................        78         26
    Accrued severance pay, net...........................        14         21
    Nonrecurring expense.................................       --         796
  Changes in operating assets and liabilities:...........
    Decrease (increase) in trade receivables, net........       (19)       285
    Decrease (increase) in other receivables.............       (21)        14
    Increase in payables and accrued expenses............       222         96
                                                          ---------  ---------
                                                                274      1,238
                                                          =========  =========
INTEREST PAID............................................        23         15
                                                          =========  =========
NONCASH TRANSACTIONS
  Issuance of shares upon conversions of loans...........       585        --
                                                          =========  =========
PURCHASE OF SUBSIDIARY
  Assets and liabilities at date of purchase:
    Working capital (excluding cash).....................       --         106
    Fixed assets.........................................       --        (120)
    Convertible loans....................................       --         400
    Other goodwill-type intangible assets................       --        (396)
                                                          ---------  ---------
                                                                --         (10)
                                                          =========  =========

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
               (U.S. Dollars in thousands except per share data)

NOTE 1-- GENERAL

   A. Virtual Communities, Inc., (the "Company"), a Delaware corporation, was incorporated in 1996 and commenced its operations in June 1997. The Company is an Internet publisher engaged in developing and operating Web communities, acquiring related technologies and providing internet hosting, marketing and advertising services.

   The Company's first Web community, "Virtual Jerusalem" ("VJ"), located on the World Wide Web at www.virtualjerusalem.com, is an aggregation of Jewish and Israel related content on the Internet. The VJ site contains over a hundred sites and thousands of pages of news, features and interactive content and services, as well as access to thousands of additional related sites on the Internet.

   The Company acquired the majority of the net assets and shares of Virtual Jerusalem Ltd. ("VJL"), an Israeli company for book purposes, in June 1997. VJL commenced operations in January 1996 and introduced the VJ site in May 1996. VJL develops and maintains the VJ Web site and the Company's affiliated sites on behalf of the Company. VJL is considered a predecessor of the Company.

   In June 1998, the Company formed a new company registered under the laws of Israel, VCI Internet Properties Ltd. ("VCIIP") for the purpose of publishing and operating an Israel news service and Web site formed by the Company in June 1998, called "IsraelWire". IsraelWire provides online news from Israel on a continuous basis. The Company owns 99% of the shares of VCIIP.

   In December 1998, the Company launched its second Web community, Virtual HolyLand ("VHL"), located on the Web at www.virtualholyland.com, which is targeted to the Evangelical Christian market. The Company has entered into agreements with several content partners for use of their content on the VHL site.

   B. The Company incurred net losses in 1997 and 1998 amounting approximately to $2.5 million and anticipates that it will continue to incur losses for some time. The Company's continued existence is dependent on its ability to generate more revenues and on obtaining additional financing from its shareholders and outside sources. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The Company raised an initial amount during February 1999 (see Note 9E) and intends to raise additional capital through a private placements in 1999 (see Note 7A).

   C. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--ACCOUNTING POLICIES

   The consolidated financial statements have been prepared in conformity with generally accepted paaccounting principles. The significant accounting policies followed in the preparation of the financial statements applied on a consistent basis are:

 A. CASH AND CASH EQUIVALENTS

   All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


 B. FIXED ASSETS, NET

   These assets are presented at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets ranging as follows:


                                                                            Year
                                                                            ----
   Computers...............................................................  3-4
   Furniture and office equipment.......................................... 7-14

 C. REVENUE RECOGNITION

   The Company's primary source of revenue to date has been from online Web site advertising fees. The Company recognizes revenues earned from advertising fees ratably over the term of the advertising contract. The Company also earns revenues from hosting and exposure of content partner owned Web sites, and from site production services. Hosting and exposure revenues are recognized ratably over the service period, which is usually annually. Revenues from production services are recognized upon completion of such services.

 D. BARTER ARRANGEMENTS

   The Company enters into barter arrangements with certain customers, whereby the Company's advertising, hosting and exposure or production services are exchanged for goods or services.

   Revenues and expenses from barter transactions are measured on the basis of the fair value of the goods or services sold or, if more clearly evident, the fair value of the assets or services received.

   In regard to advertising barter transactions, barter revenue is recognized over the term of the advertising contract, whereas barter expenses are recognized as incurred. Approximately 15% and 28% of the advertising revenue recorded by the Company in 1997 and 1998, respectively, related to barter in exchange for airline tickets or promotional services at trade events. Revenue from barter is calculated based upon the fair market value of the goods or services received. The fair value of the airline tickets or promotional services received by the Company are determined based on the respective customer's listed prices.

   In addition, approximately 38% of the hosting and exposure revenue recorded by the Company in 1998, relating to Web sites hosted on the Company's server, were attributed to barter relationships. In exchange for these services the Company received either content material published on the Company's site or promotional services in various publications or at public events. The fair value of the Company's hosting and exposure fees are determined by the standard rate charged to cash buyers. This annual fee is recognized ratably over the twelve-month period to which the annual fee relates. In 1997 there were no revenues from barter of hosting and exposure.

   In 1998, approximately 76% of production revenue were attributed to barter relationships, in exchange for content material published on the Company's site. The fair value of the Company's production fees is determined by the standard rates charged to cash buyers. This revenue is recognized as the Company provides the production service. In 1997, there were no revenues from barter of production services.

   Barter expenses are included in selling, general and administrative expenses section of the statements of operations.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


 E. LOSS PER SHARE

   In accordance with SFAS 128, net earnings (loss) per Ordinary share amounts ("Basic EPS") are computed by dividing net earnings (loss), adjusted for preferred stock as required, by the weighted average number of common shares outstanding and excluding any dilution. Net earnings (loss) per Ordinary share amounts assuming dilution ("Diluted EPS") are computed by reflecting potential dilution of the Company's securities. Basic and Diluted EPS are the same for the years ended December 31, 1998 and 1997 since all securities are considered antidilutive.

NOTE 3--FIXED ASSETS, NET

                                                                       December
                                                                          31
                                                                       ---------
                                                                       1998 1997
                                                                       ---- ----
   Computers.......................................................... 291  219
   Furniture and office equipment.....................................  27   22
                                                                       ---  ---
                                                                       318  241
   Less--accumulated depreciation..................................... 137   59
                                                                       ---  ---
   Net book value..................................................... 181  182
                                                                       ===  ===

NOTE 4--SHORT-TERM BANK BORROWINGS

                                                                       December
                                                                          31
                                                                       ---------
                                                                       1998 1997
                                                                       ---- ----
   Bank overdrafts....................................................  41   69
   Bank loan..........................................................  60  --
                                                                       ---  ---
                                                                       101   69
                                                                       ===  ===

   Bank overdrafts (in New Israeli Shekels) bear interest of approximately 17% per annum. Bank loan (in U.S.$) bears interest of approximately 7% per annum.

NOTE 5--SHORT TERM SHAREHOLDERS LOANS

   In May 1998, the Company received interest free three month bridge loans from two individuals in the aggregate amount of $200 (the "May 1998 Loans"). In consideration for the May 1998 Loans, the Company agreed to issue a total of 30,000 shares of common stock for each month that the loans were not repaid for the first ninety days, after which time the Company agreed to issue a total of 60,000 shares of common stock for each additional month (or a pro-rated amount for each partial month) that the May 1998 Loans remains unpaid. As a result, the Company recorded interest expense in the amount of $155. Subsequent to the balance sheet date, the Company repaid the loans and repurchased a total of 330,000 shares that were issued to the lenders as of December 9, 1998, for a total of $132, or $0.40 a share. The lenders agreed to accept such payment together with repayment of the May 1998 loans in lieu of any shares that may have accrued to them prior to repayment.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


NOTE 6--PAYABLES AND ACCRUED EXPENSES

                                                                   December 31
                                                                   ------------
                                                                   1998   1997
                                                                   -----  -----
   Accounts payable...............................................   274    226
   Payroll, government institutions and others....................   245     84
   Accrued expenses and deferred income...........................   263    236
                                                                   -----  -----
                                                                     782    546
                                                                   =====  =====

NOTE 7--CONVERTIBLE LOANS

   A. On December 31, 1998, the Company issued a one year secured convertible promissory note in the principal amount of $500 (the "Note") to Virtual Acquisition Co., LLC ("VAC"), a company affiliated with principals of Jesup & Lamont Securities Corp., a New York investment bank ("Jesup"). Jesup has entered into an agreement with the Company whereby Jesup has agreed to raise $5 million through the private placement of the Company's securities on a "best efforts" basis, no later than April 5, 1999.

   Subsequent to balance sheet date (in February 1999), the Note was converted into 5,000 shares of Series A preferred stock, thereby eliminating such debt, simultaneously with the sale of 9,550 preferred stock of the Company by Jesup for $955 (See Note 9E). In consideration for the Note, the Company issued to VAC a five year warrant (the "VAC Warrant") expiring December 31, 2003 to purchase of 479,856 shares of common stock at an exercise price of $0.52 per share.

   B. In October 1998, the Company received a three month loan in the principal amount of $25. The loan accrues interest at the rate of 12% per annum and is convertible into 38,462 shares of common stock of the Company at a rate of $0.65 per share. In consideration for such loan, the Company issued the lender 2,500 shares of common stock of the Company. The Company repaid the loan with the accrued interest in January 1999.

   C. In February 1998, the Company received from a related party a ninety day loan (the "Loan"), extendable for an additional ninety day period, in the principle amount of $50 . The Loan bears interest at the rate of 10% per annum and is convertible into 75,757 shares of common stock of the Company at the rate of $0.66 per share. In consideration for the Loan, the Company agreed to issue a warrant to purchase 5,000 shares of common stock for each month that the Loan remained outstanding. As of December 31, 1998, the related party had accrued a warrant for a total of 53,300 shares of common stock at an exercise price of $0.66 per share. The Company repaid the Loan, together with accrued interest in January 1999.

NOTE 8--ACCRUED SEVERANCE PAY

   The Company's obligation for severance pay to employees in Israel is partially covered by payments to insurance companies. The accrual for severance pay and deposits with insurance companies in respect of severance pay are included in the balance sheet.

NOTE 9--SHARE CAPITAL

   A. During 1998, the Company issued 2,682,023 shares in respect of loans and convertible loans granted to the Company during 1997 (1,786,056 to related parties), and additional 1,960,392 shares were issued in respect of loans that were granted to the Company during 1998 (154,096to related parties) and to some shareholders of the Company.

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


   B. The Company reserved 726,000 shares of common stock for issuance under its 1997 Stock Option Plan ("1997 SOP") and an additional 524,000 shares for issuance under a similar 1998 Stock Option Plan ("1998 SOP"). Actual grants are as follows:

                                                               No. of   Exercise
                                                               options   price
                                                               -------  --------
   Granted in 1997 to employees............................... 423,500   $0.40
                                                               -------
   Balance at December 31, 1997............................... 423,500
   Granted in 1998 to employees............................... 610,000   $0.65
   Forfeited (employees) in 1998.............................. (60,500)
                                                               -------
   Balance at December 31, 1998                                973,000
                                                               =======

   Compensation cost under the alternative fair value accounting method under FASB statement No. 123, "Accounting for Stock Based Compensation", had not been provided since the effect is estimated to be immaterial.

   C. The Company granted options and warrants to shareholders and lenders relating to loans, amounting to 60,500 and 1,061,418 in 1997 and 1998, respectively (60,500 and 252,044 to related parties in 1997 and 1998 respectively). The exercise price per share of common stock ranges from $0.30 to $1.00.

   D. Subsequent to the balance sheet date, the Company committed to issue 91,250 shares of the Company to a consultant of the Company and 21,277 shares to a non-affiliated investor.

   E. In February 1999, the Company raised gross proceeds of $955 (before issuance expenses) through the issuance of 9,550 shares of Series A Preferred Stock to 35 accredited investors. At the same time, a $500 secured convertible promissory note provided to the Company by Virtual Acquisition Co. LLC on December 31, 1998, was converted into 5,000 shares of Series A preferred stock thereby eliminating such debt (see Note 7). Holders of the Series A preferred stock have the right to convert their stock into common stock of the Company at any time. The Series A preferred stock has the same voting rights as the common stock based upon its conversion into common stock.

   The 9,550 and the 5,000 Series A preferred stock above will automatically convert into 1,807,004 shares of common stock upon the completion of at least $4 million in additional financing by the Company at a 10% minimum premium over the Series A conversion price of $0.8052 per share, upon an underwritten public offering of shares of common stock that yields gross proceeds of at least $25 million or upon a reverse merger of the Company into an existing public company.

NOTE 10--COST OF REVENUES

                                                                 For the year
                                                                     ended
                                                                  December 31
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
   Salaries and related expenses................................    426     416
   Content material.............................................    103     --
   Internet connectivity........................................     50      58
   Rent and maintenance.........................................     46      89
   Other........................................................     96      39
                                                                 ------  ------
                                                                    721     602
                                                                 ======  ======

                           VIRTUAL COMMUNITIES, INC.

               (U.S. Dollars in thousands except per share data)


NOTE 11--SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                  For the year
                                                                     ended
                                                                  December 31
                                                                  --------------
                                                                   1998   1997
                                                                  ------- ------
   Salaries and related expenses.................................     718   475
   Rent and maintenance..........................................      80    71
   Advertising...................................................     109    35
   Legal and professional expenses...............................      60    90
   Travel........................................................      77    42
   Other expenses................................................     297   136
                                                                  ------- -----
                                                                    1,341   849
                                                                  ======= =====

   During the year the Company rented office space and obtained administrative services from related parties in consideration of $148 (1997 -- $106).

NOTE 12--TAXES ON INCOME

   A. Carryforward losses for tax purposes approximate $2.1 million. Due to the uncertainty of realizing the benefit of the loss carryforward, a valuation allowance for the related deferred tax asset has been recorded.

   B. VJL is subject to the Israeli Income Tax Law (Adjustments for Inflation), 1985, which provides for an adjustment for the effects of inflation on taxable income in respect of that portion of shareholders' equity not invested in inflation-resistant assets. The carryforward loss for tax purposes is approximately $100.

                                   # # # # #

                                                                      APPENDIX I

                           VIRTUAL COMMUNITIES, INC.

                         CONDENSED INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS

                              AS OF JUNE 30, 1999

                           VIRTUAL COMMUNITIES, INC.

              CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF JUNE 30, 1999

                                    Contents
                                    --------


                                                                                                    Page
                                                                                                    ----
CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheets                                                                       I-3

  Consolidated Statements of Operations                                                             I-4

  Consolidated Statements of Shareholders' Deficiency                                               I-5

  Consolidated Statements of Cash Flows                                                             I-6

  Notes to the Consolidated Financial Statements                                                    I-7

                                 # # # # # # #

                           VIRTUAL COMMUNITIES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 (U.S. Dollars in thousands except share data)

                                                          June 30   December 31
                                                           1999        1998
                                                        ----------- -----------
                                                        (Unaudited)  (Audited)
                                                        ----------- -----------
ASSETS
Current Assets
 Cash and cash equivalents.............................      368         574
 Trade receivables, net of allowance of $18 in 1999 and
  $11 in 1998..........................................      249         139
 Other receivables.....................................       81          35
                                                          ------      ------
    Total current assets...............................      698         748
                                                          ------      ------
Fixed Assets, Net......................................      398         181
                                                          ------      ------
Severance Pay Deposits.................................       57          31
                                                          ------      ------
    Total assets.......................................    1,153         960
                                                          ======      ======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
 Short-term bank borrowings............................       59         101
 Shareholders' loans...................................      150         200
 Payables and accrued expenses.........................    1,232         782
                                                          ------      ------
    Total current liabilities..........................    1,441       1,083
                                                          ------      ------
Long-Term Liabilities
 Convertible Loans.....................................      --          575
 Accrued severance pay ................................      103          74
                                                          ------      ------
    Total long-term liabilities........................      103         649
                                                          ------      ------
    Total liabilities..................................    1,544       1,732
                                                          ------      ------
Shareholders' Deficiency
 Share capital
  Shares of $0.0001 par value
   Preferred stock, Series A and B authorized -
    1,000,000 shares; issued and outstanding as of June
    30, 1999--14,550 shares and 9,325 shares Series A
    and B, respectively (December 31, 1998--none)......      --          --
   Common stock authorized--19,000,000 shares; issued
    and outstanding--8,538,276 shares as of June 30,
    1999 and 8,425,749 shares as of December 31, 1998..        1           1
 Additional paid-in capital............................    4,373       2,153
 Accumulated deficit...................................   (4,765)     (2,926)
                                                          ------      ------
    Total shareholders' deficiency.....................     (391)       (772)
                                                          ------      ------
    Total liabilities and shareholders' deficiency.....    1,153         960
                                                          ======      ======

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (U.S. Dollars in thousands except share and per share data)

                                       For the three
                                       months ended       For the six months
                                          June 30            ended June 30
                                    --------------------  --------------------
                                      1999       1998       1999       1998
                                    ---------  ---------  ---------  ---------
                                        (Unaudited)           (Unaudited)
                                    --------------------  --------------------
REVENUES...........................       173        182        345        514
                                    ---------  ---------  ---------  ---------
COST AND EXPENSES
  Cost of revenues.................       319        174        556        327
  Selling, general and
   administrative expenses.........       768        322      1,329        606
  Financing expenses, net..........        12         34         58         48
  Expenses of merger...............       241        --         241        --
                                    ---------  ---------  ---------  ---------
                                        1,340        530      2,184        981
                                    ---------  ---------  ---------  ---------
    Net loss.......................    (1,167)      (348)    (1,839)      (467)
                                    =========  =========  =========  =========
Net loss per share.................     (0.14)     (0.09)     (0.22)     (0.12)
                                    =========  =========  =========  =========
Weighted average number of shares
 outstanding....................... 8,538,276  3,891,667  8,515,975  3,891,667
                                    =========  =========  =========  =========


   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
                          IN SHAREHOLDERS' DEFICIENCY
                 (U.S. Dollars in thousands except share data)
                                  (Unaudited)

                          Number of Number of
                          Series A  Series B  Number of         Additional
                          preferred preferred ordinary   Share   paid-in   Accumulated
                           shares    shares    shares   capital  capital     deficit   Total
                          --------- --------- --------- ------- ---------- ----------- ------
Balance as of January 1,
 1999...................      --        --    8,425,749     1     2,153      (2,926)     (772)
Common stock issued.....      --        --      112,527   --        148         --        148
Series A preferred stock
 issued upon conversion
 of convertible loans...    5,000       --          --    --        500         --        500
Series A preferred stock
 issued, net of issuance
 costs..................    9,550       --          --    --        815         --        815
Series B preferred stock
 issued, net of issuance
 costs..................      --      9,325         --    --        757         --        757
Net loss................      --        --          --    --        --       (1,839)   (1,839)
                           ------     -----   ---------   ---     -----      ------    ------
Balance as of June 30,
 1999...................   14,550     9,325   8,538,276     1     4,373      (4,765)     (391)
                           ======     =====   =========   ===     =====      ======    ======


   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (U.S. Dollars in thousands)

                                                                  For the six
                                                                    months
                                                                     ended
                                                                    June 30
                                                                  ------------
                                                                   1999   1998
                                                                  ------  ----
                                                                  (Unaudited)
                                                                  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss....................................................... (1,839) (467)
  Adjustments to reconcile net loss to net cash used in operating
   activities (see below)........................................    361   112
                                                                  ------  ----
    Net cash used in operating activities........................ (1,478) (355)
                                                                  ------  ----
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets.......................................   (281)  (28)
                                                                  ------  ----
    Net cash used in investing activities........................   (281)  (28)
                                                                  ------  ----
CASH FLOWS FROM FINANCING ACTIVITIES
  Decrease in short-term bank borrowing, net.....................    (42)  (27)
  Receipt of shareholders' loans.................................    150   --
  Repayment of shareholders' loans...............................   (200)  --
  Receipt (repayment) of convertible loans (*)...................    (75)  347
  Issuance of common stock.......................................    148    46
  Issuance of preferred stock, Series A and B....................  1,572   --
                                                                  ------  ----
    Net cash provided by financing activities....................  1,553   366
                                                                  ------  ----
DECREASE IN CASH AND CASH EQUIVALENTS............................   (206)  (17)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.................    574    34
                                                                  ------  ----
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......................    368    17
                                                                  ======  ====

ADJUSTMENT TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING
 ACTIVITIES:
  Items not involving operating cash flows:
    Depreciation.................................................     64    17
    Accrued severance pay, net...................................      3    26
  Changes in operating assets and liabilities
    Increase in receivables......................................   (156)  (91)
    Increase in payable and accrued expenses.....................    450   208
                                                                  ------  ----
                                                                     361   160
                                                                  ======  ====
NONCASH TRANSACTIONS
  Issuance of preferred stock, Series A upon conversions
   of loans (*)..................................................    500   --
                                                                  ======  ====

   The accompanying notes form an integral part of the financial statements.

                           VIRTUAL COMMUNITIES, INC.

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (Unaudited)

Note 1--BASIS OF PRESENTATION

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States relating to the provision of interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the financial statements and notes for the year ended December 31, 1998.

Note 2--SHAREHOLDERS' LOAN

   In January 1999, the Company received a six month, interest-free loan in the principal amount of $150,000 from a non-affiliated shareholder of the Company. In the event the loan is not repaid in six months, the loan will incur interest at the rate of 10% per annum commencing July 1999. The Company and the lender have agreed to negotiate a potential joint venture whereby the Company would develop, produce, host on its server and promote through its online communities a web site that will promote and offer online insurance services, as permitted by law. In the event the venture is agreed upon, the Company will be required to contribute up to $200,000 in services to implement the venture and the loan will be forgiven by the lender in consideration of additional services by the Company in the amount of the loan. In the event the parties do not proceed with the joint venture within six months from the date of the loan, the lender is entitled to convert all or a portion of the loan into common stock of the Company at a rate of $0.58 per share until such time as the Company repays the loan, provided, however, that the Company's investment bankers agree to such conversion.

Note 3--SHARE CAPITAL

   A. During the period January--June 1999 the Company issued 91,250 shares of common stock of the Company at $0.805 per share to a consultant of the Company and 21,277 shares at $0.47 per share to a non-affiliated investor.

   B. In February 1999, the Company raised gross proceeds of $955,000 (before issuance costs) through the issuance of 9,550 shares of Series A preferred stock to 35 accredited investors. At the same time, a $500,000 Secured Convertible Promissory Note provided by the Company to Virtual Acquisition Co. LLC (a company affiliated with principals of Jesup & Lamont, a New York investment bank) on December 31, 1998, was converted into 5,000 shares of Series A preferred stock thereby eliminating such debt. Holders of the Series A preferred stock have the right to convert their stock into common stock of the Company at any time. The Series A preferred stock has the same voting rights as the common stock based upon its conversion into common stock.

   The 9,550 and the 5,000 Series A preferred stock mentioned above will automatically convert into 1,807,004 shares of common stock upon the completion of at least $4 million in additional financing by the Company at a 10% minimum premium over the Series A conversion price of $0.8052 per share, upon an underwritten public offering of shares of common stock that yields gross proceeds of at least $25 million or upon a merger of the Company into an existing public company.

                           VIRTUAL COMMUNITIES, INC.

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                          FINANCIAL STATEMENTS (CONT.)
                                  (Unaudited)


   C. In June 1999, the Company raised gross proceeds of $932,500 (before issuance costs) through the issuance of 9,325 shares of Series B preferred stock to 24 accredited investors. The gross proceeds from the issuance include a sum of $182,500, which was received as a result of oversubscription. The Company has recently received consents from its Series A preferred shareholders to authorize the increased size of the Series B preferred shares offering. Holders of the Series B preferred stock have the right to convert their stock into 444,048 shares of common stock of the Company at a conversion ratio of $2.1 per share. The Series B preferred stock has the same voting rights as the common stock based upon its conversion into common stock.

   In the event the Company's anticipated merger with HDG (see Note 4) does not occur, the conversion ratio will be reset from $2.1 per share to $1.45 per share so that Series B shareholders will be issued a total of 643,103 shares upon their conversion of the Series B preferred stock into common stock.

   D. Subsequent to balance sheet date, the Company issued 1,000 shares of Series B Preferred Stock for $100,000 to an individual who has been nominated to become a member of the Board of the Company following its proposed merger with and into HDG. The Series B shares are convertible into 47,619 shares of Common Stock of the Company.

Note 4--MERGER AGREEMENT

   As of June 2, 1999, the Company ("VCI") signed a merger agreement with a to-be-formed wholly owned subsidiary (the "SUB") of Heuristic Development Group Inc. ("HDG"), a Delaware corporation whose securities are traded publicly on NASDAQ SmallCap Market (under the symbol "IFIT"). VCI and HDG require, among other things, the approval of their respective shareholders to complete the merger. Upon completing the merger, VCI will become a subsidiary of HDG. Virtual Communities Israel Ltd. and V.C.I. Internet Properties Ltd. will remain subsidiaries of VCI following the merger. HDG's Board and management will resign upon the completion of the merger and VCI's Board and management will replace them. HDG will change its name to Virtual Communities, Inc.

   Upon completion of the merger, VCI's shareholders will have the right to exchange their shares in VCI for shares in HDG. Holders of options and warrants to acquire VCI common stock, including individuals who have been granted options under VCI's Stock Option Plans (SOPs) will continue to hold such options/warrants which shall be exercisable under the same terms and conditions as under the SOPs or the warrant agreements, as applicable, provided, however, that upon their exercise of their options/warrants, employees will receive shares of HDG common stock in lieu of shares in VCI pursuant to a precise conversion ratio that was negotiated by VCI and HDG and is defined in the merger agreement. The conversion ratio to be applied to the VCI shares which are the subject of SOP's and warrants is the same ratio to be applied to the receipt by the VCI shareholders of HDG shares in exchange for their shares of VCI following the merger.

Note 5--COMMITMENTS

   In May and June 1999, VCI entered into two lease agreements. One agreement is for approximately 5,000 square feet of office space in New York City that serves as the VCI's corporate headquarters and sales, marketing and business development offices. The term of the lease is for five years with monthly rent commencing at approximately $7,500 per month for a total commitment of approximately $550,000 over the course of the term. The other lease is for office space in Jerusalem, Israel at the Jerusalem Technology Park

                           VIRTUAL COMMUNITIES, INC.

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                          FINANCIAL STATEMENTS (CONT.)
                                  (Unaudited)

that houses the VCI's subsidiary's operations. The term of the Jerusalem lease is for three years with options to extend the lease for three additional one-year terms. The rent is $18,400 per month assuming VCI's subsidiary secures Approved Enterprise status under the laws of the State of Israel, or $22,100 per month in the event VCI's subsidiary does not receive the same, for a total commitment of up to approximately $800,000 over the course of the three year term.


Note 6--SUBSEQUENT EVENTS

   In September 1999, VCI entered into a Note Purchase Agreement with HDG to issue up to $750,000 12% Senior Convertible Notes (the "Notes") to HDG. $250,000 of such Notes have been issued to date and an additional $500,000 Notes is anticipated to be issued to HDG by October 1999 upon written demand by VCI at any time after VCI has secured the approval of its shareholders of the proposed Merger with HDG. In the event that VCI does not obtain shareholder approval on or before October 8, 1999 HDG shall not be obligated to the additional $500,000 Notes. The Notes are secured by a Security Agreement pursuant to which HDG's has a security interest in all of VCI's assets which serves as collateral for the Notes and a UCC Financing Statement. All principal plus all accrued interest shall be due and payable on the earlier of (i) the termination of the Merger Agreement between VCI and HDG and, (ii) December 31, 1999 (unless the parties extend the date for execution of the Merger Agreement.)

   The Notes are also convertible at a rate of $1.45 per share in the event the anticipated merger does not close. Pursuant to the Note Purchase Agreement, VCI also granted to HDG certain registration rights for the convertible shares and the shares underlying the Warrant. Pursuant to the Note Purchase Agreement, VCI and HDG also executed an amendment to the Merger Agreement eliminating a number of elements required for closing and stipulating that in the event VCI shareholders do not approve the merger by October 3, 1999, HDG may cancel the Merger Agreement.

   In connection with the Notes, the Company issued to HDG a Warrant exercisable for a period of five years for the purchase 500,000 shares of its Common Stock. In the event that the merger closes pursuant to the Merger Agreement, the Warrant shall expire immediately. The Warrant is exercisable immediately upon the termination of such merger at a price of $1.45 per share subject to adjustment.

                                    # # # # # #

                                                                      APPENDIX J

                           VIRTUAL COMMUNITIES, INC.

                           1999 STOCK INCENTIVE PLAN

   1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business.

   2. Definitions. As used herein, the following definitions shall apply:

   (a) "Administrator" means the Board or any of the Committees appointed to administer the Plan.

   (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

   (c) "Applicable Laws" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

   (d) "Award" means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, or other right or benefit under the Plan.

   (e) "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

   (f) "Board" means the Board of Directors of the Company.

   (g) "Cause" means, with respect to the termination by the Company or a Related Entity of the Grantee's Continuous Service, that such termination is for "Cause" as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee's: (i) refusal or failure to act in accordance with any specific, lawful direction or order of the Company or a Related Entity; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of Disability); (iii) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. At least 30 days prior to the termination of the Grantee's Continuous Service pursuant to (i) or (ii) above, the Administrator shall provide the Grantee with notice of the Company's or such Related Entity's intent to terminate, the reason therefor, and an opportunity for the Grantee to cure such defects in his or her service to the Company's or such Related Entity's satisfaction. During this 30 day (or longer) period, no Award issued to the Grantee under the Plan may be exercised or purchased.

   (h) "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions:

     (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange
  Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

     (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

   (i) "Code" means the Internal Revenue Code of 1986, as amended.

   (j) "Committee" means any committee appointed by the Board to administer the Plan.

   (k) "Common Stock" means the common stock of the Company.

   (l) "Company" means Virtual Communities, Inc., a Delaware corporation.

   (m) "Consultant" means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

   (n) "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

   (o) "Continuous Service" means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

   (p) "Corporate Transaction" means any of the following transactions:

     (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

     (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations) in connection with the complete liquidation or dissolution of the Company;

     (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

     (iv) acquisition by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities (whether or not in a transaction also constituting a Change in Control), but excluding any such transaction that the Administrator determines shall not be a Corporate Transaction.

   (q) "Covered Employee" means an Employee who is a Acovered employee" under
Section 162(m)(3) of the Code.

   (r) "Director" means a member of the Board or the board of directors of any Related Entity.

   (s) "Disability" means that a Grantee would qualify for benefit payments under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy.

   (t) "Dividend Equivalent Right" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

   (u) "Employee" means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

   (v) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   (w) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

     (i) Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing price for a Share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

     (ii) In the absence of an established market for the Common Stock of the type described in (i), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

   (x) "Grantee" means an Employee, Director or Consultant who receives an Award pursuant to an Award Agreement under the Plan.

   (y) "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

   (z) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

   (aa) "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

   (bb) "Officer" means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

   (cc) "Option" means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

   (dd) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

   (ee) "Performance--Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

   (ff) "Performance Shares" means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

   (gg) "Performance Units" means an Award which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

   (hh) "Plan" means this 1999 Stock Incentive Plan.

   (ii) "Related Entity" means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

   (jj) "Related Entity Disposition" means the sale, distribution or other disposition by the Company, a Parent or a Subsidiary of all or substantially all of the interests of the Company, a Parent or a Subsidiary in any Related Entity effected by a sale, merger or consolidation or other transaction involving that Related Entity or the sale of all or substantially all of the assets of that Related Entity, other than any Related Entity Disposition to the Company, a Parent or a Subsidiary.

   (kk) "Restricted Stock" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

   (ll) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

   (mm) "SAR" means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

   (nn) "Share" means a share of the Common Stock.

   (oo) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

   3. Stock Subject to the Plan.

   (a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 1,000,000 Shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2001 equal to two percent (2%) of the number of Shares outstanding as of such date or a lesser number of Shares determined by the Administrator. Notwithstanding the foregoing, subject to the provisions of Section 10, below, of the number of Shares specified above, the maximum aggregate number of Shares available for grant of Incentive Stock Options shall be 900,000 Shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2001 equal to the lesser of (x) 1,000,000 Shares, (y) two percent (2%) of the number of Shares outstanding as of such date, or (z) a lesser number of Shares determined by the Administrator. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

   (b) Any Shares covered by an Award (or portion of an Award) which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. If any unissued Shares are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding taxes due with respect to such Award, such retained Shares subject to such Award shall become available for future issuance under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

   4. Administration of the Plan.

   (a) Plan Administrator.

     (i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

     (ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

     (iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to a "Committee" shall be deemed to be references to such Committee or subcommittee.

     (iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

   (b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

     (i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

     (ii) to determine whether and to what extent Awards are granted hereunder;

     (iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

     (iv) to approve forms of Award Agreements for use under the Plan;

     (v) to determine the terms and conditions of any Award granted hereunder;

     (vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent;

     (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;

     (viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

     (ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

   5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

   6. Terms and Conditions of Awards.

   (a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, a SAR or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Shares. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

   (b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

   (c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

   (d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

   (e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

   (f) Award Exchange Programs. The Administrator may establish one or more programs under the Plan to permit selected Grantees to exchange an Award under the Plan for one or more other types of Awards under the Plan on such terms and conditions as determined by the Administrator from time to time.

   (g) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

   (h) Individual Option and SAR Limit. The maximum number of Shares with respect to which Options and SARs may be granted to any Employee in any fiscal year of the Company shall be 200,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below. To the extent required by
Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an Employee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Employee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

   (i) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

   (j) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

   (k) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee's Incentive Stock Option in the event of the Grantee's death on a beneficiary designation form provided by the Administrator. Other Awards may be transferred by gift or through a domestic relations order to members of the Grantee's Immediate Family to the extent provided in the Award Agreement or in the manner and to the extent determined by the Administrator.

   (l) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

   7. Award Exercise or Purchase Price, Consideration, Taxes and Reload
Options.

   (a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

     (i) In the case of an Incentive Stock Option:

       (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

       (B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

     (ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant.

     (iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

     (iv) In the case of other Awards, such price as is determined by the Administrator.

     (v) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the principles of Section 424(a) of the Code.

   (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

     (i) cash;

     (ii) check;

     (iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

     (iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

     (v) any combination of the foregoing methods of payment.

   (c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

   8. Exercise of Award.

   (a) Procedure for Exercise; Rights as a Stockholder.

     (i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

     (ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

   (b) Exercise of Award Following Termination of Continuous Service.

     (i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Service only to the extent provided in the Award Agreement.

     (ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

     (iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

   9. Conditions Upon Issuance of Shares.

   (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

   (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

   10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Options and SARs may be granted to any Employee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar event affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock to which Section 424(a) of the Code applies or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

   11. Corporate Transactions/Change in Control/Related Entity
Dispositions. Except as may be provided in an Award Agreement:

   (a) In the event of a Corporate Transaction, each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to Incentive Stock Options) and repurchase or forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction, for all of the Shares at the time represented by such Award. Effective upon the consummation of the Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate if the Awards are, in connection with the Corporate Transaction, assumed by the successor corporation or Parent thereof.

   (b) In the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to Incentive Stock Options) and repurchase or forfeiture rights, immediately prior to the specified effective date of such Change in Control, for all of the Shares at the time represented by such Award.

   (c) Effective upon the consummation of a Related Entity Disposition, for purposes of the Plan and all Awards, the Continuous Service of each Grantee who is at the time engaged primarily in service to the Related Entity involved in such Related Entity Disposition shall be deemed to terminate and each Award of such Grantee which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to Incentive Stock Options) and repurchase or forfeiture rights for all of the Shares at the time represented by such Award and be exercisable in accordance with the terms of the Award Agreement evidencing such Award. However, such Continuous Service shall not be deemed to terminate if such Award is, in connection with the Related Entity Disposition, assumed by the successor entity or its Parent.

   12. Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

   13. Amendment, Suspension or Termination of the Plan.

   (a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

   (b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

   (c) Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

   14. Reservation of Shares.

   (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

   (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

   15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee's Continuous Service, nor shall it interfere in any way with his or her right or the Company's right to terminate the Grantee's Continuous Service at any time, with or without cause.

   16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

   17. Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

                                                                      APPENDIX K

                                     PROXY
                                     -----

                       HEURISTIC DEVELOPMENT GROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            ANNUAL MEETING OF STOCKHOLDERS --                , 1999

   The undersigned hereby appoints Gregory Zink, Theodore Lanes and Jonathan Seybold, and each of them, proxies with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Heuristic Development Group, Inc., a Delaware corporation (the "Company"), that the undersigned would be entitled to vote at the Company's 1999 Annual Meeting of
Stockholders to be held on        , 1999 (the "Meeting"), and at any
adjournments thereof, upon the matter set forth in the Notice of the Meeting as stated hereon, hereby revoking any proxy heretofore given. In their discretion, the proxies are further authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

   The undersigned acknowledges receipt of the Notice of the Meeting and the accompanying Proxy Statement/Prospectus.

                 (Continued and to be SIGNED on the other side)

--------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

                                ADMISSION TICKET
                                ----------------

                       SPECIAL MEETING OF STOCKHOLDERS OF
                       HEURISTIC DEVELOPMENT GROUP, INC.

            [Day],                   , 1999,   :00  .M. (Local Time)

 [The Offices of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
                   2121 Avenue of the Stars, Eighteenth Floor
                            Los Angeles, California]

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 7.

Please mark your vote as indicated in this example: [X]

1.  Adoption of the Agreement and Plan of Merger.

                 FOR        WITHHELD     ABSTAIN
                 ---        --------     -------
                 [_]          [_]          [_]

2.  Election of Directors below to serve pending consummation of the merger.

  Nominees: Jonathan W. Seybold, Gregory L. Zink, Theodore Lanes, Brian Wasserman, William Blase, Kenneth W. Krugler, M. Caroline Martin, Allan Dalfen

  FOR, except for vote withheld from the following nominees:

  ------------------------------------------------------------------------

  ------------------------------------------------------------------------

3. Election of Directors below to serve effective upon consummation of the merger.

  Nominees: Avi Moskowitz, Peter A. Jacobs, Robert Levenson, Fred Lafer, David Morris, [Nominee], [Nominee]

  FOR, except for vote withheld from the following nominees:

  ------------------------------------------------------------------------

  ------------------------------------------------------------------------

4. Amendment of Certificate of Incorporation, effective upon consummation of the merger.

                 FOR        WITHHELD     ABSTAIN
                 ---        --------     -------
                 [_]          [_]          [_]

5.  Amendment of Bylaws, effective upon consummation of the merger.

                 FOR        WITHHELD     ABSTAIN
                 ---        --------     -------
                 [_]          [_]          [_]

6 Approval of Arthur Andersen, LLP, as independent auditors effective upon consummation of the merger.

                 FOR        WITHHELD     ABSTAIN
                 ---        --------     -------
                 [_]          [_]          [_]

7 Adoption of the 1999 Stock Incentive Plan, effective upon consummation of the merger.

                 FOR        WITHHELD     ABSTAIN
                 ---        --------     -------
                 [_]          [_]          [_]

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE APPROVAL OF THE PROPOSALS SET FORTH ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

SIGNATURE _________________________________ SIGNATURE _________________________________

Date: _____________________________________ Date: _____________________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                                      APPENDIX L

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

   This AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of September 8, 1999 (this "Amendment"), is made by and among VIRTUAL COMMUNITIES, INC., a Delaware corporation (the "Company"), HEURISTIC DEVELOPMENT GROUP, INC., a Delaware corporation ("HDG"), and HDG ACQUISITION SUB, INC., a Delaware corporation and wholly owned subsidiary of HDG ("HDG Sub") with reference to the following facts and circumstances:

   WHEREAS, the parties have entered into that certain Agreement and Plan of Merger, dated as of June 2, 1999 (the "Merger Agreement");

   WHEREAS, subsequent to entering into the Merger Agreement, the Company and HDG have entered into that certain Note Purchase Agreement (the "Note Purchase Agreement"), dated as of September 8, 1999, pursuant to which the Company will issue and sell to HDG up to $750,000 principal amount of its Senior Convertible Secured Notes (the "Convertible Notes") on the terms and conditions set forth therein;

   WHEREAS, as an inducement to HDG to enter into the Note Purchase Agreement and in connection therewith, the Company desires to issue and grant to HDG warrants to purchase 500,000 shares of the common stock of the Company at an exercise price of $1.45 per share (the "HDG Warrant"); and

   WHEREAS, in connection with the transactions contemplated by the Note Purchase Agreement, the Company, HDG and HDG Sub desire to amend certain provisions of the Merger Agreement to read as set forth herein.

   NOW, THEREFORE, the parties hereby amend and restate the following Sections of the Merger Agreement to read as set forth below:

   1. Sections 3.1(b)(ii),(iii) and (iv) are amended and restated to read as follows:

   (ii) "VCI Valuation" shall mean the sum of (x) $22,000,000 plus (y) any additional gross proceeds raised by the Company between the date of this Agreement and the Effective Time through the sale of Company Common Stock or equivalents thereto, including, without limitation, the Company Placement (as defined in Section 6.2(d) hereof), but excluding the proceeds of the Convertible Notes and HDG Warrant;

   (iii) "Transaction Price" shall mean a fraction, the numerator of which is the product of (x) the Cash Value (as defined below), multiplied by (y) one of the following amounts (the "Multiple") depending upon the Cash Value as set forth below:

               If the Cash Value equals:           then the Multiple shall be:
               -------------------------           ---------------------------
     $2,500,000 or more...........................            1.15
     less than $2,500,000.........................            1.00

and the denominator of which shall be the total number of shares of HDG Common Stock outstanding immediately prior to the Effective Time, excluding the Escrow shares, HDG Options and HDG Warrants (as defined in Section 5.2 hereof); and

   (iv) "Cash Value" shall equal the total amount of HDG's cash and cash equivalents immediately prior to the Effective Time, plus the aggregate amount of all principal and accrued but unpaid interest outstanding immediately prior to the Effective Time under the Convertible Notes, plus the Post-Effective Time Premium Amount and Additional Tail Period Premium Amount (as those terms are defined in Section 9.1(d)) and the J&L Registration Expenses (as hereinafter defined) to the extent such amounts have been paid by HDG prior to the Effective Time, less the sum of the following fees and expenses owed, incurred or accrued by HDG and HDG Sub on or prior to the Closing Date: (a) severance costs, bonuses or other termination fees due to directors, officers, employees, affiliates and agents of HDG and HDG Sub; (b) costs arising out of, or in connection with, the administration, operation or termination of any of HDG's and HDG Sub's businesses or operations immediately prior to the Effective Time (except for the Post-Effective Time Premium Amount and Additional Tail Premium Amount, but including the costs, fees and expenses referred to in Section 8.2(s)(i)); and (c) HDG's and HDG Sub's accounting, consultant, insurance, investment banking and legal fees and expenses, whether or not in connection with the transactions contemplated by this Agreement, except for: (X) financial advisor fees due to Jesup & Lamont Securities Corp. in connection with the Merger pursuant to
Section 5.17 hereof; and (Y) the costs, fees and expenses incurred in connection with the J&L Registration Statement as defined in Section 7.2 (the "J&L Registration Expenses") as contemplated by Section 10.5(a)(iii) hereof.

   2. Section 3.1(e) is amended and restated to read as follows:

   (e) All warrants issued and outstanding of the Company to purchase shares of Company Common Stock (the "Company Warrants"), other than the HDG Warrant, whether or not exercisable and whether or not vested immediately prior to the Effective Time, shall remain outstanding following the Effective Time. The HDG Warrant shall be cancelled at the Effective Time, shall be of no further force or effect, and shall thereupon not be deemed a Company Warrant for purposes of this Agreement or otherwise. At the Effective Time, the Company Warrants shall, by virtue of the Merger and without any further action on the part of the Company or the holders of such Company Warrants, be assumed by HDG and each Company Warrant assumed by HDG shall be exercisable upon the same terms and conditions as under the applicable warrant agreements with respect to such Company Warrants, except that (A) each such Company Warrant shall be exercisable for that whole number of shares of HDG Common Stock (to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Warrant (assuming the aggregation of all Company Warrants held by any holder thereof) immediately prior to the Effective Time would be converted under Section 3.1(a) hereof, and (B) the exercise price per share of each such Company Warrant shall be an amount equal to the exercise price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time divided by the Conversion Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). Pursuant to Sections 7.2 and 8.1(c) hereof, prior to the Closing Date, all of the common shares underlying the Company Warrants shall be registered on the J&L Registration Statement. From and after the Effective Time, all references to the Company in the respective warrant agreements for the Company Warrants shall be deemed to refer to HDG. No payment shall be made for fractional shares.

   3. Section 6.1(d) is amended and restated to read as follows:

   (d) It shall not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class, or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, provided, however, that HDG may: (i) issues shares upon exercise of outstanding HDG Options or HDG Warrants; (ii) issue warrants with respect to the Escrow Shares and Escrow Options as contemplated by Section 8.2(m) hereof; and (iii) grant up to 10,000 options, and issue shares upon exercises thereof, to existing directors and officers in accordance with and pursuant to HDG's 1996 Stock Option Plan.

   4. Section 6.1(k) is amended and restated to read as follows:

   (k) It shall not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets; (ii) incur, assume or prepay any indebtedness, liability or obligation or any other liabilities or issue any debt securities; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; (iv) make any loans, advances or capital contributions to, or investments in, any other person or entity, other than those pursuant to the Note Purchase Agreement;

   5. Section 6.2(b) is amended and restated to read as follows:

   (b) Subject to the Company's right to engage in the transactions described in Section 6.2(d)(iv) and (v) hereof, it shall not incur any debt or liabilities of any kind other than in the ordinary and usual course of business or in furtherance of the Merger;

   6. Section 6.2(d) is amended and restated to read as follows:

   (d) It shall not issue, sell, pledge or dispose of, or agree to issue, sell pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, provided, however, that it may: (i) issue shares upon exercise of outstanding options, warrants or stock purchase rights; (ii) grant options, warrants and stock purchase rights, and issue shares upon exercises thereof, to new and existing directors, officers, employee and consultants in accordance with past practices in number of shares of Company Common Stock underlying such securities and at exercise prices consistent therewith or in accordance with the Company Stock Option Plans; (iii) issue capital stock or equivalents thereof or derivative securities, including, without limitation, convertible preferred stock of any class or series, in exchange for gross proceeds of up to $2,100,000 (the "Company Placement"); (iv) issue capital stock or equivalents thereof, debt, or derivative securities, in connection with the acquisition by asset purchase, stock purchase or otherwise of any internet business or related technology, provided, however, that any such transaction under this subsection
(iv) be closed prior to the filing by HDG of the Registration Statement (with the exception of the transactions contemplated by the Term Sheet, dated May 16, 1999 as further set forth in Section 4.11 of the Company Disclosure Schedule); or (v) issue the Convertible Notes and HDG Warrant or take other actions as contemplated by the Note Purchase Agreement and agreements entered into in connection therewith;

   7. Section 7.3 is amended and restated to read as follows:

   SECTION 7.3 STOCKHOLDERS' APPROVAL. The Company shall use its best efforts to obtain stockholder approval and adoption (the "Company Stockholders' Approval") of this Agreement and the transactions contemplated hereby on or before October 8, 1999. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, through its Board of Directors, recommend to the holders of Company Common Stock approval of this Agreement and the transactions contemplated by this Agreement. HDG shall also use its best efforts to obtain stockholder approval and adoption (the "HDG Stockholders' Approval") of this Agreement and the transactions contemplated hereby as soon as practicable following the date upon which the Registration Statement is declared effective by the SEC. Subject to the fiduciary duties of the Board of Directors of HDG under applicable law as advised by independent counsel, HDG shall, through its Board of Directors, recommend to the holders of HDG Common Stock approval of this Agreement and the transactions contemplated by this Agreement.

   8. Section 7.7 is amended and restated to read as follows:

   SECTION 7.7 DISCLOSURE SUPPLEMENTS. One business day prior to the Closing Date, each of HDG, HDG Sub and the Company shall promptly supplement or amend its Disclosure Schedule with respect to any matter arising after the execution of this Agreement that, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that is or has become inaccurate. Notwithstanding the foregoing, if any such supplement or amendment discloses a Material Adverse Effect, the conditions to the other party's obligations to consummate the Merger set forth in Article VII hereof shall be deemed not to have been satisified.

   9. Section 7.8 is deleted in its entirety.

   10. Sections 8.2(b), (c) and (d) are deleted in their entirety.

   11. Section 8.2(h) is amended and restated to read as follows:

   (h) At the Effective Time, HDG shall have a Cash Value of at least
$2,000,000;

   12. Section 8.2(p) is amended by striking therefrom the words "Harry Fox" and replacing them with the words "Robert Levinson".

   13. Section 8.2(s) is amended and restated to read as follows:

   (s) (i) HDG (on behalf of itself and its subsidiaries) (pre-Effective Time) shall have paid in full, 2 days prior to the Effective Time, all of its costs, fees and expenses, as contemplated by Section 10.5 hereof or otherwise, whether or not, as of the Effective Time, such costs, fees and expenses have been incurred, accrued or otherwise remain due and owing, and such costs, fees and expenses shall have been deducted from HDG's Cash Value (except for the Post-Effective Time Premium Amount, the Additional Tail Period Premium Amount and the J&L Registration Expenses); and (ii) the Company shall have received from HDG, to the Company's reasonable satisfaction, receipts or other appropriate documentation evidencing the satisfaction of this condition 2 days prior to the Effective Time;

   14. Sections 8.3(d) and (e) are deleted in their entirety.

   15. There is added at the end of Section 8.3 the following subsection (h):

   The Company shall have obtained the Company Stockholders' Approval on or before October 8, 1999;

   16. Section 9.1(d) is amended and restated to read as follows:

   (d) For a period of six years after the Effective Time (the "Tail Period"), HDG shall cause to be maintained in effect policies of directors' and officers' liability insurance covering acts and omissions occurring prior to the Effective Time for the benefit of the Managers, and the HDG Managers who are currently covered by such policies, on terms no less favorable than the terms of such current insurance coverage. In the event that any such current insurance coverage as to the HDG Managers shall terminate or expire prior to the Effective Time, HDG may renew such current policies on terms no more favorable to the HDG Managers than such current policies (except with the prior written consent of the Company) and the amount paid or incurred by HDG for such renewal shall be apportioned pro rata between HDG (pre-Effective Time) and HDG (post-Effective Time) based on the number of days elapsed from the date of such renewal to the Effective Time as a portion of the number of days of the term of such renewal, and the resulting amount ("Post-Effective Time Premium Amount") apportioned to HDG (post-Effective Time) shall be deemed added to the Cash Value as set forth in Section 3.1(b)(iv). HDG may also obtain policies of officers' and directors' liability insurance pursuant to this Section with respect to the Tail Period. HDG shall credit the Post-Effective Time Premium Amount against the amount paid or incurred by HDG for such Tail Period policies, and any amounts paid or incurred by HDG for the Tail Period policies in excess of such credit up to $100,000 (the "Additional Tail Period Premium Amount"), shall be added to the Cash Value as set forth in Section 3.1(b)(iv).

   17. Section 10.1(f) is amended and restated to read as follows:

   (f) unilaterally upon written notice by HDG to the Company in the event of the Company's material breach when made of any material representation or warranty of the Company contained in this Agreement, or the Company's willful failure to comply with or satisfy any material covenant or condition of Company contained in this Agreement, or if the Company fails to obtain the Company Stockholders' Approval on or before October 8, 1999;

   18. By this Amendment, the parties hereby agree and ratify that, as amended herein, the Merger Agreement remains in full force and effect, enforceable by and between the parties in accordance with its terms.

   19. Each of the parties hereby affirms, represents and warrants to each other party that it is in full compliance with its covenants, agreements and obligations under the Merger Agreement, as amended hereby.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          HEURISTIC DEVELOPMENT GROUP, INC.

                                          By: /s/ Gregory L. Zink
                                             ----------------------------------
                                              Name: Gregory L. Zink
                                              Title: President

                                          HDG ACQUISITION SUB, INC.

                                          By: /s/ Gregory L. Zink
                                             ----------------------------------
                                              Name: Gregory L. Zink
                                              Title: President

                                          VIRTUAL COMMUNITIES, INC.

                                          By: /s/ Avi Moskowitz
                                             ----------------------------------
                                              Name: Avi Moskowitz
                                              Title: President

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The Restated Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

   In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

Item 21. Exhibits and Financial Statements Schedules.

    (a) The following is a list of Exhibits filed herewith as a part of this Registration Statement:

 Exhibit No. Description of document
 ----------- -----------------------
  2(1)       Agreement and Plan of Merger between Heuristic DevelopmentGroup and Virtual Communities dated June 2, 1999, as filed with the
             Commission as Exhibit 2.1 to Heuristic Development Group's Form
             10-Q for the quarter ended on June 30, 1999, is incorporated by reference.
  3(1)       Certificate of Incorporation of Heuristic Development Group, as
             amended, as filed with the Commission as Exhibit 3.1 to Heuristic
             Development Group's Registration Statement on Form SB-2 filed on
             December 11, 1996 (File No. 333-17635), is incorporated by reference.
  3(2)       Bylaws of Heuristic Development Group, as filed with the
             Commission as Exhibit 3.2 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.
  3(3)       Certificate of Amendment of Certificate of Incorporation for
             Virtual Jerusalem, Ltd., filed with the Delaware Secretary of
             State on July 2, 1997.
  3(4)       Certificate of Incorporation of Virtual Jerusalem, Ltd., filed with the Delaware Secretary of State on August 13, 1996.
  3(5)       Amended and Restated Bylaws of Virtual Communities, Inc.
  5(1)       Opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil &
             Shapiro, LLP.*
 10(1)       Agreement between Jewish Telegraphic Agency, Inc. and Virtual
             Jerusalem, dated September, 1996.
 10(2)       Letter Agreement between Continental Airlines, Inc. and Virtual
             Communities, Inc. dated May 18, 1999.
 10(3)       Agreement between Jewish Television Network and Virtual Jerusalem,
             Ltd. dated March 23, 1997.
 10(4)       Agreement between Matthew Album and Virtual Communities, Inc., dated March 2, 1998.
 10(5)       Agreement between Haaretz Daily Newspaper Ltd. and Virtual
             Communities, Inc., dated July 15, 1998
 10(6)       Netgravity Adserver License Agreement between Netgravity, Inc. and
             Virtual Communities dated June 30, 1999.
 10(7)       Software License Agreement between Cortext Ltd. and Planet
             Communications Ltd., on the one hand, and Virtual Communities,
             Inc., on the other hand, dated July 16, 1999.
 10(8)       Web Design and Development Agreement between VCI Community
             Solutions, Inc. and Tromaville.com, Inc., dated August 6, 1999.

 Exhibit No. Description of document
 ----------- -----------------------
  10(9)      Frontier Global Center, Inc. Master Service Agreement between
             Frontier GlobalCenter, Inc. and Virtual Communities dated March
             15, 1998.
 10(10)      Financial Services Agreement between Virtual Communities, Inc. and
             Virtual Communities Israel, Ltd. dated September 1, 1999.
 10(11)      Cost Plus Agreement between Virtual Communities, Inc. and Virtual
             Communities Israel, Ltd. dated September 1, 1999.
 10(12)      Lease Agreement between Allied Investments Ltd., as Lessor, and
             Virtual Jerusalem, as Lessee, dated December 29, 1998.
 10(13)      Letter Guarantee to Allied Investments from Israel General Bank
             Ltd.. dated December 23, 1998.
 10(14)      Lease Agreement between J.T.P. The Jerusalem Technology Park Ltd., as Lessor, and Virtual Communities Israel, Ltd., as Lessee, dated
             May 19, 1999.
 10(15)      Letter Guarantee to J.T.P. The Jerusalem Technology Park Ltd. from
             Israel General Bank Ltd.. dated August 16, 1999.
 10(16)      Lease Agreement between Eighth Avenue Loft Associates and Virtual
             Communities, Inc. dated June 14, 1999
 10(17)      Employment Agreement between Avi Moskowitz and Virtual
             Communities, Inc. dated June 1, 1999.
 10(18)      Employment Agreement between Michael Harwayne and Virtual
             Communities, Inc. dated February, 1999.
 10(19)      Employment Agreement between Mark McCourt and Virtual Communities,
             Inc. dated February, 1999.
 10(20)      Warrant to Purchase Shares of Common Stock of Virtual Communities,
             Inc. No. W-15, between Virtual Communities and Avi Moskowitz dated
             December 31, 1998.
 10(21)      Warrant to Purchase Shares of Common Stock of Virtual Communities,
             Inc. No. W-17, between Virtual Communities and Avi Moskowitz dated
             June, 1998.
 10(22)      Warrants to Purchase Shares of Common Stock of Virtual
             Communities, Inc. Nos. W-14, W-25 and W-26 between Virtual
             Communities and David Morris dated June, 1998.
 10(23)      1997 Stock Option Plan of Virtual Communities
 10(24)      1998 Stock Option Plan of Virtual Communities
 10(25)      1999 Stock Option Plan of Virtual Communities
 10(26)      1996 Stock Option Plan of Heuristic Development Group, as filed with the Commission as Exhibit 10.1 to Heuristic Development
             Group's Registration Statement on Form SB-2 filed on December 11,
             1996 (File No. 333-17635), is incorporated by reference.
 10(27)      Escrow Agreement among Heuristic Development Group, American Stock
             Transfer & Trust Company, and shareholders of Heuristic
             Development Group, , as filed with the Commission as Exhibit 10.2 to Heuristic Development Group's Registration Statement on Form
             SB-2 filed on December 11, 1996 (File No. 333-17635), is
             incorporated by reference.
 10(28)      Form of Indemnification Agreement, as filed with the Commission as
             Exhibit 10.3 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.

 10(29)      Assignment dated August 22, 1994 between Nautilus Group Japan,
             Ltd. and Heuristic Development Group, as filed with the Commission as Exhibit 10.4 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.

 Exhibit No. Description of document
 ----------- -----------------------
 10(30)      Exclusive Distribution License Agreement dated June 1995 between
             Nautilus Group Japan, Ltd. and Heuristic Development Group, as
             filed with the Commission as Exhibit 10.5 to Heuristic Development
             Group's Registration Statement on Form SB-2 filed on December 11,
             1996 (File No. 333-17635), is incorporated by reference.

 10(31)      Letter Agreement dated November 27, 1996 between Nautilus Group
             Japan, Ltd. and Heuristic Development Group, as filed with the Commission as Exhibit 10.6 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.

 10(32) Office Lease dated August 1, 1996 between Paulistic Productions and Heuristic Development Group, as filed with the Commission as
             Exhibit 10.7 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.

 10(33) Retainer Agreement dated August 16, 1994 between TransPac Software and Heuristic Development Group, as filed with the Commission as
             Exhibit 10.8 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.

 10(34)      Employment Agreement dated as of December 1, 1996 between
             Heuristic Development and Steven R. Gumins, as filed with the Commission as Exhibit 10.9 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.

 10(35)      Employment Agreement dated as of December 1, 1996 between
             Heuristic Development Group and Deborah E. Griffin, as filed with the Commission as Exhibit 10.10 to Heuristic Development Group's
             Registration Statement on Form SB-2 filed on December 11, 1996
             (File No. 333-17635), is incorporated by reference.

 10(36) Conversion Agreement between Heuristic Development Group and holders of Indebtedness, as filed with the Commission as Exhibits
             10.11 and 10.12 to Heuristic Development Group's Registration
             Statement on Form SB-2 filed on December 11, 1996 (File No. 333-
             17635), is incorporated by reference.

 23(1)       Consent of Richard A. Eisner & Company, LLP.

 23(2)       Consent of Arthur Andersen, LLP.

 23(3)       Consent of Christensen, Miller, Fink, Jacobs, Glaser, Weil &
             Shapiro, LLP (see Exhibit 5(1)).

 24(1)       Certified resolutions of the Board of Directors of Heuristic
             Development Group, Inc., taken at a special meeting of the Board held September 10, 1999, appointing Gregory L. Zink as attorney in fact for the filing of the company's Registration Statement on Form S-4.

--------
* To file by amendment

Item 22. Undertakings.

   (a) (a) Heuristic Development Group hereby undertakes:

       (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Heuristic Development Group pursuant to the foregoing provisions, or otherwise, Heuristic Development Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by Heuristic Development Group of expenses incurred or paid by a director, officer or controlling person of Heuristic
  Development Group in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Heuristic Development
  Group will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
   (b) Heuristic Development Group hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) Heuristic Development Group hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction and Virtual Communities, that was not the subject of and included in the registration statement when it became effective

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on September 15, 1999.

                                          HEURISTIC DEVELOPMENT GROUP, INC.

                                          By: /s/ Gregory L. Zink
                                          Name: Gregory L. Zink
                                          Title: President and Acting Chief
                                           Executive Officer